UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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RealNetworks, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION—DATED SEPTEMBER 19, 2022

1501 First Avenue South

Seattle, Washington 98134

                , 2022

Dear Shareholder:

You are cordially invited to attend a Special Meeting (including any adjournment or postponement thereof, the “Special Meeting”) of the shareholders of RealNetworks, Inc., a Washington corporation (“RealNetworks,” “Real”, the “Company,” “we,” “us” or “our”), which we will hold at the offices of                 , on                         , 2022, at                 , Pacific time.

At the Special Meeting, holders of our outstanding capital stock will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated July 27, 2022 (the “Merger Agreement”), by and among the Company, Greater Heights LLC, a Washington limited liability company (“Parent”), Greater Heights Acquisition LLC, a Washington limited liability company and wholly owned subsidiary of Parent (“Merger Sub,” and together with Parent, “Purchasers”), and, exclusively for purposes of Section 8.15 thereof, Robert Glaser (“Parent Guarantor”), and to approve the related transactions contemplated by the Merger Agreement. Pursuant to the Merger Agreement, the Company will be merged with and into Merger Sub (the “Merger”), the separate corporate existence of the Company will cease and Merger Sub will continue its corporate existence under Washington law as the surviving company in the Merger. Parent will own 100% of the equity interests of the surviving company following the transactions contemplated by the Merger Agreement. Parent is affiliated with Mr. Glaser, who beneficially owns approximately 38.5% of the total number of outstanding shares of Common Stock of the Company and 100% of the total outstanding shares of preferred stock of the Company as of August 17, 2022.

At the effective time of the Merger (the “Effective Time”), each share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issued and outstanding immediately prior to the Effective Time, other than (a) shares held by Parent, Mr. Glaser, the Company (in treasury or otherwise) or any of their respective direct or indirect wholly owned subsidiaries as of immediately prior to the Effective Time or (b) shares held by holders who have not voted in favor of the Merger and who are entitled to demand and properly exercised dissenters’ rights in accordance with Washington law (as described more fully under “Special Factors—Certain Effects of the Merger” on page 61 of the enclosed proxy statement) will be converted into the right to receive $0.73, in cash (the “Merger Consideration”), without interest and less any required withholding taxes, and automatically canceled. At the Effective Time, each share of Company Common Stock and preferred stock that is owned by Parent, Mr. Glaser, the Company (in treasury or otherwise) or any of their respective direct or indirect wholly owned subsidiaries as of immediately prior to the Effective Time will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor. The proposed Merger is a “going-private transaction” under the rules of the Securities and Exchange Commission (the “SEC”). If the Merger is completed, the Company will become a privately held company, wholly owned by Parent.

The Board of Directors of the Company (the “Board of Directors” or the “Board”), other than Mr. Glaser who recused himself from the meeting of the Board, based in part on the unanimous recommendation of a special committee of independent and disinterested members of the Board (the “Special Committee”), that was established to evaluate and negotiate a potential transaction with the assistance of its own independent legal and financial advisors (as described more fully in the enclosed proxy statement), has (a) determined that the Merger Agreement, including all exhibits and documents attached thereto, and the related transactions contemplated thereby are advisable and in the best interests of the Company and its shareholders, (b) approved, adopted, declared advisable and authorized in all respects the Merger Agreement and the related transactions contemplated thereby, and (c) resolved to recommend that the Company’s shareholders approve the adoption of the Merger Agreement and the related transactions contemplated thereby. The Board of Directors recommends that you vote “FOR” the adoption of the Merger Agreement and the approval of the related transactions contemplated thereby (the “Merger Proposal”) and “FOR” the adjournment of the Special Meeting, if necessary and for a minimum period of time reasonable under the circumstances, to ensure that any necessary supplement or amendment to the proxy statement accompanying this notice is provided to the Company’s shareholders a reasonable amount of time in advance of the Special Meeting, or to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to approve the adoption of the Merger Agreement and the related transactions contemplated by the Merger Agreement.

Pursuant to rules of the SEC, you also will be asked to vote at the Special Meeting on an advisory (non-binding) proposal (the “Compensation Proposal”) to approve specified compensation that may become payable to the named executive officers of the Company in connection with the Merger, as described in the proxy statement. The Board of Directors also recommends that the shareholders of the Company vote “FOR” the Compensation Proposal.

The enclosed proxy statement describes the Merger Agreement (a copy of which is attached to the enclosed proxy statement as Annex A), the Merger and related agreements and provides specific information concerning the Special Meeting. In addition, you may obtain information about us from documents filed with the SEC. We urge you to read the entire proxy statement, including the annexes and the documents referred to or incorporated by reference in the proxy statement, carefully, as it sets forth the details of the Merger Agreement and other important information related to the merger.

The Merger cannot be completed without (i) the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock and preferred stock, each voting as a separate class, and (ii) the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock held by the holders of our Common Stock other than Mr. Glaser and his affiliates and the Company directors who were not members of the Special Committee. Pursuant to our Amended and Restated Articles of Incorporation, as amended (our “Charter”), shares of Common Stock are entitled to one vote per share, and shares of Series B Preferred Stock are non-voting except as required by law. In addition, the Merger Agreement makes the approval by shareholders of the Merger Proposal a condition to the parties’ obligations to consummate the Merger. If you fail to vote on the Merger Proposal, the effect will be the same as a vote against the Merger Proposal.

If you own shares of our Common Stock of record, you will find enclosed a proxy card and an envelope in which to return the card. Whether or not you plan to attend the Special Meeting, please sign, date and return your enclosed proxy card, or vote over the phone or Internet, as soon as possible so that your shares can be voted at the Special Meeting in accordance with your instructions. You can revoke your proxy before the Special Meeting and issue a new proxy as you deem appropriate. You will find the procedures to follow if you wish to revoke your proxy on page 87 of the enclosed proxy statement. If you are a shareholder of record, submitting a proxy will not prevent you from voting your shares in person if you subsequently choose to attend the Special Meeting.

If you are a shareholder who holds your Common Stock in “street name” through a broker, bank or other nominee, please be aware that you will need to follow the directions provided by such broker, bank or nominee regarding how to instruct it to vote your Common Stock at the Special Meeting. Your broker, bank or other nominee will be unable to vote your shares without instructions from you.

On behalf of the Board of Directors, I would like to express our appreciation for your support of RealNetworks. We look forward to seeing you at the meeting.

Sincerely,

MICHAEL PARHAM
Senior Vice President, General Counsel and Corporate Secretary

                , 2022

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated                 , 2022, and is first being mailed to shareholders on or about                 , 2022.

REALNETWORKS, INC.

1501 First Avenue South, Suite 600

Seattle, Washington 98134

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

OF REALNETWORKS, INC.

Date:	, 2022

Time:	Pacific time

Place:

Purpose:	1. To consider and vote on a proposal (the “Merger Proposal”) to adopt the Agreement and Plan of Merger, dated July 27, 2022 (the “Merger Agreement”), by and among RealNetworks, Inc., a Washington corporation (the “Company”), Greater Heights LLC, a Washington limited liability company (“Parent”), Greater Heights Acquisition LLC, a Washington limited liability company and wholly owned subsidiary of Parent (“Merger Sub,” and together with Parent, the “Purchasers”), and, exclusively for Section 8.15 thereof, Robert Glaser (“Parent Guarantor”), pursuant to which the Company will be merged with and into Merger Sub (the “Merger”), and the related transactions contemplated by the Merger Agreement;

2. To consider and vote on a proposal (the “Compensation Proposal”) to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the Merger; and

3. To consider and vote on a proposal (the “Adjournment Proposal”) to adjourn the Special Meeting, if necessary and for the minimum period of time reasonable under the circumstances, to ensure that any necessary supplement or amendment to the proxy statement accompanying this notice is provided to Company shareholders a reasonable amount of time in advance of the Special Meeting, or to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal.

Record Date:	Only shareholders of record at the close of business on , 2022 are entitled to notice of, and to vote at, the Special Meeting. All shareholders of record as of that date are cordially invited to attend the Special Meeting in person.

Mailing Date:	The approximate mailing date of this proxy statement and accompanying proxy card is , 2022.

Recommendation:	The Board of Directors recommends that you vote:

• “FOR” approval of the Merger Proposal;

• “FOR” approval of the Compensation Proposal; and

• “FOR” approval of the Adjournment Proposal.

Attendance:	Only shareholders of record as of the record date, their duly authorized proxy holders, beneficial shareholders with proof of ownership and our guests may attend the Special Meeting. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If your shares of Common Stock are held through a bank, brokerage firm or other nominee, please bring to the Special Meeting a copy of your brokerage statement evidencing your beneficial ownership of the Common Stock of the Company and valid photo identification. If you are the representative of a corporate or institutional shareholder, you must present valid photo identification along with proof that you are the representative of such shareholder. The Special Meeting will follow the agenda and rules of conduct provided to all shareholders and proxy holders upon entering the meeting. The purpose and order of the Special Meeting will be strictly observed, and the chairman’s or secretary’s determinations in that regard will be final, including any postponements or adjournments of the meeting. Please note that media will not be allowed to attend the Special Meeting and the taking of photographs and the use of audio and video recording devices, will not be permitted at the Special Meeting.

Dissenters’ Rights:	Shareholders have the right under Chapter 23B.13 of the Washington Business Corporation Act (“WBCA”) to dissent from, and obtain a cash payment of the fair value (as defined in Chapter 23B.13.010 of the WBCA) of their shares of the Company’s Common Stock (plus accrued interest from the effective time of the Merger (the “Effective Time”)) in the event of, the Merger instead of receiving the Merger Consideration. A shareholder electing to dissent from the Merger must strictly comply with all procedures required under the WBCA. The procedures are summarized under “Dissenters’ Rights” beginning on page 121 in the accompanying proxy statement and reproduced in their entirety in Annex D to the enclosed proxy statement.

Approval of the Merger Proposal requires (i) the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock and preferred stock, each voting as a separate class, and (ii) the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock held by the holders of our Common Stock other than the Voting Agreement Shareholders (as defined below). Pursuant to our Amended and Restated Articles of Incorporation, as amended (our “Charter”), shares of our Common Stock are entitled to one vote per share, and shares of our Series B Preferred Stock (the “Series B Preferred Stock”) are non-voting except as required by law. Under the terms of a Voting and Support Agreement, dated as of July 27, 2022 (the “Voting Agreement”) that Parent, Mr. Glaser and his affiliates (the “Founder Shareholders”) and the Company directors who were not members of the Special Committee (collectively with the Founder Shareholders, the “Voting Agreement Shareholders”) entered into with the Company concurrently with the execution and delivery of the Merger Agreement, the Voting Agreement Shareholders, as holders of approximately 29% of the outstanding Common Stock as of the date of the Voting Agreement, agreed, among other things, to vote all shares they own in favor of adoption of the Merger Agreement. A failure to vote your shares “FOR” the Merger Proposal or an abstention from voting on the Merger Proposal will have the same effect as a vote “AGAINST” the Merger Proposal for purposes of the required shareholder vote. Approval of the Compensation Proposal and the Adjournment Proposal each require a majority of the votes entitled to be cast at the Special Meeting and the presence of quorum. A failure to vote your shares “FOR” the Compensation Proposal or the Adjournment Proposal or an abstention from voting on each proposal will have the same effect as a vote “AGAINST” each proposal for purposes of the required shareholder vote. Even if you plan to attend the Special Meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the Special Meeting if you are unable to attend. You also may submit your proxy by using a toll-free telephone number or the Internet. We have provided instructions in the enclosed proxy statement and on the proxy card for using these convenient services.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the Merger Proposal, Compensation Proposal and Adjournment Proposal. If you fail to attend the Special Meeting or submit your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote “AGAINST” the Merger Proposal and no effect on the Compensation Proposal and the Adjournment Proposal.

You may revoke your proxy at any time before the vote at the Special Meeting by following the procedures outlined in the enclosed proxy statement. If you are a shareholder of record, attend the Special Meeting and wish to vote in person, you may revoke your proxy and vote in person.

If you are a shareholder who holds your Common Stock in “street name” through a broker, bank or other nominee, please be aware that you will need to follow the directions provided by such broker, bank or nominee regarding how to instruct it to vote your shares at the Special Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

MICHAEL PARHAM
Senior Vice President, General Counsel and Corporate Secretary

Seattle, Washington

                        , 2022

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- ii -

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REALNETWORKS, INC.

1501 First Avenue South, Suite 600

Seattle, Washington 98134

(206) 674-2700

PROXY STATEMENT

For the Special Meeting of Shareholders

To Be Held,                 2022

PROXY STATEMENT

This proxy statement contains information related to a Special Meeting of shareholders of RealNetworks, Inc. (“RealNetworks,” “Real”, the “Company,” “we,” “us” or “our”), which will be held at                 ,                  on, 2022, at                 , Pacific time, and any adjournments or postponements thereof. We are furnishing this proxy statement to shareholders of the Company as part of the solicitation of proxies by the Company’s board of directors (the “Board of Directors” or the “Board”) for use at the Special Meeting. This proxy statement is dated                 , 2022, and is first being mailed to shareholders on or about                 , 2022.

SUMMARY TERM SHEET

This Summary Term Sheet discusses certain material information contained in this proxy statement, including with respect to the Merger Agreement. We encourage you to read carefully this entire proxy statement, including its annexes and the documents referred to or incorporated by reference in this proxy statement, as this Summary Term Sheet may not contain all of the information that may be important to you. Each item in this Summary Term Sheet includes page references directing you to a more complete description of that item in this proxy statement.

The proposed merger is a “going-private transaction” under the rules of the U.S. Securities and Exchange Commission (the “SEC”). If the Merger is completed, the Company will become a privately held company, wholly owned directly by Parent.

The Parties to the Merger Agreement

RealNetworks, Inc. (“RealNetworks,” “Real”, the “Company,” “we,” “us” or “our”)

Building on a rich history of digital media expertise and innovation, RealNetworks has created a new generation of products that employ best-in-class artificial intelligence and machine learning to enhance and secure our daily lives. Real’s portfolio includes SAFR, the world’s premier computer vision platform for live video; KONTXT, an industry leading NLP (Natural Language Processing) platform for text and multi-media analysis; and leveraging its digital media expertise, a mobile games business focused on the large free-to-play segment. The Company’s Common Stock is quoted on the Nasdaq stock market (the “Nasdaq”) under the symbol “RNWK.” The principal executive offices of the Company are located at 1501 First Avenue South, Suite 600, Seattle, Washington 98134, and its telephone number is (206) 674-2700.

Greater Heights LLC (“Parent”)

Parent is a Washington limited liability company and was formed on December 12, 2021, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. As of the date of this proxy statement, Parent has not engaged in any business activities other than those incidental to its formation and in connection with the transactions contemplated by the Merger Agreement. The principal executive offices of Parent are located at 1501 First Avenue South, Suite 600 Seattle, Washington 98134 and its telephone number is (206) 674-2700. As of the date hereof, the Parent Guarantor holds 100% of the issued and outstanding equity interests in Parent; however, pursuant to the engagement letter with Imperial, upon the Closing, Parent has agreed to grant Imperial warrants to purchase $200,000 worth of equity interests in Parent at an exercise price of $0.01 per equity interest.

Greater Heights Acquisition LLC (“Merger Sub”)

Merger Sub is a Washington limited liability company and a wholly owned subsidiary of Parent and was formed on July 25, 2022, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. As of the date of this proxy statement, Merger Sub has not engaged in any business activities other than those incidental to its formation and in connection with the transactions contemplated by the Merger Agreement. The principal executive offices of Merger Sub are located at 1501 First Avenue South, Suite 600 Seattle, Washington 98134 and its telephone number is (206) 674-2700.

Parent and Merger Sub are affiliated with Robert Glaser (the “Parent Guarantor”). In connection with the transactions contemplated by the Merger Agreement, the Parent Guarantor has provided to the Company a guarantee of the payment obligations of Parent and Merger Sub under the Merger Agreement.

The Merger Proposal

You are being asked to consider and vote upon the Merger Proposal.

At the effective time of the Merger (the “Effective Time”), each share of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), issued and outstanding immediately prior to the Effective Time, other than (a) shares held by Parent, Mr. Glaser, the Company (in treasury or otherwise) or any of their respective direct or indirect wholly owned subsidiaries as of immediately prior to the Effective Time or (b) shares held by holders who have not voted in favor of the Merger and who are entitled to demand and properly exercised dissenters’ rights in accordance with Washington law (as described more fully under “Special Factors—Certain Effects of the Merger” on page 61 of the enclosed proxy statement) will be converted into the right to receive $0.73, in cash (the “Merger Consideration”), without interest and less any required withholding taxes, and automatically canceled. At the Effective Time, each share of Common Stock and preferred stock that is owned by Parent, Mr. Glaser, the Company (in treasury or otherwise) or any of their respective direct or indirect wholly owned subsidiaries as of immediately prior to the Effective Time will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor. Upon completion of the Merger, our Common Stock will no longer be publicly traded, and our shareholders (other than Parent directly) will cease to have any ownership interest in the surviving company.

The Special Meeting (Page 86)

The Special Meeting will be held at                 , on                 , 2022, at                 , Pacific time.

Record Date and Quorum (Page 86)

You are entitled to receive notice of, and to vote at, the Special Meeting if you owned shares of Common Stock at the close of business on                 , 2022, which the Company has set as the record date for the Special Meeting (the “Record Date”). As of the Record Date, a total of shares                  of Common Stock were outstanding and entitled to vote for purposes of voting on the matters set forth in this proxy statement,                  shares of which were held by the Voting Agreement Shareholders. Each share of Common Stock has one vote.

As of the Record Date, a total of 8,064,516 shares of the Company’s Series B Preferred Stock (the “Series B Preferred Stock”) were outstanding, all of which were held by Mr. Glaser. Each share of Series B Preferred Stock is non-voting except as required by law.

The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the shares of the Common Stock of the Company entitled to vote outstanding on the Record Date will constitute a quorum, permitting the Company to conduct its business at the Special Meeting. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the Special Meeting.

Required Shareholder Votes for the Merger (Page 86)

Approval of the Merger Proposal requires (i) the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock and preferred stock, each voting as a separate class, and (ii) the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock held by the holders of our Common Stock other than the Voting Agreement Shareholders. Pursuant to our Charter, shares of our Common Stock are entitled to one vote per share, and our Series B Preferred Stock are non-voting except as required by law. Under the terms of the Voting Agreement, the Voting Agreement Shareholders entered into with the Company concurrently with the execution and delivery of the Merger Agreement, the Voting Agreement Shareholders, as holders of approximately 29% of the outstanding Common Stock as of the date of the Voting Agreement, agreed, among other things, to vote all shares they own in favor of adoption of the Merger Agreement. A failure to vote your shares “FOR” the Merger Proposal or an abstention from voting on the Merger Proposal will have the same effect as a vote “AGAINST” the Merger Proposal for purposes of the required shareholder vote.

Approval of the Compensation Proposal and the Adjournment Proposal each require a majority of the votes entitled to be cast at the Special Meeting and the presence of quorum. A failure to vote your shares “FOR” the Compensation Proposal or the Adjournment Proposal or an abstention from voting on each proposal will have the same effect as a vote “AGAINST” each proposal for purposes of the required shareholder vote. Even if you plan to attend the Special Meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the Special Meeting if you are unable to attend. You also may submit your proxy by using a toll-free telephone number or the Internet. We have provided instructions in the enclosed proxy statement and on the proxy card for using these convenient services.

Except in their capacities as members of the Board or as members of the special committee (the “Special Committee”) that was established to evaluate and negotiate a potential transaction and consider other alternatives available to the Company (as described more fully under “Special Factors—Background of the Merger” on page 16), and except as contemplated by the Voting Agreement, no executive officer or director of the Company has made any recommendation either in support of or in opposition to the Merger or the Merger Agreement.

Conditions to the Merger (Page 105)

The obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law), at or prior to the closing, of each of the following conditions:

•	that the Company’s shareholders have approved the Merger as set forth above; and

•

that no court or other governmental entity having jurisdiction over any party has enacted, issued, promulgated, enforced or entered any law or order that is in effect and makes illegal, enjoins or otherwise prohibits the consummation of the Merger.

The obligation of the Company to effect the Merger is subject to the satisfaction or waiver, at or prior to the closing, of each of the following conditions:

•

that the representations and warranties of Purchasers and Mr. Glaser, respectively, set forth in the Merger Agreement are true and correct in all respects (disregarding all qualifications and exceptions regarding materiality) as of the date of the Merger Agreement and as of the closing date of the Merger as if made at and as of such date (except that representations and warranties that are made only as of a specified date need be true and correct only as of that specified date), except where the failure of any such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Purchasers to consummate the Merger;

•

that each Purchaser has performed and complied in all material respects with all its agreements, covenants and obligations required by the Merger Agreement to be performed or complied with by it at or prior to the closing; and

•	that the Company has received a certificate of a duly authorized officer of Parent certifying that the conditions set forth in the two items described above have been satisfied.

The obligation of Purchasers to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable law), at or prior to the closing, of each of the following conditions:

•

that the representations and warranties of the Company (other than certain representations and warranties regarding organization, capital structure, authority, non-contravention, the Special Committee, absence of certain changes or events and brokers’ and finders’ fees) are true and correct in all material respects as of the date of the Merger Agreement and as of the closing date of the Merger as if made at and as of such date (except that representations and warranties that are made only as of a specified date need be true and correct only as of that specified date), except for any failure to be so true and correct as of such date that has not had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company; that certain representations and warranties of the Company regarding capital structure are true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the Merger as if made at and as of such date, other than de minimis inaccuracies; and that certain representations and warranties of the Company regarding organization, authority, non-contravention, the Special Committee, absence of certain changes or events and brokers’ and finders’ fees are true and correct in all material respects as of the date of the Merger Agreement and as of the closing date of the Merger as if made at and as of such date (except that representations and warranties that are made only as of a specified date need be true and correct in all material respects only as of that specified date);

•

that the Company has performed and complied in all material respects with all of its agreements, covenants and obligations required by the Merger Agreement to be performed or complied with by it at or prior to the closing;

•	that since the date of the Merger Agreement, there has not been any “material adverse effect” on the Company that is continuing;

•	that Parent has received a certificate of an officer of the Company certifying that the conditions set forth in the three items described immediately above have been satisfied;

•

that the Company shall have delivered to Parent evidence of an amendment to the Second Amended and Restated Shareholder Rights Plan, dated as of November 30, 2018, by and between the Company and Computershare Inc. (the “Rights Plan”), that renders such agreement and the rights thereunder inapplicable to the Merger and other transactions contemplated by the Merger Agreement;

•	that not more than 15% of the outstanding Common Stock of the Company outstanding as of immediately prior to the Effective Time shall be dissenting shares; and

•

that the fees and expenses (other than certain excluded fees and expenses) incurred by the Special Committee in negotiating the Merger Agreement and the consummation of the transactions contemplated thereby shall not have exceeded certain limits (the “Maximum Expenses Amount”).

When the Merger Becomes Effective (Page 91)

We anticipate completing the Merger in the fourth quarter of 2022, subject to adoption of the Merger Agreement by the Company’s shareholders as specified herein and the satisfaction or waiver of the other conditions to closing.

Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board of Directors; Fairness of the Merger (Page 41)

Based in part on the unanimous recommendation of the Special Committee, the Board of Directors recommends that the shareholders of the Company vote “FOR” the adoption of the Merger Proposal. The Company’s purpose for engaging in the Merger is to enable its shareholders to receive the Merger Consideration, which represents a premium of approximately 55% over the closing price of the Company’s Common Stock of $0.47 per share on May 6, 2022 (the last trading day prior to the public announcement of the Merger Proposal). For a description of the reasons considered by the Special Committee and the Board for their respective recommendations, see “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board of Directors; Fairness of the Merger” beginning on page 41.

Position of the Purchaser Filing Parties As to the Fairness of the Merger (Page 50)

The “Purchaser Filing Parties” means (i) Parent, (ii) Merger Sub, and (iii) the Parent Guarantor. The Purchaser Filing Parties believe that the proposed Merger is substantively and procedurally fair to the Company’s “unaffiliated security holders,” as defined in Rule 13e-3 under the Exchange Act (the “Unaffiliated Shareholders”). However, none of the Purchaser Filing Parties has undertaken any formal evaluation of the fairness of the Merger to the Unaffiliated Shareholders or engaged a financial advisor for such purpose. Moreover, none of the Purchaser Filing Parties participated in the deliberations of the Special Committee or received advice from the Special Committee’s or the Company’s respective legal or financial advisors in connection with the Merger. The belief of the Purchaser Filing Parties as to the procedural and substantive fairness of the Merger is based on the factors discussed in “Special Factors—Position of the Purchaser Filing Parties as to the Fairness of the Merger” beginning on page 50.

Opinion of the Special Committee’s Financial Advisor (Page 53)

On July 26, 2022, Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) verbally rendered its opinion to the Special Committee (which was subsequently confirmed in writing), as to the fairness, from a financial point of view as of July 26, 2022, of the Merger Consideration to be received by the Unaffiliated Shareholders pursuant to the Merger Agreement.

Houlihan Lokey’s opinion was directed to the Special Committee (in its capacity as such) and only addressed the fairness, from a financial point of view as of July 26, 2022, of the Consideration to be received by the Unaffiliated Shareholders in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex C to this proxy statement and describes certain of the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Special Committee, the Board of Directors, any security holder of the Company or any other person as to how to act or vote with respect to any matter relating to the Merger. See “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 53.

Purposes and Reasons of Purchaser Filing Parties for the Merger (Page 60)

For a full description of the purposes and reasons of the Purchaser Filing Parties for the Merger, see “Special Factors—Purposes and Reasons of Purchaser Filing Parties for the Merger” beginning on page 60.

Certain Effects of the Merger (Page 61)

If the conditions to the closing of the Merger are either satisfied or waived, the Company will be merged with and into Merger Sub, the separate corporate existence of the Company will cease and Merger Sub will continue its corporate existence under Washington law as the surviving company in the Merger and a wholly owned subsidiary of Parent. At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time, other than (a) shares held by Parent, Mr. Glaser, the Company (in treasury or otherwise) or any of their respective direct or indirect wholly owned subsidiaries as of immediately prior to the Effective Time or (b) shares held by holders who have not voted in favor of the Merger and who are entitled to demand and properly exercised dissenters’ rights in accordance with Washington law (as described more fully under “Dissenters’ Rights” on page 121) will be converted into the right to receive $0.73, in cash (the “Merger Consideration”), without interest and less any required withholding taxes, and automatically canceled. Upon completion of the Merger, our Common Stock will no longer be publicly traded, and our shareholders (other than Parent directly) will cease to have any ownership interest in the surviving company. For a full description of certain effects of the Merger, see “Special Factors—Certain Effects of the Merger” on page 61.

Treatment of RealNetworks Equity Awards (Page 67)

The Merger Agreement provides that the Company will take such actions as necessary so that, at the Effective Time, each option to purchase Company Common Stock that is outstanding and vested under any of the Company’s 2020 Inducement Equity Incentive Plan, the Company’s 1996 Stock Option Plan, the Company’s 2007 Employee Stock Purchase Plan, and the Company’s 2005 Stock Incentive Plan (collectively, the “Company Plans”) as of immediately before the Effective Time will be canceled and converted into the right to receive a cash payment, equal to the product of (a) the total number of shares of Company Common Stock underlying such option, multiplied by (b) the excess, if any, of (i) the $0.73 per share Merger Consideration over (ii) the per-share exercise price for such option, less applicable taxes required to be withheld pursuant to the terms of the Merger Agreement. Each option to purchase Common Stock under the Company Plans that is outstanding and unvested under any of the Company Plans as of immediately before the Effective Time will be treated in accordance with the terms of the applicable Company Plan and form of award agreement thereunder. Notwithstanding the foregoing, any Company option with a per share exercise price that is equal to or greater than the per share Merger Consideration (an “underwater option”) will be cancelled as of the Effective Time for no consideration.

In addition, the Merger Agreement provides that the Company will take such actions as are necessary so that, at the Effective Time, each performance or restricted stock unit (“RSU”) subject to vesting, repurchase, or other lapse of restrictions that is outstanding and vested under any Company Plan as of immediately before the Effective Time will vest in full and become free of restrictions and will be canceled in exchange for the right to receive a cash payment, equal to the $0.73 per share Merger Consideration, less applicable taxes required to be withheld pursuant to the terms of the Merger Agreement. Each RSU under the Company Plans that is outstanding but unvested immediately before the Effective Time will be treated in accordance with the terms of the applicable Company Plan and form of award agreement thereunder.

The Company and Parent currently expect that unvested options and unvested RSUs will not be assumed or substituted in connection with, and instead will be canceled upon, the closing of the Merger; and therefore, in accordance with the terms of the Company Plans and the forms of award agreement thereunder, the unvested options and unvested RSUs will accelerate vesting in full and be treated in the same manner as vested options and vested RSUs, respectively, in the Merger.

Any such payments will be made by Parent or the surviving company, without interest, as promptly as reasonably practicable after the Effective Time, pursuant to the terms of the Merger Agreement.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 66)

In considering the recommendations of the Special Committee and of the Board of Directors with respect to the Merger Agreement, you should be aware that, aside from their interests as shareholders of the Company, the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, those of other shareholders of the Company generally. In particular, Robert Glaser, our Chairman of the Board and Chief Executive Officer, is the sole member of Parent, and after the consummation of the Merger, the Company will become a wholly owned subsidiary of Parent. Following completion of the Merger, Mr. Glaser will continue as manager of the surviving company.

In addition to the foregoing, other interests of executive officers and directors that may be different from or in addition to the interests of the Company’s shareholders include the fact that:

•

Company equity awards held by the Company’s executive officers and directors to the extent vested immediately before the Effective Time will be canceled in exchange for cash consideration in connection with the Merger, provided that all options held by such individuals are underwater and will be canceled without the payment of consideration with respect thereto;

•

unvested Company equity awards will be treated pursuant to the terms of the applicable award agreements evidencing such awards. The Company and Parent currently expect that unvested options and unvested RSUs will not be assumed or substituted in connection with, and instead will be canceled upon, the closing of the Merger; and therefore, in accordance with the terms of the Company Plans and the forms of award agreement thereunder, the unvested options and unvested RSUs will accelerate vesting in full and be treated in the same manner as vested options and vested RSUs, respectively, in the Merger;

•

each of the CEO Severance Agreement between Robert Glaser and the Company and the Change in Control and Severance Agreement between Michael Parham and the Company provide, among other things, for certain severance benefits in the event of a termination of employment under qualifying circumstances in connection with a change in control of the Company;

•

pursuant to a Transition and Release Agreement between Michael Ensing and the Company, RSUs covering 200,000 shares of Common Stock will accelerate vesting upon the closing of a take-private transaction by Mr. Glaser that occurs no later than December 31, 2022 (which the Merger would constitute assuming the Closing occurs by December 31, 2022);

•

the Company’s executive officers as of the Effective Time are expected to become the executive officers of Merger Sub and, thus, those of the surviving company until their earlier death, resignation, or removal in accordance with the certificate of formation and limited liability company agreement of the surviving company; and

•

the Company’s directors and executive officers are entitled to continued indemnification and insurance coverage under the Merger Agreement, and the Company’s directors and certain executive officers are entitled to continued indemnification and insurance coverage under indemnification agreements.

These interests are discussed in more detail in the section entitled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 66. The Special Committee and the Board of Directors were aware of the different or additional interests described herein and considered those interests along with other matters in recommending and/or approving, as applicable, the Merger Agreement and the related transactions contemplated thereby.

Voting and Support Agreement (Page 110)

Concurrently with the execution and delivery of the Merger Agreement, the Voting Agreement Shareholders entered into the Voting Agreement with the Company. Pursuant to the Voting Agreement, the Voting Agreement Shareholders have agreed (i) to vote all shares of the Company’s capital stock owned by them in favor of the adoption of the Merger Agreement and the approval of the Merger and against any takeover proposal, acquisition agreement (other than the Merger Agreement) or any proposal, transaction, agreement or action in competition with or inconsistent with the Merger Agreement or the Merger, (ii) not to transfer their shares of Company Common Stock prior to the expiration of the Voting Agreement, (iii) not to take any actions that would in any way restrict, limit or interfere with the performance of such shareholder’s obligations under the Voting Agreement, make any representation or warranty of such shareholder in the Voting Agreement untrue or incorrect or otherwise restrict, limit, interfere, prevent or disable such shareholder from performing its obligations under the Voting Agreement and the Merger Agreement and (iv) to waive, and not to assert, any rights of appraisal or rights to dissent in connection with the Merger Agreement and the Merger. For more information, see “Voting and Support Agreement” beginning on page 110.

Material U.S. Federal Income Tax Consequences of the Merger (Page 79)

If you are a U.S. holder, the receipt of cash in exchange for Common Stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. You are encouraged to consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of Common Stock for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws). For more information, see “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 79.

Dissenters’ Rights (Page 121 and Annex D)

Shareholders have the right under Chapter 23B.13 of the Washington Business Corporation Act (“WBCA”) to dissent from, and obtain a cash payment of the fair value (as defined in Chapter 23B.13.010 of the WBCA) of their shares of the Company’s Common Stock (plus accrued interest from the Effective Time) in the event of, the Merger instead of receiving the Merger Consideration. A shareholder electing to dissent from the Merger must strictly comply with all procedures required under the WBCA. The procedures are summarized under “Dissenters’ Rights” beginning on page 121 in this proxy statement and reproduced in their entirety in Annex D to this proxy statement.

ANY SHAREHOLDER WHO WISHES TO EXERCISE DISSENTER’S RIGHTS OR WHO WISHES TO PRESERVE THEIR RIGHT TO DO SO SHOULD REVIEW ANNEX D CAREFULLY AND IN ITS ENTIRETY AND SHOULD CONSULT THEIR LEGAL ADVISOR, SINCE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

No Solicitation of Takeover Proposals (Page 99)

The Merger Agreement provides that the Company, its affiliates and its representatives are not permitted to, directly or indirectly, initiate, solicit, or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal (as defined below in “The Merger Agreement—No Solicitation of Takeover Proposals” beginning on page 99) or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal.

Notwithstanding the foregoing, the Company, subject to compliance with certain requirements set forth in the Merger Agreement, may provide information to, and may engage or participate in discussions or negotiations, with respect to an unsolicited Takeover Proposal that the Company’s Board of Directors has determined, in good faith and after consultation with its financial advisors and outside legal counsel, individually or in the aggregate with any other unsolicited Takeover Proposals, constitutes or could reasonably be expected to result in a Superior Proposal (as defined below in “The Merger Agreement—No Solicitation of Takeover Proposals” beginning on page 99).

Financing (Page 82)

We anticipate that Parent will need total funds of approximately $                 million to:

•	pay our shareholders and holders of equity awards the amounts due to them under the Merger Agreement upon the consummation of the Merger; and

•	pay related fees and expenses in connection with the Merger and associated transactions.

We anticipate that the funds needed to pay the amounts described above will be obtained from the cash and other liquid assets on hand of Parent Guarantor. In addition, Parent Guarantor owns 12,903,088 shares of Company Common Stock and 8,064,516 shares of Series B Preferred Stock immediately prior to the Merger (representing the equivalent of an approximately $15.3 million based upon the $0.73 per share Merger Consideration), which are being rolled over and not cashed out in connection with the Merger.

See “Special Factors—Financing” on page 82. The obtaining of financing is not a condition to the obligations of Parent and Merger Sub to effect the Merger pursuant to the terms of the Merger Agreement.

Guarantee (Page 109)

Pursuant to the Merger Agreement, the Parent Guarantor has agreed to personally and unconditionally guarantee the payment, performance and discharge of Parent and Merger Sub’s obligations under the Merger Agreement.

Termination and Termination Fee (Page 106])

The Merger Agreement contains certain termination rights for the Company, Parent and Merger Sub, whether before or after the requisite shareholder approval of the Merger. If the Merger Agreement is terminated under certain circumstances as provided in the Merger Agreement, the Company could be required to pay Parent a termination fee equal to (i) $1,043,971, (ii) the lesser of (A) $521,985.50 or (B) Parent’s fees and expenses incurred in connection with the Merger Agreement and the Merger, or (iii) the lesser of (A) Parent’s fees and expenses incurred in connection with the Merger Agreement and the Merger or (B) $500,000, depending on the circumstances of the termination. See “Merger Agreement—Termination of the Merger Agreement” on page 106 and “Merger Agreement—Termination Fees and Expenses” on page 108.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the Special Meeting, the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement for further information.

Q:	What is the proposed transaction?

A:

The proposed transaction is the merger of the Company with and into Merger Sub pursuant to the Merger Agreement. If the Merger is consummated, the surviving company will become a privately held company, wholly owned by Parent.

Q:	What will I receive in the Merger?

A:

If the Merger is completed and you do not properly exercise dissenters’ rights, you will be entitled to receive the $0.73 per share cash Merger Consideration, without interest and less any applicable withholding taxes, for each Common Stock that you own.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will take place on , starting at , Pacific time, at .

Q:	What matters will be voted on at the Special Meeting?

A:	You will be asked to vote on the following proposals:

•	to approve the Merger Proposal;

•	to approve the Compensation Proposal; and

•	to approve the Adjournment Proposal.

Q:	What constitutes a quorum for the Special Meeting?

A:

The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote outstanding on the record date will constitute a quorum, permitting the Company to conduct its business at the Special Meeting. Both abstentions and broker non-votes (which occur when a broker indicates on a proxy card that it is not voting on a matter) are considered as shares present at the Special Meeting for the purpose of determining a quorum.

Q:	What vote of our shareholders is required to approve the Merger Agreement?

A:

The consummation of the Merger is conditioned upon the approval of a resolution to adopt the Merger Agreement by (i) the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock and preferred stock, each voting as a separate class, and (ii) the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock held by the holders of our Common Stock other than the Voting Agreement Shareholders. Pursuant to our Charter, shares of our Common Stock are entitled to one vote per share, and shares of our Series B Preferred Stock are non-voting except as required by law.

As of the Record Date, a total of                  shares of our Common Stock were outstanding and entitled to vote, of which a total of                  shares of our Common Stock are held by holders other than Mr. Glaser and his affiliates.

Under the terms of the Voting Agreement, the Voting Agreement Shareholders, as holders of approximately 29% of the outstanding Common Stock as of the date of the Voting Agreement, agreed, among other things, to vote all shares they own in favor of adoption of the Merger Agreement. In addition, each of the directors and executive officers of the Company has informed the Company that, as of the date of this proxy statement, they intend to vote in favor of the adoption of the Merger Agreement.

Q:	Am I entitled to exercise dissenters’ rights under the WBCA instead of receiving the $0.73 per share Merger Consideration for my shares of Common Stock?

A:

Shareholders who do not vote (in person or by proxy) in favor of the adoption of the Merger Agreement are entitled to exercise dissenters’ rights under the WBCA in connection with the Merger if they take certain actions and meet certain conditions. For additional information, see “Dissenters’ Rights” beginning on page 121. For the full text of Chapter 23B.13 of the WBCA, please see Annex D hereto. Because of the complexity of the WBCA relating to dissenters’ rights, if you may wish to exercise your dissenters’ rights, we encourage you to consult with your own legal counsel promptly.

Q:	What vote of our shareholders is required to approve other matters to be presented at the Special Meeting?

A:

Approval of the Compensation Proposal and the Adjournment Proposal each require a majority of the votes entitled to be cast at the Special Meeting and the presence of a quorum. A failure to vote your shares “FOR” the Compensation Proposal or the Adjournment Proposal or an abstention from voting on each proposal will have the same effect as a vote “AGAINST” each proposal for purposes of the required shareholder vote.

Pursuant to our Charter, shares of Common Stock are entitled to one vote per share, and shares of preferred stock are non-voting except as required by law.

Q:	Why am I being asked to vote on the Compensation Proposal?

A:	SEC rules require us to seek an advisory, non-binding vote with respect to certain categories of compensation that may be provided to named executive officers in connection with a merger transaction.

Q:	What will happen if shareholders do not approve the Compensation Proposal?

A:

Approval of the Compensation Proposal is not a condition to the completion of the Merger. This vote is an advisory vote and will not be binding on the Company. Therefore, if shareholders approve the Merger Proposal by the requisite majorities and the Merger is completed, the payments that are the subject of the Compensation Proposal vote may become payable to the named executive officers regardless of the outcome of such vote.

Q:	How does the Board of Directors recommend that I vote?

A:	Based in part on the unanimous recommendation of the Special Committee, the Board of Directors recommends that our shareholders vote:

•	“FOR” approval of the Merger Proposal;

•	“FOR” approval of the Compensation Proposal; and

•	“FOR” approval of the Adjournment Proposal.

You should read “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board of Directors; Fairness of the Merger” beginning on page 41 for a discussion of the factors that the Special Committee and the Board of Directors considered in deciding to recommend and/or approve, as applicable, the Merger Agreement. See also “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 66.

Q:	What effects will the Merger have on the Company?

A:

Shares of the Company’s Common Stock are currently registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are quoted on the Nasdaq under the symbol “RNWK.” As a result of the Merger, the Company will cease to be a publicly traded company and the surviving company will be wholly owned by Parent. Following the consummation of the Merger, the registration of the Common Stock and our reporting obligations with respect to the Common Stock under the Exchange Act will be terminated upon application to the SEC. In addition, upon the consummation of the Merger, the Common Stock will no longer be listed on any stock exchange or quotation system, including on the Nasdaq.

Q:	What will happen to my options and performance or restricted stock units under the Company Plans?

A:

The Merger Agreement provides that the Company will take such actions as necessary so that, at the Effective Time, each option you hold (if any) to purchase Company Common Stock that is outstanding and vested under any of the Company Plans as of immediately before the Effective Time will be canceled and converted into the right to receive a cash payment, equal to the product of (a) the total number of shares of Company Common Stock underlying such option, multiplied by (b) the excess, if any, of (i) the $0.73 per share Merger Consideration over (ii) the per-share exercise price for such option, less applicable taxes required to be withheld pursuant to the terms of the Merger Agreement. Each option you hold (if any) to purchase Common Stock under the Company Plans that is outstanding and unvested under any of the Company Plans as of immediately before the Effective Time will be treated in accordance with the terms of the applicable Company Plan and form of award agreement thereunder. However, any Company option with a per share exercise price that is equal to or greater than the per share Merger Consideration (an “underwater option”) will be cancelled as of the Effective Time for no consideration.

In addition, the Merger Agreement provides that the Company will take such actions as are necessary so that, at the Effective Time, each RSU you hold (if any) that is subject to vesting, repurchase, or other lapse of restrictions and that is outstanding and vested under any Company Plan immediately before the Effective Time will vest in full and become free of restrictions and will be canceled in exchange for the right to receive a cash payment, equal to the $0.73 per share Merger Consideration, less applicable taxes required to be withheld pursuant to the terms of the Merger Agreement. Each RSU under the Company Plans that is outstanding but unvested immediately before the Effective Time will be treated in accordance with the terms of the applicable Company Plan and form of award agreement thereunder.

The Company and Parent currently expect that unvested options and unvested RSUs will not be assumed or substituted in connection with, and instead will be canceled upon, the closing of the Merger; and therefore, in accordance with the terms of the Company Plans and the forms of award agreement thereunder, the unvested options and unvested RSUs will accelerate vesting in full and be treated in the same manner as vested options and vested RSUs, respectively, in the Merger.

Any such payments will be made by Parent or the surviving company, without interest, as promptly as reasonably practicable after the Effective Time, pursuant to the terms of the Merger Agreement.

Q:	What will happen if the Merger is not consummated?

A:

If the Merger is not consummated for any reason, the Company’s shareholders will not receive any payment for their shares of capital stock in connection with the Merger. Instead, the Company will remain a public company and the Common Stock will continue to be registered under the Exchange Act, with shares quoted on the Nasdaq, as further described under “Special Factors—Certain Effects on the Company If the Merger Is Not Completed” beginning on page 63. Under specified circumstances, if the Merger Agreement is terminated, the Company may be required to pay Parent a termination fee equal to (i) $1,043,971, (ii) the lesser of (A) $521,985.50 or (B) Parent’s fees and expenses incurred in connection with the Merger Agreement and the Merger, or (iii) the lesser of (A) Parent’s fees and expenses incurred in connection with the Merger Agreement and the Merger or (B) $500,000, depending on the circumstances of the termination. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 106 and “The Merger Agreement—Termination Fee and Expenses” beginning on page 108.

Q:	What do I need to do now?

A:

We urge you to read this entire proxy statement carefully, including its annexes and the documents referred to or incorporated by reference in this proxy statement, as well as the related Schedule 13E-3, including the exhibits thereto, filed with the SEC, and to consider how the Merger affects you.

If you are a shareholder of record, you can ensure that your shares are voted at the Special Meeting by submitting your proxy via:

•	telephone, using the toll-free number listed on your proxy card;

•	the Internet, at the address provided on your proxy card; or

•	mail, by completing, signing, dating and mailing your proxy card and returning it in the envelope provided.

If you hold your Common Stock in “street name” through a broker, bank or other nominee, you should follow the directions provided by it regarding how to instruct it to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting “AGAINST” approval of the Merger Proposal, the Compensation Proposal and the Adjournment Proposal.

Q:	Should I send in my evidence of ownership now?

A:

No. After the Merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your Common Stock for the $0.73 per share Merger Consideration. If your Common Stock is held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” Common Stock in exchange for the $0.73 per share Merger Consideration. Please do not send in your evidence of ownership now.

Q:	Can I revoke my proxy and voting instructions?

A:

Yes. You can revoke your proxy and voting instructions at any time before your proxy is voted at the Special Meeting. If you are a shareholder of record, you may revoke your proxy by notifying the Company’s Corporate Secretary in writing at RealNetworks, Inc., 1501 First Avenue South, Suite 600, Seattle, Washington 98134, by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked, or by attending the Special Meeting and voting in person (but simply attending the Special Meeting will not cause your proxy to be revoked).

Please note that if you hold your Common Stock in “street name” and you have instructed a broker, bank or other nominee to vote your Common Stock, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your voting instructions.

Q:	What does it mean if I get more than one proxy card?

A:

If your shares of Common Stock are registered differently or held in more than one account, you will receive more than one proxy card. Please complete and return all of the proxy cards you receive (or submit each of your proxies by telephone or the Internet, if available to you) to ensure that all of your shares of Common Stock are voted.

If your shares of Common Stock are held through a broker, bank or other nominee, you will receive either a voting form or a proxy card from the nominee with specific instructions about the voting methods available to you. As a beneficial owner, in order to ensure your shares of Common Stock are voted, you must provide voting instructions to the broker, bank or other nominee by the deadline provided in the materials you receive from them.

Q:	Who will count the votes?

A:	A representative of Computershare Inc. will count the votes and act as an inspector of election.

Q:	Who can help answer my other questions?

A:

If you have more questions about the Merger, or require assistance in submitting your proxy or voting your Common Stock or need additional copies of the proxy statement or the enclosed proxy card, please contact Investor Relations at (206) 892-6320.

If your broker, bank or other nominee holds your Common Stock, you can also call your broker, bank or other nominee for additional information.

SPECIAL FACTORS

Background of the Merger

The Company was founded by Mr. Glaser in 1994 and completed its initial public offering in November of 1997.

In the six months leading up to Mr. Glaser’s consideration of a going private transaction, the trading price of the Company’s Common Stock entered a significant decline. On February 18, 2022, the Company was notified that it was out of compliance with the Nasdaq’s continuing listing standards. Subsequent to that time, the Company had increasingly been facing liquidity constraints, a declining cash-balance and the risk that the Company would not be able to continue all of its business lines as a long-term going concern absent a capital raise or other significant liquidity event.

As the trading price declined, beginning in the fall of 2021, Mr. Glaser, who remains the Company’s largest shareholder, as well as the Chairman and Chief Executive Officer, began to consider that a go-private transaction might be the best route to maximizing value for shareholders of the Company.

At a Board meeting on November 9, 2021, Mr. Glaser informed the Board that he was considering a proposal to acquire all of the Company shares not owned by Mr. Glaser or his affiliates, and he conveyed that he was not requesting that the Board take any action at such time. In response to Mr. Glaser’s potential plans, the Board formed a special committee of independent and disinterested directors (the “Special Committee”) to establish the process by which Mr. Glaser could engage with management of the Company, and to allow the Board to evaluate any proposal Mr. Glaser might make and negotiate the terms thereof. The Board appointed Bruce Jaffe and Erik Prusch to serve as the members of the Special Committee. The Board’s resolutions authorized the Special Committee to, among other things and in its sole discretion, engage independent legal and financial advisors, obtain information from and direct the Company’s management and direct the negotiation of any potential transaction that Mr. Glaser might propose. Further, the Board resolved that it would not approve or recommend approval by the Company’s shareholders of any transaction with Mr. Glaser without the prior favorable approval and recommendation of the transaction by the Special Committee.

In November 2021, the Special Committee considered three potential legal advisors, including representatives of King & Spalding LLP (“K&S”). After considering the expertise and qualifications of the various firms in representing special committees evaluating “going private” transactions and confirming that K&S had no conflicts of interest involving the Company, Mr. Glaser or any of Mr. Glaser’s affiliates, the Special Committee retained K&S as the Special Committee’s independent legal advisor.

On November 17, 2021, the Special Committee held a meeting at which its advisors from K&S participated. The Special Committee reviewed its fiduciary duties in the context of a potential going private transaction, the conflicts of interest presented by any proposal Mr. Glaser might make, and the standards of review applicable to going private transactions. The Special Committee also discussed the need to retain an independent financial advisor and began to identify such potential advisors.

In the week following the meeting, Mr. Glaser contacted Mr. Jaffe to discuss his potential interest in making a proposal to acquire all of the Company’s outstanding shares not owned by Mr. Glaser and his affiliates. Mr. Jaffe and Mr. Glaser discussed the potential process for the Special Committee’s consideration of any such proposal, though at such time Mr. Glaser did not make any specific proposal, nor was there any discussion of price or the terms of any potential proposal. Mr. Glaser’s intention was to partner with third parties to assist in financing the potential proposal.

On November 23, 2021, the Special Committee held a meeting at which its representatives from K&S participated. During such meeting, the Special Committee discussed the preliminary information received from seven potential independent financial advisors contacted by the Special Committee and its advisors.

On December 2, 2021, the Special Committee held a meeting at which its advisors from K&S participated. The Special Committee discussed the interest and preliminary qualification materials received from potential independent financial advisors, concluding that the Special Committee would interview representatives of three such independent financial advisors.

During the last week of December 2021, Mr. Glaser again contacted Mr. Jaffe to discuss a process to enable any due diligence anticipated by any third-party investors and reiterated the fact that at that time Mr. Glaser was only considering making a proposal if additional investors could be identified to provide a portion of the needed capital. In that discussion, Mr. Glaser noted that he did not anticipate he would be in a position to make a formal proposal, if at all, until late in the first quarter of 2022.

On December 16, December 23, and December 28, 2021, the Special Committee held meetings at which its advisors from K&S participated to discuss the process by which Mr. Glaser could provide confidential information regarding the Company to potential financing sources and to discuss the retention of an independent financial advisor. The Special Committee resolved to reach agreement with Mr. Glaser on the terms of a non-disclosure agreement, which would be signed by potential financing sources and would protect the confidential information of the Company and further resolved that Mr. Glaser should not have access to any financial forecast that was not concurrently made available to the Special Committee.

On December 27, 2021, Mr. Glaser and Mr. Jaffe communicated about the process to provide certain financial information to Mr. Glaser’s financial advisor, Imperial Capital, LLC (“Imperial”), subject to an obligation of confidentiality, so that Imperial could begin the process of soliciting potential interest from financing sources.

On January 6, 2022, the Special Committee held a meeting at which its advisors from K&S participated. The Special Committee reviewed the materials received from certain investment banks, the lack of potential conflicts identified by such potential financial advisors, and the interviews conducted of the teams that would lead such engagement. Based on the experience of the team in providing independent financial advice to special committees considering going private transactions, the industry expertise of the investment bank and the independence and disinterest with regards to the Company and Mr. Glaser, the Special Committee resolved to engage Houlihan Lokey as its independent financial advisor, subject to the completion of a satisfactory engagement letter. Houlihan Lokey and the Special Committee subsequently entered into an engagement letter dated February 2, 2022.

During the weeks of January 10 and 17, 2022, K&S and Mr. Glaser’s legal advisors, DLA Piper LLP (US) (“DLA”), discussed and revised a proposed non-disclosure agreement that would protect the Company’s confidential information when shared by the Company or Mr. Glaser with potential financing sources. The legal advisors also discussed the creation and management of a dataroom to ensure that any information made available to Mr. Glaser’s potential financing sources related to the Company would also be available to the Special Committee. The legal advisors reached agreement on the terms of such non-disclosure agreement and the process for sharing such confidential information with potential financing sources on January 19, 2022.

On January 26, 2022, the Board held a regularly scheduled meeting. During such meeting, the Board discussed three-year financial forecasts prepared by the Company’s management team, with a view to approving a budget for FY 2022. In consideration of the budget, the Board reviewed a “baseline forecast” that did not reflect any additional near-term capital investment and a financial forecast that assumed the Company would receive approximately $15 million of additional near-term capital to fund its growth projects. In light of business uncertainty and related open questions around additional capital required, the Board approved a budget for only the first six months of 2022 and requested more detail from management regarding financial outlays and projections for the second half of 2022.

On January 27, 2022, the Special Committee held a meeting at which its advisors from K&S and Houlihan Lokey participated. Following a discussion of the Board-approved budget for the first half of 2022, the Special

Committee and its advisors discussed the potential implications of such budget and the potential impact on the financial prospects of the Company’s various business segments. The Special Committee also shared the Board’s position that if a potential transaction were not possible, the Board may have to consider paring back the Company’s financial outlay to preserve cash, which would necessarily impact the Company’s potential growth prospects.

Beginning the last week of January and through the beginning of March, representatives of Houlihan Lokey met on numerous occasions with Company management in connection with Houlihan Lokey’s diligence of the Company. Houlihan Lokey discussed with Company management the Company’s business plan and strategic initiatives, the market environment for various business segments and other matters related to the financial perspectives being prepared by Houlihan Lokey.

On February 25, 2022, Mr. Jaffe and Mr. Glaser attended a social event together, during which Mr. Jaffe and Mr. Glaser briefly discussed the status of Mr. Glaser’s outreach to potential sources of financing. Mr. Glaser explained that a number of potential financing sources were reluctant to invest in a potential transaction whereby Mr. Glaser would take the Company private for a variety of reasons, including the current economic climate, the state of such potential investors’ current portfolios, the complexity of the Company’s business portfolio, and concerns about the Company’s prospects.

On March 1, 2022, the Special Committee held a meeting at which its advisors from K&S and Houlihan Lokey participated and discussed Houlihan Lokey’s preliminary observations regarding the Company and the industries in which it operates. Houlihan Lokey discussed recent trading performance and the make-up of the Company’s shareholder base, as well as the “baseline” financial forecast prepared by Company management, which management indicated represented management’s best estimates for future financial performance. Houlihan Lokey also highlighted the Company’s historic track record of failing to achieve forecasted performance, both across the Company and in various business segments.

In early March 2022, Mr. Glaser contacted Mr. Jaffe and indicated that Mr. Glaser had not identified any potential financing sources with whom he was willing to agree to terms to support his potential acquisition of the Company. Mr. Glaser stated that he would continue to explore possible alternative transaction structures, including partnering with a potential acquirer of one or more of the Company’s businesses with Mr. Glaser responsible for the remainder of the necessary capital. Mr. Glaser was ultimately unable to secure sufficient interest to proceed with these alternative structures.

On March 24, 2022, the Special Committee held a meeting at which its advisors from K&S and Houlihan Lokey participated. The Special Committee and its advisors discussed the status of the process, as well as the recent trading performance of the Company.

On April 11, 2022, in preparation for the regularly scheduled meeting Board meeting on April 21, 2022, Mr. Glaser informed the Board that he had ended his efforts to pursue a potential transaction with a third-party investor, including Imperial’s support of those efforts. Having been unable to identify potential partner financing sources, Mr. Glaser told the Board that the concept of a transaction supported by a partner financing source was not viable at this time. A similar discussion occurred at the April 22, 2022 Board meeting.

On April 26, 2022, the Special Committee held a meeting at which its advisors from K&S and Houlihan Lokey participated and discussed Mr. Glaser’s recent statements that in light of his inability to raise committed third-party financing for a transaction, Mr. Glaser was terminating the process initiated in November 2021, by which the Special Committee would evaluate a potential take-private proposal from Mr. Glaser. In light of Mr. Glaser’s potential interest in participating in potential transactions if buyers for various business segments were identified through other means the Special Committee concluded that it should not disband, but rather should sit in hiatus in case any such transaction emerged.

On May 6, 2022, Mr. Glaser contacted Mr. Jaffe to inform him Mr. Glaser had decided to proceed with a proposed transaction that did not require third-party financing and that he would be submitting a proposal to acquire all of the outstanding shares of the Company that were not currently owned by Mr. Glaser and his affiliates. Thereafter, Mr. Glaser delivered a letter to the Board setting forth his proposal (the “Proposed Transaction”) the text of which is as follows:

May 6, 2022

The Board of Directors

RealNetworks, Inc.

1501 First Avenue South

Seattle, Washington 98134

Dear Members of the Board:

I, Robert Glaser, am pleased to submit this preliminary non-binding proposal to acquire RealNetworks, Inc. (the “Company”) in a going private transaction (the “Transaction”).

Having founded the Company and been actively involved through its many stages as the broader technology sector has transformed, I believe that private ownership of the Company will provide it with cost efficiencies and flexibility that will ensure its ongoing viability and enhance the Company’s ability to deliver on its promise to its customers, partners, and employees. In light of the Company’s diminishing cash balance, I believe it is critical for the Company in the very near term to reduce its spending and pursue growth initiatives unencumbered by the cost and complexity of being a public company.

I have formed a special purpose entity for the Transaction, Greater Heights LLC. I am prepared to move forward with this Transaction alone, and I have the liquid financial resources to do so. It is possible that I might team with additional buyer parties (collectively, the “Buyers”); if this were to happen, they would co-invest with me in Greater Heights LLC, which would facilitate seamless negotiations with the Company. I envision acquiring all the outstanding shares of common stock of the Company (the “Shares”) that are not already directly or indirectly beneficially owned by me (or any other Buyer), although I may wish to propose an asset acquisition instead depending on the results of my due diligence review.

As you know, I currently beneficially own 13,362,189 Shares and 8,064,516 shares of non-voting Series B Preferred Stock. As the largest shareholder of the Company, I have the most to lose if the Company does not address its cash burn in the near term. I believe I am also uniquely positioned to successfully consummate a Transaction.

Based on information available to me at this time, I am proposing to purchase the Shares for a purchase price of $.67 per Share, which represents a premium of approximately 44% to the closing price of the Shares on May 6, 2022 and a premium of approximately 18% to the volume-weighted average price of the Shares during the last 30 trading days. This proposal reflects an attractive value for the Company’s shareholders under the difficult circumstances, and a unique opportunity for them to monetize their investment at a premium to the Company’s current and recent stock price.

I expect that you will establish a special committee of independent directors to consider this proposal on behalf of the Company’s shareholders and to make a recommendation to the full board of directors. I also expect that the special committee will retain its own independent legal and financial advisors to assist in its review of the Transaction. I have retained legal and financial advisors to assist in the pursuit of the Transaction.

Given my extensive history and knowledge of the Company, I am prepared to negotiate definitive agreements with the special committee and its advisors, with the assistance of my advisors, and to complete the

Transaction in an expedited manner. I expect that the definitive agreements will provide for representations, warranties, covenants, and conditions that are typical, customary, and appropriate for transactions of this type.

In considering this proposal, please note that, in my capacity as a shareholder of the Company, I believe it would be in the best interests of the Company for the special committee to negotiate exclusively with me toward definitive agreements and not attempt to commence an auction process in parallel with our negotiation. Such a process would introduce uncertainty and delay at a time when the Company can afford neither. If the special committee or board of directors feels a need to market check my proposed offer, there can be an opportunity to do so after we have reached a definitive agreement.

Through a combination of the rollover of existing capital stock in the Company and my available liquid financial resources, this Transaction would be fully funded, as would the ongoing operations of the Company following the Transaction. Accordingly, this proposal would not be subject to an uncertainty or delay with respect to any financing, and the Transaction will not be subject to a financing condition.

Following the Transaction, I would expect that the Company’s management team would remain in place. In addition, I anticipate maintaining the Company’s talented and valuable employee base at closing, which I view as one of its most important assets.

I have engaged DLA Piper LLP (US) as legal advisor for the Transaction. I have also engaged Imperial Capital as financial advisor for the Transaction.

This letter constitutes only a preliminary indication of interest and does not constitute any binding commitment with respect to the Transaction proposed in this letter or any other transaction. A binding commitment will result only after additional confirmatory due diligence and the execution of definitive agreements, and then will be on terms and conditions provided in such documentation.

While this letter is a non-binding commitment that I may withdraw at any time, please note that I regard time as of the essence in light of the Company’s financial position, and I do not intend to move forward with an offer on the terms set forth herein if we do not reach a definitive agreement by June 8, 2022 or if the Company’s cash balance falls below $15 million.

I would welcome the opportunity to meet with the special committee and/or its advisors as soon as possible to discuss this proposal. I look forward to your response.

Sincerely,

Robert Glaser

On May 9, 2022, the Company issued a press release acknowledging the receipt of Mr. Glaser’s proposal and advising of the formation of the Special Committee to review and evaluate the Proposed Transaction.

On May 10, 2022, the Special Committee and its advisors held a meeting to discuss the terms of the Proposed Transaction and the process to evaluate it. The Special Committee noted items that they believed required clarification from Mr. Glaser, including: (i) whether the completion of the Proposed Transaction was conditioned on (a) the approval of the Special Committee and/or (b) the approval of a majority of the shares not owned by Mr. Glaser and his affiliates; (ii) whether Mr. Glaser would be interested in selling his shares in a transaction with an alternative party at a higher price, if such a proposal should arise; (iii) whether Mr. Glaser would veto any alternative transaction via his role as the Chairman of the Board’s Strategic Transactions Committee; (iv) intended transaction structure and financing sources and (v) what sort of due diligence Mr. Glaser would require. Further, the Special Committee discussed the Company’s performance relative to the “baseline” financial forecast provided in January, noting that the Company had materially failed to achieve projected performance since such time. The Special Committee discussed these matters with its advisors and concluded that Company management should prepare an updated financial forecast reflecting Company management’s then-existing best estimates of future financial performance to accurately assess any proposal. Finally, in response to a request from the Special Committee, Company management provided the Special Committee and its advisors a summary of all ongoing discussions with third parties about potential strategic transactions so that the Special Committee could evaluate the Proposed Transaction in light of potential alternative transactions.

Beginning on May 10, 2022 and throughout the remainder of the month, representatives of Houlihan Lokey met with Company management in connection with Houlihan Lokey’s financial analysis of the Company. Company management discussed with Houlihan Lokey the Company’s recent performance, business plan and strategic initiatives, and Houlihan Lokey discussed with Company management the market environment for the various business segments and other matters related to the financial analysis being prepared by Houlihan Lokey, including an updated financial forecast being prepared by the Company’s management.

On May 11, 2022, the Special Committee delivered a letter to Mr. Glaser seeking clarification regarding a number of items included in his proposal of May 6th, the text of which is as follows:

May 11, 2022

Rob Glaser

RealNetworks, Inc.

1501 First Avenue South

Seattle, Washington 98134

Dear Rob:

We are in receipt of your proposal dated May 6, 2022, that sets forth certain terms on which you propose to acquire RealNetworks, Inc. (the “Company”). We, the special committee established by the Company’s board of directors, intend to work expeditiously to evaluate your proposal. To that end, we have engaged an independent financial advisor (Houlihan Lokey) and counsel (King & Spalding) to advise and assist us. In connection with our review, the special committee will require some information to evaluate the financial terms of your proposal. We have already contacted Christine and Mike—we anticipate that financial information will be available in the near term.

As we consider your proposal, it would help to clarify a few points as well. While it may make sense for our advisors to connect on these points (or for all of us to speak), set forth below are certain areas where greater detail will assist us in our review.

Structure

Your proposal indicated that you “may wish to propose an asset acquisition…depending on the results of [your] due diligence review”. Before the special committee can evaluate your proposal, we need to understand what we are being asked to consider. A cash merger and an asset acquisition have very different implications for the public shareholders and the Company. Please advise whether your thinking on transaction structure has been refined and/or what diligence you must complete in order to finalize your transaction structure. While we anticipate moving expeditiously, we cannot begin to evaluate your proposal without this information. Additionally, please advise us as to the nature of the due diligence, the timeline for completion and the names of any third parties that have been or will be engaged to assist.

Financing

We appreciate that pursuant to your proposal, any transaction would not be subject to a financing condition, that the proposed transaction (and ongoing operations of the Company) would be “fully funded” and that you have “the liquid financial resources” to complete a transaction on the terms you proposed. So that we may confirm the funding available for the proposed transaction, associated expenses and ongoing operations, please provide the special committee with a detailed schedule of sources & uses.

Pursuant to your proposal, we also understand that you may partner with potential co-investors in connection with the proposed transaction. Please advise us as to your anticipated outreach to potential co-investors, the extent to which any such co-investors will require due diligence or other information from the Company and the timing of any such review.

Approvals

Please advise whether your proposed transaction is subject to any conditions. More specifically, before the special committee begins to evaluate your proposal, please advise whether the proposed transaction would be contingent upon the approval of the special committee and/or the approval of a majority of the shareholders that are not affiliated with you.

Market Check

Your proposal includes a request that, in light of the diminishing cash balance and the potential for delay, the special committee forgo any efforts to solicit alternative transactions on a parallel path with evaluating your proposal. You proposed that in the alternative, “there can be an opportunity [for a market check] after we have reached a definitive agreement.” While the special committee will not make any commitments regarding its process, it would be helpful to understand what sort of market check you would permit the special committee to undertake after entry into definitive agreement. More specifically, in connection with any such market check, would you be willing to terminate the Strategic Transactions Committee or forgo any approval rights such committee has over any potential alternative transaction? Additionally, notwithstanding your stated desire to take the Company private, are there terms on which you would agree to sell the Company to a third party?

Rob, thank you for your guidance. To the extent helpful to discuss this (whether in an advisor-to-advisor or an all-hands call) we are happy to do so.

We look forward to engaging with you on your proposed transaction. We all share the desire to do what is best for the Company and its shareholders.

Best Regards,

Bruce Jaffe & Erik Prusch

In response to the Special Committee’s letter seeking clarification on May 11th, Mr. Glaser responded with a letter on May 12, 2022, the text of which is as follows:

May 12, 2022

Special Committee of the Board of Directors

RealNetworks, Inc.

1501 First Avenue South

Seattle, Washington 98134

Dear Bruce and Erik:

Thank you for your letter from May 11, 2022 in response to my letter dated May 6, 2022 proposing to acquire RealNetworks, Inc. (the “Company”) in a going private transaction (the “Proposal”). This letter is to respond to the questions contained in your letter.

Regarding your questions about structure, I do not think the final form of the structure should slow down or delay my negotiations with the Company. The language in my offer reflects the fact that my tax advisors are assessing whether a deemed asset purchase (in other words, a forward merger treated as an asset purchase) would be a financially beneficial and efficient structure for me. If such a structure is proposed, we don’t anticipate a materially different tax outcome to the Company or its shareholders. We plan to follow-up in short order with the due diligence requests necessary to complete our analysis. In any event, we do not believe the timing or the results of our analysis should impact the special committee’s ability to evaluate the Proposal.

Regarding your questions about financing, I will have more than sufficient capital available to meet the needs for the full acquisition of all the outstanding shares of the Company at the price indicated in the Proposal. This will include reasonable allocations for legal, financial, tax, accounting, and other third party expenses customary for a transaction of this nature. At the right time, we will be prepared to provide proof of funds to support the capital availability for the transaction, as outlined above. As I indicated in the Proposal, my offer is not conditioned on the participation of co-investors. Moreover, I am not anticipating any near-term diligence from any potential co-investor. I would simply ask that we be able to share information with prospective co-investors when the time comes, pursuant to appropriate nondisclosure agreements for sharing such information.

Regarding approvals, I acknowledge that the Board of Directors may wish to make the consummation of the proposed transaction contingent upon the approval of the special committee, the Company’s full board, and/or the approval of a majority of the shareholders that are not affiliated with me. I do not have a position on this issue at this time. I will note that I regard the economic terms of my Proposal as an attractive deal for the Company’s shareholders, especially given both macro and company-specific circumstances. I also do not think it is necessary to delay your evaluation of the Proposal as we work through and resolve these matters.

Regarding your questions on a market check, I anticipate that the definitive agreement may include a “go shop” provision to be negotiated and agreed upon within market norms. With respect to the Strategic Transactions Committee, as you know this structure has been in the Company’s charter since before the Company went public in 1997. I do not anticipate that we would terminate the committee in connection with my proposed transaction or any other transaction.

In the interest of efficiency, I would suggest that we (including our lawyers and/or advisors) have a conference call today (Thursday) or Friday to discuss these and any other matters so that we can continue to move this process forward both rigorously and expeditiously. Please let me know if you agree and when would be a convenient time for to talk.

Sincerely,

Rob Glaser

On May 13, 2022, the Special Committee and its advisors, and Mr. Glaser and his advisors, held a meeting to discuss the terms of the Proposed Transaction as reflected in Mr. Glaser’s two letters. During the course of this meeting, the Special Committee and its advisors sought to maximize the protections afforded to the transaction process by conditioning the Proposed Transaction on both (i) approval by the Special Committee and (ii) approval by a majority of the shares not held by Mr. Glaser or his affiliates. Mr. Glaser did not commit during the meeting to condition the Proposed Transaction on both such requirements. Further, Mr. Glaser confirmed that he was not willing to waive in advance the applicability of the Strategic Transactions Committee, which has been in the Company’s Charter for its entire life as a public company, to any alternative transaction that the Special Committee might discover during Mr. Glaser’s proposed “go-shop” period.

On May 16, 2022, representatives of Houlihan Lokey held a call with representatives of Imperial to discuss the status of the Special Committee’s process. Representatives of Imperial communicated that Mr. Glaser was highly concerned about the Company’s financial position and thus was focused on a timely response to his proposal from the Special Committee.

On May 16, 2022, Mr. Glaser contacted Mr. Jaffe to express his concern over the deteriorating financial position at the Company and the pace of progress and his strong desire to move quickly to finalize terms. He also previewed a letter he would send to the Special Committee, further clarifying his position following the call with the Special Committee and its and his respective advisors. Following such conversation, Mr. Glaser delivered such letter to the Special Committee, the text of which is as follows:

May 16, 2022

Special Committee of the Board of Directors

RealNetworks, Inc.

1501 First Avenue South

Seattle, Washington 98134

Dear Bruce and Erik:

Thank you for your discussion on Friday, May 13, 2022, regarding my proposal to acquire RealNetworks, Inc. (the “Company”) in a going private transaction (the “Proposal”). This letter is to update you regarding my willingness to agree to a “majority of the minority” condition. I also want to reiterate to the Special Committee (the “Special Committee”) of the Board of Directors of the Company (the “Board”) the importance of commencing substantive negotiations with me as soon as possible.

My prior letter to you dated May 12, 2022 stated, among other things, that I did not have a position at that time regarding whether the consummation of the proposed transaction be contingent [sic] the approval of the Special Committee and a majority of the shareholders that are not affiliated with me. Upon further consideration, I am willing to confirm to you that the Proposal will be contingent on the approval of Special Committee and the approval of the holders of a majority of the vote of shares of the Company (present in person or by proxy and voting at the special meeting) other than shares held by me and any affiliated holders.

In addition, I remind you that the Proposal includes a June 8, 2022 deadline for entering into definitive agreements. While I understand that some preparatory steps are needed, at this point 10 days has [sic] lapsed from my original Proposal and no substantive negotiations have commenced.

There is no reason that we can’t begin to engage in substantive negotiations immediately, even as the Special Committee and its advisors do whatever work the Special Committee deems necessary for it to be in a position to fully evaluate my offer.

Given macro economic and financial market issues, and also the Company’s financial situation, I truly hope that we all agree that time is of the essence, and that we set up our work flow accordingly.

I look forward to hearing from you about the substantive terms of my offer, including enabling me to commence diligence, as a matter of urgency. I remain committed to moving forward rapidly and efficiently. Please let me know when to expect the Special Committee’s response.

Sincerely,

Rob Glaser

On May 17, 2022, Mr. Glaser called Mr. Jaffe and reiterated his concern at what he viewed as a lack of urgency on the part of the Special Committee. Mr. Glaser shared his perspective that the Company was in an increasingly financially challenging position and that each day of delay created additional cost and risk that Mr. Glaser would determine that the Proposed Transaction would not be a prudent use of his personal financial resources. Further, the absence of an agreed upon transaction could potentially put the Company at risk. Mr. Glaser acknowledged that the Special Committee would require an updated financial forecast in order to analyze a transaction but requested that the Special Committee engage in negotiations regarding the Proposed Transaction on a parallel path. Mr. Jaffe informed Mr. Glaser that the Special Committee anticipated using the management plan/forecast that would be presented shortly to the Board. Finally, Mr. Glaser reminded Mr. Jaffe that his proposal would expire if the Special Committee and Mr. Glaser had not resolved substantive terms by June 8, 2022.

On May 18, 2022, the Special Committee held a meeting at which its advisors from K&S and Houlihan Lokey participated. Houlihan Lokey provided an update to the Special Committee regarding their recent communications with certain shareholders who had reached out following the announcement of Mr. Glaser’s proposal, as well as discussions related to unsolicited, inbound inquiries about potential alternative transactions. The Special Committee and its advisors discussed the low likelihood of consummating any such alternative transactions, given that the parties with which Houlihan Lokey communicated about the Company were not interested in all of the Company’s assets, the practical challenges associated with identifying and segregating the businesses that may be of interest to such parties, the significant diligence and complexity associated with executing such an alternative transaction (particularly in light of the Company’s financial position) and the approval needed from the Strategic Transactions Committee (chaired by Mr. Glaser) with respect to any such alternative transaction. Mr. Jaffe also provided a summary of his recent conversations with Mr. Glaser and Mr. Glaser’s request that the Special Committee move with greater urgency, as well as his request for a formal letter inviting Mr. Glaser to begin formal due diligence. Finally, the Special Committee and its advisors discussed the financial forecast being prepared by Company management, noting that the forecast assumed additional capital to fund operations, but with no specific guidance or expectations on whether, or the terms on which, such capital would be provided. The Special Committee noted that without the additional capital, or a significant change in the Company’s strategic plan, the Company’s cash reserves would likely be depleted within 12 to 15 months.

Following the Special Committee meeting, the Special Committee delivered the following letter to Mr. Glaser (as requested by Mr. Glaser), the text of which is as follows:

May 18, 2022

Rob Glaser

RealNetworks, Inc.

1501 First Avenue South

Seattle, Washington 98134

Dear Rob:

Thank you for the discussion on May 13, 2022 and your response letter dated May 16, 2022. We appreciate your clarification on various structural points in your proposal to acquire RealNetworks, Inc. (the “Company”).

As we discussed, we acknowledge your desire for the special committee of the board of directors of the Company (the “Special Committee”) to move expeditiously in considering your proposal. To that end, the Special Committee retained independent advisors, reviewed your formal proposal, engaged in discussions with you and your advisors regarding the terms of your proposal, met with management (other than you) regarding their perception of whether the previously prepared financial forecast continues to reflect management’s best estimates of future financial performance, communicated with the Company’s shareholders that have expressed a desire to convey their opinion of your proposal to the Special Committee and communicated with third parties that have approached the Company or the Special Committee regarding potential alternative transactions. We appreciate that much of this is happening “on our side of the table”, so it may not appear to you as though the Special Committee is moving quickly to assess your proposal, but rest assured, we are working hard to do so.

As you know, the Special Committee will require certain information and advice before it can thoughtfully consider your proposal. As you can see from the above, we are working to obtain such information and advice promptly. However, we also understand that you will require certain due diligence information in connection with finalizing the terms of your proposal. We encourage you to conduct such due diligence on a parallel path. To the extent we, or our advisors, can be helpful in facilitating your due diligence review, please advise us on how best to assist you. Further, while we do not want to unintentionally create any perception of our view regarding your proposal, we are mindful of your request to move expeditiously. To that end, while it is your decision regarding when to direct your advisors to begin preparing an initial draft of a merger agreement, we have directed our legal advisors to be ready to review any such draft merger agreement upon its receipt. We believe that your due diligence, our consideration of the financial terms of your proposal and any negotiations of the terms set forth in a definitive agreement can all happen concurrently.

We look forward to engaging with you on your proposed transaction. We all share the desire to do what is best for the Company and its shareholders.

Best Regards,

Bruce Jaffe & Erik Prusch

On May 19, 2022, Mr. Glaser spoke with Mr. Jaffe and informed Mr. Jaffe that Mr. Glaser did not think it was financially prudent to direct his attorneys to begin preparing a draft of the merger agreement prior to receiving a formal response to his proposal. Mr. Jaffe outlined the steps needed to respond, including the need for a final version of Company management’s financial forecast and time for the Special Committee’s advisors to review such plan and prepare resulting financial analysis. Specifically, Mr. Jaffe and Mr. Glaser agreed that Company management should prioritize completion of its updated financial forecast.

On May 23, 2022, Mr. Glaser and Mr. Jaffe spoke again about the process to review Mr. Glaser’s proposal.

On May 24, 2022, Mr. Glaser and Mr. Jaffe held a call to discuss the status of the updated management plan and financial forecast to be presented at the upcoming May 26, 2022 meeting of the Board, including Mr. Glaser’s position that the forecast would be extremely challenging to achieve, and Mr. Glaser’s intention to present his own alternative financial forecast to the Board, in addition to the forecast to be presented by the Company’s CFO and its President. Mr. Jaffe communicated the Special Committee’s intent to move expeditiously after it had the opportunity to review all relevant materials and consult with its advisors. Accordingly, Mr. Glaser instructed his attorneys to prepare an initial draft of the merger agreement.

On May 25, 2022, the Special Committee held a meeting at which its advisors from K&S and Houlihan Lokey participated. Houlihan Lokey again advised the Special Committee of its communications with certain shareholders following the announcement of the Proposed Transaction as well as inbound inquiries from potential buyers. Again, the Special Committee and its advisors discussed the low likelihood of consummating any such alternative transactions. The Special Committee also discussed the outlook for the Company’s businesses, the updated financial forecast and the preparation by Company management for the Special Committee of an illustrative plan, to the extent feasible, to operate without the need for additional capital, including by separating and/or eliminating lines of business. The Special Committee and its advisors discussed the practical challenges associated with implementing such a plan, including personnel and customer retention, operating complexity and the potential role of the Strategic Transactions Committee. Ultimately the Special Committee concluded that it was not in a position to communicate anything more definitive than that the Special Committee would need the information and the time it determined were required to respond properly and that it was not prepared to approve a transaction based on $0.67 per share as set forth in Mr. Glaser’s proposal.

On May 26, 2022, in advance of a regularly scheduled Board meeting, Mr. Jaffe spoke with Mr. Glaser, during which meeting Mr. Jaffe communicated to Mr. Glaser that the delay in the Special Committee’s response to Mr. Glaser’s proposal at this point was a result of the Special Committee waiting for the financial forecast, which had just recently been distributed to the Board, and only now could Houlihan Lokey begin considering its financial analysis. Mr. Glaser reiterated that, as per his letter dated May 6, 2022, he might cease discussions if key terms were not resolved by June 8, 2022, but Mr. Jaffe was non-committal on the Special Committee’s ability to meet the requested timeline, reminding Mr. Glaser that the Special Committee needed time and information to adequately respond.

Later on May 26, 2022, the Board held a regularly scheduled meeting with the intention to approve a budget for the second half of 2022. At such meeting Mr. Glaser expressed concern to the Board regarding the Special Committee’s inability to move at the pace that he thought was the most prudent and in the Company’s best interests. Before a presentation of the financial forecast and management’s proposed budget for the second half of 2022, a director inquired about the Company’s plans to conserve cash and/or raise capital in the event the Company and Mr. Glaser could not reach agreement on the Proposed Transaction. Given open questions on the topic and the pendency of the negotiations between the Special Committee and Mr. Glaser, the Board again deferred approval of the second half budget to its regularly scheduled July meeting, at which time it expected to have better visibility on the likelihood of the Proposed Transaction.

After the Board meeting on May 26, 2022, all members of the Board (exclusive of Mr. Glaser) met and the Special Committee apprised the independent directors of the process being undertaken by the Special Committee, its thoroughness and commitment to the process, and the underlying reasons for Mr. Glaser’s frustration with the timeline. The independent directors expressed support for the Special Committee and its view of the most appropriate process.

On both May 27 and May 29, 2022, the Special Committee held meetings at which its advisors from K&S and Houlihan Lokey participated to discuss the financial forecast prepared by Company management. The Special Committee and its advisors acknowledged that the forecast prepared by management assumed the Company would raise additional capital to fund operations, but that achievement of such forecast was uncertain given that there was no source of such funding identified nor any apparent strategy to raise such capital. Nevertheless, the Special Committee and its advisors concluded that such forecast represented the best estimates of future financial performance available to the Special Committee.

On June 3, 2022, the Special Committee held a meeting at which its advisors from K&S and Houlihan Lokey participated. Houlihan Lokey presented to the Special Committee a preliminary version of the financial analyses presented by Houlihan Lokey to the Special Committee on July 26, 2022. The Special Committee and its advisors also discussed the low likelihood of an alternative transaction that represented superior value being presented in the context of any solicitation (particularly given the diverse nature of the Company’s business segments and the complexity associated with segregating the businesses) and concluded that in light of these factors and Mr. Glaser’s unwillingness to waive the applicability of the Strategic Transactions Committee to such alternative transaction, any solicitation process was unlikely to be fruitful. The Special Committee and its advisors then discussed the Proposed Transaction and a response to Mr. Glaser’s Proposed Transaction, which would: (i) focus on significant certainty of closing; (ii) not include a financing condition; (iii) require the approval of a majority of the shares held by shareholders other than Mr. Glaser and his affiliates; (iv) include a personal guarantee of performance by Mr. Glaser; and (v) subject to the foregoing, be based on a purchase price of $0.90 per share.

On June 4, 2022, Mr. Jaffe and Mr. Prusch called Mr. Glaser to convey the Special Committee’s response to Mr. Glaser’s proposal. The Special Committee conveyed to Mr. Glaser it was prepared to support a transaction at $0.90 per share, provided that the merger agreement provided for limited conditionality and a personal guarantee from Mr. Glaser. With those terms, the Special Committee conveyed that it was prepared to move quickly to execute an agreement. Mr. Glaser requested that the Special Committee put its response in writing and confirmed that his legal advisors would prepare a merger agreement to be delivered to the Special Committee in the near term.

Later on June 4, 2022, per Mr. Glaser’s request, the Special Committee delivered a letter memorializing the Special Committee’s response to Mr. Glaser’s Proposed Transaction, the text of which is as follows:

Rob Glaser

RealNetworks, Inc.

1501 First Avenue South

Seattle, Washington 98134

Dear Rob:

Thank you for the discussion earlier today regarding your proposal to acquire RealNetworks, Inc. (the “Company”). We want to thank you and your team for the continued effort put forward through the diligence process.

As stated in our prior discussions, our intention is to move expeditiously in considering your proposal. To that end, we have worked diligently over the past several weeks with our independent advisors to review your proposal, and have conducted extensive meetings with our advisors and the Company’s management team (other than you) to fully evaluate the terms of your proposal. Additionally, we have communicated with the Company’s shareholders who have expressed a desire to convey their opinion of your proposal to the special committee, and have communicated with third parties that have approached the Company or the special committee regarding potential alternative transactions.

After our review of the information provided to the special committee to date, along with the time our teams have spent together, we are prepared to recommend acceptance of your proposal based on increased cash consideration of $0.90 per share. Our counterproposal is subject to the negotiation of a satisfactory merger agreement, which will (i) include limited conditionality given your extensive knowledge of the Company, (ii) not include any financing conditions, (iii) require that the transaction be approved by a majority of the Company’s shareholders who are unaffiliated with you and (iv) not include a go-shop provision. The special committee and its advisors are prepared to begin negotiating the merger agreement and related legal documentation. We are prepared to move towards signing a definitive agreement in short order.

We look forward to engaging with you on your proposed transaction. We all share the desire to do what is best for the Company and its shareholders. We look forward to your response and thank you again for the effort you have put forward to date.

Best Regards,

Bruce Jaffe & Erik Prusch

On June 6, 2022, representatives of Imperial contacted representatives of Houlihan Lokey to discuss the letter and to better understand the diluted share count of the Company. Imperial stated that Mr. Glaser did not believe an increase in the purchase price was warranted and remained concerned about the financial position of the Company by the anticipated time of closing. Further, Mr. Glaser took the position that any solicitation of alternative transactions by the Special Committee should occur following the Special Committee and Mr. Glaser reaching final agreement on the Proposed Transaction, and reiterated that Mr. Glaser would not waive or eliminate the rights of the Strategic Transactions Committee.

Later on June 6, 2022, Mr. Glaser called Mr. Jaffe and Mr. Prusch to provide a counter-proposal of a transaction at $0.70 per share and previewed some elements of a soon to be delivered draft merger agreement.

Later still on June 6, 2022, representatives of DLA delivered an initial draft of a proposed merger agreement to representatives of K&S.

On June 7, 2022, the Special Committee held multiple meetings at which its advisors from K&S and Houlihan Lokey participated to discuss the financial and legal terms set forth in Mr. Glaser’s counter proposal and draft merger agreement. The Special Committee and its advisors discussed the price at which Mr. Glaser proposed to complete the transaction relative to the future prospects of the Company and the terms of the draft merger agreement circulated by Mr. Glaser’s legal counsel. The Special Committee noted that the draft merger agreement did not appear to reflect the certainty of price or certainty of closing that the Special Committee indicated were of paramount importance to the Special Committee, including the fact that certain conditions to closing appeared to be in Mr. Glaser’s control, the draft did not include a personal guarantee from Mr. Glaser, the majority of the minority approval condition appeared tied to the shares voting at the shareholder meeting, rather than shares outstanding, and that the merger agreement included a purchase price adjustment that was also potentially in Mr. Glaser’s control. The Special Committee and its advisors discussed the appropriate approach to responding to Mr. Glaser and concluded that firmly establishing the terms on which the Special Committee could support a transaction, primarily certainty of price and certainty of closing, should be set forth in writing with a material move on Mr. Glaser’s part on price to allow the parties to more efficiently resolve key differences and execute definitive agreements.

Later on June 7, 2022, the Special Committee delivered a letter formally responding to Mr. Glaser’s proposed price and terms, the text of which is as follows:

June 7, 2022

Rob Glaser

RealNetworks, Inc.

1501 First Avenue South

Seattle, Washington 98134

Dear Rob:

Thank you for the discussion yesterday regarding your proposal to acquire RealNetworks, Inc. (the “Company”) and for the draft Agreement and Plan of Merger (the “Merger Agreement”). We have considered your proposed terms and our counsel has undertaken a preliminary review of the Merger Agreement. Per your request that we respond by June 8th, we thought a written response was most appropriate to ensure that nothing was lost in translation.

In an effort to facilitate a prompt resolution of key terms, below are the terms on which we are prepared to recommend a transaction, subject of course, to the lawyers documenting the deal terms. The below reflects our view of the material changes to your proposal necessary for the Special Committee to recommend a transaction. We are focused, as we reiterated in our letter over the weekend, on maximum certainty for the Company’s shareholders, both as to price and as to closing.

We are prepared to support a transaction at $0.80 per share, which we view as a substantial concession to get to final terms.

In order to recommend a transaction at such price, we will expect the Merger Agreement to be revised to reflect the following:

•

Guarantee: We expect that you will be a party to the Merger Agreement in a personal capacity, providing a legally binding guarantee to pay, or backstop the payment by Greater Heights LLC, the full merger consideration and all expenses payable by the Company. To that end, we expect to see substantially enhanced representations and warranties and supplemental information regarding your ability to fund the transaction. We also expect a clear, unimpeded right to specifically enforce the Merger Agreement in the event you do not perform.

•	Price Adjustments: All adjustments to the consideration payable in the merger will be eliminated. If we cannot reach agreement on a price, then we cannot support your proposed transaction.

•	Closing Conditions/Termination Rights:

•

As previously indicated, we expect to close any transaction that we enter into. We appreciate that certain material changes outside your control may warrant your reconsideration of the transaction following signing, but those changes must be (i) durationally significant and (ii) outside your control. To that end, any representation/warranty/covenant that is within your control as a shareholder, director or executive of the Company may not serve as a condition to your closing the transaction or provide you a right to terminate the Merger Agreement. And any “Material Adverse Change” that might excuse your closing the transaction cannot be within your control.

•

Previous iterations of your proposed transaction were conditioned on the approval of a majority of the unaffiliated shareholders voting to approve the merger. We understand that the omission of this condition was a scriveners error and we assume that we remain in agreement that a majority of the outstanding shares not held by you or your affiliates must approve the merger, consistent with precedent transactions and caselaw on the point under Delaware law.

•

Conditioning the transaction on a certain percentage of the outstanding common stock exercising dissenters/appraisal rights is not acceptable. We will approve a price that is fair, but will not introduce closing risk if shareholders have a different perception of value. This condition should be removed.

•

Market Check: We appreciate your granting the Special Committee the right to contact potential parties to alternative transactions. As we indicated previously, we do not view the “Go Shop” as necessary or useful if you, individually or as part of the strategic transactions committee, are unwilling to support an alternatives transaction approved by the Special Committee. Accordingly, either the Special Committee should be entitled to solicit and consider alternative offers with full knowledge that you will support any transaction the Special Committee concludes is “superior” to your proposal, with a significantly reduced termination fee, or you should formally withdraw the “Go Shop” to save the Company the time and expense of a neutered solicitation process. In such event, the Special Committee will continue to have the right to consider unsolicited transaction proposals, but will do so with the understanding that the strategic transactions committee must also approve any such transaction.

•

Timing: We appreciate your desire to move quickly. If we are able to reach agreement on terms, we share the desire to move as quickly as possible to provide a liquidity event to shareholders, though we are concerned with a few elements of your proposal that may impact timing.

•

The proposed “End Date” of October 31, 2022 appears potentially achievable, but aspirational. We too would like to close in the early fall, but also understand the process to get from signing to closing on a controlling shareholder take-private can sometimes face additional scrutiny and delay resulting from SEC review or litigation. We believe an End Date of December 31, 2022 is more appropriate.

•

While the conditions associated with the representations and warranties are oftentimes measured by the “Material Adverse Effect” standard, many of the representations and warranties themselves include no such materiality qualifier (or even a reference to what is already disclosed in public filings); in the interest of quickly preparing and populating disclosure schedules, we believe only critical items should be disclosed.

•

Voting Agreement: We noted the reference to a Voting Agreement between you and certain shareholders. We need to understand what is contemplated by this agreement and who you intend to be a party thereto.

We look forward to engaging with you on your proposed transaction. We all share the desire to do what is best for the Company and its shareholders. We look forward to your response and thank you again for the effort you have put forward to date.

Best Regards,

Bruce Jaffe & Erik Prusch

On June 8, 2022, representatives of K&S and DLA spoke to discuss principal terms of the Special Committee’s counterproposal, with K&S reiterating the importance of the points highlighted in the Special Committee’s June 7th letter and underscoring the Special Committee’s focus on ensuring a certain price for shareholders and ensuring that any transaction agreed to would in fact close. DLA expressed Mr. Glaser’s concern that the finances of the Company were deteriorating and he did not want to agree to a certain price only to see the value of the business erode. Finally, DLA confirmed that Mr. Glaser remained unwilling to waive the applicability of the Strategic Transaction Committee’s right to reject any alternative transaction that might be solicited in a proposed “go shop” provision.

Later on June 8, 2022, Mr. Glaser contacted Mr. Jaffe and Mr. Prusch via email to express his concern with the potential expenses incurred by the Company and the Special Committee in connection with the Proposed Transaction and indicated that some level of certainty regarding such fees would be necessary for Mr. Glaser to provide a certain price.

Late in the evening on June 8, 2022, the Special Committee held a meeting at which its advisors from K&S and Houlihan Lokey participated to discuss the responses from Mr. Glaser and his advisors. The Special Committee and its advisors determined to prepare certain information for Mr. Glaser regarding anticipated fees of its advisors so that Mr. Glaser could include such fees in his analysis of the overall expense of the Proposed Transaction, but otherwise that the Special Committee did not believe it was productive to engage with Mr. Glaser until the Special Committee had a more comprehensive response on the issues presented by the Special Committee in its June 7th letter.

On June 9, 2022, the Special Committee and Mr. Glaser held a call to discuss the terms proposed by the Special Committee’s June 7th letter, with the Special Committee focused on ensuring certainty of price and certainty of closing. The Special Committee was not willing to engage in price negotiations in isolation from the other key transaction terms, so the call concluded without resolution on any key issues. During such call, Mr. Glaser expressed that he thought he was offering shareholders fair value and discussed the possibility that, if he were to withdraw the Proposed Transaction, the stock price would likely decrease significantly and Mr. Glaser could potentially be able to return later to propose to purchase the Company at a lower price. The Special Committee stated that it would not agree to terms, including price, that it did not believe were in the best interests of the shareholders unaffiliated with Mr. Glaser.

Later on June 9, 2022, Mr. Glaser responded with a letter to the Special Committee, the text of which is as follows:

June 9, 2022

Special Committee of the Board of Directors

RealNetworks, Inc.

1501 First Avenue South

Seattle, Washington 98134

Dear Bruce and Erik:

Thank you for your letter of June 7, 2022 relating to my offer to acquire RealNetworks, Inc. (the “Company”) and to the draft merger agreement (the “Proposed Agreement”). I also appreciate your time today in discussing the issues set forth in your letter. As you requested, this letter responds comprehensively to the points contained in your letter.

•

Price: My best and final offer price is $0.70 per share. In light of the transaction expense profile of the Company that you have shared with me, I believe this reflects meaningful additional economic value. In effect, I now understand that I am being asked to fund unexpectedly high transaction expenses. Instead of reducing my offer proportionately, I am willing to maintain it at $0.70 per share in the spirit of compromise and trying to reach common ground. This price per share represents a 49% premium to the last closing price per share prior to my initial offer.

Please note that this price assumes a suitable resolution to my questions regarding the treatment of restricted stock units and that there are no further adjustments to the transaction expense profile of the Company.

•

Limited Guarantee: I do not object to the concept of a limited personal guarantee, although I will need to assess the particulars of what you propose. Please propose specific language that reflects what you want, recognizing that the contractual obligations of my merger vehicles are only to pay the merger consideration and any damages from the breach of their representations and warranties.

•

Price Adjustments: Since the beginning of this process I have consistently observed that I need assurances as to the minimum levels of liquidity in the Company. I remain concerned that I will not get the benefit of my expected terms if the Company’s financial condition continues to deteriorate over a timeline you significantly control with costs that exceed my expectations. Accordingly, I cannot agree to eliminating the cash and working capital price adjustments. However, I can agree to work with you in good faith to determine a net working capital target we mutually regard as reasonable. I am also willing to limit the period when any such adjustments might happen to the period between deal signing up through the time that the SEC approves us going forward with our deal. This means that investors will be able to assess the deal on fixed financial terms. If for some reason you decide you don’t want to go forward with the deal on such an adjusted basis, you would be free to pay me the break-up fee and we’d all move on.

•

Closing Conditions/Termination Rights: I think I understand the theoretical principles you have proposed, but I am unsure if these principles will translate into actionable, practical contract language that I can accept. In this regard: (i) while I may be in a somewhat unique position as CEO and a large shareholder of the Company, I am accountable to the Board of Directors and cannot force my preferred outcomes on matters as basic as the Company’s budget, so I am only willing to assume responsibility for matters within my sole control, not for matters that in fairness involve others at the Company who also independently agree with my decision on that topic; (ii) I reconfirm that my offer is predicated on a “majority of the minority” approval; and (iii) your proposal to remove the appraisal rights condition introduces price uncertainty for me that is not acceptable. I look forward to your thoughtful, commercially reasonable markup of the Proposed Agreement that reflects your understanding that I am not interested in acquiring the Company at an inflated price whose value atrophies despite my calls to action.

•

Market Check: The Proposed Agreement includes a bracketed “go-shop” provision in an effort to honor the terms I previously offered: I am not proposing to preclude the Company from soliciting superior offers. I also repeat my assurance that, as a member of the strategic transactions committee, I am willing to honestly consider superior proposals. The strategic transactions committee has been priced into the value of the Company’s common stock for 25 years and is seated with members willing to consider superior proposals. I do not believe this would result in a “neutered solicitation process.”

You and your financial advisors may have different information or opinions bearing on the utility of an affirmative market check. You are entitled to decide whether you wish to include one, and if you do my expectation is that it will be substantially in line with the one set forth in the Proposed Agreement. If you don’t want one that’s fine with me too. In any event, as I have consistently said, I am not terminating or waiving the strategic transaction committee, and I am not pre-committing to blindly approving future unidentified transactions that the Special Committee concludes are “superior” to my offer. I also note that I regard the break fee set forth in the Proposed Agreement as within market norms, and I am not agreeing to a “significantly reduced termination fee” to the extent it is outside of market norms.

•

Timing: I agree with you that October 31, 2022 is achievable, and I do not believe that an additional two months is necessary. I desire a structure that encourages efficient progress in light of the Company’s cash burn, which I can remedy efficiently once the company is private. Accordingly, I suggest a variable structure tied to the first receipt of comments from the SEC. I suggest the end date be 90 days from those comments. I agree with your concern about the efficient population of disclosure schedules, and I will review your markup of the Proposed Agreement with this important timing point in mind.

•	Voting Agreement: I envision a voting agreement customary for a transaction of this type entered into by directors and relevant senior management members.

At your earliest convenience, please let me know if you view these terms as establishing a viable framework for a transaction. I am, and I have instructed my advisors to be, standing by to rapidly respond to any questions or comments, consistent with my track record of rapid responses.

Sincerely,

Rob Glaser

On June 10, 2022, the Special Committee held a meeting at which its advisors from K&S and Houlihan Lokey participated to discuss the recent response from Mr. Glaser. The Special Committee reiterated its focus on negotiating a transaction with a certain price that delivered appropriate value to shareholders and certainty that any such transaction would close. Based on Mr. Glaser’s June 9th letter, the Special Committee expressed concern that the Special Committee and Mr. Glaser did not seem particularly close on either item. The Special Committee and its advisors discussed the terms proposed by Mr. Glaser and how best to respond, concluding that the Special Committee should provide a comprehensive revision to the draft merger agreement reflecting the Special Committee’s position on all relevant issues, which would also ensure that there was no ambiguity regarding the Special Committee’s position on any issues, and which would focus on ensuring a certain price with certainty of closing and performance. Further, the Special Committee and its advisors concluded that, notwithstanding Mr. Glaser’s letter, it would again suggest that if Mr. Glaser was serious about providing the Special Committee an opportunity to market check the deal after announcement, the Special Committee would need a more fulsome ability to do so.

On June 10, 2022, Mr. Glaser and Mr. Jaffe spoke to discuss the items in Mr. Glaser’s letter and the overall process.

On June 12, 2022 and again on June 13, 2022, the Special Committee held meetings at which its advisors from K&S and Houlihan Lokey participated, to discuss Mr. Glaser’s position on the issues and how to respond in the form of a merger agreement.

On June 13, 2022, the Special Committee delivered a responsive draft merger agreement to Mr. Glaser, also indicating that it was prepared to recommend a transaction based on $0.79 per share.

On June 14, 2022, Mr. Glaser called Mr. Jaffe to discuss the potential terms of a Proposed Transaction. During such call, Mr. Glaser again shared his discomfort at not having certainty regarding the cash position of the Company at closing and the impact of the Special Committee’s process on such cash balance. Additionally, Mr. Glaser indicated that he might be able to increase his proposed purchase price to $0.71 per share, but would not exceed that price.

Following such call, the Special Committee held a meeting at which its advisors from K&S and Houlihan Lokey participated to discuss the terms proposed by Mr. Glaser and proposed responses thereto. Later that day, the Special Committee delivered a letter to Mr. Glaser responding to the issues Mr. Glaser raised in his communications:

Rob Glaser

RealNetworks, Inc.

1501 First Avenue South

Seattle, Washington 98134

Dear Rob:

Thank you for your revised proposal to acquire RealNetworks, Inc. (the “Company”). As we discussed, we provided a comprehensive response in the form of a draft Agreement and Plan of Merger (the “Merger Agreement”), in which we provided detail on our position regarding what we view as all the open issues, and which also reflects the terms on which we would be willing to recommend a transaction. In response to your request, this letter provides a high-level summary of our position on the terms that you identified in your letter of June 9th. We are focused, as we have explained before and as is reflected in our draft of the Merger Agreement, on maximum certainty for the Company’s shareholders, both as to price and as to closing.

•

Guarantee: We appreciate your recognition that a guarantee is appropriate for a transaction of this type. As you requested, the Merger Agreement includes specific language that reflects the terms of such guarantee, which are focused on ensuring payment of the merger consideration, by your investment vehicle or by you personally.

•

Price Adjustments: Consistent with our stated focus on certainty of price and closing, we will not accept adjustments to the consideration payable in the merger. Such an adjustment is off-market in a public company transaction and creates uncertainty regarding value to our shareholders, which we are unwilling to accept.

•	Closing Conditions/Termination Rights:

•

As previously indicated, we expect to close any transaction that we enter into. As you would acknowledge, the acquisition of a company by its founder, largest shareholder and CEO creates certain complications when it comes to the operation of the business pending a transaction and requires the Special Committee to negotiate certain terms at a significant information disadvantage. To that end, it is critical to the Special Committee that closing conditions/termination rights not be impacted by your knowledge of the Company’s business or anything that is within your control as CEO.

•

We acknowledge your desire to avoid price uncertainty by including a condition to closing on no more than a certain percentage of shareholders seeking appraisal. Notwithstanding the off-market nature of this condition, the Merger Agreement we circulated accepts this construct, albeit at a higher threshold of 20%.

•

Market Check: In your initial proposal you requested that the Special Committee defer any price discovery until after we had reached agreed upon terms—i.e., a post-signing “Go-Shop.” You have made clear since that time that you are not willing to waive the right of the strategic transactions committee to approve any potential alternative transaction. In light of the Special Committee’s agreement to defer a potential market check until after terms had been reached, we require the right to undertake a robust Go Shop process unless we are advised that such process is futile due to your unwillingness to approve any alternative transaction You will see in the Merger Agreement that we agreed to the timeframe proposed regarding the Go Shop, but have made other changes to ensure we can run a real price discovery process, including: (i) reduced termination fees more in line with market norms; (ii) an ability to continue negotiations with parties that make proposals during the Go Shop period; and (iii) a period focused on such price discovery. Finally, and consistent with our need to undertake true price discovery, the Merger Agreement includes a representation that you have made the Special Committee aware of any alternative transactions or proposals of which you are aware prior to signing so that we may explore those opportunities.

•

Timing: As discussed previously, while we also support a closing as rapidly as possible, we view the proposed October 31, 2022 “End Date” (following which you can simply walk away) as too short, thereby creating deal certainty issues. The Merger Agreement includes an End Date of December 31, 2022, which is more appropriate, particularly in light of the Go-Shop process and the timing that will be needed to prepare and file the proxy statement with the SEC and solicit votes from the shareholders. We view any earlier date as creating unnecessary conditionality to closing the transaction.

•	Voting Agreement: As requested in the Merger Agreement, please provide a draft of the Voting Agreement, including any potential parties to the Voting Agreement, as soon as possible.

We look forward to continuing to engage with you on your proposed transaction. We all share the desire to do what is best for the Company and its shareholders. We look forward to your response and thank you again for the effort you have put forward to date.

Best Regards,

Bruce Jaffe & Erik Prusch

On June 15, 2022, Mr. Glaser called Mr. Jaffe to discuss the Special Committee’s concerns with a purchase price adjustment and how Mr. Glaser could get comfortable with the cash position of the Company at closing. Mr. Jaffe requested that Mr. Glaser prepare an issues list or other written communication that set forth his comprehensive position on what Mr. Glaser viewed as open issues so that the Special Committee could review holistically. Following such call, the Special Committee held a meeting, at which its advisors from K&S and Houlihan Lokey participated, to discuss Mr. Glaser’s concerns with the Company’s cash position and the impact of the Special Committee’s process and advisor fees on such cash position. Mr. Glaser re-affirmed his position on price.

On June 16, 2022, Mr. Glaser delivered to Mr. Jaffe a list of what Mr. Glaser considered the material issues in the merger agreement, which included Mr. Glaser’s proposed resolution of such issues.

Following receipt of Mr. Glaser’s issues list, the Special Committee held a meeting at which its advisors from K&S and Houlihan Lokey participated to discuss such issues, certain of which introduced closing uncertainty that the Special Committee was not willing to accept. The Special Committee and its advisors agreed that Mr. Jaffe should call Mr. Glaser to convey that the parties were diverging.

Following the meeting of the Special Committee and its advisors, Mr. Jaffe called Mr. Glaser to inform him that the Special Committee felt that the parties were diverging and proposed that the negotiations cease. Mr. Glaser disagreed that progress and movement had not been achieved by both sides. Mr. Glaser recommended that the respective counsels speak, to which Mr. Jaffe agreed. Mr. Jaffe presented the Special Committee’s position that Mr. Glaser had drawn a firm line and would not discuss price and thus they were left to finalize terms, but despite weeks of negotiations the parties remained very far apart and continued discussions of that sort were fruitless. Mr. Glaser informed Mr. Jaffe that he primarily cared about the issue of transaction fees, and that further he might have flexibility on price but was not specific.

Later still on June 16, 2022, representatives of DLA and K&S discussed the issues presented in Mr. Glaser’s issues list.

Later still on June 16, 2022, the Special Committee and its advisors reconvened their meeting from earlier in the day to discuss the responses from Mr. Glaser and the discussion between representatives of DLA and K&S, and to evaluate the alternatives to the Proposed Transaction, including operating the Company on a standalone basis if the Special Committee ceased discussions with Mr. Glaser.

On June 17, 2022, Mr. Jaffe sent an email to Mr. Glaser indicating that the Special Committee may be willing to recommend a transaction based on a price of $0.75 per share and suggesting that the Special Committee was willing to agree to a termination right if certain fees payable to the Special Committee’s advisors were to exceed $3,250,000 so long as no termination fee would be payable by the Company if such termination right was exercised and that if Mr. Glaser did exercise such termination right that he would be bound to disband the Strategic Transactions Committee for a period of time following termination. Mr. Jaffe also suggested that Mr. Glaser direct his attorneys at DLA to provide a full markup of the Merger Agreement.

Later on June 17, 2022 Mr. Glaser called Mr. Jaffe to discuss the Special Committee’s proposal and his desire to proceed but did not agree to the $0.75 per share. Mr. Jaffe expressed disappointment and concluded that if Mr. Glaser wished to proceed he should provide a full response to the draft Merger Agreement.

Later still on June 17, 2022 the Special Committee met with the independent directors of the Board to inform them of the status. The Special Committee explained its reasoning behind its conclusion to propose ceasing negotiations given that discussions were not resulting in the Special Committee obtaining adequate certainty of price and closing to recommend a transaction. And, although negotiations had resumed, the Special Committee indicated that its support of a transaction was in no way imminent.

On June 20, 2022, representatives of Imperial contacted Houlihan Lokey to discuss potential resolution of certain transaction terms. Imperial noted that Mr. Glaser was not willing to waive the role of the Strategic Transactions Committee or support a go-shop on the terms desired by the Special Committee, but may have more flexibility than previously indicated on the purchase price. Imperial also communicated that Mr. Glaser and his advisors were in the process of preparing a full mark-up of the merger agreement, as previously requested by the Special Committee.

On June 22, 2022, representatives of K&S and DLA spoke to discuss the material issues presented by Mr. Glaser’s issues list. Following such call, on June 23, 2022, representatives of DLA distributed a revised merger agreement to K&S and the Special Committee. Later that evening, the Special Committee held a meeting, at which its advisors from K&S and Houlihan Lokey participated to discuss the terms set forth in the revised draft to review whether it reflected the certainty of price and certainty of closing required by the Special Committee.

On June 24, 2022, representatives of DLA and K&S again spoke to discuss the material open issues in the merger agreement.

On June 27, 2022, representatives of K&S distributed a revised draft of the merger agreement to DLA, and the respective legal advisors again spoke to discuss the open issues in the merger agreement.

On June 27, 2022, Mr. Glaser called Mr. Jaffe to inform him that several major issues were yet to be resolved. Mr. Jaffe indicated that he was under the impression that the issues were manageable.

On June 28, 2022, Mr. Glaser distributed a list of material issues in the merger agreement which Mr. Glaser, the Special Committee and their respective advisors discussed on a call on June 29, 2022.

Following the call on June 29, 2022, the Special Committee held a meeting at which its advisors from K&S and Houlihan Lokey participated to discuss the status of the open issues. The Special Committee concluded that discussing the issues with Mr. Glaser had become unproductive. Accordingly, the Special Committee determined to put its “best and final” version of key open terms on the table and explain to Mr. Glaser that he was free to either accept such terms or, reject them, in which case the Special Committee would cease discussions; if such terms were acceptable, the Special Committee was prepared to again engage in price discussions. On June 30, 2022, the Special Committee delivered a revised draft of the merger agreement, along with such message, to Mr. Glaser, which the legal advisors subsequently discussed on July 1, 2022.

On July 8, 2022, the Special Committee received an email from Mr. Glaser indicating that he was in general substantive agreement with the terms proposed by the Special Committee, subject to minor edits. Accordingly, he sought to reengage in price negotiations as he completed remaining due diligence now that the Special Committee was satisfied with other terms of any Proposed Transaction.

On July 11, 2022, the Special Committee held meetings at which its advisors from K&S and Houlihan Lokey participated, to discuss outstanding issues and the timing of a potential transaction.

On July 14, 2022, Mr. Glaser held a meeting with the Special Committee to inform them that he was in general agreement with the terms of the merger agreement, but given the passage of time, the deal costs, and the Company business and cash forecasts, he would be reducing his price to $0.68 per share. The Special Committee acknowledged the proposal and suggested Mr. Glaser submit it in writing.

Later on July 14, 2022, Mr. Glaser communicated with the Special Committee via email, confirming that he was in general agreement with the terms of the merger agreement, but that his price proposal was now $0.68 per share for the reasons he previously outlined.

On July 15, 2022, Mr. Glaser called Mr. Jaffe to discuss his latest proposal. Mr. Jaffe indicated that the Special Committee would not be able to support a price reduction. Mr. Glaser indicated he might be accommodating to an alternative price and that the Special Committee should respond with such alternative price when ready.

Later on July 15, 2022, the Special Committee held a meeting at which its advisors from K&S and Houlihan Lokey participated. At this meeting, the Special Committee concluded that it should not make a counter-proposal until Mr. Glaser had completed his due diligence.

On July 17, 2022, representatives of Houlihan Lokey and Imperial spoke regarding the status of Mr. Glaser’s diligence regarding outstanding shares and equity awards and his proposed purchase price. Imperial advised Houlihan Lokey that Mr. Glaser would consider movement into the “low-70s”, and that all future discussions regarding price should occur between the financial advisors.

On July 18, 2022, the Special Committee held a meeting at which its advisors from K&S and Houlihan Lokey participated to discuss the price at which the Special Committee would be willing to support the Proposed Transaction. The Special Committee concluded that, in order to continue discussions regarding the Proposed Transaction, Mr. Glaser would have to show upward movement on his price offer. Further, the Special Committee concluded that any price negotiations should be concluded in advance of the upcoming regularly scheduled Board meeting so that if there was not a deal to be reached, the Board could focus on how to manage the Company’s deteriorating cash situation. The Special Committee then instructed Houlihan Lokey to inform Imperial that the Special Committee would be prepared to recommend a transaction based on $0.76 per share and that a deal needed to be finalized prior to the Board meeting.

Following the Special Committee meeting, representatives of Houlihan Lokey contacted representatives of Imperial. During such call, Imperial indicated that Mr. Glaser was prepared to show movement if it was reciprocated, but that he was unlikely to pay more than the “low-70s” and sought revisions to the merger agreement to reduce potential expenses. The Special Committee met again that evening with its advisors to discuss the status of negotiations and agreed that if an appropriate price could not be reached in advance of the Board dinner scheduled for July 19, 2022, then negotiations should cease.

On July 19, 2022, committee meetings of the Board commenced. Representatives of Houlihan Lokey also continued price discussions with representatives of Imperial, during which Houlihan Lokey was informed that Mr. Glaser was willing to increase his proposed price per share to $0.73, but would not go further. Following the completion of committee meetings, the Special Committee met with its advisors to discuss Mr. Glaser’s latest proposal as well as a preview of the Company’s quarterly results and outlook for the remainder of 2022. In light of the Company’s deteriorating performance, the pending loss of key executives and the certainty of a cash offer, the Special Committee concluded that on the terms negotiated and substantially agreed in the current draft of the merger agreement, it would support a transaction at $0.73 per share.

Later on July 19, 2022, Mr. Jaffe and Mr. Glaser met and confirmed their mutual support for a transaction on the terms previously agreed (subject to finalizing the relevant definitive agreements and agreeing on remaining material terms) and at $0.73 per share. Thereafter the Board met and was informed of the status of negotiations between Mr. Glaser and the Special Committee.

On July 20, 2022, representatives of K&S and DLA spoke to finalize the terms of the merger agreement and discuss other definitive agreements.

Between July 21 and July 25, 2022, representatives of K&S and DLA held multiple discussions to finalize the terms of the merger agreement, the voting agreement and various public disclosures or communications to be made following the announcement of the transaction.

On July 22, 2022, representatives of Houlihan Lokey received written communications from Mr. Glaser related to all strategic initiatives that, to Mr. Glaser’s knowledge, were underway with regards to the Company and/or its businesses and discussed the same with Mr. Glaser and Imperial later that day.

On July 26, 2022, the Special Committee held a meeting at which its advisors from K&S and Houlihan Lokey participated. At the meeting, the Special Committee reviewed and considered the Special Committee’s fiduciary duties in connection with its review and response to Mr. Glaser’s Proposed Transaction and consideration of potential alternative transactions. At the request of the Special Committee, Houlihan Lokey then reviewed and discussed its financial analyses, including the financial analyses more fully described below under “—Opinion of the Special Committee’s Financial Advisors” on page 53. Thereafter, at the request of the Special Committee, Houlihan Lokey verbally rendered its opinion to the Special Committee (which was subsequently confirmed in writing), as to the fairness, from a financial point of view as of July 26, 2022, of the Merger Consideration to be received by the Unaffiliated Shareholders in the Merger pursuant to the Merger Agreement. Based upon a review of the factors and considerations described below under “—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board of Directors; Fairness of the Merger” on page 41 and in consultation with its legal and financial advisors, the Special Committee unanimously (i) determined that the Merger Agreement and the Proposed Transaction, including the Merger, were advisable and in the best interests of the Company’s Unaffiliated Shareholders; (ii) recommended that the Board adopt resolutions approving and declaring advisable the Merger Agreement and the Proposed Transaction; (iii) recommended that the Board resolve to recommend that the Company’s shareholders approve and adopt the Merger Agreement and the Merger; and (iv) recommended that the Board approve an amendment to the Company’s Rights Plan to exempt the Merger and the transactions contemplated by the Merger Agreement.

At a meeting that evening, based on the recommendations of the Special Committee, the Board (other than Mr. Glaser, who had recused himself), (i) determined that the Merger Agreement, including all exhibits and documents attached thereto, and the Proposed Transaction, including the Merger, were advisable and in the best interests of the Unaffiliated Shareholders; (ii) approved, adopted, declared advisable and authorized in all respects, including for purposes of any applicable anti-takeover statute or regulation, the Merger Agreement, including all exhibits and documents attached thereto, and the consummation of the Proposed Transaction, including the Merger, and the Company’s performance of its obligations under the Merger Agreement and all other actions or matters necessary or appropriate to give effect to the Merger Agreement and the Proposed

Transaction; (iii) authorized and approved the treatment of the Company’s equity interests as provided in the Merger Agreement; (iv) authorized and approved the amendment to the Company’s Rights Plan to exempt the Merger and the Proposed Transaction by the Merger Agreement; (v) recommended that the shareholders of the Company approve the adoption of the Merger Agreement and the Proposed Transaction; (vi) authorized and directed the Company’s Chief Financial Officer and General Counsel to execute and deliver on behalf of the Company the Merger Agreement and all other agreements and documents contemplated by the Merger Agreement which such officers determined to be necessary or appropriate to effect the Proposed Transaction; (vii) directed that the Special Meeting be called for the purpose of submitting the Merger Agreement and the Proposed Transaction to the shareholders of the Company for their consideration, approval and adoption; (viii) directed that the Merger Agreement be submitted to the shareholders of the Company of record as of the record date for approval and adoption; (ix) authorized and directed the Company’s officers to prepare, execute and file with the SEC this proxy statement and to take such other actions and file other documents with the SEC concerning the Merger, the Merger Agreement and the Proposed Transaction; (x) authorized the Company’s officers to, in connection with the Special Meeting, approve the forms, terms and provisions of the notice to the Special Meeting, mail this proxy statement to each shareholder of the Company as of the record date, designate proxies to be named in the form of proxy to act on behalf of and to represent the shareholders of the Company who desire such representation at the Special Meeting and engage a proxy solicitor with respect to the Special Meeting; (xi) appointed the Company secretary as the agent for service of process for the Company under Exchange Act, in connection with the proxy statement; (xii) authorized and directed the Company’s officers to prepare and file all notices and reports with any and all governmental and other regulatory agencies in connection with the Merger Agreement and the Proposed Transaction; (xiii) ratified, confirmed and approved in all respects the actions of the Special Committee with respect to the engagement of K&S and Houlihan Lokey; (xiv) authorized and directed the Company’s officers to retain other advisors in connection with the Proposed Transaction, upon such terms and conditions as such officers determine appropriate; and (xv) authorized and directed the Company’s officers to pay all fees and expenses incurred in connection with Proposed Transaction, including but not limited to fees and expenses of legal and other advisors of the Company and the Special Committee.

Following the Board meeting, the parties held various calls to discuss the Merger Agreement, including the closing condition requiring approval of the majority of the Company’s shareholders unaffiliated with Mr. Glaser. These discussions continued until mid-afternoon on July 27, 2022 and shortly thereafter, with the assent of the Special Committee, the Company and the Purchasers executed the Merger Agreement.

On the morning of July 28, 2022, the Company announced the execution of the Merger Agreement.

Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board of Directors; Fairness of the Merger

Reasons for the Merger

The Special Committee, in evaluating and negotiating the Merger, including the terms and conditions of the Merger Agreement, consulted with the Special Committee’s independent legal and financial advisors. The Special Committee determined that the Merger Agreement and the related transactions contemplated thereby are advisable, fair to and in the best interests of the Company and the Company’s Unaffiliated Shareholders (assuming for this purpose that the determination of fairness to the Unaffiliated Shareholders is also applicable to the Company’s “unaffiliated security holders” (as defined in Section 13e-3 under the Exchange Act).

The Special Committee unanimously recommended to the Board that it:

•

declare that the Merger Agreement, the Merger and the related transactions contemplated thereby are advisable, fair to and in the best interests of the Company and the Unaffiliated Shareholders (and accordingly, the Company’s unaffiliated security holders);

•	approve the Merger Agreement, the Merger and the related transactions contemplated thereby;

•	approve an amendment to the Rights Plan in order for the Company and Mr. Glaser to enter into the Merger Agreement without triggering the Rights Plan; and

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subject to the foregoing Board approval, submit the approval of the adoption of the Merger Agreement to the shareholders of the Company and recommend that the shareholders of the Company approve the adoption of the Merger Agreement.

In the course of reaching its determination and making its recommendations, the Special Committee considered the following non-exhaustive list of material factors, which are not presented in any relative order of importance and each of which the Special Committee viewed as being generally supportive of its determination and recommendations to the Board:

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the current and historical market prices of the Company’s Common Stock, including those set forth in the table under “Important Information Regarding RealNetworks—Market Price of the Company’s Common Stock,” taking into account the market performance of the Company’s Common Stock relative to the common stock of other participants in the industries in which the Company operates and general market indices and the fact that the trading price of the Company’s Common Stock had been in significant decline prior to the proposal;

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the fact that the Company had been notified that it was out of compliance with the Nasdaq’s continuing listing standards, which failure to remedy could adversely affect the Company’s ability to attract new investors, decrease the liquidity of outstanding shares of the Company’s Common Stock, reduce the Company’s flexibility to raise additional capital, reduce the price at which the Company’s Common Stock trades, and increase the transaction costs inherent in trading such shares with overall negative effects for the Company’s shareholders;

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the Company’s potential near-term liquidity constraints and declining cash balance and the risk that the Company would not be able to continue all of its business lines as a long-term going concern absent a capital raise or other significant liquidity event, as well as other information with respect to the Company’s business, operations, financial condition, earnings and prospects, the Company’s long-range plans, unfunded strategic plan and the risk in achieving those prospects and plans, as well as industry, economic and market conditions and trends, the impact on the Company of general, macro-economic developments and other risks and uncertainties discussed in the Company’s public filings with the SEC;

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the Special Committee’s understanding of the business, operations, financial condition, earnings, strategy and prospects of the Company (including the risks involved in achieving those prospects, the distinct nature of each of the constituent business lines of the Company, the limited scale of each such business line and the Company’s complex operating footprint), as well as the Company’s historical struggles to actually achieve its projected performance;

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that the Merger Consideration of $0.73 in cash represents a premium of approximately 55% over the closing price of the Company’s Common Stock of $0.47 per share on May 6, 2022 (the last trading day prior to the public announcement of the Merger Proposal);

•

the fact that the financial and other terms and conditions of the Merger Agreement and the relevant transactions contemplated thereby, including the Merger, resulted from extensive negotiations conducted by or on behalf of the Special Committee, which consisted solely of independent, outside directors and which retained its own independent legal and financial advisors, and that such negotiations resulted in, among other things, an increase of approximately 10% from the per share consideration offered in the initial proposal from Mr. Glaser and significant enhancements to the likelihood that an executed transaction would be closed by Mr. Glaser;

•	Mr. Glaser’s representation to the Special Committee that the $0.73 per share Merger Consideration was his best offer, and the conclusion reached by the Special Committee that (i) the Merger

Consideration was likely the highest price per share that Mr. Glaser was willing to pay; (ii) given the Company’s potential near-term liquidity constraints, further negotiations would run the risk of causing Mr. Glaser to abandon the transaction altogether, in which event the Unaffiliated Shareholders would lose the opportunity to accept the premium offered and would risk the value of their Common Stock being reduced or eliminated completely in the event of a bankruptcy; and (iii) the combination of Mr. Glaser’s agreement to pay the Merger Consideration and refusal to waive the approval rights of the Board’s Strategic Transactions Committee, and the Special Committee’s belief that Mr. Glaser, in his capacity as a shareholder, was interested in buying the Company and not in selling the Company to any potential acquiror, would likely dissuade other potential buyers from submitting competing bids for all or a part of the Company and result in the proposed Merger representing the highest price per share of Common Stock that was reasonably attainable;

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the fact that Mr. Glaser and his affiliates, including Parent and Merger Sub, and all of the directors of the Company other than the members of the Special Committee, which persons collectively controlled approximately 29% of the voting power of the Company’s securities as of the date of the Merger Agreement, agreed to support the Merger and waive dissenters rights (all as more fully described under “Voting and Support Agreement”);

•	the Special Committee’s discussions with certain shareholders of the Company, during which discussions such shareholders indicated that they would be amenable to a transaction at an appropriate price;

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the fact that it is a condition to the closing of the Merger that the Merger Agreement be approved by the shareholders holding a majority of the outstanding shares of the Company Common Stock held by Unaffiliated Shareholders;

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the Special Committee’s consideration of the risk and potential likelihood of achieving greater value for the Unaffiliated Shareholders relative to the benefits of the Merger by pursuing strategic alternatives to the Merger, including continuing as an independent public company and pursuing the Company’s strategic plan and/or the divestiture or acquisition of certain businesses (which may require the approval of the Strategic Transactions Committee of the Board of Directors), including risks related to the Company’s ability to continue as a long-term going concern absent a capital raise or other significant liquidity event;

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the fact that management’s best estimate of future financial performance (see “—Financial Analyses”) was contingent upon raising outside capital in a challenging debt and equity market environment and that such financial forecast was not likely achievable in the absence of such additional capital;

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the Special Committee’s belief that the per share Merger Consideration and the Merger were likely to be more favorable to the Company’s Unaffiliated Shareholders than the value likely to be realized from the other alternatives available to the Company, including remaining a public company and pursuing the current unfunded strategic plan, in light of the potential rewards, risks and uncertainties associated with those alternatives;

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the Special Committee’s belief that the timing of the Merger is in the best interests of the Unaffiliated Shareholders given that, in the Special Committee’s view, the substantial risk that the present value achievable for Unaffiliated Shareholders in an alternative transaction effected at a later date or on a standalone basis would likely not exceed the Merger Consideration;

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the fact that the Unaffiliated Shareholders will receive cash for their shares and will therefore have immediate liquidity and certainty in the value for their shares of $0.73 per share of the Company’s Common Stock;

•	the Special Committee’s belief that it was fully informed about the extent to which the interests of Mr. Glaser and his affiliates in the Merger differ from those of the Company’s other shareholders;

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the fact that the Company’s management did not negotiate or enter into any contracts (including as to post-closing employment) with Parent or its affiliates (other than Mr. Glaser) in connection with the execution of the Merger Agreement or during the course of the Company’s negotiations with Mr. Glaser;

•

the financial analysis reviewed by Houlihan Lokey with the Special Committee as well as the oral opinion of Houlihan Lokey rendered to the Special Committee on July 26, 2022 (which was subsequently confirmed in writing), as to the fairness, from a financial point of view as of July 26, 2022, of the Merger Consideration to be received by the Unaffiliated Shareholders in the Merger pursuant to the Merger Agreement, which opinion was based on and subject to the various procedures followed, assumptions made, qualifications and limitations on the review undertaken and the other matters considered by Houlihan Lokey in connection with the preparation of its opinion as more fully described below under the section titled “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 53;

•	the terms of the Merger Agreement, including:

•

the Company’s right, subject to certain conditions and requirements, to consider and respond to unsolicited acquisition proposals or engage in discussions or negotiations with third parties making such acquisition proposals and to terminate the Merger Agreement to accept a “superior proposal”, and only pay Parent a termination fee of $1,043,971 (as more fully described under “The Merger Agreement—Termination Fees and Expenses” on page 108);

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the Special Committee’s belief that the Company’s termination fee is reasonable in light of, among other matters, the benefit of the Merger to the Company’s shareholders, the size of such termination fee in similar transactions and the enterprise value of the Company as well as the fact such termination fee would not become payable until the closing of the transaction that is the subject of a Superior Proposal; and

•	the limited and qualified representations and warranties given by the Company;

•	the likelihood of completing the Merger, based on, among other matters:

•

The agreement by the parties to the Voting Agreement to vote their securities of the Company in favor of, and take certain other actions in furtherance of, the transactions contemplated by the Merger Agreement, including the Merger (all as more fully described under “Voting and Support Agreement”) on page 110;

•	the absence of a financing condition in the Merger Agreement;

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the fact that Parent’s ability to terminate the Merger Agreement is severely limited because (i) the Company will not be deemed to be in breach of any representation, warranty, covenant or agreement under the Merger Agreement, (ii) no condition in the Merger Agreement will be deemed unsatisfied and (iii) Parent and Merger Sub will not have any right to terminate the Merger Agreement, in each case if Mr. Glaser had knowledge of a breach or failure of the condition or of facts giving rise to the same prior to the date of the Merger Agreement, or Mr. Glaser’s action or inaction resulted in such breach or failure of a condition;

•

the guarantee, provided by Mr. Glaser, guaranteeing Parent’s obligations to pay the Merger Consideration under the Merger Agreement and the Special Committee’s comfort, based on its due diligence, that Mr. Glaser had adequate liquid cash reserves to fund such guarantee;

•	the Company’s ability, under circumstances specified in the Merger Agreement, to seek specific performance of Parent’s obligation to cause the Merger to occur; and

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the likelihood and anticipated timing of completing the Merger in light of the scope of the conditions to completion, including that there were no anticipated substantive issues expected in connection with the required regulatory approvals.

The Special Committee also considered a number of factors discussed below relating to the procedural safeguards that it believes were and are present to ensure the fairness of the Merger and to permit the Special Committee to effectively represent the interests of the Unaffiliated Shareholders and the Company’s unaffiliated security holders. The Special Committee believes these factors support its determinations and recommendations and provide assurance of the procedural fairness of the Merger to the Unaffiliated Shareholders:

•

that the Special Committee consists solely of independent, for purposes of serving on the Special Committee, and disinterested directors without any member of the Special Committee (i) being an employee of the Company or any of its subsidiaries, (ii) being affiliated with Parent or Mr. Glaser or their affiliates, or (iii) having any financial interest in the Merger that is different from that of the Unaffiliated Shareholders, other than as discussed in the section titled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” on page 66;

•

the authority granted to the Special Committee by the Board to negotiate the terms of the definitive agreement with respect to the Merger, or to determine not to pursue any agreement with Mr. Glaser, and to analyze, investigate, pursue and negotiate any alternative transaction to the Merger;

•

the fact that it is a condition to the closing of the Merger that the Merger Agreement be approved by the shareholders holding a majority of the outstanding shares of the Company Common Stock held by Unaffiliated Shareholders;

•

the fact that prior to receiving the approval of the shareholders with respect to the Merger and the Merger Agreement, the Company Board, upon recommendation of the Special Committee and subject to compliance with certain procedural requirements, may effect a Change of Recommendation in response to a Superior Proposal;

•

the fact that the Special Committee held numerous meetings and regularly discussed and evaluated the proposals from Mr. Glaser and that the Special Committee was actively involved in guiding the negotiation process on a regular basis;

•	that the Special Committee retained and received the advice of its own independent legal and financial advisors;

•

the fact that the financial and other terms and conditions of the Merger Agreement and the relevant transactions contemplated thereby, including the Merger, resulted from extensive negotiations conducted by or on behalf of the Special Committee, which consisted solely of independent, outside directors and which retained its own independent legal and financial advisors, and that such negotiations resulted in, among other things, an increase of approximately 10% from the per share consideration offered in the initial proposal from Mr. Glaser and significant enhancements to the likelihood that an executed transaction would be closed by Mr. Glaser;

•

the various terms of the Merger Agreement, including that the Merger Agreement contains the ability of the Company to terminate the Merger Agreement under certain circumstances to accept a Superior Proposal, that are intended to help ensure that the Company’s shareholders receive the highest price per share reasonably available;

•

the rights of Unaffiliated Shareholders to elect to dissent from the Merger, vote their shares against the Merger and exercise their rights to dissent and receive cash payment of the fair value of their shares of the Company’s Common Stock as determined in accordance with Chapter 23B.13 of the WBCA;

•

that the Special Committee made its evaluation of the Merger Agreement and the Merger based upon the factors discussed in this proxy statement and with the full knowledge of the interests of the Founder Shareholders in the Merger; and

•	the recognition by the Special Committee that it had no obligation to recommend to the Board the approval of the Merger or any other transaction.

In the course of reaching its determinations and making its recommendations, the Special Committee also considered the following countervailing factors concerning the Merger Agreement and the Merger, which are not presented in any relative order of importance:

•

that, following the completion of the Merger, the Company will no longer exist as an independent public company and that the consummation of the Merger and receipt of the Merger Consideration, while providing relative certainty of value, will not allow the Unaffiliated Shareholders to participate in potential further growth in the Company’s assets, future earnings growth, future appreciation in value of the Company’s Common Stock or any future dividends after the Merger, and that the Founder Shareholders will be entitled to participate in such potential future appreciation;

•

the risk that the transactions contemplated by the Merger Agreement, including the Merger, may not be consummated in a timely manner or at all, and the consequences thereof, including (i) the potential loss of value to the Company’s shareholders, (ii) the potential negative impact on the operations and prospects of the Company, including the risk of loss of key personnel and customers, and (iii) the market’s perception of the Company’s prospects could be adversely affected if such transactions were delayed or were not consummated;

•

the possible effects of the pendency or consummation of the transactions contemplated by the Merger Agreement, including the potential for suits, actions or proceedings in respect of the Merger Agreement or the transactions contemplated by the Merger Agreement, the risk of any loss or change in the relationship of the Company and its subsidiaries with their respective employees, agents, customers and other business relationships, and any possible effect on the Company’s ability to attract and retain key employees, including that certain key members of senior management might choose not to remain employed with the Company prior to the completion of the Merger;

•

the restrictions imposed by the Merger Agreement on the Company’s solicitation of acquisition proposals from third parties and that potential bidders may perceive Parent’s right under the Merger Agreement to negotiate with the Company to match the terms of any Superior Proposal prior to the Company being able to terminate the Merger Agreement and accept a Superior Proposal to be a deterrent to making alternative proposals;

•

that Mr. Glaser’s ownership interest in the Company and role on the Company’s Strategic Transactions Committee would likely be taken into account by third parties considering whether to make alternative proposals and might discourage third parties from making such proposals;

•

the possibility that the $1,043,971 termination fee, payable by the Company upon the termination of the Merger Agreement under certain circumstances, may discourage other potential bidders from making an acquisition proposal for the Company;

•

the significant costs involved in connection with negotiating a Merger Agreement and completing the Merger (including certain costs and expenses if the Merger is not consummated), the substantial management time and effort required to effectuate the Merger and the related disruption to the Company’s day-to-day operations during the pendency of the Merger;

•

that the terms of the Merger Agreement place restrictions on the conduct of the Company’s business prior to completion of the Merger, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the Merger, and the resultant risk if the Merger is not consummated;

•	the risk that the Unaffiliated Shareholder approval may not be obtained;

•	the risk that Mr. Glaser will not be able to fund the Merger Consideration;

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that Parent and Merger Sub are newly formed entities with essentially no assets and the guarantee, provided by Mr. Glaser, only guarantees Parent’s obligations under the Merger Agreement up to a cap equal to the aggregate Merger Consideration plus any amounts that become payable to the Company under the Merger Agreement in connection with a lawsuit to enforce its rights under the Merger Agreement;

•

the understanding that some of the Company’s directors and executive officers have other interests in the Merger in addition to their interests as shareholders of the Company, including the manner in which they would be affected by the Merger (as discussed under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” on page 67); and

•

the risk that, while the Merger is expected to be completed, there can be no guarantee that all conditions to the parties’ obligations to complete the Merger will be satisfied, and as a result, it is possible that the Merger may not be completed even if approved by the Company’s shareholders and the Company’s Unaffiliated Shareholders at the Special Meeting; and

The Special Committee did not specifically consider the liquidation value of the Company’s and its subsidiaries’ assets in determining the fairness of the transaction to the Unaffiliated Shareholders. The Special Committee believes that this method, in not considering the business of the Company and its subsidiaries as a going concern, would have undervalued the assets of the Company and its subsidiaries. In addition, the Special Committee did not seek to establish a pre-merger going concern value for the Company in determining the fairness of the transaction to the Unaffiliated Shareholders because the Special Committee did not believe there was a single method for determining going concern value. Rather, the Special Committee believed that the future financial results reflected in the projections of the management of the Company and the related additional factors considered by the Special Committee provided an indication of the Company’s going concern value and that any divestitures and/or operation winddowns would have required additional challenges, including capital outlays, that would further erode the Company’s cash position. Although the reference to Unaffiliated Shareholders in Houlihan Lokey’s opinion did not exclude the Company’s directors and officers (other than those affiliated with Parent) that the Special Committee believes are deemed affiliates of the Company, such reference did not affect the Special Committee’s determination in respect of the Merger Agreement and the transactions contemplated thereby, including the Merger, because such directors and officers will receive the same Merger Consideration as unaffiliated security holders.

Recommendation of the Board of Directors of the Company

At a meeting on July 26, 2022, based in part on the unanimous recommendation of the Special Committee, as well as on the basis of the other factors described above, the Board unanimously (other than Mr. Glaser, who recused himself):

•

determined that the Merger Agreement and the related transactions contemplated thereby are substantively and procedurally fair to and in the best interests of the Company and the Unaffiliated Shareholders (assuming for this purpose that the determination of fairness to the Unaffiliated Shareholders is also applicable to the Company’s “unaffiliated security holders” (as defined in Rule 13e-3 under the Exchange Act);

•	approved and adopted the Merger Agreement and the related transactions contemplated thereby; and

•	resolved to recommend that the shareholders of the Company approve the adoption of the Merger Agreement and the related transactions contemplated thereby.

In reaching these determinations, the Board considered a number of factors, including the following material factors:

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the Special Committee’s analysis (as to both substantive and procedural aspects of the transaction), conclusions and unanimous determination, which the Board adopted, that the Merger Agreement and the related transactions contemplated thereby are advisable, fair to and in the best interests of the Company and the Unaffiliated Shareholders (and accordingly, the Company’s unaffiliated security holders), and the Special Committee’s unanimous recommendation that the Board approve the Merger

Agreement and the related transactions contemplated thereby and recommend that the shareholders of the Company approve the adoption of the Merger Agreement;

•

the procedural fairness of the transaction, including that the transaction was negotiated by the Special Committee consisting of two directors who are independent and disinterested with respect to Mr. Glaser, Parent or Merger Sub or any of the Founder Shareholders and are not employees of the Company or any of its subsidiaries, that the members of the Special Committee do not have an interest in the Merger different from, or in addition to, that of the Company’s shareholders who are not affiliated with Mr. Glaser, Parent or Merger Sub other than their interests described under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 66, and that the Special Committee was advised by its own independent legal and financial advisors;

•

the fact that the Special Committee received an opinion addressed to it from Houlihan Lokey as to the fairness, from a financial point of view as of July 26, 2022, of the Merger Consideration to be received by the Unaffiliated Shareholders in the Merger pursuant to the Merger Agreement, which opinion was based on and subject to the various procedures followed, assumptions made, qualifications and limitations on the review undertaken and the other matters considered by Houlihan Lokey in connection with the preparation of its opinion as more fully described below under the section entitled “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 53; and

•

the Board’s consideration of the Company’s potential near-term liquidity constraints and the risk that the Company would not be able to continue as a long-term going concern absent a capital raise or other significant liquidity event, as well as other information with respect to the Company’s business, operations, financial condition, earnings and prospects, the Company’s long-range plans, and the risk in achieving those prospects and plans, as well as industry, economic and market conditions and trends, the impact on the Company of general, macro-economic developments and other risks and uncertainties discussed in the Company’s public filings with the SEC, as well as the terms of the Merger Agreement, the likelihood of the Merger being completed and the countervailing factors concerning the Merger Agreement and the Merger considered by the Special Committee.

The foregoing discussion of the information and factors considered by the Special Committee and by the Board is not intended to be exhaustive but includes the material factors considered by the Special Committee and the Board, respectively, including the factors considered by the Special Committee and the Board discussed above. In view of the wide variety of factors considered by the Special Committee and by the Board in evaluating the Merger Agreement and the Merger, neither the Special Committee nor the Board found it practicable, or attempted, to quantify, rank or otherwise assign relative weights to the foregoing factors in reaching their respective conclusions. In addition, individual members of the Special Committee and of the Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee and the Board conducted an overall review of the factors described above and considered the factors overall to be favorable to, and to support, their determinations. It should be noted that this explanation of the reasoning of the Special Committee and the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section titled “Cautionary Statement Concerning Forward-Looking Information.”

Other than as described in this proxy statement, the Board is not aware of any firm offer by any other person during the prior two years for a merger or consolidation of the Company with another company, the sale or transfer of all or substantially all of the Company’s assets or a purchase of the Company’s securities that would enable such person to exercise control of the Company.

The Board recommends that you vote “FOR” the adoption of the Merger Agreement and the related transactions contemplated thereby.

Position of the Purchaser Filing Parties as to the Fairness of the Merger

Under the SEC rules governing “going-private” transactions, each of the Purchaser Filing Parties may be deemed to be an affiliate of the Company and engaged in a “going-private” transaction and, therefore, may be required to express his, her or its beliefs as to the fairness of the Merger to the Company’s “unaffiliated security holders” as defined under Rule 13e-3 of the Exchange Act (the “Unaffiliated Shareholders”). Each of the Purchaser Filing Parties is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. However, the views of each of the Purchaser Filing Parties should not be construed as a recommendation to any Company shareholder as to how that shareholder should vote on the Merger Proposal. Certain of the Purchaser Filing Parties have interests in the Merger that are different from, or in addition to, those of other Company shareholders.

The Unaffiliated Shareholders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement on the Unaffiliated Shareholders’ behalf, with assistance from the Special Committee’s independent financial and legal advisors. The Special Committee consisted solely of independent and disinterested directors who are not affiliated with any member of the Purchaser Filing Parties, are not employees of the Company or any of its affiliates and have no financial interest in the Merger different from, or in addition to, the Unaffiliated Shareholders (other than their interests described in the section of this proxy statement captioned “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger”). The members of the Purchaser Filing Parties did not participate in the deliberations of the Special Committee or the Board regarding, or receive advice from the Company’s or the Special Committee’s legal or financial advisors as to, the substantive or procedural fairness of the Merger to the Unaffiliated Shareholders, nor did the Purchaser Filing Parties undertake any independent evaluation of the fairness of the Merger to the Unaffiliated Shareholders, or engage a financial advisor for such purposes. See “Special Factors—Background of the Merger” on page 16.

The Purchaser Filing Parties believe, based on, among other things, the factors considered by, and the analysis and resulting conclusions of, the Board and the Special Committee described in the section entitled “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board of Directors; Fairness of the Merger,” that the Merger is substantively and procedurally fair to the Company’s unaffiliated security holders.

In particular, the Purchaser Filing Parties considered the following substantive factors, which are not presented in any relative order of importance:

•

the current and historical market prices of the Company’s Common Stock, including those set forth in the table under “Important Information Regarding RealNetworks—Market Price of the Company’s Common Stock,” taking into account the market performance of the Company’s Common Stock relative to the common stock of other participants in the industries in which the Company operates and general market indices and the fact that the trading price of the Company’s Common Stock had been in significant decline prior to the proposal;

•

the Company’s potential near-term liquidity constraints and declining cash balance and the risk that the Company would not be able to continue all of its business lines as a long-term going concern absent a capital raise or other significant liquidity event, as well as other information with respect to the Company’s business, operations, financial condition, earnings and prospects, the Company’s long-range plans, unfunded strategic plan and the risk in achieving those prospects and plans, as well as industry, economic and market conditions and trends, the impact on the Company of general, macro-economic developments and other risks and uncertainties discussed in the Company’s public filings with the SEC;

•

the fact that the Company had been notified that it was out of compliance with the Nasdaq’s continuing listing standards, which failure to remedy could adversely affect the Company’s ability to attract new investors, decrease the liquidity of outstanding shares of the Company’s Common Stock, reduce the Company’s flexibility to raise additional capital, reduce the price at which the Company’s Common Stock trades, and increase the transaction costs inherent in trading such shares with overall negative effects for the Company’s shareholders;

•

that the Merger Consideration of $0.73 in cash represents a premium of approximately 55% over the closing price of the Company’s Common Stock of $0.47 per share on May 6, 2022 (the last trading day prior to the public announcement of the Merger Proposal);

•

the fact that the Special Committee and the Board (other than Mr. Glaser who recused himself) unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and the Company’s shareholders (including the Unaffiliated Shareholders);

•	the fact that the merger consideration is all cash, thus allowing the Unaffiliated Shareholders to immediately realize a certain and fair value for their shares of the Company’s Common Stock;

•	the fact that the Merger will provide liquidity for the Unaffiliated Shareholders, whereas the Company’s Common Stock currently trades at low volumes, providing limited liquidity to shareholders;

•

the fact that there are no conditions to the Merger that are unlikely to be satisfied and that the Merger is not conditioned on any financing being obtained by Mr. Glaser, increasing the likelihood that the Merger will be consummated and that the consideration to be paid to the Unaffiliated Shareholders in the Merger will be received; and

•	the potential risks to the Company of continuing to have publicly traded common stock, including the risks of market volatility and global economic uncertainty.

The Purchaser Filing Parties also considered a number of factors discussed below relating to the procedural safeguards that they believe were and are present to ensure the fairness of the Merger:

•

the fact that the Board formed a Special Committee consisting solely of independent, for purposes of serving on the Special Committee, and disinterested directors without any member of the Special Committee (i) being an employee of the Company or any of its subsidiaries, (ii) being affiliated with Parent or Mr. Glaser or their affiliates, or (iii) having any financial interest in the Merger that is different from that of the Unaffiliated Shareholders, other than as discussed in the section titled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” on page 66;

•	the fact that the Special Committee retained, and had the benefit of advice from, nationally recognized legal and financial advisors (see “Special Factors—Background of the Merger” on page 16);

•

the fact that prior to receiving the approval of the shareholders with respect to the Merger and the Merger Agreement, the Board, upon recommendation of the Special Committee and subject to compliance with certain procedural requirements, may effect a Change of Recommendation in response to a Superior Proposal;

•	the fact that the Merger consideration was the result of the Special Committee’s extensive arm’s-length negotiations with Mr. Glaser;

•

the fact that the Board was fully informed about the extent to which the interests of each of the Purchaser Filing Parties differed from those of the Unaffiliated Shareholders with respect to the Merger;

•

the fact that it is a condition to the closing of the Merger that the Merger Agreement be approved by the shareholders holding a majority of the outstanding shares of the Company Common Stock held by Unaffiliated Shareholders;

•

the various terms of the Merger Agreement, including that the Merger Agreement contains the ability of the Company to terminate the Merger Agreement under certain circumstances to accept a Superior Proposal, that are intended to help ensure that the Company’s shareholders receive the highest price per share reasonably available; and

•

the rights of Unaffiliated Shareholders to elect to dissent from the Merger, vote their shares against the Merger and exercise their rights to dissent and receive cash payment of the fair value of their shares of the Company’s Common Stock as determined in accordance with Chapter 23B.13 of the WBCA.

In the course of reaching their determination as to the fairness of the Merger to the Unaffiliated Shareholders, the Purchaser Filing Parties also considered a variety of risks and other countervailing factors related to the Merger Agreement and Merger, including the following:

•

the Unaffiliated Shareholders will not participate in any future earnings, appreciation in value or growth of the Company’s business and will not benefit from any potential sale of the Company or its assets to a third party in the future;

•	the risk that the Merger might not be completed in a timely manner or at all;

•

that Parent and Merger Sub are newly formed entities with essentially no assets and the guarantee, provided by Mr. Glaser, only guarantees Parent’s obligations under the Merger Agreement up to a cap equal to the aggregate Merger Consideration plus any amounts that become payable to the Company under the Merger Agreement in connection with a lawsuit to enforce its rights under the Merger Agreement;

•	the negative effect that the pendency of the Merger, or a failure to complete the Merger, could potentially have on the Company’s business and relationships with its employees, vendors and clients;

•

that the terms of the Merger Agreement place restrictions on the conduct of the Company’s business prior to completion of the Merger, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the Merger, and the resultant risk if the Merger is not consummated; and

•	the fact that an all-cash transaction would be taxable to the Company’s stockholders that are U.S. holders for U.S. federal income tax purposes.

The foregoing discussion of the information and factors considered and given weight by the Purchaser Filing Parties in connection with the fairness of the Merger is not intended to be exhaustive but includes all material factors considered by the Purchaser Filing Parties. The Purchaser Filing Parties did not find it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching their conclusions as to the fairness of the Merger. Rather, the fairness determinations were made after consideration of all of the foregoing factors as a whole.

Opinion of the Special Committee’s Financial Advisor

On July 26, 2022, Houlihan Lokey verbally rendered its opinion to the Special Committee (which was subsequently confirmed in writing), as to the fairness, from a financial point of view as of July 26, 2022, of the Merger Consideration to be received by the Unaffiliated Shareholders in the Merger pursuant to the Merger Agreement.

Houlihan Lokey’s opinion was directed to the Special Committee (in its capacity as such) and only addressed the fairness, from a financial point of view as of July 26, 2022, of the Merger Consideration to be received by the Unaffiliated Shareholders in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex C to this proxy statement and describes certain of the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Special Committee, the board of directors, any security holder of the Company or any other person as to how to act or vote with respect to any matter relating to the Merger.

In arriving at its opinion, Houlihan Lokey, among other things:

1.	reviewed the execution version of July 26, 2022 of the Merger Agreement, which was entered into on July 27, 2022;

2.

reviewed certain publicly available business and financial information relating to the Company that it deemed to be relevant, including certain publicly available research analyst estimates with respect to the future financial performance of the Company;

3.

reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company, including financial projections (and adjustments thereto) prepared by or discussed with the management of the Company and the Special Committee and approved for its use by the Special Committee relating to the Company for the years ending December 31, 2022, 2023 and 2024 (the “Projections”);

4.

spoke with certain members of the management of and certain consultants of the Company regarding the business, operations, financial condition and prospects of the Company, the Merger and related matters;

5.	compared the financial and operating performance of the Company (and its business segments) with that of other public companies that it deemed to be relevant;

6.

reviewed the current and historical market prices and trading volume for certain of the Company’s publicly traded securities, and the current and historical market prices of the publicly traded securities of certain other companies that it deemed to be relevant;

7.

reviewed confirmations addressed to it from senior management of the Company and the Special Committee which contain, among other things, representations regarding the accuracy of the information, data and other materials provided to, or discussed with, Houlihan Lokey by or on behalf of the Company; and

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as it deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and Houlihan Lokey does not assume any responsibility with respect to such data, material and other information. In addition, the management of the Company and the Special Committee have advised Houlihan Lokey, and Houlihan Lokey has assumed, that the financial projections which the Special Committee instructed Houlihan Lokey to use have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial results and condition of the Company (assuming the availability of external financing) and reflect the best currently available estimates and judgments of the Special Committee as to the future financial results and condition of the Company (assuming the availability of external financing), and that the management of the Company and the Special Committee believe such projections present a reasonable basis on which to evaluate the Company. Houlihan Lokey expresses no opinion with respect to such projections or the assumptions on which they are based. Houlihan Lokey relied upon and assumed, without independent verification, that there was no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to it that would be material to its analyses or opinion, and that there is no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Merger Agreement and other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in the Merger Agreement and other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Merger, or the Company that would be material to its analyses or opinion.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection, independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company was or may be a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company was or may be a party or is or may be subject.

Houlihan Lokey was not requested to, and did not, (a) initiate any discussions to solicit indications of interest from third parties with respect to the Merger, the securities, assets, business or operations of the Company or any other party, or any alternatives to the Merger, (b) identify or introduce to the Special Committee or the Company, or screen for creditworthiness, any prospective investors, lenders or other participants in the Merger or any other transaction, or (c) coordinate or facilitate due diligence efforts by third parties, other than such efforts by Parent and its affiliates. Houlihan Lokey’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, July 26, 2022. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after July 26, 2022.

The opinion was furnished for the use of the Special Committee (in its capacity as such) in connection with its evaluation of the Merger. The opinion is not intended to be, and does not constitute, a recommendation to the Special Committee, the board of directors, any security holder or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise.

Houlihan Lokey was not requested to opine as to, and the opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Special Committee, the board of directors, the Company, its security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the Merger Consideration to the extent expressly specified in Houlihan Lokey’s opinion), (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of the opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available for the Company or any other party, (v) the fairness of any portion or aspect of the Merger to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Merger, (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Merger Consideration or otherwise. Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice and it was assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Special Committee, on the assessments by the Special Committee, the board of directors, the Company and their respective advisors, as to all legal, regulatory, accounting, insurance, tax and other similar matters with respect to the Company and the Merger or otherwise. The issuance of the opinion was approved by a committee of Houlihan Lokey authorized to approve opinions of such nature.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of July 26, 2022. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to the Company or the Merger and an evaluation of the results of those analyses is not entirely mathematical. As a consequence, mathematical derivations (such as the high, low, mean and median) of financial data are not by themselves meaningful and in selecting the ranges of multiples to be applied were considered in conjunction with experience and the exercise of judgment. The estimates contained in the financial forecasts prepared by the management of the Company and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Company. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was only one of many factors considered by the Special Committee in evaluating the Merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the Merger Consideration or of the views of the Special Committee or management with respect to the Merger or the Merger Consideration. Under the terms of its engagement by the Special Committee, neither Houlihan Lokey’s opinion nor any other advice or services rendered by it in connection with the Merger or otherwise, should be construed as creating, and Houlihan Lokey should not be deemed to have, any fiduciary duty to, or agency relationships with, the Special Committee, the Company, any security holder or creditor or other constituencies of the Company or any other person or entity, regardless of any prior or ongoing advice or relationships. The type and amount of consideration payable in the Merger were determined through negotiation between the Special Committee and Parent, and the decision to enter into the Merger Agreement was solely that of the Special Committee and the board of directors.

Financial Analyses

In preparing its opinion to the Special Committee, Houlihan Lokey performed a variety of analyses, including those described below under the heading “—July 26, 2022 Financial Presentation.” The summary of

Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses is readily susceptible to partial analysis or summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.

The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the Special Committee on July 26, 2022. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including:

Enterprise Value—generally, the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the company) plus the amount of its net debt (the amount of its outstanding indebtedness, non-convertible preferred stock, capital lease obligations and non-controlling interests less the amount of cash and cash equivalents on its balance sheet).

Unless the context indicates otherwise, enterprise values and equity values used in the selected companies analysis described below were calculated using the closing price of our Common Stock and the common stock of the selected companies listed below as of July 21, 2022. The estimates of the future financial performance of the Company relied upon for the financial analyses described below were based on the Projections. The estimates of the future financial performance of the selected companies listed below were based on certain publicly available research analyst estimates for those companies.

July 26, 2022 Financial Presentation

Selected Companies Analysis. Houlihan Lokey reviewed certain data for selected companies with publicly traded equity securities, that Houlihan Lokey deemed relevant to each operating segment of the Company.

The financial data reviewed included:

•	Enterprise value as a multiple of revenue for the latest twelve months (“LTM”) period for which financial information was made public;

•	Enterprise value as a multiple of estimated revenue for the calendar year ending December 31, 2022 (“CY 2022E”).

The selected companies for each operating segment of the Company included the following:

SAFR	KONTXT
• Aware, Inc.	• Bandwidth, Inc.
• BIO-key International, Inc.	• cyan AG
• Intellicheck, Inc.	• DatChat, Inc.
• Mitek Systems, Inc.	• MIND C.T.I. Ltd
• Sinch AB (publ)
Games	Foundation
• DeNa Co., Ltd.	• Avid Technology, Inc.
• G5 Entertainment AB (publ)	• Benefitfocus, Inc.
• GREE, Inc.	• Dolby Laboratories, Inc.
• GungHo Online Entmt., Inc.	• DHI Group, Inc.
• Huuuge, Inc.	• GoPro, Inc.
• MAG Interactive AB (publ)	• Harmonic Inc.
• NHN Corporation	• InterDigital, Inc.
• Rovio Entertainment Oyj
• Ten Sqaure Games S.A.

Enterprise Value to Revenue
	LTM	CY 2022E
SAFR
Low	1.54x	0.88x
High	4.07x	3.71x
Median	2.27x	1.91x
Mean	2.54x	2.10x
KONTXT
Low	1.14x	1.07x
High	4.04x	2.76x
Median	1.46x	1.45x
Mean	2.02x	1.76x
Games
Low	0.32x	0.33x
High	1.78x	1.44x
Median	1.05x	0.96x
Mean	1.01x	0.94x
Foundation
Low	0.74x	0.70x
High	5.66x	5.34x
Median	2.41x	2.12x
Mean	2.89x	2.76x

Taking into account the results of the selected companies analysis, Houlihan Lokey applied implied blended selected multiple ranges of 0.68x to 1.35x LTM revenue and 0.69x to 1.34x CY 2022E revenue to corresponding financial data for the Company. The selected companies analysis indicated implied per share value reference ranges of $0.45 to $1.12 per share of Company Common Stock based on the selected range of multiples of LTM revenue and $0.47 to $1.15 per share of Company common stock based on the selected range of multiples of CY 2022E revenue, as compared to the Merger Consideration of $0.73 per share of Company Common Stock.

Discounted Cash Flow Analysis. Houlihan Lokey performed a discounted cash flow analysis of the Company by calculating the estimated net present value of the projected unlevered free cash flows of the

Company for the calendar year ending December 31, 2022 through the calendar year ending December 31, 2024 based on the Projections. Houlihan Lokey calculated terminal values for the Company by applying a range of terminal value revenue multiples of 0.75x to 1.50x to the Company’s calendar year 2024 estimated revenue. The present values of the Company’s projected future cash flows and terminal values were then calculated using discount rates ranging from 15.0% to 20.0%. The discounted cash flow analysis indicated an implied per share value reference range of $0.36 to $1.29 per share of Company Common Stock, as compared to the Merger Consideration of $0.73 per share of Company Common Stock.

The foregoing implied per share value reference ranges (I) reflect a corporate overhead deduction and (II) were calculated using outstanding securities of the Company as of June 30, 2022, as adjusted for certain negotiated reductions and based on the treasury method as applicable, as follows: (i) approximately 8.1 million outstanding shares of Series B Preferred Stock, (ii) approximately 47.3 million outstanding shares of Common Stock , (iii) approximately 1.7 million RSUs and awards (pro forma to account for the negotiated reduction of such units held by a former executive) and (iv) approximately 6.8 million outstanding Common Stock options, to the extent in-the-money.

Preliminary Discussion Materials

In addition to the July 26, 2022 financial presentation provided to the Special Committee in connection with Houlihan Lokey’s opinion to the Special Committee, as summarized above, Houlihan Lokey also provided, for informational purposes, certain preliminary discussion materials to the Special Committee as summarized below.

The preliminary financial considerations and other information in the preliminary discussion materials reflected market data as of dates proximate to such materials and were based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and information, made available to Houlihan Lokey as of, the date of such materials. Accordingly, to the extent preliminary financial analyses or information were included in such preliminary discussion materials, such preliminary financial analyses or information may have differed from the July 26, 2022 financial presentation as a result of, among other things, changes in the Company’s internal financial forecasts, estimates and assumptions, such financial, economic, monetary, market and other conditions and circumstances and other information. Houlihan Lokey also continued to refine various aspects of such preliminary financial considerations and other information. The July 26, 2022 financial presentation superseded the preliminary discussion materials. None of the preliminary discussion materials constituted an opinion of, or recommendation by, Houlihan Lokey with respect to a possible transaction or otherwise.

•

June 3, 2022 Preliminary Discussion Materials. The June 3, 2022 preliminary discussion materials were substantially similar to the July 26, 2022 financial presentation and contained, among other things, a preliminary selected companies analysis and a preliminary discounted cash flow analysis, which preliminary analyses generally used the same methodologies as described above under the heading “—July 26, 2022 Financial Presentation.”

•

March 24, 2022 Preliminary Discussion Materials. The March 24, 2022 preliminary discussion materials included an illustrative sensitivity analysis, and an overview of the Company’s historical trading performance and historical financial results relative to guidance provided by the Company’s management and research analyst estimates based on public filings, information provided by the Company and analyst estimates.

•

March 1, 2022 Preliminary Discussion Materials. The March 1, 2022 preliminary discussion materials included, among other things, preliminary historical and projected revenue, profitability and other financial information and observations regarding the Company, an overview of certain trading data for the Company and an overview of certain publicly available research analyst estimates and observations.

Miscellaneous

Houlihan Lokey was engaged by the Special Committee to act as its financial advisor in connection with the Merger and provide financial advisory services, including an opinion to the Special Committee as to the fairness, from a financial point of view as of July 26, 2022, of the Merger Consideration to be received by the Unaffiliated Shareholders in the Merger pursuant to the Merger Agreement. The Special Committee engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to provide financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Pursuant to its engagement by the Special Committee, Houlihan Lokey will receive aggregate fees equal to $950,000 ($500,000 of which became payable to Houlihan Lokey for rendering the opinion and is not contingent upon the successful completion of the Merger) and will receive an additional fee of $300,000 upon consummation of the Merger. The Company has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or related to Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company or any other party that may be involved in the Merger and their respective affiliates or security holders or any currency or commodity that may be involved in the Merger.

Houlihan Lokey has in the past provided investment banking, financial advisory and/or other financial or consulting services to a committee of the Board of Directors, for which Houlihan Lokey has received compensation. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, Parent, other participants in the Merger or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, Parent, other participants in the Merger or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Purposes and Reasons of Purchaser Filing Parties for the Merger

Under the SEC rules governing “going private” transactions, each of the Purchaser Filing Parties is an affiliate of the Company that is engaged in the “going private” transaction and, therefore, each is required to express its purposes and reasons for the Merger to the Company’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act. The Purchaser Filing Parties are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

For Merger Sub, the purpose of the merger is to effectuate the transactions contemplated by the Merger Agreement. For the other Purchaser Filing Parties, the purpose of the Merger is to allow them to acquire control of the Company and bear the rewards and risks of ownership of the Company after its shares of Common Stock cease to be publicly traded. The Purchaser Filing Parties did not consider any alternatives for achieving these purposes. The transaction has been structured as a cash merger in order to provide the Company’s unaffiliated security holders with cash for their shares of Common Stock and to provide a prompt and orderly transfer of ownership of the Company in a single step, without the necessity of financing separate purchases of Common

Stock in a tender offer and implementing a second-step merger to acquire any shares of Common Stock not tendered into any such tender offer, and without incurring any additional transaction costs associated with such activities. The Purchaser Filing Parties have undertaken to pursue the transaction at this time in light of the opportunities they perceive to strengthen the Company’s competitive position, strategy and financial performance under a new form of ownership.

Plans for the Company After the Merger

At the Effective Time, Parent anticipates that the surviving entity will generally continue the Company’s current operations, but will cease to be an independent public company. If the Merger is consummated, the Common Stock will cease to be quoted on the Nasdaq and will cease to be registered under the Exchange Act (via termination of registration pursuant to Section 12(g) of the Exchange Act). Except as otherwise directed by Parent, the initial directors of the surviving company will, from and after the Effective Time, be the individuals who are the directors of Merger Sub immediately prior to the Effective Time. Except as otherwise directed by Parent, the officers of the surviving company will, from and after the Effective Time, be the individuals who are the officers of the Merger Sub immediately prior to the Effective Time. At the Effective Time, the certificate of formation and limited liability company agreement of the surviving company will be amended and restated as provided in the Merger Agreement.

The Purchaser Filing Parties have advised the Company that they do not have any specific plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the Merger involving the surviving company’s corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or purchase, sale or transfer of a material amount of assets. However, the Purchaser Filing Parties expect to continuously evaluate and review the surviving company’s business and operations following the Merger and may develop new plans and proposals that they consider appropriate to maximize the value of the surviving company. Each of the Purchaser Filing Parties expressly reserves the right to make any changes it deems appropriate in light of such evaluation and review or in light of future developments.

Certain Effects of the Merger

If the conditions to the closing of the Merger are either satisfied or waived, the Company will be merged with and into Merger Sub, the separate corporate existence of the Company will cease and Merger Sub will continue its corporate existence under Washington law as the surviving company in the Merger and a wholly owned subsidiary of Parent. None of our current shareholders, besides Mr. Glaser and his affiliates, will have any direct ownership interest in, or be a shareholder of, the Company after the completion of the Merger.

Upon the consummation of the Merger:

•

each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by (a) Parent or Merger Sub, (b) the Company in treasury or any wholly owned subsidiary of the Company, (c) holders of Common Stock who have properly demanded dissenting rights (and who have not failed to perfect or effectively withdraw such demand or otherwise waive or lose their rights to dissent), as described more fully under “Dissenters’ Rights” on page 121, and (d) the Parent Guarantor, which we refer to below as “excluded shares”) will be converted into the right to receive $0.73, in cash, without interest and less any required withholding taxes, and automatically canceled. Upon completion of the Merger, our Common Stock will no longer be publicly traded, and our shareholders (other than Parent directly) will cease to have any ownership interest in the Company.

•

each share of Company Common Stock and preferred stock that is owned by Parent, the Founder Shareholders, or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned subsidiaries as of immediately prior to the Effective Time will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

•

each option to purchase Common Stock under the Company Plans that is not an underwater option and that is outstanding and unvested as of immediately before the Effective Time will be treated in accordance with the terms of the applicable Company Plan and form of award agreement thereunder;

•

each option to purchase Common Stock under the Company Plans that is not an underwater option and that is vested and outstanding as of immediately before the Effective Time will be canceled in exchange for the right to receive a cash payment, without interest, equal to the product of (a) the total number of shares of Common Stock underlying such option, multiplied by (b) the excess, if any, of (i) the $0.73 per share Merger Consideration over (ii) the per-share exercise price for such option, less applicable taxes required to be withheld pursuant to the terms of the Merger Agreement;

•	each underwater option will be cancelled for no consideration;

•

each RSU granted under the Company Plans that is unvested and outstanding immediately before the Effective Time will be treated in accordance with the terms of the applicable Company Plan and form of award agreement thereunder;

•

each RSU subject to vesting, repurchase, or other lapse of restrictions that is outstanding and vested under any Company Plan immediately before the Effective Time will vest in full and become free of restrictions and will be canceled in exchange for the right to receive a cash payment, without interest, equal to the $0.73 per share Merger Consideration, less applicable taxes required to be withheld pursuant to the terms of the Merger Agreement. For treatment of RSUs held by certain of the Company’s executive officers, see “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 66; and

•

the Company and Parent currently expect that unvested options and unvested RSUs will not be assumed or substituted in connection with, and instead will be canceled upon, the closing of the Merger; and therefore, in accordance with the terms of the Company Plans and the forms of award agreement thereunder, the unvested options and unvested RSUs will accelerate vesting in full and be treated in the same manner as vested options and vested RSUs, respectively, in the Merger.

The Company does not expect to grant any equity awards under the existing Company Plans following the closing of the Merger.

Following the Merger, all of the equity interests in the surviving corporation will be owned by Parent. If the Merger is completed, Parent (and the Parent Guarantor indirectly through his equity interests in Parent) will be the sole beneficiaries of our future earnings and growth, if any, and will be entitled to vote on corporate matters affecting the Company following the Merger. Similarly, Parent (and the Parent Guarantor indirectly) will also bear the risks of ongoing operations, including the risks of any decrease in our value after the merger.

In connection with the Merger, certain members of the Company’s management will receive benefits and be subject to obligations that are different from, or in addition to, the benefits and obligations of the Company’s shareholders generally, as described in more detail under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 66. Those incremental benefits are expected to include, among other benefits, certain executive officers continuing as executive officers of the surviving corporation.

Benefits of the Merger for the Company’s Unaffiliated Shareholders

The primary benefit of the Merger to the Unaffiliated Shareholders will be their right to receive the Merger Consideration, less applicable withholding taxes, for each share of Common Stock held by such shareholders as described above. Additionally, such shareholders will avoid the risk after the Merger of any possible decrease in our future earnings, growth or value.

Detriments of the Merger to the Company’s Unaffiliated Shareholders

The primary detriments of the Merger to our Unaffiliated Shareholders include the lack of an interest of such shareholders in the potential future earnings, growth, or value realized by the Company after the Merger. Additionally, the receipt of cash in exchange for Common Stock pursuant to the Merger will generally be a taxable sale transaction for U.S. federal income tax purposes to shareholders who surrender their Common Stock in the Merger to the extent that such shareholders have any gain on their shares of Common Stock.

Certain Effects of the Merger for the Purchaser Filing Parties

If the Merger is completed, Parent will directly own all of the surviving company’s equity interests.

The benefits of the Merger to the Purchaser Filing Parties include the fact that, following the completion of the Merger, Parent will directly own 100% of the outstanding equity interests of the surviving company and will therefore have a corresponding 100% interest in the surviving company’s net book value and net earnings. The table below sets forth the beneficial ownership of Common Stock and resulting interests in the Company’s net book value and net earnings of the Purchaser Filing Parties prior to and immediately after the Merger, based on the Company’s net book value at June 30, 2022 and net earnings for the six months ended June 30, 2022, as if the Merger were completed on such date.

	Prior to the Merger(1)			After the Merger
($ in millions)	% Ownership	Net book value at June 30, 2022	Net income (loss) for the six months ended June 30, 2022	% Ownership	Net book value at June 30, 2022	Net income (loss) for the six months ended June 30, 2022
Parent	—	$—	$—	100%	$35,410	$(5,136)
Merger Sub(2)	—	$—	$—	N/A	$—	$—
Mr. Glaser(3)	38.5	$13,633	$(1,977)	100%	$35,410	$(5,136)

(1)	Based on 47,323,993 shares of Company Common Stock were issued and outstanding as of June 30, 2022.
(2)	Merger Sub will continue as the surviving company if the Merger is consummated.
(3)

Reflects shares of Common Stock beneficially owned directly or indirectly by Mr. Glaser (including 459,101 shares of common stock owned by the Glaser Progress Foundation, of which Mr. Glaser is trustee but for which he disclaims beneficial ownership, and which shares are not rolling over in connection with the Merger).

In addition, the Purchaser Filing Parties will benefit from the savings associated with the surviving company no longer being required to file reports under or otherwise having to comply with provisions of the Exchange Act. Detriments of the Merger to the Purchaser Filing Parties include the lack of liquidity for the Company’s Common Stock following the Merger and the risk that the surviving company will decrease in value following the Merger.

Certain Effects on the Company If the Merger Is Not Completed

If the Merger Agreement is not adopted by the Company’s shareholders or if the Merger is not completed for any other reason, the Company’s shareholders will not receive any payment for their shares of Common Stock in connection with the Merger. Instead, the Company will remain a public company and the Common Stock will continue to be registered under the Exchange Act, with shares quoted on the Nasdaq. In addition, if the Merger is not completed, the Company expects that management will operate the Company’s business in a manner similar to that in which it is being operated today and that the Company’s shareholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to the Company’s ability to continue as a long-term going concern and risks related to our continued listing on the Nasdaq.

Furthermore, if the Merger is not completed, and depending on the circumstances that would have caused the Merger not to be completed, the price of the Common Stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of the Common Stock would return to the price at which the Common Stock trades as of the date of this proxy statement. Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares. If the Merger is not completed, the Board will continue to evaluate and review the Company’s business operations, properties, dividend policy, share repurchase policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger Agreement is not adopted by the Company’s shareholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered or that the Company’s business, prospects or results of operation will not be adversely impacted.

In addition, under specified circumstances, if the Merger Agreement is terminated, the Company may be required to pay Parent a termination fee equal to (i) $1,043,971, (ii) the lesser of (A) $521,985.50 or (B) Parent’s fees and expenses incurred in connection with the Merger Agreement and the Merger, or (iii) the lesser of (A) Parent’s fees and expenses incurred in connection with the Merger Agreement and the Merger or (B) $500,000, depending on the circumstances of the termination, as more fully described in “The Merger Agreement—Termination of the Merger Agreement” beginning on page 106 and “The Merger Agreement—Termination Fees and Expenses” beginning on page 108.

Projected Financial Information

As discussed above, in connection with its consideration of the proposed transaction, the Board and the Special Committee were provided, prior to finalizing the Merger Agreement, the Projections, which information was also provided to Houlihan Lokey and approved for Houlihan Lokey’s use and reliance for purposes of its financial analyses in connection with its opinion as described in “Special Factors—Opinion of the Special Committee’s Financial Advisor.”

The Projections are included in this proxy statement solely to provide the Company’s shareholders access to information made available in connection with the Special Committee’s and the Board’s consideration of the Merger. The inclusion of the Projections is not intended to induce any of the Company’s shareholders to vote in favor of any of the proposals at the Special Meeting. The Projections should not be viewed as public guidance. The Projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the SEC or the American Institute of Certified Public Accountants with respect to prospective financial information. The Projections have not been audited. Neither the Company’s independent registered public accounting firm nor the Company or any other independent accountants, have compiled, examined or performed any procedures with respect to the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and the Company’s independent accounting firms assume no responsibility for, and disclaim any association with, the Projections.

The Projections were based on numerous variables and assumptions made by Company management at the time prepared, including with respect to industry performance related to each of the various business segments in which the Company operates, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Company. The Projections were prepared in good faith by Company management based on the best currently available estimates and judgments of Company management with respect to the expected future financial results and condition of the Company at the time the Projections were prepared and speak only as of that time, which was July 22, 2022. The Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC. The Company’s independent registered public accounting firm reports incorporated by reference into this proxy statement relate to the Company’s historical financial information. They do not extend to the financial projections and should not be read to do so.

While presented with numerical specificity, the Projections are forward-looking and reflect numerous estimates and assumptions with respect to future industry performance related to the various business segments in which the

Company operates as well as assumptions related to competition, general business, economic, market and financial conditions and matters specific to the businesses of the Company, all of which are difficult to predict and many of which are beyond the preparing parties’ control. As a result, there can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than projected. The Projections are forward-looking statements and should be read with caution. See “Cautionary Statement Concerning Forward-Looking Information” on page 84. The Projections cover multiple years, and such information by its nature becomes less reliable with each successive year. In addition, the Projections will be affected by the Company’s ability to achieve strategic goals, objectives and targets (including raising external capital) over the applicable periods. The Projections also reflect assumptions as to certain business matters that are subject to change.

None of the Company nor any of its respective affiliates intends to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to, update, revise or correct the Projections to reflect circumstances existing or arising after the date such Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections are shown to be in error or any of the Projections otherwise would not be realized.

Certain of the Projections summarized below were not prepared in accordance with United States generally accepted accounting principles (“GAAP”), including EBITDA. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company’s calculation of non-GAAP financial measures may differ from others in the industry and EBITDA is not necessarily comparable with similar titles used by other companies. The non-GAAP financial measures were provided to Houlihan Lokey for purposes of its financial analyses and opinion and to the Special Committee and the Board in connection with their consideration of the Merger. Financial measures provided to a financial advisor are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure.

Consolidated (in $000s)	2022	2023	2024
Revenue
Mobile Services	20,461	28,364	40,358
Consumer Media	12,890	8,569	8,859
Games	20,981	25,543	35,564

Total Revenue	54,333	62,476	84,781

Cost of Sales
Mobile Services	4,239	5,048	7,094
Consumer Media	1,547	1,674	1,830
Games	5,335	7,342	10,676

Total Cost of Sales	11,155	14,096	19,633

Total Gross Profit	43,178	48,380	65,148

Gross Profit %	79.5%	77.4%	76.8%
Operating Expenses
S&M	17,856	18,837	24,830
R&D	20,325	20,951	23,753
Direct G&A	18,789	15,962	15,505

Total Operating Expenses	56,702	55,515	63,853

EBITDA	(13,524)	(7,135)	1,295

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendations of the Board, Company shareholders should be aware that the Company’s directors and executive officers may have interests in the Merger, including financial interests, which may be different from, or in addition to, the interests of Company shareholders generally. These interests are described in more detail below and, with respect to the Company’s executive officers, are quantified under “Special Factors—Quantification of Payments and Benefits to RealNetworks Executive Officers.” In particular, Robert Glaser, our Chairman of the Board and Chief Executive Officer, is the sole member of Parent and the Parent Guarantor, and after the consummation of the Merger, the Company will become a wholly owned subsidiary of Parent. As the sole member of Parent, Mr. Glaser will bear the risks and receive the rewards of such indirect ownership of the surviving company after the Merger, including any future earnings and growth of the surviving company. Following completion of the Merger, Mr. Glaser will continue as manager of the surviving company. The Board was aware of and considered these interests, among other matters, in reaching its determination that the Merger is fair to and in the best interests of the Company and its shareholders, approving and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommending that Company shareholders approve the Merger Proposal. See the section titled “Special Factors—Background of the Merger” and “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board of Directors; Fairness of the Merger.” The closing of the Merger is expected to constitute a “change in control” (or similar phrase) for purposes of each of the compensation plans and agreements, if applicable.

Executive Officers

For purposes of this disclosure, each of the following individuals is or was an “executive officer” of the Company at any time since the beginning of the Company’s fiscal year ended December 31, 2021:

•	Robert Glaser, Founder, Chairman and Chief Executive Officer

•	Michael Parham, Senior Vice President, General Counsel and Corporate Secretary

•	Brian McClain, interim Chief Financial Officer

•	Christine Chambers, former Senior Vice President, Chief Financial Officer and Treasurer

•	Michael Ensing, former President and Chief Operating Officer

•	Judd Lee, former Senior Vice President and Chief Financial Officer

Mr. Glaser, Mr. Parham, Ms. Chambers, and Mr. Ensing are considered the Company’s “named executive officers” for purposes of this disclosure. Mr. McClain joined the Company on July 6, 2022, as a Strategic Advisor, and was appointed interim Chief Financial Officer on July 11, 2022. His initial term as interim Chief Financial Officer is scheduled to conclude on November 5, 2022. Ms. Chambers resigned as Senior Vice President and Chief Financial Officer of the Company, effective as of July 31, 2022. Mr. Ensing resigned as President and Chief Operating Officer of the Company, effective as of June 30, 2022, and continued as a Strategic Advisor through August 19, 2022, when his service relationship with the Company terminated. Mr. Lee resigned as Senior Vice President and Chief Financial Officer of the Company effective as of March 5, 2021, and remained in an advisory role with the Company through March 31, 2021, when his service relationship with the Company terminated.

Share Ownership

The Company’s directors and executive officers will receive the same Merger Consideration as other Company shareholders for each share of Common Stock that they own at the Effective Time, except that, pursuant to the terms of the Merger Agreement, Mr. Glaser’s owned shares of Common Stock and Series B Preferred Stock will be cancelled for no consideration. For information regarding beneficial ownership of our

Common Stock by each of the Company’s current directors, named executive officers and all directors and executive officers as a group, see the section titled “Important Information Regarding RealNetworks—Security Ownership of Management and Certain Beneficial Owners.”

Treatment of RealNetworks Equity Awards

RealNetworks Stock Options

As of August 17, 2022, there were outstanding awards of options to purchase an aggregate of 6,645,612 shares of Common Stock, of which 466,200 shares were subject to options with an exercise price less than $0.73 per share, 3,396,929 shares were subject to options held by Company executive officers and of which 562,781 shares were subject to options held by the Company’s non-employee directors. The Merger Agreement provides that each option to purchase Common Stock under the Company Plans that is not an underwater option and that is vested and outstanding as of immediately before the Effective Time will be canceled in exchange for the right to receive a cash payment, without interest, equal to the product of (a) the total number of shares of Common Stock underlying such option, multiplied by (b) the excess, if any, of (i) the $0.73 per share Merger Consideration over (ii) the per-share exercise price for such option, less applicable taxes required to be withheld pursuant to the terms of the Merger Agreement. Each underwater option will be cancelled for no consideration. All of the outstanding options held by the Company’s executive officers and non-employee directors are underwater options and therefore will be canceled at the Effective Time for no consideration. The Merger Agreement further provides that each option to purchase Common Stock under the Company Plans that is not an underwater option and that is outstanding and unvested as of immediately before the Effective Time will be treated in accordance with the terms of the applicable Company Plan and form of award agreement thereunder. The Company’s form of option agreement under which the options granted to the Company’s executive officers and non-employee directors are subject provides that, in the event of a change in control, (i) if options are continued, assumed, converted, or substituted, and within 24 months thereafter, a participant’s employment is terminated by the Company or its successor without cause or by the participant for good reason, all of the shares subject to the option will vest immediately and may be exercised within 24 months of such termination (subject to the expiration date of such option), and (ii) if options are not continued, assumed, converted, or substituted immediately following a change in control, then the options will accelerate vesting in full and may be exercised within 12 months following the change in control. The Company’s 2005 Stock Incentive Plan provides that in the event of a change of control of the Company (which the Merger will constitute), awards granted under such plan may be assumed or substituted. Additionally, an option granted under such plan may be terminated after providing the option holders with advance notice, or may be terminated in exchange for an amount (payable in cash, stock, and/or other property) equal to the excess of the fair market value of the underlying shares over the exercise price of such shares, provided that underwater options may be terminated without any payment for such awards. The Company’s 2020 Inducement Equity Incentive Plan provides that in the event of a merger of the Company with or into another entity or a change in control of the Company (which the Merger will constitute), an award granted under such plan may be continued, assumed, substituted, terminated after vesting and becoming payable, terminated in exchange for an amount (in cash and/or property) that would have been attained upon exercise or realization of rights under the award (or if no amount would have been attained upon such exercise or realization, the award may be terminated without any payment), replaced by other rights or property, or a combination of the above. However, if an award granted under such plan is not assumed or substituted for, it will accelerate vesting in full unless the award agreement or other agreement with the award holder specifically provides otherwise. To the extent options granted under such plan are not assumed or substituted for, option holders will receive advance notice of their options’ exercisability for a specified period, after which the options will terminate.

The Company and Parent currently expect that unvested options will not be assumed or substituted in connection with, and instead will be canceled upon, the closing of the Merger; and therefore, in accordance with the terms of the Company Plans and the forms of award agreement thereunder, the unvested options will accelerate vesting in full and be treated in the same manner as vested options in the Merger (provided that underwater options will be canceled for no consideration).

RealNetworks Restricted Stock Units

As of August 17, 2022, there were outstanding awards of RSUs covering an aggregate of 1,629,503 shares of Common Stock, of which 243,750 shares were subject to RSUs held by the Company’s executive officers and 488,249 shares were subject to RSUs held by the Company’s non-employee directors. 200,000 of such shares subject to RSUs are held by Mr. Ensing and are performance-based, such that the RSUs will vest only if the closing of a take-private transaction by Mr. Glaser (which the Merger constitutes) occurs no later than December 31, 2022. The Merger Agreement provides that each RSU subject to vesting, repurchase, or other lapse of restrictions that is outstanding and vested under any Company Plan immediately before the Effective Time will vest in full and become free of restrictions and will be canceled in exchange for the right to receive a cash payment, without interest, equal to the $0.73 per share Merger Consideration, less applicable taxes required to be withheld pursuant to the terms of the Merger Agreement.

The Merger Agreement further provides that each RSU granted under the Company Plans that is unvested and outstanding immediately before the Effective Time will be treated in accordance with the terms of the applicable Company Plan and form of award agreement thereunder. The Company’s form of RSU agreement under which the RSUs granted to the Company’s executive officers and non-employee directors are subject provides that, in the event of a change in control, (i) if RSUs are assumed or substituted on substantially the same terms and conditions (which may include payment in shares of the stock of the surviving company or the parent company), and within 24 months thereafter, a participant’s employment is terminated by the Company or its successor without cause or by the participant for good reason, all then-unvested RSUs will vest immediately, and (ii) if the RSUs are not assumed or substituted for immediately following a change in control on substantially the same terms and conditions, then the RSUs will accelerate vesting in full. Such agreement further provides that if the Company is the surviving company or the parent company in a change in control, it shall be deemed to have assumed the RSUs unless it takes explicit action to the contrary. The Company’s 2005 Stock Incentive Plan provides that in the event of a change of control of the Company (which the Merger will constitute), awards granted under such plan may be assumed or substituted. The Company’s 2020 Inducement Equity Incentive Plan provides that in the event of a merger of the Company with or into another entity or a change in control of the Company (which the Merger will constitute), an RSU award granted under such plan may be continued, assumed, substituted, terminated after vesting and becoming payable, terminated in exchange for an amount (in cash and/or property) that would have been attained upon realization of rights under the award (or if no amount would have been attained upon such realization, the award may be terminated without any payment), replaced by other rights or property, or a combination of the above. However, if an award granted under such plan is not assumed or substituted for, it will accelerate vesting in full unless the award agreement or other agreement with the award holder specifically provides otherwise.

The Company and Parent currently expect that unvested RSUs will not be assumed or substituted in connection with, and instead will be canceled upon, the closing of the Merger; and therefore, in accordance with the terms of the Company Plans and the forms of award agreement thereunder, the unvested RSUs will accelerate vesting in full and be treated in the same manner as vested RSUs in the Merger.

Except as noted above with respect to RSUs that are not assumed or substituted for, the award agreements for the Company’s RSUs granted to the Company’s executive officers and non-employee directors do not provide for accelerated vesting in the event of a change in control. With respect to any executive officer’s RSUs, if the Company terminates the executive officer’s employment without cause, the next installment of shares subject to the RSU award will vest on a prorated basis for the number of full months of the year elapsed through the termination date, subject to the executive officer entering into a settlement agreement and release with the Company. Additionally, Messrs. Glaser and Parham have entered into severance arrangements with the Company pursuant to which their outstanding Company equity awards will receive accelerated vesting in the event of a qualifying termination in connection with a change in control. Additionally, pursuant to his Transition and Release Agreement entered into with the Company, Mr. Ensing will receive accelerated vesting of 200,000 RSUs previously granted to him if the closing of the Merger occurs no later than December 31, 2022. For information on accelerated vesting of RSUs in the event of a termination of employment in connection with a change in control or as set forth in Mr. Ensing’s Transition and Release Agreement, see the section titled “Special Factors—RealNetworks Change in Control and Severance Arrangements with Executive Officers” below.

New RealNetworks Equity Awards

The Company may grant additional equity awards as part of its equity incentive compensation program for 2022, including to the Company’s executive officers. As of the date of this Proxy Statement, the Company has not granted equity awards to any of the Company executive officers for 2022.

New Compensation Arrangements with Parent

Any Company executive officers and directors who become officers, directors or employees or who otherwise are retained to provide services to Parent or the surviving company may enter into new individualized compensation arrangements and may participate in cash or equity incentive or other benefit plans maintained by Parent. As of the date of this Proxy Statement, no compensation arrangements between such persons and Parent and/or its affiliates have been established.

RealNetworks Change in Control and Severance Arrangements with Executive Officers

Each of Messrs. Glaser and Parham is party to an arrangement with the Company pursuant to which he may become entitled to receive severance benefits upon a qualifying termination of employment.

In connection with the appointment of Mr. McClain as interim Chief Financial Officer, the Compensation Committee of the Board approved, in addition to a base salary in the annualized amount of $350,000, that Mr. McClain will be eligible to receive a discretionary cash bonus of up to $18,500 upon conclusion of his initial term in such role ending November 5, 2022. The Company also has agreed to reimburse the cost of the premiums for Mr. McClain’s health insurance coverage during his employment.

Mr. Ensing resigned as President and Chief Operating Officer effective as of June 30, 2022, and entered into a Transition and Release Agreement pursuant to which he served in the role of Strategic Advisor through August 19, 2022. The Transition Agreement provides that certain severance benefits may continue through December 31, 2022, and also provides for the acceleration of certain equity awards if the closing of the Merger occurs no later than December 31, 2022.

Ms. Chambers’ employment with the Company terminated on July 31, 2022, and she is not eligible to receive severance benefits.

Robert Glaser

Mr. Glaser has entered into a CEO Severance Agreement with the Company (the “CEO Severance Agreement”). Pursuant to the CEO Severance Agreement, in the event that, other than during the period beginning three months prior to a change in control of the Company and ending 24 months after the change in control, either his employment is terminated without cause and other than due to his death or disability, or he resigns for good reason, Mr. Glaser is eligible to receive from the Company (i) a lump sum payment equal to 200% of the sum of his then-current annual cash base salary and his then-current target annual bonus, (ii) a lump sum payment equal to the amount of bonus that he otherwise would have received pursuant to the bonus plan in which he participated at the time of his termination based on actual performance, had he remained employed through the end of the performance period, but prorated based on the period he served as chief executive officer during the applicable performance period, and (iii) up to 18 months of company-reimbursed coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (or “COBRA”). These severance benefits are subject to Mr. Glaser entering into a release of claims in favor of the Company, confidentiality obligations with respect to Company confidential information, and his compliance with non-disparagement, no-hire, non-solicitation and non-competition covenants for a period of 24 months following the termination of his employment.

Additionally, pursuant to the CEO Severance Agreement, if Mr. Glaser’s employment terminates, but Mr. Glaser remains as Chairman of the Board, then he will remain eligible to participate in the Company’s group health plans or the Company may provide him with an annual cash payment equivalent to the Company’s premium cost for his participation in the Company’s group health plan.

The CEO Severance Agreement provides that if, during the period beginning three months prior to a change in control of the Company and ending 24 months after the change in control, his employment is terminated without cause and other than due to his death or disability, or he resigns for good reason, then Mr. Glaser is eligible to receive from the Company (i) a lump sum payment equal to 200% of the sum of his then-current annual cash base salary and his then-current target annual bonus, (ii) a lump sum payment equal to his then-current target bonus, prorated to reflect the period he served as chief executive officer during the applicable performance period, (iii) full acceleration of the vesting of any unvested, non-performance-based equity awards, and (iv) up to 18 months of Company-reimbursed COBRA coverage. These severance benefits are subject to Mr. Glaser timely entering into and not revoking a release of claims in favor of the Company, confidentiality obligations with respect to company confidential information, and his compliance with non-disparagement, no-hire, non-solicitation and non-competition covenants for a period of 24 months following the termination of his employment.

The closing of the Merger will constitute a change in control of the Company under the CEO Severance Agreement (although the Merger will result in Mr. Glaser being in control of the Company).

If the severance payments constitute an “excess parachute payment” within the meaning of Section 280G of the Code, they will be reduced such that no portion of the severance payments would be subject to excise tax under Section 4999 of the Code, whichever results in the greater amount of after-tax benefits to the named executive officer.

Michael Parham

Pursuant to his offer letter entered into with the Company, Mr. Parham is eligible to receive a lump sum payment equal to 12 months of his then-current base salary in the event that his employment is terminated without cause other than in connection with a change in control event. The severance benefit is subject to Mr. Parham entering into and not revoking a release of claims in favor of the Company.

Mr. Parham also has entered into a change in control and severance agreement with the Company (the “Parham Severance Agreement”). Pursuant to the Parham Severance Agreement, if his employment is terminated without cause and other than due to his death or disability or he resigns for good reason and the termination occurs during the period beginning three months prior to a change in control of the Company and ending 12 months after the change in control, then Mr. Parham is eligible to receive from the Company (i) a lump sum payment equal to 125% of his base salary, (ii) a lump sum payment equal to 125% of his target bonus, and a lump sum payment of his prorated target bonus for any partial bonus period, (iii) full acceleration of equity awards granted after February 1, 2010, (iv) extension of post-termination exercisability period of outstanding vested options for up to 12 months (subject to earlier termination based on the option’s maximum term), and (v) up to 18 months of the Company’s reimbursement of his COBRA coverage premiums.

These severance benefits are subject to Mr. Parham timely entering into and not revoking a release of claims in favor of the Company, confidentiality obligations with respect to Company confidential information, and his compliance with non-disparagement, no-hire, and non-solicitation covenants for a period of 12 months following the termination of his employment.

The closing of the Merger will constitute a change in control of the Company under the Parham Severance Agreement.

If the severance payments constitute an “excess parachute payment” within the meaning of Section 280G of the Code, they will be reduced such that no portion of the severance payments would be subject to excise tax under Section 4999 of the Code, whichever results in the greater amount of after-tax benefits to the named executive officer.

Michael Ensing

Mr. Ensing entered into a Transition and Release Agreement with the Company on June 30, 2022 (the “Ensing Transition Agreement”), in connection with his resignation from his role as the Company’s President and Chief Operating Officer. Under the terms of the Ensing Transition Agreement, Mr. Ensing transitioned into a role as a Strategic Advisor, which role terminated on August 19, 2022. Notwithstanding the termination of Mr. Ensing’s service relationship with the Company, pursuant to the terms of the Ensing Transition Agreement, (i) the Company will continue to pay the monthly premiums for COBRA coverage for Mr. Ensing and his qualified beneficiaries through December 31, 2022, unless Mr. Ensing becomes eligible to receive comparable health coverage benefits from a subsequent employer, (ii) continued eligibility to receive a bonus from the Company under the Company’s management bonus program for the first half of fiscal year 2022, subject to the attainment of the performance goals established under the program generally and the terms and conditions to be determined by the Compensation Committee, to be paid, as provided under the bonus program, no later than March 15, 2023, and (iii) if, no later than December 31, 2022, the Company closes a transaction with Robert Glaser, pursuant to which Mr. Glaser acquires all outstanding shares of Common Stock not currently owned by Mr. Glaser and his affiliates (as described in the Company’s Current Report on Form 8-K dated May 9, 2022), 200,000 RSUs previously granted to Mr. Ensing will receive full accelerated vesting. The Ensing Transition Agreement contains a waiver and release of claims in favor of the Company.

Certain Defined Terms

For purposes of the CEO Severance Agreement and the Parham Severance Agreement, the term “Cause” generally means conduct by the applicable executive, involving one or more of the following: (1) conviction of or plea of no contest to a felony involving moral turpitude resulting in material harm to the Company; (2) willful, substantial and continuing failure for a period of 30 days after written notice to perform the reasonable duties of his position (other than due to illness or incapacity); (3) willful misconduct, gross negligence, fraud, embezzlement, theft, misrepresentation or dishonesty by the executive involving the Company or any of its subsidiaries, intended to result in substantial personal enrichment and that results in substantial material harm to the Company; or (4) violation of any confidentiality or non-competition agreements with the Company or its subsidiaries, resulting in substantial, material harm to the Company.

For purposes of Mr. Parham’s offer letter, the term “Cause” generally means conduct by Mr. Parham involving one or more the following: (1) conviction of or plea of no contest to a felony involving moral turpitude resulting in material harm to the Company; (2) substantial and continuing failure after written notice to render services to the Company in accordance with the terms and requirements of his employment (other than due to illness or incapacity); (3) willful misconduct, gross negligence, fraud, embezzlement, theft, misrepresentation or dishonesty by Mr. Parham involving the Company or any of its subsidiaries, resulting in material harm to the Company; or (4) violation of any confidentiality or non-competition agreements with the Company or its subsidiaries, resulting in material harm to the Company.

For purposes of the award agreements governing the terms of RSUs granted under the Company’s 2005 Stock Incentive Plan to executive officers, “Cause” generally means conduct by the applicable executive, involving one or more of the following: (1) conviction or plea of no contest to a felony involving moral turpitude; (2) indictment for a felony or misdemeanor involving moral turpitude under the federal securities laws; (3) substantial and continuing failure after written notice to render services in accordance with the terms or requirements of the executive’s employment for reasons other than illness or incapacity; (4) willful misconduct or gross negligence; (5) fraud, embezzlement, theft, misrepresentation or dishonesty involving the Company or any of its subsidiaries, or willful violation of a Company policy or procedure resulting in significant harm to the Company; or (6) violation of any confidentiality or non-competition agreements with the Company or its subsidiaries.

For purposes of the CEO Severance Agreement and the Parham Severance Agreement, the term “Good Reason” generally means the executive’s resignation within 30 days (or 60 days, for Mr. Glaser) after the expiration of any Company cure period following the occurrence of one or more of the following, without his written consent: (1) a material reduction in the executive’s duties, authorities or responsibilities (and in the case of Mr. Glaser, his ceasing to be Chairman of the Board while CEO will not constitute “Good Reason,” and in the case of Mr. Parham, relative to the executive’s duties, authorities or responsibilities as in effect immediately prior to the change in control); (2) a material reduction in the executive’s annual base compensation; (3) a material reduction in the executive’s annual target bonus opportunity; and (4) a material change in the geographic location at which the executive must perform services. The executive must first provide the Company with written notice within 90 days of the event that the executive believes constitutes “Good Reason” specifically identifying the grounds for good reason and a reasonable cure period of not less than 30 days following the date of such notice.

Quantification of Payments and Benefits to RealNetworks’s Named Executive Officers

The following information, table and the related footnotes present information about the compensation potentially payable to the Company’s named executive officers in connection with the Merger.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the estimated amounts of compensation and benefits that each named executive officer of the Company could receive that are based on or otherwise relate to the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section such term is used to describe the Merger-related compensation potentially payable to the Company’s named executive officers. The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits (on a pre-tax basis) that each of the Company’s named executive officers would receive, using the following assumptions:

•	the closing of the Merger occurring on December 31, 2022 (which is the assumed date solely for purposes of this golden parachute compensation disclosure);

•

the Company’s named executive officers (other than those who no longer are employed with the Company) having a qualifying termination of employment that results in severance benefits becoming payable under their respective severance agreements, in each case without taking into account any possible reduction that might be required to avoid the excise tax in connection with Section 280G under Section 4999 of the Code, which in the case of Mr. Glaser following the Merger would further assume that he confers to a third-party the right to terminate him;

•	equity awards that are outstanding as of December 31, 2022, assuming that the Company’s named executive officer remains in continuous service through December 31, 2022;

•

none of the unvested options or unvested RSUs will be assumed or substituted in connection with, and each such award instead will be canceled upon, the closing of the Merger, which the Company and Parent currently expect to be the treatment of such unvested awards in the Merger; and

•	a per share Merger Consideration of $0.73.

The narrative and tables that follow are estimates based on multiple assumptions that may or may not actually occur; particularly in the case of Mr. Glaser, certain of these assumptions are highly unlikely to occur. Accordingly, the actual amounts, if any, to be received by a named executive officer of the Company may differ, including possibly materially, from the amounts set forth below.

Golden Parachute Compensation
Name	Cash ($)(1)(2)(3)	Equity ($)(4)	Perquisites / Benefits ($)(5)	Total ($)(6)
Robert Glaser	2,625,000	—	31,310	2,656,310
Michael Parham	1,028,125	27,375	53,163	1,108,663
Christine Chambers(7)	—	—	—	—
Michael Ensing(8)	—	146,000	—	146,000

(1)	For Mr. Glaser, reflects the amount of “double-trigger” cash severance payments to which he may become entitled under his CEO Severance Agreement. The amount becomes payable if Mr. Glaser incurs a qualifying termination (meaning any termination by the Company without cause and other than due to his death or disability or any voluntary termination with good reason, in each case as such terms are defined in the CEO Severance Agreement) during the period beginning 3 months before, through 24 months after, the Company’s change in control, which the Merger will constitute (although it will result in Mr. Glaser being in control of the Company), subject to Mr. Glaser’s timely execution and non-revocation of a release of claims in favor of the Company, confidentiality obligations with respect to Company confidential information, and his compliance with non-disparagement, no-hire, non-solicitation and non-competition covenants for a period of 24 months following the termination of his employment. If the Merger is consummated, Mr. Glaser is highly unlikely to be terminated (unless he confers to a third-party the right to terminate him). For additional information regarding the severance benefits payable under the CEO Severance Agreement, see the section titled “Special Factors—RealNetworks Change in Control and Severance Arrangements with Executive Officers—Robert Glaser” above.
(2)

For Mr. Parham, reflects the amount of “double-trigger” cash severance payments to which he may become entitled under the Parham Severance Agreement. The amount becomes payable if Mr. Parham incurs a qualifying termination (meaning any termination by the Company without cause and other than due to his death or disability or any voluntary termination with good reason, in each case as such terms are defined in the Parham Severance Agreement) during the period beginning 3 months before, through 12 months after, the Company’s change in control, which the Merger will constitute, subject to Mr. Parham’s timely execution and non-revocation of a release of claims in favor of the Company, confidentiality obligations with respect to Company confidential information, and his compliance with non-disparagement, no-hire and non-solicitation covenants for a period of 12 months following the termination of his employment. For additional information regarding the severance benefits payable under the Parham Severance Agreement, see the section titled “Special Factors—RealNetworks Change in Control and Severance Arrangements with Executive Officers—Michael Parham” above.

(3)

The amounts represent, (x) for Mr. Glaser, (i) a lump sum payment equal to 200% of the sum of his current annual cash base salary of $525,000 and his current target annual bonus of $525,000, and (ii) a lump sum payment equal to his current target bonus, prorated to reflect the period he served as chief executive officer during the current performance period through December 31, 2022, and (y) for Mr. Parham, (i) a lump sum payment equal to 125% of his current annual base salary of $350,000, (ii) a lump sum payment equal to 125% of his current target annual bonus of $262,500, and (iii) a lump sum payment of his prorated target bonus for the current bonus period, as follows:

Named Executive Officer	Base Salary Severance ($)	Bonus Severance ($)	Prorated Target Annual Bonus ($)	Total ($)
Robert Glaser	1,050,000	1,050,000	525,000	2,625,000
Michael Parham	437,500	328,125	262,500	1,028,125
Christine Chambers(a)	—	—	—	—
Michael Ensing(b)	—	—	—	—

(a)	Ms. Chambers’ employment with the Company terminated effective July 31, 2022. She is not eligible for any cash severance benefits. See footnote (7) to the above Golden Parachute Compensation table.
(b)

Mr. Ensing’s employment with the Company terminated effective June 30, 2022, and his role as Strategic Advisor to RealNetworks ended August 19, 2022. He is not eligible for any cash severance benefits in connection with the Merger. See footnote (8) to the above Golden Parachute Compensation table.

(4)

Equity. The amounts represent, for each named executive officer, the value of the “single trigger” accelerated vesting of outstanding unvested options and RSUs, assuming that none of such options and RSUs will be assumed or substituted in connection with, and instead will canceled upon, the closing of the Merger. Pursuant to the terms of the Company Plans and applicable award agreements, such awards that otherwise will be canceled will accelerate vesting in full and be treated in the same manner as vested options and vested RSUs in connection with the Merger. For Mr. Ensing, the single trigger accelerated vesting of his

200,000 outstanding and unvested RSUs is conditioned upon the closing of the Merger occurring no later than December 31, 2022. For each of Messrs. Glaser and Parham, the amount also is the value of the “double trigger” accelerated vesting of outstanding unvested options and RSUs to which he may become entitled under the CEO Severance Agreement or Parham Severance Agreement, respectively, as described further above. For additional information regarding the Company’s named executive officers’ equity awards, see the sections titled “Special Factors—Treatment of RealNetworks Equity Awards” and “Special Factors—RealNetworks Change in Control and Severance Arrangements with Executive Officers” above, and “Special Factors—Equity Interests of RealNetworks’s Executive Officers and Non-Employee Directors” below.

The values in the equity column of the tables above and below reflect the accelerated vesting terms in accordance with the applicable Company Plans and award agreements, the CEO Severance Agreement, the Parham Severance Agreement and the Ensing Transition Agreement:

Named Executive Officer	Value of Unvested RealNetworks Options($)	Value of RealNetworks RSUs($)	Total ($)
Robert Glaser(a)	—	—	—
Michael Parham(b)	—	27,375	27,375
Christine Chambers(c)	—	—	—
Michael Ensing	—	146,000	146,000

(a)	Mr. Glaser does not hold any unvested RSUs.
(b)

Mr. Parham holds an award of RSUs pursuant to which a total of 43,750 shares of Common Stock remain unvested as of August 17, 2022. Prior to December 31, 2022, Mr. Parham is scheduled to vest in an additional 6,250 shares of Common Stock subject to such RSU award.

(c)

Ms. Chambers does not hold any outstanding and unvested equity awards covering shares of Common Stock, and is not eligible for any accelerated vesting of any equity awards in connection with the Merger. See footnote (7) to the above Golden Parachute Compensation table.

(5)

Perquisites / Benefits. For Messrs. Glaser and Parham, the amount shown represents the cost of reimbursement of premiums for coverage under COBRA for each such named executive officer and his eligible dependents, if any, for up to 18 months following a qualifying termination as set forth in their respective severance agreements, payable on a “double trigger” basis. For additional information regarding the severance benefits payable under Mr. Glaser’s CEO Severance Agreement, see the section titled “Special Factors—RealNetworks Change in Control and Severance Arrangements with Executive Officers—Robert Glaser” above, and for additional information regarding the severance benefits payable under the Parham Severance Agreement, see the section titled “Special Factors—RealNetworks Change in Control and Severance Arrangements with Executive Officers—Michael Parham.”

(6)

Total. This amount includes the aggregate dollar value of the sum of all amounts reported in the preceding columns. If any of the amounts provided for under the Mr. Glaser’s CEO Severance Agreement or the Parham Severance Agreement would constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the related excise tax, the Company’s named executive officer would be entitled to receive either full payment of his benefits or such payments will be reduced such that no portion of the severance payments would be subject to such excise tax, whichever results in the greater amount of after-tax benefits to the named executive officer.

(7)

Ms. Chambers resigned as the Company’s Senior Vice President and Chief Financial Officer effective as of July 31, 2022. As a result, Ms. Chambers will not receive any benefits based on or otherwise relating to the Merger, whether on a single or double trigger basis.

(8)

Mr. Ensing resigned as the Company’s President and Chief Operating Officer of the Company’s effective as of November 5, 2021, and continued in the role of Strategic Advisor through August 19, 2022, when his service relationship with the Company terminated. As a result, Mr. Ensing will not receive any benefits based on or otherwise relating to the Merger other than that 200,000 RSUs previously granted to Mr. Ensing will receive full accelerated vesting upon the closing of the Merger no later than December 31, 2022. For additional information regarding the Company’s current arrangements with Mr. Ensing, see the section titled “Special Factors—RealNetworks Change in Control and Severance Arrangements with Executive Officers—Michael Ensing” above.

Equity Interests of RealNetworks’s Executive Officers and Non-Employee Directors

The following table sets forth, for each person who has been an executive officer or director of the Company at any time since January 1, 2021, the number of shares of Common Stock and the number of shares of Common Stock underlying the Company’s equity awards held by such individual assuming the individual’s continued employment or service through December 31, 2022 (other than shares of Common Stock held by individuals whose services with the Company previously terminated), and, assuming no sales, transfers or exercises, that are expected to be outstanding as of December 31, 2022, which is assumed to be the date of closing of the Merger solely for purposes of this table. The table also sets forth the values of these shares and equity awards, determined as the applicable number of shares multiplied by the per share Merger Consideration set forth in the Merger Agreement, or $0.73 (provided that a value of zero has been ascribed to the options, as all options shown below have a per share exercise price equal to or above $0.73).

Name	Shares of RealNetworks Common Stock (#)(1)		Shares of RealNetworks Common Stock ($)		RealNetworks Options (#)(2)(3)	RealNetworks Options ($)	RealNetworks RSUs (#)(4)(5)(6)(7)	RealNetworks RSUs ($)	Total ($)
Robert Glaser	17,286,793		12,619,359		1,719,581	—	—	—	12,619,359
Michael Parham	161,323		117,766		641,098	—	37,500	27,375	145,141
Brian McClain	—		—		—	—	—	—	—
Christine Chambers	N/A	(8)	N/A	(8)	—	—	—	—	—
Michael Ensing(9)	535,005	(8)	390,554	(8)	—	—	200,000	146,000	536,554	(9)
Judd Lee	N/A	(8)	N/A	(8)	—	—	—	—	—
Bruce Jaffe	22,297		16,277		120,000	—	182,280	133,064	149,341
Christopher Jones	140,919		102,871		94,596	—	—	—	102,871
Dawn Lepore	32,107		23,438		90,000	—	127,401	93,003	116,441
Erik Prusch	104,138		76,021		43,750	—	—	—	76,021
Michael Slade	208,402		152,133		140,685	—	—	—	152,133
Tim Wan	104,138		76,021		43,750	—	—	—	76,021

(1)

This number includes shares of Common Stock beneficially owned as of August 17, 2022, plus shares (on a pre-tax basis) subject to RSUs that are expected to vest and be settled on or before December 31, 2022. Refer to footnote (4) to this table below regarding shares subject to RSUs included in this column. Excludes shares issuable upon exercise of stock options or settlement of RSUs that are expected to remain outstanding through December 31, 2022, and also excludes shares issuable upon exercise of any other stock options held by the executive officer or director that are outstanding as of August 17, 2022, each of which is an underwater option. The RSUs covering 200,000 shares of Common Stock held by Mr. Ensing that are subject to vesting acceleration, as described further in the section titled “Special Factors—RealNetworks Change in Control and Severance Arrangements with Executive Officers—Michael Ensing” above, and any other RSUs that are expected to accelerate vesting upon the closing of the Merger, as well as the deferred RSUs held by Mr. Jaffe and Ms. Lepore (refer to footnote (6) to this table below), also are excluded from this column (refer to footnote (9) to this table below). For more information regarding beneficial ownership of Common Stock by each of the Company’s current directors, named executive officers and all directors and executive officers as a group, see the section titled in “Important Information Regarding RealNetworks—Security Ownership of Management and Certain Beneficial Owners.”

(2)	This number includes shares subject to vested and unvested options. All of these options are underwater options.

	Vested Stock Options			Unvested Stock Options		Total Stock Options (Vested and Unvested)
Name	Number of Shares (#)		Value ($)	Number of Shares (#)	Value ($)	Total Number of Shares (#)	Total Value ($)
Robert Glaser	1,469,581	(a)	—	250,000	—	1,719,581	—
Michael Parham	456,098	(b)	—	187,500	—	641,098	—
Christine Chambers	—		—	—	—	—	—
Michael Ensing	—		—	—	—	—	—
Bruce Jaffe(c)	120,000		—	—	—	120,000	—
Christopher Jones	94,596		—	—	—	94,596	—
Dawn Lepore(c)(d)	90,000		—	—	—	90,000	—
Erik Prusch(d)	43,750		—	—	—	43,750	—
Michael Slade(d)	140,685		—	—	—	140,685	—
Tim Wan(c)	43,750		—	—	—	43,750	—

(a)

This number includes, in addition to the 187,500 shares of Common Stock subject to Mr. Glaser’s option to purchase a total of 500,000 shares granted December 28, 2020, that are vested as of August 17, 2022, another 62,500 shares subject to such option that are scheduled to vest on or before December 31, 2022.

(b)

This number includes, in addition to the 31,250 shares of Common Stock subject to Mr. Parham’s option to purchase a total of 250,000 shares granted August 20, 2021, that are vested as of August 17, 2022, another 31,250 shares subject to such option that are scheduled to vest on or before December 31, 2022.

(c)	With respect to each of Mr. Jaffe and Ms. Lepore, this number excludes 15,000 shares subject to options granted October 21, 2015, that are scheduled to expire on or before December 31, 2022.
(d)

This number includes, in addition to the 10,000 shares of Common Stock subject to each non-employee director’s option granted as described in footnote (3) to this table below that are vested as of August 17, 2022, another 5,000 shares subject to each such option that are scheduled to vest on or before December 31, 2022.

(3)

The Company makes annual grants of stock options to the Company’s non-employee directors. The most recent of such awards were granted on December 2, 2021, with each such option award covering 15,000 shares of Common Stock with a per share exercise price of $1.12. These awards are scheduled to vest in equal monthly increments over a 12-month period following the date of grant, subject to continued service to the Company through each such date.

(4)

This number does not include the following shares of Common Stock subject to RSUs that are outstanding as of August 17, 2022, but that are scheduled to vest and be settled in shares of Common Stock on or prior to December 31, 2022, subject to continued service by the award holder through the applicable date: 6,250 shares with respect to Mr. Parham and 44,642 shares with respect to each of Messrs. Jones, Prusch, Slade and Wan (refer to footnote (5) to this table below regarding such non-employee directors’ RSUs). All such shares instead are included in the column entitled “Shares of RealNetworks Common Stock” in the table above. Refer to footnote (9) to this table below regarding RSUs held by Mr. Ensing.

(5)

The Company makes annual grants of RSUs to its non-employee directors. The most recent of such awards were granted on December 2, 2021, with each such award covering 44,642 shares of Common Stock. These awards are scheduled to vest monthly in equal increments over a 12-month period following the date of grant, in each case subject to continued service to the Company through the applicable vesting date. RSUs that vest will be settled on the one-year anniversary of the grant date. As described in the section above titled “Special Factors—Treatment of RealNetworks Equity Awards,” unvested equity awards will be treated in accordance with the terms of the applicable Company Plan and form of award agreement thereunder. The Company and Parent currently expect that unvested RSUs will not be assumed or substituted in connection with, and instead will be canceled upon, the closing of the Merger. Accordingly, and pursuant to the terms of the Company Plans and applicable award agreements, any such unvested RSUs held by a non-employee director will accelerate vesting in full upon the closing of the Merger and be treated in the same manner as vested RSUs in the Merger.

(6)

This number includes RSUs covering an aggregate of 182,280 shares of Common Stock deferred by Mr. Jaffe and RSUs covering an aggregate of 127,401 shares of Common Stock deferred by Ms. Lepore pursuant to RSU deferral elections made by such individuals, including the RSUs granted to such individuals on December 2, 2021 (as described in footnote (5) to this table above). The shares of Common Stock deferred by Mr. Jaffe and Ms. Lepore pursuant to such RSU deferral elections will become payable upon the closing of the Merger.

(7)

In connection with the closing of the Merger, unvested equity awards will be treated in accordance with the terms of the applicable Company Plan and form of award agreement thereunder. The Company and Parent currently expect that unvested RSUs will not be assumed or substituted in connection with, and instead will be canceled upon, the closing of the Merger. Accordingly, and pursuant to the terms of the Company Plans and applicable award agreements, any of Mr. Parham’s unvested RSUs will accelerate vesting in full and be treated in the same manner as vested RSUs in the Merger. Each of the CEO Severance Agreement and Parham Severance Agreement provides to the applicable named executive officer a right to full acceleration of unvested and outstanding options and RSUs upon a qualifying termination occurring during the period beginning 3 months prior to and ending 24 months (or 12 months for Mr. Parham) following a change in control of the Company (which the Merger will constitute). For more information on these rights to acceleration and treatment of equity awards in the Merger, see the sections titled “Special Factors—Treatment of RealNetworks Equity Awards” and “Special Factors—RealNetworks Change in Control and Severance Arrangements with Executive Officers” above.

(8)

Each of Ms. Chambers, Mr. Ensing and Mr. Lee resigned from his or her employment with the Company effective July 31, 2022, June 30, 2022, and March 5, 2021, respectively. With respect to Mr. Ensing, the number shown in the column “Shares of RealNetworks Common Stock” excludes 500,000 shares subject to an underwater option held by Mr. Ensing exercisable by him within 60 days of August 17, 2022.

(9)

Mr. Ensing’s service relationship with the Company ended on August 19, 2022. Under the terms of the Ensing Transition Agreement, RSUs covering a total of 200,000 shares of Common Stock previously granted to Mr. Ensing will accelerate vesting upon the closing of a take-private transaction by Mr. Glaser that occurs no later than December 31, 2022 (which the Merger would constitute assuming the closing of the Merger occurs by December 31, 2022). For more information, see the section titled “Special Factors—RealNetworks Change in Control and Severance Arrangements with Executive Officers—Michael Ensing” above.

Insurance and Indemnification Interests of Directors and Executive Officers

Pursuant to the terms of the Merger Agreement, following the Effective Time, the Company’s current and former directors and officers will be entitled to certain ongoing rights of indemnification and to coverage under directors’ and officers’ liability insurance policies, and the Company’s directors and certain executive officers are entitled to continued indemnification and insurance coverage under indemnification agreements. For a description of such ongoing indemnification and insurance obligations, refer to the section entitled “The Merger Agreement—Indemnification and Insurance” on page 103.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the Merger to the shareholders who are “U.S. holders” and “non-U.S. holders” (each as defined below) whose shares of Common Stock are converted into the right to receive cash in the Merger. This summary is for informational purposes only and does not purport to be a complete analysis of all potential tax considerations that might be relevant to our shareholders. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. The discussion applies only to beneficial owners who hold shares of Common Stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment purposes), and does not apply to shares of Common Stock received in connection with the exercise of employee stock options or otherwise as compensation, shareholders who hold an equity interest, actually or constructively, in Parent or the surviving corporation after the Merger, shareholders who have perfected and not withdrawn a demand for, or lost the right to, dissent under the Revised Code of Washington (“RCW”) or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker–dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, shareholders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, shareholders who hold Common Stock as part of a hedge, straddle, constructive sale or conversion transaction, shareholders who exercise dissenting rights in connection with the merger under the RCW, or shareholders who own or have owned (directly, indirectly or constructively) 5% or more of the Company’s stock (by vote or value)). This discussion also does not address the receipt of cash in connection with the cancellation of phantom stock units, or options to purchase shares of Common Stock, or the treatment of RSUs or performance awards, or any other matters relating to equity compensation or benefit plans (including the plans). This discussion does not address any aspect of state, local or foreign tax laws, estate or gift tax laws, the additional 3.8% tax on certain net investment income that may be imposed under the Code or any other form of taxation that may be applicable to a shareholder. Furthermore, it generally does not address the tax consequences of transactions effectuated before, after or at the same time as the Merger, whether or not they are in connection with the Merger.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds Common Stock, the tax treatment of a partner of such partnership generally will depend on the status of the partner and the activities of the partner and the partnership. A partner of a partnership holding Common Stock is encouraged to consult the partner’s tax advisor regarding the U.S. federal income tax consequences of the Merger to such partner.

We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

This discussion is for informational purposes only and is not tax advice. Holders of Common Stock are urged to consult their tax advisors with respect to the U.S. federal income tax consequences of the Merger to them in light of their particular circumstances, as well as any tax consequences of the Merger arising under the U.S. federal tax laws other than those pertaining to income tax, including estate or gift tax laws, or under any state, local or non-U.S. tax laws or under any applicable income tax treaty.

U.S. Holders

For purposes of this discussion, “U.S. holder” means a beneficial owner of shares of Common Stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

The exchange of shares of Common Stock for cash in the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Common Stock are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes, as described below in this section under “Backup Withholding and Information Reporting”) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of Common Stock (i.e., shares of Common Stock acquired at the same cost in a single transaction). Such capital gain or loss will be long-term capital gain or loss, provided that the U.S. holder’s holding period for such shares of Common Stock is more than 12 months at the Effective Time. Long-term capital gains for certain non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of federal income taxation. Short-term capital gains are taxed at ordinary income rates. There are limitations on the deductibility of capital losses. Gain or loss must be calculated separately for each block of Common Stock (i.e., Common Stock acquired at the same time and at the same price in a single transaction). U.S. holders who own separate blocks of Common Stock should consult their own tax advisors with respect to these rules.

Non-U.S. Holders

For purposes of this discussion, “non-U.S. holder” means a beneficial owner of Common Stock that is not a U.S. holder or a partnership (or any other entity or arrangement that is treated as a partnership for U.S. federal income tax purposes). In such case, a non-U.S. holder whose shares of Common Stock are exchanged for cash in the merger will recognize capital gain or loss, which generally is not expected to be subject to U.S. federal income tax unless:

•

the gain, if any, on such shares is effectively connected with the non-U.S. holder’s trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States);

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of shares of Common Stock for cash pursuant to the Merger and certain other conditions are met; or

•

the non-U.S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of our Common Stock at any time during the five-year period preceding the merger, and the Company is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the Merger or the period that the non-U.S. holder held Common Stock.

A non-U.S. holder described in the first bullet point immediately above will be subject to regular U.S. federal income tax on any gain realized as if the non-U.S. holder were a U.S. holder, subject to an applicable income tax treaty providing otherwise. If such non-U.S. holder is a corporation, it may also be subject to a branch profits tax equal to 30% (or a lower treaty rate) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. A non-U.S. holder described in the second bullet point immediately above will be subject to U.S. federal income tax at a rate of 30% (or a lower treaty rate) on any gain realized, which may be offset by U.S.-source capital losses recognized in the same taxable year.

We believe we have not been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the Merger.

Backup Withholding and Information Reporting

Backup withholding of tax may apply to cash payments to which a non-corporate U.S. holder is entitled under the Merger Agreement, unless such U.S. holder provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. Each of our shareholders who is a U.S. holder should complete and sign, under penalty of perjury, the Substitute Form W-9 included as part of the letter of transmittal and return it to Computershare Inc. (the “Exchange Agent”), in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Exchange Agent. A non-U.S. holder that provides the applicable withholding agent with an applicable Internal Revenue Service Form W-8 will generally establish an exemption from backup withholding.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a shareholder pursuant to the Merger under the backup withholding rules will generally be allowable as a refund or a credit against such shareholder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Cash payments made pursuant to the Merger will also be subject to information reporting unless an exemption applies.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the Merger. Because individual circumstances may differ, each shareholder is encouraged to consult the shareholder’s tax advisor regarding the applicability of the rules discussed above to the shareholder and the particular tax effects to the shareholder of the Merger in light of such shareholder’s particular circumstances, the application of state, local and foreign tax laws.

Financing

We anticipate that Parent will need access to total funds of approximately $                 million to:

•	pay our shareholders and holders of equity awards the amounts due to them under the Merger Agreement upon the consummation of the Merger; and

•	pay related fees and expenses in connection with the Merger and associated transactions.

We anticipate that the funds needed to pay the amounts described above will be obtained from the cash and other liquid assets on hand of Parent Guarantor. In addition, Parent Guarantor owns 12,903,088 shares of Company Common Stock and 8,064,516 shares of Series B Preferred Stock immediately prior to the Merger (representing the equivalent of an approximately $15.6 million based upon the $0.73 per share Merger Consideration), which are being rolled over and not cashed out in connection with the Merger.

The obtaining of financing is not a condition to the obligations of Parent and Merger Sub to effect the merger pursuant to the terms of the Merger Agreement.

Guarantee

Pursuant to the Merger Agreement, the Parent Guarantor has agreed to personally and unconditionally guarantee the payment, performance and discharge of Parent and Merger Sub’s obligations under the Merger Agreement.

Fees and Expenses

Except as described under “The Merger Agreement—Termination Fees and Expenses” on page 108, if the Merger is not completed, all fees and expenses incurred in connection with the Merger will be paid by the party incurring those fees and expenses, and in the case of the Special Committee, all fees and expenses will be paid by the Company. If the Merger is completed, all costs and expenses incurred by Parent or Merger Sub in connection with the transaction will be paid by the surviving entity. Total fees and expenses incurred or to be incurred by the

Company (including the Special Committee), Parent and Merger Sub in connection with the Merger are estimated at this time to be as follows:

Description	Amount
Financial advisory fees and expenses(1)	$1,909,746.59
Legal fees and expenses	$2,605,175.00
SEC filing fees	$3,313.00
EDGAR filing, printing and mailing expenses	$85,000.00
Inspector of Elections fees	$0
Exchange Agent fees and expenses	$38,000.00
Proxy Solicitor	$25,000.00
Board Fees	$180,000.00

Total	$4,846,234.59

(1)

Includes a transaction fee payable to Imperial upon consummation of the Merger of $300,000 cash and $200,000 in the form of warrants to purchase equity interests of Parent at an exercise price of $0.01 per equity interest.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents incorporated by reference in this proxy statement, include “forward-looking statements” that reflect our current views as to future events and financial performance with respect to our operations, the expected completion and timing of the merger and other information relating to the merger. These statements can be identified by the fact that they do not relate strictly to historical or current facts. There are forward-looking statements throughout this proxy statement, including under the headings, among others, “Summary Term Sheet,” “Questions and Answers About the Special Meeting and the Merger,” “The Special Meeting,” “Special Factors,” and “Important Information Regarding RealNetworks,” and in statements containing the words “aim,” “anticipate,” “are confident,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance or other future events or trends.

You should be aware that forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or, even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made, and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters referred to or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the outcome of any legal proceedings that have been or may be instituted against the Company or others relating to the Merger Agreement;

•

the inability to complete the Merger because of the failure to receive, on a timely basis or otherwise, the required approvals by Company shareholders, governmental or regulatory agencies or third parties in connection with the proposed Merger;

•	the risk that a condition to closing of the Merger may not be satisfied;

•	the failure of the Merger to close for any other reason;

•	the risk that the pendency of the Merger disrupts current plans and operations and potential difficulties in employee retention as a result of the pendency of the Merger;

•	the effect of the announcement of the Merger on our business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the Merger;

•	the possibility that alternative acquisition proposal will or will not be made;

and other risks detailed in our filings with the SEC, including our most recent filings on Form 10-K and Form 10-Q. See “Where You Can Find Additional Information” beginning on page 131. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update any of these forward-looking statements.

THE SPECIAL MEETING

Date, Time and Place

The Special Meeting will be held at                 , on                    , 2022, at                  Pacific time.

The purpose of the Special Meeting is for our shareholders to consider and vote upon the Merger Proposal, as well as the Adjournment Proposal. A copy of the Merger Agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on or about                     , 2022.

In addition, in accordance with Section 14A of the Exchange Act, the Company is providing its shareholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be payable to its named executive officers in connection with the Merger, the value of which is disclosed in the table in the section of the proxy statement entitled “Special Factors—Quantification of Payments and Benefits to RealNetworks’ Named Executive Officers—Merger-Related Compensation” beginning on page 73. The vote on the Compensation Proposal is a vote separate and apart from the vote to approve the Merger Proposal. Accordingly, a shareholder may vote to approve the Compensation Proposal and vote not to approve the Merger Proposal, or vice versa. Because the vote on the Compensation Proposal is advisory in nature only, it will not be binding on any of the Company, Purchasers or the surviving company.

Record Date and Quorum

Shareholders are entitled to receive notice of, and to vote at, the Special Meeting if you owned shares of Common Stock at the close of business on                     , 2022, which the Company has set as the record date for the Special Meeting (the “Record Date”). As of the Record Date, a total of                      shares of Common Stock were outstanding and entitled to vote for purposes of voting on the matters set forth in this proxy statement,                      shares of which were held by the Voting Agreement Shareholders. Each share of Common Stock has one vote.

The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the shares of the Common Stock of the Company entitled to vote outstanding on the Record Date will constitute a quorum, permitting the Company to conduct its business at the Special Meeting. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the Special Meeting.

Required Vote

Approval of the Merger Proposal requires (i) the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock and preferred stock, each voting as a separate class, and (ii) the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock held by the holders of our Common Stock other than the Voting Agreement Shareholders. Pursuant to our Charter, shares of our Common Stock are entitled to one vote per share, and shares of our Series B Preferred Stock are non-voting except as required by law. Under the terms of the Voting Agreement, the Voting Agreement Shareholders entered into with the Company concurrently with the execution and delivery of the Merger Agreement, the Voting Agreement Shareholders, as holders of approximately 29% of the outstanding Common Stock as of the date of the Voting Agreement, agreed, among other things, to vote all shares they own in favor of adoption of the Merger Agreement. A failure to vote your shares “FOR” the Merger Proposal or an abstention from voting on the Merger Proposal will have the same effect as a vote “AGAINST” the Merger Proposal for purposes of the required shareholder vote.

Approval of the Compensation Proposal and the Adjournment Proposal each require a majority of the votes entitled to be cast at the Special Meeting and the presence of quorum. A failure to vote your shares “FOR” the

Compensation Proposal or the Adjournment Proposal or an abstention from voting on each proposal will have the same effect as a vote “AGAINST” each proposal for purposes of the required shareholder vote. Even if you plan to attend the Special Meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the Special Meeting if you are unable to attend. You also may submit your proxy by using a toll-free telephone number or the Internet. We have provided instructions in the enclosed proxy statement and on the proxy card for using these convenient services.

Except in their capacities as members of the Board or as members of the special committee (the “Special Committee”) that was established to evaluate and negotiate a potential transaction and consider other alternatives available to the Company (as described more fully under “Special Factors—Background of the Merger” on page 16), and except as contemplated by the Voting Agreement, no executive officer or director of the Company has made any recommendation either in support of or in opposition to the Merger or the Merger Agreement.

Broker Non-Votes

If you hold your shares in “street name” through a broker, bank, or other nominee, you should refer to the proxy card or the information forwarded by such broker, bank or other nominee to see what voting options are available to you. A broker, bank, or other nominee’s ability to vote your shares for you is governed by the rules of various national and regional securities exchanges. Without your specific instruction, a broker, bank or other nominee may only vote your shares on “routine” proposals (e.g., the Adjournment Proposal) and may not vote your shares on “non-routine” matters (e.g., the Merger Proposal and the Compensation Proposal). It is expected that all proposals to be voted on at the Special Meeting are considered “non-routine” proposals on which your bank, broker, or other nominee cannot vote on your behalf, resulting in a ‘broker non-vote.” As a result, if you hold your shares of Common Stock in “street name” and you do not provide voting instructions, your shares of Common Stock will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the Compensation Proposal and the Adjournment Proposal.

Voting; Proxies; Revocation

Voting in Person

Shareholders of record will be able to vote in person at the Special Meeting. If you are not a shareholder of record, but instead hold your shares in “street name” through a bank, broker or other nominee, you must provide a proxy executed in your favor from your bank, broker or other nominee in order to be able to vote in person at the Special Meeting.

Providing Voting Instructions by Proxy

To ensure that your shares are represented at the Special Meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the Special Meeting in person.

Record Holders

If you are a shareholder of record, you may provide voting instructions by proxy using one of the methods described below.

Submit a Proxy by Telephone or via the Internet. This proxy statement is accompanied by a proxy and voting instruction card with instructions for submitting voting instructions. You may vote by telephone by calling the toll-free number or via the Internet by accessing the Internet address as specified on the enclosed proxy card by the deadlines set forth on the card. Your shares will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below.

Submit a Proxy Card. If you complete, sign, date and return the enclosed proxy card by mail so that it is received before the Special Meeting, your shares will be voted in the manner directed by you on your proxy card.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the Merger Proposal, the Adjournment Proposal and the Compensation Proposal. If you fail to return your proxy card, the effect will be that your shares will have the same effect as a vote “AGAINST” the Merger Proposal, but will not affect the vote for the Adjournment Proposal or the Compensation Proposal.

If you sign, date and return the proxy card, the proxies named on the proxy card will be authorized to take any action, in their discretion, upon any other business that may properly come before the Special Meeting, or any reconvened meeting following an adjournment or postponement of the Special Meeting.

“Street Name” Shares

If your shares are held by a bank, broker or other nominee on your behalf in “street name,” your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by proxy card.

Revocation of Proxies

Your proxy is revocable. If you are a shareholder of record, you may revoke your proxy at any time before the vote is taken at the Special Meeting by:

•	giving written notice of revocation to the Secretary of the Company at RealNetworks, Inc., 1501 First Avenue South, Suite 600, Seattle, Washington 98134;

•

submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating and returning a new proxy and voting instruction card by mail to the Company; or

•	attending the Special Meeting and voting in person.

Attending the Special Meeting without taking one of the actions described above will not revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the day of the Special Meeting.

Please note that if you hold your shares of Common Stock in “street name” and you have instructed a broker, bank or other nominee to vote your Common Stock, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your voting instructions.

Adjournments

Although it is not currently expected, if the Adjournment Proposal is approved, the Special Meeting may be adjourned for the purpose of, if necessary and for a minimum period of time reasonable under the circumstances, to ensure that any necessary supplement or amendment to this proxy statement is provided to Company shareholders a reasonable amount of time in advance of the Special Meeting, or for the purpose of soliciting additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal or if a quorum is not present at the Special Meeting. Any adjournment of the Special Meeting will allow the Company’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting, as adjourned. If we adjourn the Special Meeting for more than 30 days, or if after adjournment a new Record Date is set, a notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the Special Meeting in accordance with our Bylaws.

Dissenters’ Rights

Shareholders have the right under Chapter 23B.13 of the Washington Business Corporation Act (“WBCA”) to dissent from, and obtain a cash payment of the fair value (as defined in Chapter 23B.13.010 of the WBCA) of their shares of the Company’s Common Stock (plus accrued interest from the Effective Time) in the event of, the Merger instead of receiving the Merger Consideration. A shareholder electing to dissent from the Merger must strictly comply with all procedures required under the WBCA. The procedures are summarized under “Dissenters’ Rights” beginning on page 121 in this proxy statement and reproduced in their entirety in Annex D to this proxy statement.

ANY SHAREHOLDER WHO WISHES TO EXERCISE DISSENTER’S RIGHTS OR WHO WISHES TO PRESERVE THEIR RIGHT TO DO SO SHOULD REVIEW ANNEX D CAREFULLY AND IN ITS ENTIRETY AND SHOULD CONSULT THEIR LEGAL ADVISOR, SINCE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

Solicitation of Proxies

The Company, on behalf of the Company’s Board of Directors, is soliciting proxies from our shareholders for the special meeting. Under applicable SEC rules and regulations, the members of the Company’s Board of Directors are “participants” with respect to the solicitation of proxies in connection with the Special Meeting.

The expense of soliciting proxies will be borne by the Company. We have retained Innisfree M&A Incorporated, a professional proxy solicitation firm, to assist in the solicitation of proxies, and provide related advice and informational support during the solicitation process, for a fee of up to $25,000, plus reasonable out-of-pocket expenses. We will indemnify this firm against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares of our Common Stock for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax or over the internet. No additional compensation will be paid for such services.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety before making any decisions regarding the Merger, including approval of the Merger Proposal, as it is the legal document governing the Merger. This section is not intended to provide you with any factual information about the Company, Parent or Merger Sub. Such information can be found elsewhere in this proxy statement and in the public filings the Company makes with the SEC, as described under the heading “Where You Can Find Additional Information” beginning on page 131 of this proxy statement. In addition, you should read “Voting and Support Agreement” beginning on page 110, which summarizes the Voting Agreement, as certain provisions of these agreements relate to certain provisions of the Merger Agreement. A copy of the Voting Agreement is attached to this proxy statement as Annex B and is incorporated by reference into this proxy statement.

Explanatory Note Regarding the Merger Agreement

The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement carefully and in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement. Capitalized terms used in this section but not defined in this proxy statement have the meaning ascribed to them in the Merger Agreement.

The representations, warranties, covenants and agreements described below and included in the Merger Agreement (1) were made only for purposes of the Merger Agreement and as of specific dates; (2) were made solely for the benefit of the parties to the Merger Agreement; and (3) may be subject to important qualifications, limitations and supplemental information agreed to by Parent, Merger Sub and the Company in connection with negotiating the terms of the Merger Agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC and in some cases were qualified by confidential matters disclosed to Parent and Merger Sub by the Company in connection with the Merger Agreement. In addition, the representations and warranties may have been included in the Merger Agreement for the purpose of allocating contractual risk between the Company, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Shareholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of the Company, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential Company disclosure schedules to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding the Company, Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding the Company and our business.

The Merger

Effects of the Merger; Certificate of Formation; Limited Liability Company Agreement; Officers and Directors

Upon the terms and subject to the conditions of the Merger Agreement, if the merger contemplated by the Merger Agreement (the “Merger”) is completed, the Company will merge with and into Merger Sub. Merger Sub will be the surviving company in the Merger and will be the wholly owned subsidiary of Parent and will continue to do the business of the Company following the consummation of the Merger. As a result of the Merger, the Company will cease to be a publicly traded company. In addition, our Common Stock will cease to be quoted on the Nasdaq and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the surviving company.

At the effective time of the Merger (the “Effective Time”), the certificate of formation and limited liability company agreement of the surviving company will be amended and restated as provided in the Merger Agreement. Except as otherwise directed by Parent, the initial directors of the surviving company will, from and after the Effective Time, be the individuals who are the directors of Merger Sub immediately prior to the Effective Time. Except as otherwise directed by Parent, the officers of the surviving company will, from and after the Effective Time, be the individuals who are the officers of the Merger Sub immediately prior to the Effective Time.

Closing and Effective Time

The closing of the Merger will take place on the third business day following the satisfaction or waiver (to the extent permitted thereunder) of all conditions to closing of the Merger (described below under the caption “The Merger Agreement—Conditions to the Closing of the Merger”) (other than those conditions to be satisfied or waived at the closing of the Merger) or such other time agreed to in writing by Parent and us. Concurrently with the closing of the Merger, the Company and Merger Sub will file a certificate of merger with the Secretary of State of the State of Washington as provided under the RCW. The Merger will become effective upon the filing of the certificate of merger, or at such later time as is agreed by the parties and specified in the certificate of merger.

Per Share Merger Consideration

Common Stock

In the Merger, each outstanding share of Common Stock (other than excluded shares) will be converted into the right to receive an amount in cash equal to $0.73, without interest thereon (the “Merger Consideration”), less applicable taxes required to be withheld pursuant to the terms of the Merger Agreement.

Treatment of Options, Restricted Stock Units, Restricted Shares

As a result of the Merger, the treatment of the Company’s equity awards that are outstanding immediately prior to the Effective Time will be as follows:

Company Stock Options

The Merger Agreement provides that the Company will take such actions as necessary so that, at the Effective Time, each option to purchase Common Stock under the Company Plans that is not an underwater option, and that is vested and outstanding as of immediately before the Effective Time, will be canceled in exchange for the right to receive a cash payment, without interest, equal to the product of (a) the total number of shares of Common Stock underlying such option, multiplied by (b) the excess, if any, of (i) the $0.73 per share Merger Consideration over (ii) the per share exercise price for such option, less applicable taxes required to be withheld pursuant to the terms of the Merger Agreement.

Each option to purchase Common Stock under the Company Plans that is not an underwater option, and that is outstanding and unvested as of immediately before the Effective Time, will be treated in accordance with the terms of the applicable Company Plan and form of award agreement thereunder. The Company and Parent currently expect that unvested options will not be assumed or substituted in connection with, and instead will be canceled upon, the closing of the Merger; and therefore, in accordance with the terms of the Company Plans and the forms of award agreement thereunder, the unvested options will accelerate vesting in full and be treated in the same manner as vested options in the Merger (provided that underwater options will be canceled for no consideration).

Each underwater option will be cancelled for no consideration.

Company Restricted Stock Units

The Merger Agreement provides that the Company will take such actions as are necessary so that, at the Effective Time, each RSU subject to vesting, repurchase, or other lapse of restrictions that is outstanding and vested under any Company Plan as of immediately before the Effective Time will vest in full and become free of restrictions and will be canceled in exchange for the right to receive a cash payment, without interest, equal to the $0.73 per share Merger Consideration, less applicable taxes required to be withheld pursuant to the terms of the Merger Agreement.

Each RSU granted under the Company Plans that is unvested and outstanding as of immediately before the Effective Time will be treated in accordance with the terms of the applicable Company Plan and form of award agreement thereunder. The Company and Parent currently expect that unvested RSUs will not be assumed or substituted for in connection with, and instead will be canceled upon, the closing of the Merger; and therefore, in accordance with the terms of the Company Plans and the forms of award agreement thereunder, the unvested RSUs will accelerate vesting in full and be treated in the same manner as vested RSUs in the Merger.

Payment of Per Share Merger Consideration and Surrender of Stock Certificates

Prior to the Effective Time, Parent will appoint the Exchange Agent to make payments of the Merger Consideration to shareholders. At the Effective Time, Parent will deposit and make available to the Exchange Agent cash sufficient to pay the Merger Consideration to shareholders (less any Merger Consideration in respect of dissenting shares and excluding the consideration to be paid to holders of options and RSUs).

Promptly following the Effective Time (but in no event later than two business days after the Effective Time), the Exchange Agent will send to each holder of record of shares of Common Stock (other than holders of excluded shares) a letter of transmittal and instructions advising shareholders how to surrender stock certificates and book-entry shares in exchange for their portion of the Merger Consideration. Upon receipt of (1) surrendered certificates and a signed and completed letter of transmittal or (2) an “agent’s message” with respect to book-entry shares representing shares of Common Stock and, in each case, such other documents as may be reasonably requested by the Exchange Agent, the holder of such shares will be entitled to receive their portion of the Merger Consideration in exchange therefor. The amount of any Merger Consideration paid to the shareholders may be reduced by any applicable withholding taxes.

If any cash deposited with the Exchange Agent is not claimed within one year following the Effective Time, such cash will be returned to the surviving company, upon demand, and any holders of Common Stock who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to the surviving company for payment of the Merger Consideration, in respect of such shares without any interest thereon. Any cash deposited with the Exchange Agent that remains unclaimed at two years following the Effective Time until immediately prior to the time at which such amounts would otherwise become property of a governmental entity will, to the extent permitted by applicable law, become the property of the surviving company free and clear of any claims or interest of any person previously entitled thereto.

In the event any certificate has been lost, stolen or destroyed, the shareholder claiming such fact must make an affidavit of the loss, theft or destruction and, if required by Parent, post a bond as indemnity against any claim made against Parent with respect to such certificate before receiving their portion of the Merger Consideration.

Dissenters’ Rights

Shareholders have the right under Chapter 23B.13 of the Washington Business Corporation Act (“WBCA”) to dissent from, and obtain a cash payment of the fair value (as defined in Chapter 23B.13.010 of the WBCA) of their shares of the Company’s Common Stock (plus accrued interest from the Effective Time) in the event of, the Merger instead of receiving the Merger Consideration. A shareholder electing to dissent from the Merger must strictly comply with all procedures required under the WBCA. The procedures are summarized under “Dissenters’ Rights” beginning on page 121 in this proxy statement and reproduced in their entirety in Annex D to this proxy statement.

ANY SHAREHOLDER WHO WISHES TO EXERCISE DISSENTER’S RIGHTS OR WHO WISHES TO PRESERVE THEIR RIGHT TO DO SO SHOULD REVIEW ANNEX D CAREFULLY AND IN ITS ENTIRETY AND SHOULD CONSULT THEIR LEGAL ADVISOR, SINCE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

Representations and Warranties

The Merger Agreement contains representations and warranties of the Company, Parent and Merger Sub.

Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means any event, circumstance, development, occurrence, fact, condition, effect, or change that, individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on (a) the business, results of operations, condition (financial or otherwise) or assets of the Company and the Company’s subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated by the Merger Agreement; provided, however, that none of the following will be deemed in and of themselves, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there is, or would reasonably likely to be, a Company Material Adverse Effect:

•	changes generally affecting the economy, financial, credit or securities markets (including any changes in interest rates), or political conditions anywhere in the world;

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the execution and delivery, or consummation of the transactions contemplated by, the Merger Agreement (except with respect to any representation or warranty that is intended to address the consequences of the execution and delivery, or consummation, of the Merger Agreement);

•	any changes in applicable law, accounting rules (including GAAP) or other legal or regulatory conditions or the enforcement, implementation or interpretation thereof;

•	acts of war, terrorism (including cyber-terrorism), or military actions, or the escalation or worsening thereof;

•	natural disasters, acts of God, force majeure events, epidemics, pandemics, or disease outbreaks (including the COVID-19 virus)/public health emergencies or any responses thereto;

•	general conditions in the industries or geographies in which the Company and its subsidiaries operate;

•

any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (provided that the causes underlying such failures (subject to the other provisions of this definition) will not be excluded);

•

any change, in and of itself, in the market price or trading volume of the Company’s securities or in its credit ratings or the suspension of trading or delisting of the Company’s equity securities (provided that the underlying causes of such failures (subject to the other provisions of this definition) will not be excluded);

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(a) the identity of Parent, Merger Sub or the Parent Guarantor or (b) the announcement or entry into the Merger Agreement, including the impact thereof on relationships with employees, customers, suppliers, distributors or other persons;

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any action or claim made or brought by any shareholders of the Company (including former shareholders) against the Company or any of its directors, officers or employees arising out of the Merger Agreement or the Merger and any other transactions contemplated by the Merger Agreement;

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any changes in the cash position of the Company and its subsidiaries that result from the operations of the Company and its subsidiaries in the ordinary course of business consistent with past practice or the Company Board-approved budget;

•	any patent expiry, or loss of exclusivity or other protections regarding the Company’s intellectual property; or

•	actions taken as required or permitted by the Agreement or actions or omissions taken with the consent or at the direction of Parent, Merger Sub, the Founder Shareholders or Parent Guarantor.

In the Merger Agreement, the Company has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	the organization and qualification of Company and its subsidiaries;

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the capital structure of the Company and the ownership and capital structure of its subsidiaries, including the existence of any preemption or similar rights related to the issuance of capital stock of the Company;

•	the Company’s corporate power and authority to enter into and perform the Merger Agreement and the enforceability of the Merger Agreement;

•	the approval of the Board of Directors and the recommendation of the Board of Directors that the shareholders of the Company approve the Merger;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;

•	the absence of conflicts with applicable laws, organizational documents and certain agreements;

•	the Company’s SEC filings and financial statements;

•	the Company’s internal controls over financial reporting and disclosure controls and procedures;

•	the absence of specified undisclosed liabilities;

•	the absence of certain changes or events;

•	tax matters;

•	intellectual property and data security matters;

•	the Company’s compliance with laws and possession of permits;

•	the absence of certain legal proceedings and orders;

•	payment of fees to brokers in connection with the Merger Agreement;

•	employee benefit plans;

•	labor and employment matters;

•	real property owned, leased or subleased by the Company and its subsidiaries;

•	environmental matters;

•	the existence and enforceability of specified categories of the Company’s material contracts, and certain notices with respect to violation or breach of or default thereunder;

•	insurance matters;

•	the accuracy of certain information supplied by the Company as part of the proxy statement or the Schedule 13E-3; and

•	the opinion of the Company’s financial advisor;

•	the absence of other representations and warranties.

In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to the Company that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	organization and qualification of Parent and Merger Sub;

•	Parent’s and Merger Sub’s corporate power and authority to enter into and perform the Merger Agreement, and the enforceability of the Merger Agreement;

•	the absence of conflicts with applicable laws, organizational documents and certain agreements;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;

•	the accuracy of certain information supplied by Parent and Merger Sub as part of the proxy statement or the Schedule 13E-3;

•	the financial capability to make payments required under the Merger Agreement, and the solvency of Parent and the Company following the closing of the Merger;

•	the absence of litigation challenging the Merger;

•	payment of fees to brokers in connection with the Merger Agreement;

•	the activities of Merger Sub;

•	delivery and enforceability of the Voting Agreement;

•	the absence of any shareholder or management arrangements related to the Merger (other than the Voting Agreement);

•	absence of other representations and warranties; and

•	non-reliance on certain forecasts and projections provided by the Company.

The representations and warranties contained in the Merger Agreement will not survive the earlier of the consummation of the Merger or the termination of the Merger Agreement.

Conduct of Business Prior to Effective Time

The Merger Agreement provides that, except as (1) expressly required or expressly permitted by the Merger Agreement; (2) as required by applicable law; (3) as disclosed in the confidential Company disclosure schedules to the Merger Agreement; or (4) approved by written consent of the Parent, during the period of time between the date of the signing of the Merger Agreement and the Effective Time, the Company will, and will cause each of its subsidiaries to:

•	subject to the restrictions and exceptions in the Merger Agreement, ensure that it conducts its business in the ordinary course consistent with past practice in all material respects; and

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use commercially reasonable efforts to preserve substantially intact its current business organization, keep available the services of its current officers and employees, and preserve its relationships with customers, suppliers, distributors, licensors, licensees and other persons having business relationships with the Company.

In addition, the Company has also agreed that, except as (1) expressly contemplated, required or permitted by the Merger Agreement; (2) required by applicable law; or (3) consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the period of time between the date of the signing of the Merger Agreement and the Effective Time, the Company will not, and will cause each of its subsidiaries not to, among other things:

•	amend or propose to amend its organizational documents;

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(i) split, combine, or reclassify any securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any contract with respect to the voting of, any shares of its capital stock (other than dividends from its subsidiaries);

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except in connection with actions requested by Parent as set forth in the Merger Agreement, take any action related to a restructuring, recapitalization, or other reorganization of the Company and/or its subsidiaries;

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issue, sell, pledge, dispose of, or encumber any securities of the Company or its subsidiaries, other than the issuance of shares of Company Common Stock upon the exercise of any outstanding Company equity awards;

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except as required by applicable law or by any Company employee plan or contract in effect as of the date of the Merger Agreement (i) increase the compensation payable or that could become payable by the Company or any of its subsidiaries to directors, officers, or employees, other than increases in compensation made to non-officer employees in the ordinary course of business consistent with past practice, (ii) promote any officers or employees, except in connection with the Company’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company employee plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Company employee plan if it were in existence as of the date of the Merger Agreement, or make any contribution to any Company employee plan, other than contributions required by law or applicable contract, the terms of such Company employee plans as in effect on the date of the Merger Agreement, or that are made in the ordinary course of business consistent with past practice;

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acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or person or division thereof or make any loans, advances, or capital contributions to or investments in any person in excess of $250,000 in the aggregate;

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(i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, mortgage, or otherwise subject to any lien (other than as permitted by the Merger Agreement), any assets, including the capital stock or other equity interests in any subsidiary of the Company; provided, that the foregoing shall not prohibit the Company and its subsidiaries from transferring, selling, leasing, or disposing of (x) obsolete equipment or assets being replaced, or granting non-exclusive licenses of the Company’s intellectual property, in each case in the ordinary course of business consistent with past practice, (y) any assets, properties or rights pursuant to contracts or commitments existing as of the date hereof and (z) any assets, properties or rights in an amount not in excess of $250,000, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

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other than in the ordinary course of business, enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any material contract or any lease with respect to material leased real estate or any other contract or lease that, if in effect as of the date hereof would constitute a material contract or lease with respect to material leased real estate hereunder;

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institute, settle, or compromise any legal action involving the payment of monetary damages by the Company or its subsidiaries of any amount exceeding $150,000 in the aggregate, other than (1) any legal action brought against Parent, Parent Guarantor or Merger Sub arising out of a breach or alleged breach of the Merger Agreement by Parent or Merger Sub, and (2) the settlement of claims, liabilities, or obligations reserved against on the Company’s balance sheet; provided, that neither the Company nor its subsidiaries shall settle or agree to settle any legal action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

•	other than as required by changes in GAAP or applicable rules and regulations, make any material change in any method of financial accounting principles or practices;

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except as required by applicable law, (i) settle or compromise any material tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Company’s balance sheet (or most recent consolidated balance sheet included in the Company’s documents filed with the SEC), (ii) make or change any material tax election, change any annual tax accounting period, or adopt or change any method of tax accounting, (iii) amend any material tax returns or file claims for material tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material tax refund, offset or other reduction in tax liability or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment relating to the Company or its subsidiaries;

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except in connection with actions permitted by the Merger Agreement, take any action to exempt any person from, or make any acquisition of securities of the Company by any person not subject to, any state takeover statute or similar statute or regulation that applies to the Company with respect to a Takeover Proposal or otherwise, except for Parent, Merger Sub, or any of their respective subsidiaries or affiliates, or the transactions contemplated by the Merger Agreement;

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other than in the ordinary course of business, abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any material Company intellectual property, or grant any right or license to any material Company intellectual property other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

•	terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

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engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of the Company or other person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;

•	adopt or implement any shareholder rights plan or similar arrangement; or

•	authorize any of, or commit, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions.

No Solicitation of Takeover Proposals

Except as expressly permitted under the Merger Agreement, the Company agrees that neither it nor any of its subsidiaries nor any of their respective directors, officers or employees will, and that it will cause its and its subsidiaries’ agents, advisors and other representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company), not to, in each case, directly or indirectly solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal (subject to provisions regarding a Superior Proposal):

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conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or its subsidiaries to, afford access to the business, properties, assets, books, or records of the Company or any of its subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party (or its potential sources of financing) that is seeking to make, or has made, any Takeover Proposal;

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(A) except where the Company Board makes a good faith determination, after consultation with its financial advisors and outside legal counsel, that doing so could reasonably be expected to result in a Superior Proposal, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries, or (B) approve any transaction under, or any third party becoming an “acquiring person” under, Chapter 23B.19 of the RCW; or

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enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other contract relating to any Takeover Proposal (other than a confidentiality agreement).

We refer to the following as an “Takeover Proposal”: an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any person or group (other than Parent Guarantor or Parent and its subsidiaries, including Merger Sub, or the Founder Shareholders), relating to one or more transactions or series of transactions (other than the transactions contemplated by this Agreement), involving any (a) acquisition of assets of the Company or its subsidiaries (including any voting equity interests of subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 15% or more of the fair market value of the Company’s and its subsidiaries’ consolidated assets or to which 15% or more of the Company’s and its subsidiaries’ net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of 15% or more of the voting equity interests of the Company or any of its subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income, or assets of the Company and its subsidiaries; (c) tender offer or exchange offer that if consummated would result in any person or group beneficially owning 15% or more of the voting power of the Company; (d) merger, consolidation, other business combination, or similar transaction involving the Company or any of its subsidiaries, pursuant to which such person or group would own 15% or more of the consolidated net revenues, net income, or assets of the Company, and its subsidiaries; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of the Company or one or more of its subsidiaries which, individually or in the aggregate, generate or constitute 15% or more of the consolidated net revenues, net income, or assets of the Company and its subsidiaries; or (f) any combination of the foregoing.

Notwithstanding the foregoing, at any time prior to shareholder approval, the Company and its representatives may, following the receipt of a written Takeover Proposal (provided that prior to taking any action described in clauses 2 and 3 below, the Special Committee has determined in good faith, after consultation with a financial advisor and outside legal counsel, that such Takeover Proposal constitutes or could reasonably be expected to result in a Superior Proposal, as defined below):

1)

contact the person or group of persons who has made such Takeover Proposal to clarify and understand the terms and conditions thereof and to notify such person of the applicable restrictions in the Merger Agreement;

2)

provide information (including any non-public information or data concerning the Company or any of its subsidiaries) in response to the request of the person or group of persons who has made such Takeover Proposal, if prior to providing such information, the Company has received from the person or group of persons so requesting such information an executed a confidentiality agreement; provided that the Company will promptly (and in any event within forty-eight (48) hours) make available to Parent all material non-public information concerning the Company and its subsidiaries that is provided to any person or group of persons making such Takeover Proposal that was not previously available to Parent or its representatives; and/or

3)	engage or participate in any discussions or negotiations with the person or group of persons who has made such Takeover Proposal (including solicitation of revised Takeover Proposals).

The Company must keep Parent fully informed of the status of any Takeover Proposal, on a reasonably current basis of the status and the material terms of any such Takeover Proposal, including material amendments or proposed material amendments as to material terms. The Company must provide Parent with 48 hours’ prior notice (or such lesser prior notice as is provided to the members of the Board of Directors or members of the Special Committee) of any meeting of the Board of Directors or the Special Committee at which the Board of Directors or the Special Committee, as applicable, is reasonably expected to consider any Takeover Proposal.

Except as expressly permitted by the terms of the Merger Agreement, neither the Company Board nor the Special Committee shall (i) fail to make, withdraw, amend, modify, or materially qualify, in a manner adverse to Parent, the Board of Directors’ recommendation to vote in favor of adoption of the Merger Agreement; (ii) fail to include the Board of Directors’ recommendation to vote in favor of adoption of the Merger Agreement in the proxy statement that is mailed to the Company’s shareholders; (iii) publicly recommend a Takeover Proposal to the Company’s shareholders; (iv) fail to publicly recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten (10) Business Days after the commencement of such offer; or (v) publicly resolve or agree to take any of the foregoing actions (we refer to any of the actions under clauses (i) through (v) as a “Change of Recommendation”) or (vi) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other contract relating to any Takeover Proposal. We refer to such an agreement as an “Alternative Acquisition Agreement.”

Notwithstanding the foregoing, if, prior to obtaining shareholder approval, the Company or the Special Committee shall have received a written Takeover Proposal that the Special Committee determines, in good faith (after consultation with independent legal counsel), constitutes a Superior Proposal, the Board of Directors may effect a Change of Recommendation, recommend a Superior Proposal, authorize the Company to terminate the Merger Agreement, and/or authorize the Company or any of its subsidiaries to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal. The Company may take such actions only:

•	if such Takeover Proposal is not the result of a material breach by the Company of the terms of the Merger Agreement;

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after (A) providing written notice to Parent (which we refer to as a “Notice of Superior Proposal”) advising Parent that the Company or the Special Committee, as applicable, has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, (B) negotiating with Parent and its representatives in good faith (to the extent Parent desires to negotiate), during the five-day period immediately following delivery of the Notice of Superior Proposal, subject to 3-day extensions following material revisions to such Superior Proposal (which we refer to as the “Notice Period”), to make such adjustments in the terms and conditions of the Merger Agreement, so that such Takeover Proposal would cease to constitute a Superior Proposal; and

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following the end of such Notice Period(s), the Special Committee determines, in good faith (after consultation with its financial advisors and outside legal counsel), after considering the terms of any proposed modification or amendment to the Merger Agreement by Parent, that the Takeover Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal.

Nothing in the provisions of the Merger Agreement relating to Takeover Proposals prevents the Company or the Board of Directors (or the Special Committee) from disclosing to the Company’s shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if the Board of Directors determines, after consultation with its outside legal counsel, that failure to disclose such position would be reasonably likely to be inconsistent with the Company Board of Directors’ fiduciary duties under applicable law.

We refer to the following as a Superior Proposal: an Takeover Proposal that the Special Committee determines in good faith (after consultation with its financial advisors and its outside legal counsel) (i) to be reasonably likely to be consummated in accordance with its terms; and (ii) if consummated, would result in a transaction more favorable from a financial point of view to the shareholders other than the Founder Shareholders and their affiliates than the Merger, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the Takeover Proposal, all the terms and conditions of such Takeover Proposal and the Merger Agreement, the identity of the third party making such Takeover Proposal, any changes to the terms of the Merger Agreement offered by Parent in response to such Takeover Proposal, and the anticipated timing, conditions and the ability of the person or entity making such Takeover Proposal to consummate the transactions contemplated by such Takeover Proposal.

Proxy Statement

As soon as reasonably practicable following the execution date of the Merger Agreement, the Company must prepare and file this proxy statement in preliminary form relating to the Special Meeting and will include the Board of Directors’ recommendation in the proxy statement. In addition, the Company and Parent must jointly prepare and file a Schedule 13E-3 relating to the transactions contemplated by this Agreement. Each of Parent and the Company must provide the other with the information it requires to file the Schedule 13E-3 and the proxy statement and must otherwise reasonably cooperate and consult with the other in connection with the preparation, filing and distribution of the Schedule 13E-3 and the proxy statement and the resolution of any comments in respect thereof received from the SEC.

Company Shareholders Meeting

The Company must take, in accordance with applicable law and its Charter and Bylaws, all action necessary to establish a record date for, call, give notice of, convene and hold a meeting of holders of the Company’s capital stock as promptly as reasonably practicable after the execution of the Merger Agreement to consider and vote upon the adoption of the Merger Agreement (the “Special Meeting”).

Efforts to Complete the Merger; Regulatory Approvals

Each party to the Merger Agreement agreed to cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under the Merger Agreement and applicable laws to consummate and make effective the Merger as promptly as reasonably practicable, including preparing and filing all documentation to effect all necessary notices, reports and other filings and to obtain all consents, registrations, approvals, waivers, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the Merger and the transactions contemplated by the Merger Agreement.

Employee Benefits

During the period beginning as of the Effective Time and ending on the date twelve (12) months later (or if earlier, the date of the employee’s termination of employment with Parent and its subsidiaries), and to the extent consistent with the terms of the governing plan documents, Parent will cause the surviving company and each of its subsidiaries, as applicable, to provide the employees of the Company and its subsidiaries who remain employed immediately after the Effective Time (collectively, the “Company Continuing Employees”) with annual base salary or wage level, annual target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding any retiree health or defined benefit retirement benefits) that are, in the aggregate, substantially comparable to the annual base salary or wage level, annual target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding any retiree health or defined benefit retirement benefits) provided by the Company and its subsidiaries on the date of the Merger Agreement.

With respect to any employee benefit plan maintained by Parent or any of its subsidiaries, excluding any retiree health plans or programs, defined benefit retirement plans or programs, and any equity compensation arrangements (collectively, “Parent Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Effective Time, and subject to the terms of the governing plan documents, Parent will, or will cause the surviving company to, credit all service of the Company Continuing Employees with the Company or any of its subsidiaries as if such service were with Parent for purposes of eligibility to participate (but not for purposes of vesting or benefit accrual, except for vacation, if applicable) for full or partial years of service in any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time. Such service will not be credited to the extent that such crediting would result in a duplication of benefits, or such service was not credited under the corresponding Company benefit plan.

The Merger Agreement provides that the Company will terminate, effective no later than the day immediately before the closing date, any Company employee plans that Parent has requested to be terminated by providing the Company with written notice at least 15 days prior to the closing date, provided that such Company employee plans can be terminated in accordance with their terms and applicable law without any adverse consequences to certain Company affiliates under the Employee Retirement Income Security Act of 1974, as amended.

The abovementioned provisions will not alter or limit the ability of the surviving company, Parent, or any of their respective affiliates to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them, or prevent the surviving company, Parent, or any of their respective affiliates from terminating the employment of any Company Continuing Employee following the Effective Time. Additionally, the abovementioned provisions will not create any right in any current or former employee or other service provider of the Company or any of its subsidiaries or any other person to any continued employment, compensation or benefits of any nature or kind whatsoever, or otherwise alter any existing at-will employment relationship between any such employee and the surviving company.

Indemnification and Insurance

The Merger Agreement provides that for a period of six years after the Effective Time, the surviving company will (and Parent will cause the surviving company to) (1) honor and fulfill in all respects the obligations of the Company and its subsidiaries under any and all indemnification agreements existing as of the date of the Merger Agreement between the Company or any of its subsidiaries, on the one hand, and the current or former directors or officers of the Company or the Company’s subsidiaries and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Person”), on the other hand, and (2) for a period of six years from the Effective Time cause the certificates of formation and limited liability company agreement (or similar organizational documents) of the surviving company to contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable as those set forth in the Company’s Charter and Bylaws as of the date of the Merger Agreement and during such six-year period such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable law.

The Merger Agreement provides that the surviving company shall purchase as of the Effective Time a prepaid directors’ and officers’ insurance policy covering the officers and directors of the Company as of the date of the Merger Agreement for a period of six years, on terms with respect to the coverage and amounts that are at least equivalent to those of the Company’s current directors’ and officers’ liability insurance. The surviving company must (and Parent will cause the surviving company to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of the surviving company (and Parent) described in the first sentence of this paragraph for so long as such “tail” policy is maintained in full force and effect.

Other Covenants and Agreements

The Merger Agreement contains certain other covenants and agreements, including, but not limited to, covenants related to:

•

cooperation between the parties to terminate the quotation of the Company’s securities on the Nasdaq and de-register the Company’s securities under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Effective Time;

•	cooperation between the parties in connection with public announcements and filings with any third party and/or any governmental entity;

•

the parties providing each other with prompt notice of any legal proceedings arising from or otherwise relating to the Merger Agreement or the Merger, and the Company (1) providing Parent with the opportunity to participate in the defense and settlement of any legal proceedings, (2) providing Parent with the opportunity to consult with the Company regarding the defense of any legal proceeding, which advice the Company shall consider in good faith, and (3) not settling any legal proceedings without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed, or conditioned);

•

cooperation between the parties in connection with any administrative or judicial action or proceeding instituted by a governmental entity or private party challenging the Merger or any transaction contemplated by the Merger Agreement;

•

causing any dispositions of Common Stock, options and RSUs resulting from the Merger by each individual who may become subject to reporting requirements under the securities laws to be exempt from Rule 16b-3 of the Exchange Act;

•	Parent causing Merger Sub to fully comply with all of its obligations under the Merger Agreement and to consummate the Merger;

•

the Company taking reasonable actions necessary to effectuate any requested restructuring, recapitalization, or other reorganization of the Company and/or its subsidiaries, including legal entity rationalization, employee and/or asset transfers amongst the Company and its subsidiaries, and settlement and/or forgiveness of intercompany payables and receivables, provided that such restructuring (i) is to be consented to by the Special Committee and Company, (ii) is not prejudicial to the Company or its shareholders, (iii) does not require approval of the Company’s shareholders (unless such approval is obtained at the Special Meeting) and are effected as close as reasonably practicable to the Effective Time, (iv) does not materially impair the ability of the parties to complete the Merger or materially delay completion of the Merger; (v) does not unreasonably or materially interfere with ongoing operations of the Company, and (iv) all cost associated is borne exclusively by Parent and its affiliates;

•

the Company not being deemed in breach of any representation, warranty or covenant under the Merger Agreement nor shall any condition to the completion of the Merger be deemed unsatisfied, nor shall Parent or Merger Sub have a right to terminate the Merger Agreement if Parent, Merger Sub, the Founder Shareholders or Parent Guarantor had knowledge of such breach or state of facts giving rise to such breach or failure of a condition to be satisfied, or if such breach or failure of a condition to be satisfied is the result of any action or inaction by Parent, Merger Sub, the Founder Shareholders or

Parent Guarantor or by the Company at the direction of the Founder Shareholders or Parent Guarantor, except where there is any express approval by or direction from the Special Committee;

•

without the consent of the Special Committee, the Board of Directors not eliminating or diminishing the authority of the Special Committee, and Parent, Merger Sub and Parent Guarantor not removing or causing the removal of any member of the Board of Directors that is a member of the Special Committee, either as a member of the Company Board or the Special Committee; and

•	the Company causing the resignation of its directors and officers (and those of its subsidiaries) if requested by Parent to the Company in writing.

Conditions to Completion of the Merger

The obligations of each of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction, or waiver, of the following conditions:

•

the adoption of the Merger Agreement by the requisite affirmative vote of shareholders, including the affirmative vote of the holders of a majority of outstanding shares of Common Stock held by holders of Common Stock other than the Founder Shareholders and their affiliates; and

•	the absence of any law, regulation or order that makes illegal, enjoins or otherwise prohibits the closing of the Merger.

The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction, or waiver, of the following additional conditions:

•

the Company having performed or complied in all material respects with its obligations or covenants required by the Merger Agreement to be performed or complied with by the Company at or prior to the closing date;

•

certain representations and warranties of the Company being true and correct in all respects as of the date of the Merger Agreement and as of the closing date as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except would not reasonably be expected to have a material adverse effect);

•

certain representations and warranties of the Company relating to the Company’s capitalization being true and correct as of the date of the Merger Agreement and as of the closing date as if made at and as of such time, other than de minimis inaccuracies;

•	certain representations and warranties of the Company relating to organization, authority and brokers fees being true and correct in all material respects; and

•	no material adverse effect on the Company;

•

the receipt by Parent of a certificate, signed for and on behalf of the Company by an officer of the Company, certifying that the conditions described in the preceding five bullets have been satisfied; not more than 15% of the Common Stock outstanding having properly exercised dissenters’ rights; the delivery by the Company to Parent of evidence of an amendment to the Rights Plan that renders the Rights Plan and the rights thereunder inapplicable to the Merger and the other transactions contemplated by the Merger Agreement; and not exceeding an agreed-upon threshold for certain transaction expenses related to the negotiation and completion of the Merger (exclusive of certain fees and expenses). In addition, the obligations of the Company to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

•

Parent and Merger Sub having performed or complied in all material respects with all agreements, covenants and obligations required by the Merger Agreement to be performed or complied with by Parent and Merger Sub at or prior to the closing date of the Merger;

•

the representations and warranties of Parent, Merger Sub and Parent Guarantor set forth in the Merger Agreement being true and correct in all respects on and as of the date of the Merger Agreement and the closing date of the Merger as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where any failures of any such representations and warranties to be true and correct (and in each case, without giving effect to any limitation as to materiality set forth in such representations and warranties) have not had and would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated by the Merger Agreement; and

•

the receipt by the Company of a certificate, signed for and on behalf of Parent and Merger Sub by a duly authorized officer of Parent, certifying that the conditions described in the preceding two bullets have been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by the Company’s shareholders, under the following circumstances:

•	by mutual written consent of the Company, Parent, and Merger Sub; or

•	by either Parent or the Company if (whether before or after the receipt of shareholder approval):

•

the Merger is not consummated on or before ninety days following the effectiveness of this proxy statement (the “End Date”); provided, however, that this right to terminate the Merger Agreement will not be available to any party if the failure of the Merger to be consummated on or before such date was primarily caused by a material breach or inaccuracy of any of the representations, warranties, covenants, obligations or agreements of such party; and provided, further, that if the Special Meeting is adjourned or postponed, the End Date shall automatically be extended on a one-for-one basis for the number of days the Special Meeting is adjourned or postponed;

•

any law or order shall have made illegal, permanently enjoined, or permanently prohibited consummation of the Merger and such law or order shall have become final and nonappealable; provided, however, that this right to terminate the Merger Agreement will not be available to any party if the promulgation of such law or order was principally caused by, or primarily resulted from, a material breach or inaccuracy of any of the representations, warranties, covenants, obligations or agreements of such party; or

•	the adoption of the Merger Agreement by the requisite affirmative vote of shareholders and the affirmative vote of shareholders not affiliated with Mr. Glaser and his affiliates is not obtained;

•	by the Company in case of:

•

a breach of any representation, warranty, covenant or agreement on the part of Parent, Merger Sub or Parent Guarantor set forth in the Merger Agreement, such that the conditions to closing related to the fulfillment of such covenants or the accuracy of such representations and warranties would not be satisfied and such breach is incapable of being cured by the End Date; provided, however, that in the event that such breach by Parent, Merger Sub or Parent Guarantor is curable by Parent, Merger Sub or Parent Guarantor prior to the End Date, then the Company will not be permitted to so terminate the Merger Agreement until the earlier to occur of (A) 30 calendar days after delivery of written notice from the Company to Parent of such breach, or (B) the End Date, provided that the Company is not then in material breach of any representation, warranty, covenant, or obligation set forth in the Merger Agreement such that the conditions to closing related to the fulfillment of such covenants or the accuracy of such representations and warranties would not be satisfied; or

•

prior to receipt of the requisite affirmative vote of shareholders of the Merger Agreement, the Special Committee authorizes the Company, subject to complying in all material respects with the terms of the Merger Agreement related to solicitation of Takeover Proposals to enter into a definitive agreement with respect to a Superior Proposal;

•	by Parent in case of:

•

a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in the Merger Agreement, such that the conditions to closing related to the fulfillment of such covenants or the accuracy of such representations and warranties would not be satisfied and such breach is incapable of being cured by the End Date; provided, however, that in the event that such breach by the Company is curable by the Company prior to the End Date, then Parent will not be permitted to so terminate the Merger Agreement until the earlier to occur of (A) 30 calendar days after delivery of written notice from Parent to the Company of such breach, or (B) the End Date; provided that the Parent or Merger Sub are not then in material breach of any representation, warranty covenant or agreement set forth in the Merger Agreement and none of the representations and warranties of the Parent or Merger Sub set forth in the Merger Agreement such that the conditions to closing related to the fulfillment of such covenants or the accuracy of such representations and warranties would not be satisfied;

•	the Parent Guarantor is terminated as the chief executive officer of the Company without cause by action of the Board of Directors, with the consent of the Special Committee; or

•

(i) the Board of Directors (or any committee thereof) effecting and not withdrawing a Change of Recommendation or (ii) a material and willful breach of the terms of the Merger Agreement relating to the solicitation of Takeover Proposals; provided, however, that Parent’s right to so terminate the Merger Agreement will expire at 5:00 p.m., Pacific time, on the 10th business day following the later of the date on which such right to terminate first arose or Parent becomes aware of such right to terminate.

Termination Fees and Expenses

In the event of a termination by the Company in favor of a Superior Proposal or a termination by Parent for a material and willful breach by the Company of the no solicitation covenants, then the Company will pay to Parent an amount equal to $1,043,971 after such termination.

In the event of a termination by Parent due to breach of a representation, warranty, covenant or agreement by the Company or a termination by Parent or the Company for failure to consummate the Merger by the End Date prior to shareholder approval, or termination by Parent or the Company for failure to obtain the requisite shareholder approval at the Special Meeting, and prior to such termination a Takeover Proposal is received (resulting in a change of control of voting power or assets of 50% or more) and disclosed and then a definitive agreement for such Takeover Proposal entered into within twelve months of termination, the Company will pay to Parent an amount equal to the lesser of $521,985.50 and Parent’s expenses incurred in connection with the negotiation of the Merger Agreement and the completion of the Merger.

In the event of a failure to consummate the Merger due to failure of the Company to satisfy the closing condition restricting certain transaction expenses, the Company will pay to Parent the lesser of $500,000 and Parent’s expenses incurred in connection with the negotiation of the Merger Agreement and the completion of the Merger.

Modification or Amendment

Subject to applicable law, the Merger Agreement may be amended in writing at any time before or after adoption of the Merger Agreement by our shareholders. However, after adoption of the Merger Agreement by our shareholders, no amendment that requires further approval by such shareholders pursuant to the RCW may be made without such approval.

Specific Performance; Damages

Notwithstanding anything to the contrary in the Merger Agreement, each party will be entitled to seek specific performance to and to cause the other party to consummate the Merger on the terms and subject to the conditions in the Merger Agreement.

No Third-Party Beneficiaries

The Merger Agreement is not intended to and does not confer upon any person other than the parties thereto any legal or equitable remedies, except for the indemnification and insurance rights of the directors and officers of the Company and its subsidiaries under the Merger Agreement and the right of the shareholders of the Company and holders of Company awards to receive the Merger Consideration following the Effective Time.

Governing Law

The Merger Agreement is governed by Washington law.

Guarantee

The Parent Guarantor agreed to personally and unconditionally guarantee the payment, performance and discharge of Parent and Merger Sub’s obligations under the Merger Agreement and provided certain representations and warranties to the Company.

VOTING AND SUPPORT AGREEMENT

Concurrently with the execution and delivery of the Merger Agreement, the Voting Agreement Shareholders entered into the Voting Agreement with the Company. Pursuant to the Voting Agreement, the Voting Agreement Shareholders have agreed (i) to vote all shares of the Company’s capital stock owned by them in favor of the adoption of the Merger Agreement and the approval of the Merger and against any takeover proposal, acquisition agreement (other than the Merger Agreement) or any proposal, transaction, agreement or action in competition with or inconsistent with the Merger Agreement or the Merger, (ii) not to transfer their shares of Company Common Stock prior to the expiration of the Voting Agreement, (iii) not to take any actions that would in any way restrict, limit or interfere with the performance of such shareholder’s obligations under the Voting Agreement, make any representation or warranty of such shareholder in the Voting Agreement untrue or incorrect or otherwise restrict, limit, interfere, prevent or disable such shareholder from performing its obligations under the Voting Agreement and the Merger Agreement and (iv) to waive, and not to assert, any rights of appraisal or rights to dissent in connection with the Merger Agreement and the Merger.

The Voting Agreement will terminate at the earliest of (i) the Effective Time, (ii) the date of the termination of the Merger Agreement and (iii) the termination of the Voting Agreement by the mutual written consent of the parties.

The Company will be entitled to specific performance of the terms of the Voting Agreement, including an injunction or other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to enforce specifically the terms and provisions of the Voting Agreement. The Voting Agreement is governed by Washington law.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

No provision has been made (i) to grant the Company’s Unaffiliated Shareholders access to the corporate files of the Company, any other party to the Merger or any of their respective affiliates, or (ii) to obtain counsel or appraisal services at the expense of the Company, or any other such party or affiliate.

IMPORTANT INFORMATION REGARDING REALNETWORKS

Company Background

Building on a rich history of digital media expertise and innovation, RealNetworks has created a new generation of products that employ best-in-class artificial intelligence and machine learning to enhance and secure our daily lives. Real’s portfolio includes SAFR, the world’s premier computer vision platform for live video; KONTXT, an industry leading NLP (Natural Language Processing) platform for text and multi-media analysis; and leveraging its digital media expertise, a mobile games business focused on the large free-to-play segment. The Company’s Common Stock is quoted on the Nasdaq under the symbol “RNWK.” The principal executive offices of the Company are located at 1501 First Avenue South, Suite 600, Seattle, Washington 98134, and its telephone number is (206) 674-2700.

Private Placement Transaction

As previously disclosed on the Company’s Form 8-K filed with the SEC on February 11, 2020, on February 10, 2020, we completed the sale of 8,064,516 shares of our Series B Preferred Stock to Mr. Glaser (the “Series B Financing”) for an aggregate purchase price of approximately $10,000,000, pursuant to a Series B Preferred Stock Purchase Agreement, dated February 10, 2020, by and among the Company and Mr. Glaser. The Series B Preferred Stock issued in the Series B Financing was authorized pursuant to a Certificate of Designation of Rights and Preferences of Series B Preferred Stock of RealNetworks, Inc. that we filed with the Secretary of State of the State of Washington on February 10, 2020.

The Series B Preferred Stock is entitled to receive a dividend with the Common Stock on an as-converted to Common Stock basis, has no voting or consent rights, has no liquidation preference, and is subject to limitations on transferability. Each share of Series B Preferred Stock is convertible into one share of Common Stock, provided that no conversion is permitted in the event that it would cause Mr. Glaser’s beneficial ownership of the Common Stock to exceed 38.5%.

Mr. Glaser filed a Schedule 13G on February 14, 2020 in connection with the Company’s sale of shares of Series B Preferred Stock to Mr. Glaser.

Directors and Executive Officers

The Board of Directors currently consists of seven members. The persons listed below are the directors and executive officers of the Company as of the date of this proxy statement. The Merger Agreement provides, however, that the directors and officers of Merger Sub immediately prior to the Effective Time will be the directors and officers of the surviving company. Parent anticipates that the Company’s executive officers as of the Effective Time will become the executive officers of Merger Sub and, thus, those of the surviving company until their earlier death, resignation, or removal in accordance with the certificate of formation and limited liability company agreement of the surviving company.

There are no family relationships among any of our directors or executive officers. During the past five years, neither the Company nor any of the Company directors or executive officers listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, neither the Company nor any of the Company directors or executive officers listed below has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each of the individuals listed below is a citizen of the United States and can be reached care of RealNetworks, Inc., 1501 First Avenue South, Suite 600, Seattle, Washington 98134.

Name	Age	Current Position and Office
Robert Glaser	60	Chairman of the Board of Directors
Bruce A. Jaffe	58	Lead Independent Director
Christopher R. Jones	53	Director
Dawn G. Lepore	68	Director
Erik E. Prusch	55	Director
Michael B. Slade	64	Director
Tim Wan	51	Director
Michael Parham	59	Senior Vice President, General Counsel and Corporate Secretary
Brian McClain	59	Interim Chief Financial Officer

Below is information about our directors:

Christopher R. Jones serves as SVP of Product for Amperity, Inc., a privately held company providing the world’s first intelligent customer data platform. Prior to joining Amperity in June 2018, Mr. Jones spent over 25 years at Microsoft Corporation in leadership roles in product management and product development. As Engineering Director for Microsoft, a position he held from October 2015 to May 2018, he co-created Microsoft Healthcare NEXT, an incubator created to accelerate healthcare innovation through artificial intelligence and cloud computing. From February 2000 to October 2015, he served as a Corporate Vice President in various business divisions at Microsoft, including OneDrive & SharePoint, Windows Services, and Windows, where he led the engineering teams for several Microsoft products, such as OneDrive and OneDrive for Business, SharePoint Online and SharePoint Server, Outlook.com and other consumer services, and Windows XP. Mr. Jones joined Microsoft in August 1991. Mr. Jones holds a B.S. degree in mathematical and computational sciences from Stanford University.

Dawn G. Lepore served as interim Chief Executive Officer of Prosper Marketplace, Inc., a privately held peer-to-peer lending marketplace, from March 2012 to January 2013. She served as Chief Executive Officer and Chairman of the Board of drugstore.com, inc., a leading online provider of health, beauty, vision, and pharmacy solutions, from October 2004 until its sale to Walgreen Co. in June 2011. Prior to joining drugstore.com, Ms. Lepore spent 21 years at the Charles Schwab Corporation and Charles Schwab & Co, Inc., a financial holding company, holding several leadership positions, most notably Vice Chairman of Technology, Active Trader, Operations, Business Strategy, and Administration, and Chief Information Officer. She also served as a member of Schwab’s executive committee and as a trustee of SchwabFunds. Ms. Lepore has served on the board of directors of publicly traded Accolade, Inc., a provider of personalized health and benefits solutions, since July 2019 and on the board of directors of loanDepot, Inc. or its affiliate loanDepot.com, LLC since July 2015. Ms. Lepore previously served on the boards of directors of Quotient Technology Inc. from February 2012 to November 2017, AOL Inc. from October 2012 until its sale to Verizon Communications Inc. in July 2015, The TJX Companies, Inc. from June 2013 to June 2014, eBay Inc. from December 1999 to January 2013, and The New York Times Company from April 2008 to June 2011. She also currently serves, and in the past has served, on the boards of several privately held companies. Ms. Lepore holds a B.A. degree from Smith College.

Erik E. Prusch was Chief Executive Officer at Harland Clarke Holdings Corp., a provider of integrated payment solutions and integrated marketing services, a position he held from January 2019 through March 2019. Previously, Mr. Prusch served as Chief Executive Officer and a member of the board of directors of Outerwall Inc. (formerly, Coinstar, Inc.), a provider of automated retail solutions, from July 2015 until its sale to a private equity firm in September 2016. Mr. Prusch also served as interim president, Redbox Automated Retail, LLC, a wholly-owned subsidiary of Outerwall, beginning December 2015. Previously, Mr. Prusch served as Chief Executive Officer of NetMotion Wireless, Inc. from January 2014 to November 2014 and of Lumension Security, Inc. from May 2014 to November 2014, both providers of mobile and enterprise security products and services. He also served as an advisor to Clearlake Capital, a private equity fund, from January 2014 to

November 2014. Prior to that, Mr. Prusch served as Chief Executive Officer and president of Clearwire Corporation, a provider of 4G wireless broadband services, from August 2011 until July 2013, as its Chief Operating Officer from March 2011 to August 2011, and as its Chief Financial Officer from August 2009 to March 2011; he served as a member of the board of directors of Clearwire from February 2012 to July 2013. Before that, Mr. Prusch served as president and Chief Executive Officer of Borland Software Corporation, a provider of enterprise software tools and solutions, from December 2008 to July 2009 and as its Chief Financial Officer from November 2006 to December 2008. Previous to Borland, Mr. Prusch served in various finance roles at Intuit Inc., a provider of business and financial management solutions software; Identix Incorporated, a provider of identification and authentication platforms and solutions; and Gateway Computers, a computer hardware company. He began his career at Touche Ross, an accounting firm, and PepsiCo, a food and beverage processing company. Mr. Prusch holds a Bachelor’s degree from Yale University and an M.B.A. from the NYU’s Stern School of Business.

Michael B. Slade is a co-founder of Second Avenue Partners, a provider of management, strategy and capital for early stage companies, where he has served as a partner since 2000. From 2005 to 2006, Mr. Slade served as a strategic advisor for RealNetworks. From 2002 to May 2007, Mr. Slade served as a director of aQuantive, Inc., a publicly traded digital marketing service and technology company that was acquired by Microsoft Corporation in May 2007. From 1998 to 2004, Mr. Slade served as a consultant and member of the executive team at Apple Inc. From 1993 to 1998, Mr. Slade was chairman of the board of directors and chief executive officer of Starwave Corp., a Paul Allen-funded startup that was sold to The Walt Disney Corp. From 1983 to 1992, Mr. Slade held various executive and leadership positions with technology companies including Microsoft Corporation, Central Point Software, NeXT Computer, Inc. and Asymetrix Corp. Mr. Slade holds a B.A. in Economics from Colorado College and an M.B.A. from the Stanford University Graduate School of Business.

Tim Wan is the Chief Financial Officer at Asana, Inc., a publicly traded company that develops and offers a SaaS-based work management platform. Previously, Mr. Wan served as Chief Financial Officer of Apigee Corporation, a cloud-based API management and predictive analytics software provider, from March 2015 until its sale to Google, Inc. in November 2016. From 2000 to February 2015, Mr. Wan held various positions at RealNetworks, most recently serving as its Senior Vice President, Chief Financial Officer and Treasurer beginning April 2012. Mr. Wan holds a B.A. in economics from the University of California, Los Angeles and an M.B.A. from the University of Southern California.

Bruce A. Jaffe is a general partner in J4 Ventures, an early stage venture capital firm focused on technology and technology enabled companies which he co-founded in 2021. Mr. Jaffe is also a consultant and investor with Three Point Group, LLC, which he founded in 2008 and which focuses on early stage and growth technology companies. Mr. Jaffe previously served as President and Chief Executive Officer of Donuts Inc., a privately held registry operator of top-level domain names, from January 2017 through its sale to a private equity firm in November 2018. Mr. Jaffe served as Chief Financial Officer and EVP Corporate Development of Glam Media, a privately held media company, from May 2010 to December 2011. From June 1995 through February 2008, Mr. Jaffe held various positions at Microsoft Corporation, most recently serving as its Corporate Vice President, Corporate Development, where he managed M&A, investments, and strategic transactions. Mr. Jaffe serves as a director of several privately held companies. Mr. Jaffe holds a B.S. degree from UC Berkeley and an M.B.A. from the Stanford University Graduate School of Business.

Robert Glaser, founder of RealNetworks, currently serves as our Chief Executive Officer. He has served as Chairman of the Board of Directors of RealNetworks since its inception in 1994 and served as Chief Executive Officer of RealNetworks from 1994 through January 2010, returning as interim CEO in July of 2012 and becoming permanent CEO in July 2014. Mr. Glaser has served as a venture partner at Accel Partners, a venture capital firm, since May 2010. Mr. Glaser’s professional experience also includes ten years of employment with Microsoft Corporation where he focused on the development of new businesses related to the convergence of the computer, consumer electronics and media industries. Mr. Glaser holds a B.A. and an M.A. in Economics and a B.S. in Computer Science from Yale University.

Below is information on the Company’s other executive officers:

Michael Parham has served as our Senior Vice President, General Counsel and Corporate Secretary since August 2012, and previously had served as Associate General Counsel since January 2004. Prior to joining our legal department in March 2000, Mr. Parham was an attorney with IBM, serving as Regional Counsel for IBM’s Midwest region in Chicago. Mr. Parham began his legal career with the law firm of Chapman and Cutler in Chicago. Mr. Parham holds a J.D. from the University of Michigan Law School.

Brian McClain has served as Interim Chief Financial Officer and Treasurer since August 2022. Prior to joining the Company, Mr. McClain worked as a business consultant from October 2021 to July 2022. Mr. McClain previously served as President of Pelco, Inc., a leading computer security company, from May 2019 to October 2021. Prior to that, Mr. McClain served as CFO of LOUD Audio LLC from March 2018 to May 2019. From January 2015 to March 2018 Mr. McClain served as President and CEO of Centrix Inc. Mr. McClain holds a B.A. in Accounting from Washington State University.

Prior Public Offerings

During the past three years, none of the Company, Parent, Merger Sub or any of their respective affiliates have made any underwritten public offering of the Company’s Common Stock for cash that was registered under the Securities Act of 1933, as amended, or exempt from registration under Regulation A promulgated thereunder, except as described below:

On April 29, 2021, we completed an underwritten public offering of 8,250,000 shares of Common Stock at a price to the public of $2.70 per share. The aggregate gross proceeds from the offering were $22.3 million. Of these proceeds, we received $20.1 million after deducting underwriting discounts, commissions, and legal and other fees.

Book Value Per Share

Our net book value per share as of June 30, 2022, was approximately $0.75 (calculated based on 47,323,993 shares of Company Common Stock issued and outstanding).

Market Price of the Company’s Common Stock

Beginning in 1997, the Company’s Common Stock has been quoted on the Nasdaq under the symbol “RNWK.” The following table sets forth the high and low sales prices per share of Common Stock for each quarter for the six months ended June 30, 2022 and the fiscal years ended December 31, 2021, and December 31, 2020:

	Market Price
	High	Low
2022
First Quarter	$1.04	$0.50
Second Quarter	$0.75	$0.46
2021
First Quarter	$6.66	$1.50
Second Quarter	$5.29	$2.11
Third Quarter	$2.43	$1.55
Fourth Quarter	$1.69	$0.91
2020
First Quarter	$1.54	$0.32
Second Quarter	$2.24	$0.60
Third Quarter	$1.88	$1.12
Fourth Quarter	$2.00	$1.22

The closing price of shares of our Common Stock as quoted on the Nasdaq on July 27, 2022, which was the last trading day before the announcement of the Merger Agreement, was $0.58 per share.

Dividends

In the past two years, we have not declared or paid any cash dividends on our Common Stock or our Series B Preferred Stock.

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth, as of August 17, 2022 (the “table date”), information regarding beneficial ownership of our Common Stock by (a) each person known to RealNetworks to be the beneficial owner of more than five percent of RealNetworks’ outstanding Common Stock, (b) each director, (c) our named executive officers, and (d) all of our current executive officers and directors as a group. Percentage of beneficial ownership is based on 47,652,955 shares outstanding as of August 17, 2022. The mailing address for each executive officer and director in the table below is c/o RealNetworks, Inc., 1501 First Avenue South, Suite 600, Seattle, Washington 98134.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned**	Percentage of Common Stock Outstanding
Robert Glaser(1)	18,650,124	38.5%
Thomas A. Satterfield, Jr.(2)	5,843,688	12.2%
Bruce A. Jaffe(3)	329,636	*
Christopher R. Jones(4)	225,574	*
Dawn G. Lepore(5)	257,567	*
Erik E. Prusch(6)	137,947	*
Michael B. Slade(7)	339,146	*
Tim Wan(8)	137,947	*
Michael Ensing(9)	1,035,005	*
Michael Parham(10)	617,421	*
Christine Chambers(11)	—	*
All directors and executive officers as a group (10 persons)(12)	21,730,367	45.0%

*	Less than 1%.
**

Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the beneficial owner exercises voting or investment power. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of the table date, and RSUs that will have vested within 60 days of the table date, are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, and subject to community property laws where applicable, RealNetworks believes, based on information provided by such persons, that the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(1)

Includes 459,101 shares of Common Stock owned by the Glaser Progress Foundation, of which Mr. Glaser is the sole trustee. Mr. Glaser disclaims beneficial ownership of these shares. Also includes 1,363,331 shares of Common Stock issuable upon exercise of options exercisable within 60 days of the table date, and 8,064,516 shares of Series B Preferred Stock convertible into Common Stock within 60 days of the table date. The total number of shares of Series B Preferred Stock that may be converted at any given time is capped at 38.5% of the Company’s total number of shares of Common Stock then outstanding, pursuant to the Rights Plan.

(2)

Information is based on a Form 4 filed with the SEC on June 2, 2022 by Thomas A. Satterfield, Jr. reporting that as of May 31, 2022, he beneficially owned an aggregate of 5,843,688 shares of Common Stock and that his address is 15 Colley Cove Drive, Gulf Breeze, Florida 32561

(3)	Includes 132,500 shares of Common Stock issuable upon exercise of options exercisable within 60 days of the table date and 37,201 RSUs that are scheduled to vest within 60 days of the table date.
(4)	Includes 92,096 shares of Common Stock issuable upon exercise of options exercisable within 60 days of the table date and 37,201 RSUs that are scheduled to vest within 60 days of the table date.
(5)	Includes 105,500 shares of Common Stock issuable upon exercise of options exercisable within 60 days of the table date and 37,201 RSUs that are scheduled to vest within 60 days of the table date.
(6)	Includes 41,250 shares of Common Stock issuable upon exercise of options exercisable within 60 days of the table date and 37,201 RSUs that are scheduled to vest within 60 days of the table date.
(7)	Includes 138,185 shares of Common Stock issuable upon exercise of options exercisable within 60 days of the table date and 37,201 RSUs that are scheduled to vest within 60 days of the table date.
(8)	Includes 41,250 shares of Common Stock issuable upon exercise of options exercisable within 60 days of the table date and 37,201 RSUs that are scheduled to vest within 60 days of the table date.
(9)	Includes 500,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days of the table date. Mr. Ensing departed from the Company effective August 19, 2022.
(10)	Includes 456,098 shares of Common Stock issuable upon exercise of options exercisable within 60 days of the table date and 6,250 RSUs that are scheduled to vest within 60 days of the table date.
(11)	Ms. Chambers departed from the Company effective July 31, 2022.
(12)

Includes an aggregate of 2,645,614 shares of Common Stock issuable upon exercise of options exercisable within 60 days of the table date and 235,706 RSUs that are scheduled to vest within 60 days of the table date.

Security Ownership of Parent and Merger Sub

Parent and Merger Sub do not directly own shares of capital stock of the Company.

Transactions in Common Stock

Transactions During the Past 60 Days

Other than the Merger Agreement and agreements entered into in connection therewith, including the Voting Agreement discussed in “Voting and Support Agreement” beginning on page 110, the Company, Parent, Merger Sub and their respective affiliates have not conducted any transactions with respect to shares of the Common Stock during the past 60 days.

The following executive officers of the Company satisfied the statutory minimum federal, state and local withholding tax obligation arising in connection with the vesting of RSUs by electing to have the Company withhold shares of Common Stock otherwise issuable under the award:

Name	Date	Shares	Price Per Share
Robert Glaser	03/15/2021	16,168	$5.93
Michael Ensing	08/17/2021	32,873	$1.59
Michael Parham	02/20/2022	1,853	$0.6801
Michael Ensing	08/03/2022	97,400	$0.6910
Michael Parham	08/20/2022	1,521	$0.6946

Transactions in Common Stock by the Company During the Past Two Years

Under the Company Plans, participants may satisfy the statutory minimum federal, state and local withholding tax obligation arising in connection with plan awards by electing to have the Company withhold shares of common stock otherwise issuable under the award. The following table provides information about such withholding, which is deemed an issuer repurchase, during the past two years:

Period	Total Number of Shares Purchased	Range of Prices Paid ($)	Average Price Paid Per Share ($)
2022
Third Quarter (through September 30, 2022)	98,921	$0.6910-$0.6946	$0.6928
Second Quarter
First Quarter	1,853	$0.6801	$0.6801
2021
Fourth Quarter
Third Quarter	32,873	$1.59	$1.59
Second Quarter
First Quarter	16,168	$5.93	$5.93
2020
Fourth Quarter
Third Quarter

Other than the purchases listed above, there have been no purchases of Common Stock by the Company during the past two years.

Transactions in Common Stock by the Parent and Merger Sub During the Past Two Years

During the past two years, none of Parent, Merger Sub, or any of their respective officers or directors, other than Robert Glaser, have purchased or acquired any shares of Common Stock in market purchases.

IMPORTANT INFORMATION REGARDING THE PURCHASER FILING PARTIES

This section sets forth certain information about the Purchaser Filing Parties. During the past five years, none of the persons listed in this section has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, none of the persons listed in this section has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Parent and Merger Sub

Merger Sub. The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each officer and director of Merger Sub. Unless otherwise indicated, the current business address of each person is 1501 First Avenue South, Suite 600 Seattle, Washington 98134 and its telephone number is (206) 674-2700. Merger Sub is a Washington limited liability company, and its principal business is to engage in the transactions contemplated by the Merger Agreement. The sole member of Merger Sub is Parent.

Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Robert Glaser	US	CEO and Chairman of the Board of Directors of RealNetworks

Parent. The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each officer and director of Parent. Unless otherwise indicated, the current business address of each person is 1501 First Avenue South, Suite 600 Seattle, Washington 98134 and its telephone number is (206) 674-2700.

Parent is a Washington limited liability company and its principal business is to engage in the transactions contemplated by the Merger Agreement. As of the date of this proxy statement, Parent is controlled by its sole member and manager, Robert Glaser. Following the consummation of the Merger, Parent will be owned by certain of the Purchaser Filing Parties as described in “Important Information Regarding RealNetworks—Security Ownership of Management and Certain Beneficial Owners—Security Ownership of Parent and Merger Sub.”

Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Robert Glaser	US	CEO and Chairman of the Board of Directors of RealNetworks

Robert Glaser

Robert Glaser is the Chief Executive Officer and Chairman of the Board of Directors of the Company. See “Important Information Regarding RealNetworks—Directors and Executive Officers—Robert Glaser.”

DISSENTERS’ RIGHTS

General

Under Chapter 23B.13 of the Washington Business Corporation Act (“WBCA”), holders of shares of our Common Stock are entitled to dissent from, and obtain payment of the fair value of their shares in cash together with accrued interest from the Effective Time in the event of the completion of the merger, instead of receiving the merger consideration they would otherwise be entitled to pursuant to the Merger Agreement. The following summarizes the material rights of holders of shares of our Common Stock under Chapter 23B.13. You should read the applicable sections of Chapter 23B.13, a copy of which is attached as Annex D to this proxy statement, and which governs dissenters’ rights. The summary below is qualified in its entirety by reference to Chapter 23B.13.

Pursuant to Chapter 23B.13.200 of the WBCA, when a proposed merger creating dissenters’ rights is to be submitted to a vote at a meeting of shareholders, as in the case at the Special Meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under Chapter 23B.13 and must be accompanied by a copy of Chapter 23B.13. The notice of special meeting included with this proxy statement constitutes notice to the holders of shares of our Common Stock of their dissenters’ rights and a copy of Chapter 23B.13 is attached as Annex D to this proxy statement.

If you are contemplating the possibility of exercising your dissenters’ rights in connection with the merger, you should carefully review the text of Chapter 23B.13. If you do not fully and precisely satisfy the procedural requirements of Chapter 23B.13, you will lose your dissenters’ rights. If any holder of shares of our Common Stock who asserts dissenters’ rights under the WBCA withdraws or loses (through failure to perfect or otherwise) the right to obtain payment for such holder’s shares under Chapter 23B.13, then such holder’s shares will be converted, or will be treated as if they had been converted, into the right to receive the merger consideration, without interest and subject to any applicable withholding of taxes. We will not provide you with any notice regarding your dissenters’ rights other than as described in this proxy statement and the notice of special meeting included with this proxy statement.

Requirements for Exercising Dissenters’ Rights

If you wish to assert your statutory dissenters’ rights, you must:

•

deliver to the Company, before the vote is taken at the Special Meeting regarding the proposal to approve the Merger Agreement, written notice of your intent to demand payment for your shares of our Common Stock if the Merger is effected, which notice must be separate from your proxy. Your vote against the proposal to approve the Merger Agreement alone will not constitute written notice of your intent to assert your dissenters’ rights;

•	not vote your shares in favor of approval of the Merger Agreement; and

•	follow the statutory procedures for perfecting dissenters’ rights under Chapter 23B.13, which are summarized under “-Dissenters’ Rights Procedures” below.

If you fail to comply with these requirements, and if the Merger Agreement is then approved by our shareholders and the Merger is completed, your shares of our Common Stock will be converted into the right to receive the Merger Consideration, without interest and subject to any applicable withholding of taxes, and you will have no dissenters’ rights with respect to your shares of our Common Stock.

Written notice of your intent to assert dissenters’ rights must be delivered to the Company at:

RealNetworks, Inc.

Attn: Corporate Secretary

1501 First Avenue South, Suite 600

Seattle, WA 98134

Such written notice must be delivered before the vote to approve the Merger Agreement is taken at the Special Meeting. Your written notice to demand payment should specify your name and mailing address, the number of shares of our Common Stock you own, and that you intend to demand payment of the “fair value” of your shares of our Common Stock if the Merger Agreement is approved.

Vote

You must not vote in favor of, or consent in writing to, the approval of the Merger Agreement. A vote in favor of the approval of the Merger Agreement, by proxy, via the Internet, by telephone or in person, will constitute a waiver of your dissenters’ rights in respect of the shares so voted and will nullify any previously filed written notices of your intent to assert dissenters’ rights. A proxy that does not contain voting instructions will, unless revoked, be voted in favor of the approval of the Merger Agreement. Therefore, a shareholder who votes by proxy and who wishes to exercise dissenters’ rights must vote against the Merger Agreement or abstain from voting on the Merger Agreement.

Termination of Dissenters’ Rights

Your right to obtain payment of the fair value of your shares of our Common Stock under Chapter 23B.13 will terminate if:

•	the Merger is abandoned or rescinded;

•	a court having jurisdiction permanently enjoins or sets aside the Merger; or

•	your demand for payment is withdrawn with the Company’s written consent.

Dissenters’ Rights Procedures

If the Merger Agreement is approved by our shareholders, within 10 days after the effective date of the merger, the Company will send written notice regarding the proper procedures for dissenting to all shareholders who have given written notice under Chapter 23B.13 to the address above and have not voted in favor of approval of the Merger Agreement. The notice will:

•	state where the demand for payment must be sent and where and when the certificates representing certificated shares of our Common Stock must be deposited;

•	contain information for holders of uncertificated shares as to what extent transfer of the shares will be restricted after the payment demand is received;

•

include a form for demanding payment that includes the date of the first announcement to the news media or to shareholders of the terms of the Merger (which was July 28, 2022) and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of our Common Stock before that date;

•	indicate the date by which the Company must receive a payment demand, which date will not be fewer than 30 or more than 60 days after the date the written notice is delivered to shareholders; and

•	include a copy of Chapter 23B.13.

If you wish to assert dissenters’ rights, no later than the date set forth in the notice described above you must demand payment, certify whether you acquired beneficial ownership of your shares before July 28, 2022, and deposit your RealNetworks share certificates in accordance with the terms of the notice. Failure to do so by the date set forth in the notice will cause you to lose the right to obtain payment of the fair value for your shares under Chapter 23B.13.

If the Merger is not consummated within 60 days after the date set for demanding payment and depositing share certificates, then the Company will be required to return all deposited certificates and release any transfer restrictions imposed on uncertificated shares. If, after returning the deposited certificates and releasing transfer restrictions, the parties to the Merger Agreement wish to consummate the merger, the Company must send a new dissenters’ rights notice and repeat the payment demand procedure.

Within 30 days after the later of (a) the effective date of the merger and (b) the date the payment demand is received, the Company shall pay each dissenting shareholder who complied with the payment demand and related requirements of Chapter 23B.13.230 of the WBCA (other than dissenting shareholders who acquired their shares of our Common Stock after July 28, 2022, if the Company elects to withhold payment as described below) the amount that the Company estimates to be the fair value of the shareholder’s shares, plus accrued interest. The payment will be accompanied by:

•

financial data relating to the Company, including a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

•	an explanation of how the Company estimated the fair value of the shares;

•	an explanation of how the Company calculated the interest;

•

a statement of the dissenter’s right to demand supplemental payment if such shareholder believes that the amount paid is less than the fair value of the shares or under certain other circumstances enumerated in Chapter 23B.13.280 and described below; and

•	a copy of Chapter 23B.13.

For dissenting shareholders who were not the beneficial owners of their shares of our Common Stock before July 28, 2022, the Company may elect to withhold payment under Chapter 23B.13. To the extent that the Company so elects, after consummating the Merger, the Company shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The Company will send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment of the dissenter’s own estimate of the dissenter’s shares and the amount of interest due if such dissenter believes that the amount offered is less than the fair value of the shares or under certain other circumstances enumerated in Chapter 23B.13.280 and described below.

If you believe that the amount paid or offered by the Company is less than the fair value of your shares or believe that the interest due is incorrectly calculated, or if the Company fails to make payment for your shares within 60 days after the date set for demanding payment or the Merger is not consummated and the Company does not return the deposited share certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment, you must, within 30 days of the payment or offer for payment, deliver notice to the Company in writing informing it of your own estimate of the fair value of your shares and the amount of interest due, and demanding payment of this estimate, less any amount the Company has already paid under Chapter 23B.13. If any dissenting shareholder’s demand for payment of such dissenting shareholder’s own estimate of the fair value of the shares is not settled within 60 days after receipt by the Company of such shareholder’s demand for payment, Chapter 23B.13 requires that the Company commence a proceeding in King County Superior Court and petition the court to determine the fair value of the shares and accrued interest, naming all the dissenting shareholders whose demands remain unsettled as parties to the proceeding. If the Company does not commence the proceeding within the 60-day period, it will pay each dissenter whose demand remains unsettled the amount demanded.

The jurisdiction of the court in which the proceeding is commenced will be plenary and exclusive. The court may appoint one or more appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers will have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings. The fair value of the shares as determined by the court may be less than, equal to or greater than the value of the Merger consideration to be issued to non-dissenting shareholders for our Common Stock under the terms of the Merger Agreement if the Merger is consummated. Shareholders should be aware that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a Merger are not opinions as to fair value under Chapter 23B.13. Each dissenter made a party to the proceeding is entitled to a judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the Company, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the Company elected to withhold payment pursuant to Chapter 23B.13.

The court will also determine the costs and expenses of the court proceeding and assess them against the Company, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under Chapter 23B.13. If the court finds that the Company did not substantially comply with the requirements of Chapters 23B.13.200 through 23B.13.280 of the WBCA, the court may also assess against the Company any fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable. The court may also assess such fees and expenses against any party if the court finds that the party has acted arbitrarily, vexatiously or not in good faith with respect to dissenters’ rights. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the Company, the court may award to counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

A record shareholder may assert dissenters’ rights as to fewer than all of the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the Company a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partially dissenting record shareholder are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders. Beneficial owners of our Common Stock who desire to assert dissenters’ rights as to shares held on the beneficial owners’ behalf (a) must submit to the Company the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either in a record or, if the Company has designated an address, location or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location or system, in an electronically transmitted record and (b) does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

For purposes of Chapter 23B.13, “fair value” with respect to dissenters’ shares means the value of the shares of our Common Stock immediately before the effective date of the Merger, excluding any appreciation or depreciation in anticipation of the Merger, unless exclusion would be inequitable. “Interest” means interest from the effective date of the Merger until the date of payment, at the average rate currently paid by the Company on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

THE MERGER PROPOSAL

(PROPOSAL 1)

The Proposal

The Company is asking you to approve the adoption of the Merger Agreement and the related transactions contemplated by the Merger Agreement.

For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the Merger throughout this proxy statement, including the information set forth in the section captioned “The Merger Agreement” beginning on page 90 of this proxy statement. A copy of the Merger Agreement is attached to this proxy statement as Annex A. You are urged to read the Merger Agreement carefully in its entirety.

Vote Required and Board Recommendation

The approval of the Merger Proposal requires (i) the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock and (ii) the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock held by the holders of our Common Stock other than the Voting Agreement Shareholders. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote “AGAINST” the Merger Proposal.

The Board of Directors, on the recommendation of the Special Committee, has determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the Voting Agreement, are fair, advisable and in the best interests of the Company and its shareholders, and has approved the Merger Agreement and the transactions contemplated thereby, including the Merger and the Voting Agreement, and recommends that you vote “FOR” the Merger Proposal.

THE COMPENSATION PROPOSAL

(PROPOSAL 2)

The Proposal

Section 14A of the Exchange Act of 1934 and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd–Frank Act, requires that we submit a proposal to the Company’s shareholders for a non-binding, advisory vote to approve certain compensation arrangements that the Company’s named executive officers may be entitled to receive from the Company in connection with the Merger, otherwise known as “golden parachute compensation.”

The compensation that the Company’s named executive officers may be entitled to receive from the Company that is based on or otherwise relates to the Merger is summarized and included under the heading “Special Factors—Quantification of Payments and Benefits to RealNetworks’ Named Executive Officers—Golden Parachute Compensation” beginning on page 73 of this proxy statement. That summary includes all compensation and benefits that may be paid or become payable to the Company’s named executive officers by the Company that is based on or otherwise relate to the Merger.

The Company believes that the information regarding golden parachute compensation that may become payable to its named executive officers in connection with the completion of the Merger is reasonable and demonstrates that the Company’s executive compensation program was designed appropriately and structured to ensure the retention of talented executive officers and a strong alignment with the long-term interests of the Company’s shareholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger.

Accordingly, we are seeking approval of the following resolution at the Special Meeting:

“RESOLVED, that the shareholders of RealNetworks, Inc. approve, on a nonbinding, advisory basis, the compensation that will or may become payable to RealNetworks, Inc.’s named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” in RealNetworks, Inc.’s proxy statement for the Special Meeting.”

Vote Required and Board Recommendation

The advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the Merger requires a majority of the votes entitled to be cast at the Special Meeting and the presence of quorum. A failure to vote your shares “FOR” the Compensation Proposal or an abstention from voting on the proposal will have the same effect as a vote “AGAINST” the proposal for purposes of the required shareholder vote.

Shareholders should note that this proposal is not a condition to completion of the Merger, and as an advisory vote, the result will not be binding on the Company, our Board of Directors or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated, our named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the Merger in accordance with the terms and conditions applicable to those payments.

The Board of Directors recommends that you vote “FOR” the Compensation Proposal.

THE ADJOURNMENT PROPOSAL

(PROPOSAL 3)

The Proposal

The Company is asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary and for a minimum period of time reasonable under the circumstances, to ensure that any necessary supplement or amendment to this proxy statement is provided to Company shareholders a reasonable amount of time in advance of the Special Meeting, or to solicit additional proxies if there are insufficient votes to adopt the Merger Proposal at the time of the Special Meeting. If shareholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to provide Company shareholders with time to review any supplement or amendment to this proxy statement, or to solicit additional proxies if there are insufficient votes to adopt the Merger Proposal at the time of the Special Meeting, including proxies from shareholders that have previously returned properly executed proxies voting against adoption of the Merger Proposal. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Proposal such that the Merger Proposal would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Proposal and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Proposal. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.

Vote Required and Board Recommendation

The approval of the Adjournment Proposal requires a majority of the votes entitled to be cast at the Special Meeting and the presence of quorum. A failure to vote your shares “FOR” the Adjournment Proposal or an abstention from voting on the proposal will have the same effect as a vote “AGAINST” the proposal for purposes of the required shareholder vote.

The Board of Directors recommends that you vote “FOR” the Adjournment Proposal.

ELIMINATING DUPLICATIVE PROXY MATERIALS

To reduce the expense of delivering duplicate proxy materials to shareholders who may have more than one account holding RealNetworks stock but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain shareholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of this proxy statement and, as applicable, any additional proxy materials that are delivered until such time as one or more of these shareholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Shareholders who participate in householding will continue to have access to and use separate proxy voting instructions.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of our proxy materials, or if you are receiving multiple copies and wish to receive only one copy, please submit a written request to our Corporate Secretary, RealNetworks, Inc., 1501 First Avenue South, Suite 600, Seattle, Washington 98134, or call Investor Relations at (206) 892-6320, and we will promptly send you what you have requested.

SHAREHOLDER PROPOSALS AND NOMINATIONS

The Company’s 2021 annual meeting of shareholders was held on November 30, 2021. If the Merger is completed, we will not have public shareholders and there will be no public participation in any future meeting of shareholders. However, if the Merger is not completed, or if we are otherwise required to do so under applicable law, we will hold a 2022 annual meeting of shareholders. Any shareholder nominations or proposals for other business intended to be presented at our next annual meeting must be submitted to us as set forth below.

If the Company holds a 2022 annual meeting, an eligible shareholder who desires to have a qualified proposal considered for inclusion in the proxy statement and form of proxy prepared in connection with our 2022 annual meeting of shareholders must deliver a copy of the proposal to our Corporate Secretary, at our principal offices, not less than 120 days prior to the first anniversary of the date that our 2021 annual meeting proxy statement was released to our shareholders, or, if the date of our 2022 annual meeting has been changed by more than 30 days from the date of our 2021 annual meeting, then no later than a reasonable time before we begin to print and mail our proxy materials.

A shareholder of record who intends to submit a proposal at the 2022 annual meeting of shareholders that is not eligible or not intended for inclusion in our 2022 annual meeting proxy statement must provide us with written notice, addressed to the Corporate Secretary at our principal offices, not less than 120 days prior to the first anniversary of the date that our 2021 annual meeting proxy statement was released to our shareholders, or, if the date of our 2022 annual meeting has been changed by more than 30 days from the date of our 2021 annual meeting, then no later than a reasonable time before we begin to print and mail our proxy materials. The notice must also satisfy certain additional requirements specified in our Bylaws, a copy of which will be sent to any shareholder upon written request to our Corporate Secretary.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC, pursuant to the Exchange Act. Those filings are available to the public from the SEC’s website at http://www.sec.gov. Information about us, including our filings, is also available on our website at www.investors.RealNetworks.com. The information contained on or accessible through our website is not part of this proxy statement, other than the documents that we file with the SEC that are incorporated by reference into this proxy statement.

Because the Merger is a “going-private” transaction, Parent, the Company and Merger Sub have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement and, with respect to this proxy statement but not with respect to the Schedule 13E-3, later information that we file with the SEC will update and supersede such information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed is not deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and, with respect to this proxy statement but not with respect to the Schedule 13E-3, any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the Special Meeting:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed on February 25, 2022, and the amendment on Form 10-K/A filed on May 2, 2022;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2022 and June 30, 2022;

•

Our Current Reports on Form 8-K as filed with the SEC on February 25, 2022, May  9, 2022, July  1, 2022, July  14, 2022, July  28, 2022 and September 1, 2022 (other than portions of a Current Report on Form 8-K that are furnished under Item 2.02 or Item 7.01, including any exhibits included with such Items unless otherwise indicated therein); and

•

The portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on October 29, 2021 that are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

We will amend the Schedule 13E-3 to incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the Special Meeting to the extent required to fulfill our obligations under the Exchange Act.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED                         , 2022. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

DIRECTIONS TO THE REALNETWORKS, INC. SPECIAL MEETING OF SHAREHOLDERS

The Special Meeting of Shareholders will be held on                         , 2022 at                          p.m. Pacific Time at:

Home Plate Center Building

1501 First Avenue South

6th Floor

Seattle, Washington 98134

From Bellevue/Redmond (Eastside):

•	Take I-90 West

•	Take the 4th Avenue South Exit

•	Keep left at the fork, follow signs for Edgar Martinez Drive South

•	Turn left onto 1st Avenue South—Home Plate Center Building is located to your right

From West Seattle:

•	Head south on California Avenue Southwest toward Southwest Dakota Street

•	Take the 1st left onto SW Dakota St

•	Turn right onto 35th Avenue Southwest

•	Turn left onto West Seattle Bridge

•	Take the 1st Avenue South exit

•	Turn left onto 1st Avenue South—Home Plate Center Building is located to your left

From the North (Everett/Lynwood):

•	Follow signs for Interstate 5 South/Tacoma/Portland

•	Keep right at the fork, follow signs for 4th Avenue South

•	Keep left at the fork, follow signs for Edgar Martinez Drive

•	Turn right onto Edgar Martinez Drive South

•	Turn left onto 1st Avenue South—Home Plate Center Building is located to your right

From the South (Airport/Tacoma):

•	Head North on International Blvd towards 180th Street

•	Slight right onto the Washington 518 East ramp to Interstate 405/Interstate 5/Renton

•	Merge onto WA-518 East

•	Take the Interstate 5 North exit on the left toward Seattle

•	Merge onto I-5 North

•	Take exit 164B for Edgar Martinez Drive South

•	Turn right onto Edgar Martinez Drive South

•	Turn left onto 1st Avenue South—Home Plate Center Building is located to your right

Health and safety protocols will be followed at the Special Meeting. Each attendee must wear a mask or other acceptable face covering in order to gain entry and throughout the duration of the meeting.

Annex A

AGREEMENT AND PLAN OF MERGER

By and Among

GREATER HEIGHTS LLC,

GREATER HEIGHTS ACQUISITION LLC,

ROBERT GLASER

and

REALNETWORKS, INC.

Dated as of July 27, 2022

i

ii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into, as of July 27, 2022, by and among RealNetworks, Inc., a Washington corporation (the “Company”), Greater Heights LLC, a Washington limited liability company (“Parent”), Greater Heights Acquisition LLC, a Washington limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub”) and exclusively for purposes of Section 8.15, Robert Glaser, an individual resident of Washington (“Parent Guarantor”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the respective meanings set forth in Section 8.01 hereof.

RECITALS

WHEREAS, as of the date hereof, the Persons listed on Exhibit A (the “Founder Shareholders”) own in the aggregate 12,903,088 shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) and 8,064,516 shares of Company Preferred Stock, par value $0.001 per share, designated as Series B Preferred Stock;

WHEREAS, the parties intend that the Company be merged with and into Merger Sub, with Merger Sub surviving that merger on the terms and subject to the conditions set forth herein, subject to the ability of Parent to elect for the Company to survive the Merger (as defined below) as contemplated herein;

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each share of Company Common Stock will be converted into the right to receive the Merger Consideration except as otherwise provided in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) (other than Robert Glaser), based on the unanimous recommendation of a special transaction committee thereof consisting solely of disinterested directors of the Company (the “Special Committee”) has unanimously: (a) determined that it is in the best interests of the Company and the holders of Company Common Stock other than the Founder Shareholders and their Affiliates (the “Public Shareholders”), and declared it advisable, to enter into this Agreement with Parent, Merger Sub and Parent Guarantor; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the shareholders of the Company; in each case, in accordance with the Washington Business Corporation Act contained in the Revised Code of Washington (the “RCW”);

WHEREAS, the respective authorized manager or member of Parent and Merger Sub have each unanimously: (a) determined that it is in the best interests of Parent or Merger Sub, as applicable, and their respective equityholders, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; in each case, in accordance with the RCW;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Founder Shareholders and certain other Company shareholders are entering into a voting agreement with Parent and the Company, substantially in the form of Exhibit B (the “Voting Agreement”), pursuant to which, among other things, they agree to vote their respective shares of Company Common Stock in favor of the adoption of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

Section 1.01    The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the RCW, at the Effective Time: (a) the Company will merge with and into Merger Sub (the “Merger”); (b) the separate corporate existence of the Company will cease; and (c) Merger Sub will continue its corporate existence under the RCW as the surviving company in the Merger and a wholly owned Subsidiary of Parent (the “Surviving Company”).

Section 1.02    Closing. The closing of the Merger (the “Closing”) shall take place on the third Business Day after all of the conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), unless this Agreement has been previously terminated pursuant to its terms or unless another date is agreed to in writing by Parent and the Company. The Closing shall be held at the offices of DLA Piper LLP (US) 701 Fifth Avenue, Suite 6900, Seattle, Washington 98104 or remotely by exchange of documents and signatures (or their electronic counterparts), unless another place is agreed to in writing by Parent and the Company. The date of the Closing is hereinafter referred to as the “Closing Date.”

Section 1.03    Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub will cause an articles of merger (the “Articles of Merger”) to be executed, acknowledged, and filed with the Secretary of State of the State of Washington in accordance with the relevant provisions of the RCW and shall make all other filings or recordings required under the RCW to effect the Merger. The Merger will become effective at such time as the Articles of Merger has been duly filed with the Secretary of State of the State of Washington or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Articles of Merger in accordance with the RCW (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.04    Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the RCW. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Company.

Section 1.05    Certificate of Formation; Limited Liability Company Agreement. At the Effective Time: (a) the certificate of formation of Merger Sub in effect as of immediately prior to the Effective Time shall be the certificate of formation of the Surviving Company from and after the Effective Time until thereafter amended as provided therein or by applicable Law and (b) the limited liability company agreement of Merger Sub in effect as of immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Company from and after the Effective Time until thereafter amended as provided therein, the certificate of formation of the Surviving Company, or by applicable Law, except that, in each case, references to Merger Sub’s name shall be replaced with references to the Surviving Company’s name.

Section 1.06    Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of formation and limited liability company agreement of the Surviving Company.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK; PAYMENT FOR SHARES

Section 2.01    Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, Parent Guarantor or the Company or the holder of any capital stock of Parent, Merger Sub, or the Company:

(a)    Cancellation of Certain Common Stock. Each share of Company Common Stock or Company Preferred Stock that is owned by Parent, the Founder Shareholders, or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries as of immediately prior to the Effective Time (“Cancelled Shares”) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)    Conversion of Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) will be converted into the right to receive $0.73 in cash, without interest (the “Merger Consideration”).

(c)    Cancellation of Shares. At the Effective Time, all shares of Company Common Stock will no longer be outstanding and all shares of Company Common Stock will be cancelled and retired and will cease to exist, and, subject to Section 2.03, each holder of: (i) a certificate formerly representing any shares of Company Common Stock (each, a “Certificate”); or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of Company Common Stock (each, a “Book-Entry Share”) will, subject to applicable Law in the case of Dissenting Shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.02 hereof.

(d)    Conversion of Merger Sub Capital Stock. Each limited liability company membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable limited liability company membership interest of the Surviving Company with the same rights, powers, and privileges as the membership interests so converted and shall constitute the only outstanding equity interests of the Surviving Company.

Section 2.02    Surrender and Payment.

(a)    Paying Agent; Payment Fund. Prior to the Effective Time, Parent shall appoint Computershare Inc. (the “Paying Agent”) to act as the agent for the purpose of paying the Merger Consideration for: (i) the Certificates; and (ii) the Book-Entry Shares. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration that is payable in respect of all of the shares of Company Common Stock represented by the Certificates and the Book-Entry Shares (other than: (A) shares to be cancelled and retired in accordance with Section 2.01(a); and (B) Dissenting Shares) (the “Payment Fund”). If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares shall be entitled under Section 2.01(b), Parent shall take all steps necessary to immediately deposit in trust additional cash in U.S. dollars with the Paying Agent sufficient to make all payments required under this Agreement. The Payment Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The Surviving Company shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated by this Agreement, including the exchange of shares of Company Common Stock for the Merger Consideration. To the extent required by the Paying Agent, promptly after the Effective Time (and in any event within two Business Days thereafter), Parent shall send, or shall cause the Paying Agent to send, to each record holder of shares of Company Common Stock at the Effective Time, whose Company Common Stock was converted pursuant to Section 2.01(b) into the right to receive the Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Paying Agent, and which letter of transmittal will be in customary form and have such other customary provisions as Parent and the Company may agree prior to the Closing) for use in such exchange.

(b)    Procedures for Surrender; No Interest. Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Book-Entry Share upon: (i) surrender to the Paying Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent; or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 2.03, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this Article II, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled.

(c)    Investment of Payment Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Payment Fund will be held or invested by the Paying Agent as directed by Parent or the Surviving Company. No losses with respect to any investments of the Payment Fund will affect the amounts payable to the holders of Certificates or Book-Entry Shares. Any income from investment of the Payment Fund will be payable to Parent or the Surviving Company, as Parent directs.

(d)    Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(e)    Full Satisfaction. All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Company. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Company, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

(f)    Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock twelve (12) months after the Effective Time shall be returned to the Surviving Company, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.02 prior to that time shall thereafter look only to the Surviving Company, as applicable (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Merger Consideration without any interest. Notwithstanding the foregoing, Surviving Company shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock two (2) years after the Effective Time, or such later date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Company free and clear of any claims or interest of any Person previously entitled thereto.

(g)    Dissenting Shares Merger Consideration. Any portion of the Merger Consideration made available to the Paying Agent in respect of any Dissenting Shares that remain Dissenting Shares for more than 45 days shall be returned to Parent, upon written demand.

Section 2.03    Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.01, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 2.01(a)) and held by a holder who has not voted in favor of adoption of this Agreement and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with the RCW (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the RCW with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Chapter 23B.13 of the RCW; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Chapter 23B.13 of the RCW or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Chapter 23B.13 of the RCW, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.01(b), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Share, as the case may be. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

Section 2.04    Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.05    Withholding Rights. Each of the Paying Agent, Parent, Merger Sub, and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws; provided that as long as a proper letter of transmittal is submitted by the applicable Person, Parent does not intend to withhold (or cause to be withheld) with respect to any payments hereunder. To the extent that amounts are so deducted and withheld by the Paying Agent, Parent, Merger Sub, or the Surviving Company, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Paying Agent, Parent, Merger Sub, or the Surviving Company, as the case may be, made such deduction and withholding.

Section 2.06    Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this Article II.

Section 2.07    Treatment of Stock Options and Other Stock-Based Compensation.

(a)    Company Stock Options. The Company shall take all requisite action so that, at the Effective Time, each option to acquire shares of Company Common Stock (each, a “Company Stock Option”) that is outstanding and vested under any Company Stock Plan immediately prior to the Effective Time, shall be, by virtue of the Merger and without any action on the part of the holder thereof, cancelled and converted into the right to receive from Parent and the Surviving Company, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of: (i) the aggregate number of shares of Company Common Stock subject to such Company Stock Option; multiplied by (ii) the excess, if any, of the Merger Consideration over the per share exercise price under such Company Stock Option, less any Taxes required to be withheld in accordance with Section 2.05. For the avoidance of doubt, in the event that the per share exercise price under any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled as of the Effective Time without payment therefor and shall have no further force or effect. Company Stock Options that are outstanding but unvested under any Company Stock Plan immediately prior to the Effective Time shall be treated in accordance with the terms of the applicable Company Stock Plans and form of award thereunder.

(b)    Company Restricted Stock Units. The Company shall take all requisite action so that, at the Effective Time, each performance or restricted stock unit subject to vesting, repurchase, or other lapse of restrictions (a “Company RSU”) that is outstanding and vested under any Company Stock Plan immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, vest in full and become free of restrictions and shall be cancelled and converted automatically, in accordance with the procedures set forth in this Agreement, into the right to receive from Parent and the Surviving Company, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the Merger Consideration less any Taxes required to be withheld with respect to such Company RSU in accordance with Section 2.05. Company RSUs that are outstanding but unvested immediately prior to the Effective Time shall be treated in accordance with the terms of the applicable Company Stock Plans and form of award thereunder.

(c)    Resolutions and Other Company Actions. At or prior to the Effective Time, the Company, the Company Board (upon the recommendation of the Special Committee), and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including using reasonable best efforts to obtain any necessary employee consents) that may be necessary to effectuate the provisions of paragraphs Section 2.07(a) and Section 2.07(b) of this Section 2.07.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company SEC Documents or in the correspondingly numbered section (or any other section for which it is reasonably apparent that such information or disclosure is relevant to another section) of the disclosure letter, dated as of the date of this Agreement and delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.01    Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)    Organization; Standing and Power. The Company and each of its Subsidiaries is a corporation, validly existing, and in good standing under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Charter Documents. The Company and each of its Subsidiaries is in compliance in all material respects with the provisions of its Charter Documents.

(c)    Subsidiaries. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company that is owned directly or indirectly by the Company have been validly issued, were issued free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (A) imposed by applicable securities Laws; or (B) arising pursuant to the Charter Documents of any non-wholly owned Subsidiary of the Company. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 3.02    Capital Structure.

(a)    Capital Stock. The authorized capital stock of the Company consists of: (i) 250,000,000 shares of Company Common Stock; and (ii) 60,000,000 shares of preferred stock, par value $0.001 per share, of the Company (the “Company Preferred Stock”). As of the close of business on June 30, 2022: (A) 47,323,993 shares of Company Common Stock were issued and outstanding (not including shares held in treasury); (B) no shares of Company Common Stock were issued and held by the Company in its treasury; (C) no shares of Company Preferred Stock designated as Series A Preferred Stock were issued and outstanding or held by the Company in its treasury; and (D) 8,064,516 shares of Company Preferred Stock designated as Series B Preferred Stock were issued and outstanding or held by the Company in its treasury. Since June 30, 2022 and through the date hereof, no additional shares of Company Common Stock or shares of Company Preferred Stock have been issued. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of the Company owns any shares of Company Common Stock.

(b)    Stock Awards.

(i)    As of the close of business on June 30, 2022, an aggregate of 2,163,080 shares of Company Common Stock were reserved for issuance pursuant to Company Equity Awards not yet granted under the Company Stock Plans. As of the close of business on June 30, 2022, 6,786,733 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Stock Options, and 1,704,648 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company RSUs (1,350,325 of which are unvested and 354,323 of which are vested but have not yet been released). Since June 30, 2022 and through the date hereof, no Company Equity Awards have been granted and no additional shares of Company Common Stock have become subject to issuance under the Company Stock Plans. Section 3.02(b)(i) of the Company Disclosure Letter sets forth as, of the date of this Agreement, a list of each outstanding Company Equity Award granted under the Company Stock Plans and: (A) the name of the holder of such Company Equity Award; (B) the number of shares of Company Common Stock subject to such outstanding Company Equity Award; (C) if applicable, the exercise price, purchase price, or similar pricing of such Company Equity Award; (D) the date on which such Company Equity Award was granted or issued; (E) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof; and (F) with respect to Company Stock Options, the date on which such Company Stock Option expires. All shares of Company Common Stock subject to issuance under the Company Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

(ii)    Except for the Company Stock Plans or as set forth in Section 3.02(b)(ii) of the Company Disclosure Letter, there are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Other than the Company Equity Awards, as of the date hereof, there are no outstanding: (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt or shares of capital stock of the Company; (B) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company; or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”). All outstanding shares of Company Common Stock, all outstanding Company Equity Awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii)    There are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Company Securities or Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to any Company Securities or Company Subsidiary Securities.

(c)    Voting Debt. No bonds, debentures, notes, or other indebtedness issued by the Company or any of its Subsidiaries: (i) having the right to vote on any matters on which shareholders or equityholders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of the Company or any of its Subsidiaries, are issued or outstanding (collectively, “Voting Debt”).

(d)    Company Subsidiary Securities. As of the date hereof, there are no outstanding: (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of the Company; (ii) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of the Company; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Company, in each case that have been issued by a Subsidiary of the Company (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Company Subsidiary Securities”).

Section 3.03    Authority; Non-Contravention; Governmental Consents; Board Approval; Anti-Takeover Statutes.

(a)    Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, approval of the Merger and adoption of this Agreement by (i) the affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock and Company Preferred Stock, each voting as a separate class (the “Company Shareholder Approval”), and (ii) the affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock held by the Public Shareholders (the “Minority Approval” and, together with the Company Shareholder Approval, the “Requisite Company Vote”). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only approval or consent of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, approve the Merger, and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent, Merger Sub and Parent Guarantor, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)    Non-Contravention. The execution, delivery, and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) subject to obtaining the Requisite Company Vote, contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company or any of its Subsidiaries; (ii) assuming that all Consents contemplated by clauses (i) through (iv) of Section 3.03(c) have been obtained or made and, in the case of the consummation of the Merger, obtaining the Requisite Company Vote, conflict with or violate any Law applicable to the Company, any of its Subsidiaries, or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the Company’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)    Governmental Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Articles of Merger with the Secretary of State of the State of Washington; (ii) the filing of the Company Proxy Statement in definitive form with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the Nasdaq Stock Market (the “Nasdaq”); (iv) the other Consents of Governmental Entities listed in Section 3.03(c) of the Company Disclosure Letter (the “Other Governmental Approvals”); and (v) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)    Special Committee; Board Approval. The Special Committee, at a meeting duly called and held, by unanimous vote of all its members approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and determined that such transactions are fair to, and in the best interests of, the Public Shareholders. The Company Board, based on the unanimous recommendation of the Special Committee, by resolutions duly adopted by a unanimous vote at a meeting of all directors of the Company (other than Robert Glaser) duly called and held, has: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and the Public Shareholders; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein; (iii) directed that this Agreement be submitted to a vote of the Company’s shareholders for adoption at the Company Shareholders Meeting; and (iv) resolved to recommend that Company shareholders vote in favor of adoption of this Agreement in accordance with the RCW (collectively, the “Company Board Recommendation”).

(e)    Anti-Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any federal, state, local, or foreign laws applicable to the Company is applicable to this Agreement, the Merger, or any of the other transactions contemplated by this Agreement.

Section 3.04    SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance; Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a)    SEC Filings. The Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and schedules thereto and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2019 (the “Company SEC Documents”). As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents. None of the Company’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC and neither the Company nor any of its Subsidiaries is required to file or furnish any forms, reports, or other documents with any securities regulation (or similar) regime of a non-United States Governmental Entity.

(b)    Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved

(except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q or other rules and regulations of the SEC); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(c)    Internal Controls. The Company has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of the Company and its Subsidiaries.

(d)    Disclosure Controls and Procedures. The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of: (i) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

(e)    Undisclosed Liabilities. The unaudited consolidated balance sheet of the Company dated as of March 31, 2022 contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the “Company Balance Sheet.” Neither the Company nor any of its Subsidiaries has any Liabilities that would be required under GAAP to be reflected on a consolidated balance sheet of the Company other than Liabilities that: (i) are reflected or reserved against in the Company Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)    Off-Balance Sheet Arrangements. Except as described in the Company SEC Documents filed as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(g)    Accounting, Securities, or Other Related Complaints or Reports. Since January 1, 2021: (i) none of the Company or any of its Subsidiaries nor any officer of the Company or any of its Subsidiaries has received any oral or written complaint, allegation, assertion, or claim regarding the financial accounting, internal accounting controls, or auditing practices, procedures, methodologies, or methods of the Company or any of its Subsidiaries or any oral or written complaint, allegation, assertion, or claim from employees of the Company or any of its Subsidiaries regarding questionable financial accounting or auditing matters with respect to the Company or any of its Subsidiaries; and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported credible evidence of any material violation of securities Laws, breach of fiduciary duty, or similar material violation by the Company, any of its Subsidiaries, or any of their respective officers, directors, employees, or agents to the general counsel of the Company.

Section 3.05    Absence of Certain Changes or Events. Since the date of the Company Balance Sheet through the date of this Agreement, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby:

(a)    the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice;

(b)    there has not been or occurred any Company Material Adverse Effect or any event, condition, change, or effect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(c)    there has not been or occurred any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section  5.01.

Section 3.06    Taxes.

(a)    Tax Returns and Payment of Taxes. The Company and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete, and correct in all material respects. Neither Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company’s financial statements included in the Company SEC Documents (in accordance with GAAP). The Company’s most recent financial statements included in the Company SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company and its Subsidiaries through the date of such financial statements. Neither the Company nor any of its Subsidiaries has incurred any material Liability for Taxes since the date of the Company’s most recent financial statements included in the Company SEC Documents outside of the ordinary course of business consistent with past practice.

(b)    Availability of Tax Returns. The Company has made available to Parent complete and accurate copies of all federal, state, local, and foreign income, franchise, and other material Tax Returns filed by or on behalf of the Company or its Subsidiaries for any Tax period since inception.

(c)    Withholding. The Company and each of its Subsidiaries have withheld and timely paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Company Employee, creditor, customer, shareholder, or other party (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, and foreign Laws), and materially complied with all information reporting and backup withholding provisions of applicable Law.

(d)    Liens. There are no Liens for material Taxes upon the assets of the Company or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in the Company’s most recent financial statements included in the Company SEC Documents.

(e)    Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against the Company or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of the Company or any of its Subsidiaries.

(f)    Tax Jurisdictions. No claim has ever been made in writing by any taxing authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(g)    Tax Rulings. Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(h)    Consolidated Groups, Transferee Liability, and Tax Agreements. Neither Company nor any of its Subsidiaries: (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary, or similar basis (excluding any group of which the Company was the common parent entity); (ii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), as a transferee or successor, by Contract, or otherwise; or (iii) is a party to, bound by, or has any material liability under any Tax sharing, allocation, or indemnification agreement or arrangement (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of such agreements does not relate to Taxes).

(i)    Change in Accounting Method. Neither Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any material adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method or otherwise.

(j)    Post-Closing Tax Items. The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto.

(k)    Section 355. In the last three (3) years, neither Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(l)    Reportable Transactions. Neither Company nor any of its Subsidiaries has been a party to, or a material advisor with respect to, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(m)    Transfer Pricing. All related party transactions involving the Company are at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local, or foreign Tax Law), and the Company has no liability under Section 482 of the Code (or any similar provision of state, local, or foreign Tax Law).

Section 3.07    Intellectual Property.

(a)    Scheduled Company-Owned IP. Section 3.07(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of all Company-Owned IP that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any Governmental Entity or authorized private registrar, including patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations.

(b)    Right to Use; Title. The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title, and interest in and to the Company-Owned IP, and has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted (“Company IP”), in each case, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries shall own or have the right to use all material Intellectual Property necessary for the operation of the businesses of the Company and its Subsidiaries immediately after the Closing on terms and conditions substantially identical to those under which the Company and its Subsidiaries owned or had the right to use such Intellectual Property immediately prior to the Closing.

(c)    Validity and Enforceability. The Company and its Subsidiaries’ rights in the Company-Owned IP are valid, subsisting, and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries have taken reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of all trade secrets included in the Company IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)    Non-Infringement. Except as would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the conduct of the businesses of the Company and any of its Subsidiaries has not infringed, misappropriated, or otherwise violated, and is not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person; and (ii) to the Knowledge of the Company, no third party is infringing upon, violating, or misappropriating any Company IP.

(e)    IP Legal Actions and Orders. There are no Legal Actions pending or, to the Knowledge of the Company, threatened: (i) alleging any infringement, misappropriation, or violation by the Company or any of its Subsidiaries of the Intellectual Property of any Person; or (ii) challenging the validity, enforceability, or ownership of any Company-Owned IP or the Company or any of its Subsidiaries’ rights with respect to any Company IP, in each case except for such Legal Actions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Company-Owned IP, except where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)    Company IT Systems. Since January 1, 2019, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have taken all reasonable best effort steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g)    Privacy and Data Security. The Company and each of its Subsidiaries have complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company’s and its Subsidiaries’ businesses, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2019, the Company and its Subsidiaries have not: (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in their possession or control; or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Legal Action by any Governmental Entity or other Person concerning the Company’s or any of its Subsidiaries’ collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to give rise to any such Legal Action, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.08    Compliance; Permits.

(a)    Compliance. The Company and each of its Subsidiaries are, and since January 1, 2021, have been, in material compliance with, all Laws or Orders applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, since January 1, 2021, no Governmental Entity has issued any notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any Law applicable to the Company or such Subsidiary in any material respect.

(b)    Permits. The Company and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all permits, licenses, registrations, variances, clearances, consents, commissions, franchises, exemptions, Orders, authorizations, and approvals from Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is and, since January 1, 2021, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.09    Litigation. As of the date hereof, there is no material Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Company, any officer or director of the Company or any of its Subsidiaries in their capacities as such. None of the Company or any of its Subsidiaries or any of their respective properties or assets is subject to any order, writ, assessment, decision, injunction, decree, ruling, or judgment of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent (“Order”), which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any officer or director of the Company.

Section 3.10    Brokers’ and Finders’ Fees. Except for fees payable to Houlihan Lokey Capital, Inc. (the “Company Financial Advisor”) pursuant to an engagement letter listed in Section 3.10 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has incurred any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement.

Section 3.11    Employee Benefit Issues.

(a)    Schedule. Section 3.11(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of each material plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, health, dental, retirement, life insurance, death, accidental death & dismemberment, disability, fringe, or wellness benefits, or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention, change in control, or consulting or independent contractor plan, program, arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, insured or self-insured, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant, or director of the Company or any of its Subsidiaries (each, a “Company Employee”), or with respect to which the Company or any Company ERISA Affiliate has or may have any Liability (collectively, the “Company Employee Plans”).

(b)    Employee Plan Compliance. Except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Employee Plan has been established, administered, and maintained in accordance with its terms and in compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS and no such determination letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such qualified retirement plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Knowledge of the Company no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) the Company and its Subsidiaries, where applicable, have timely made all contributions, benefits, premiums, and other payments required by and due under the terms of each Company Employee Plan and applicable Law and accounting principles, and all benefits accrued under any unfunded Company Employee Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Company Employee Plan can be amended, terminated, or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company, or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) there are no investigations, audits, inquiries, enforcement actions, or Legal Actions pending or, to the Knowledge of the Company, threatened by the IRS, U.S. Department of Labor, Health and Human Services, Equal Employment Opportunity Commission, or any similar Governmental Entity with respect to any Company Employee Plan; (vi) there are no material Legal Actions pending, or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan (in each case, other than routine claims for benefits); and (vii) to the Knowledge of the Company, neither the Company nor any of its Company ERISA Affiliates has engaged in a transaction that could subject the Company or any Company ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c)    Plan Liabilities. Except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company ERISA Affiliate has: (i) incurred or reasonably expects to incur, either directly or indirectly, any liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law relating to any Company Employee Plan and nothing has occurred that could reasonably be expected to constitute grounds under Title IV of ERISA to terminate, or appoint a trustee to administer, any Company Employee Plan; (ii) except for payments of premiums to the Pension Benefit Guaranty Corporation (“PBGC”) which have been timely paid in full, not incurred any liability to the PBGC in connection with any Company Employee Plan covering any active, retired, or former employees or directors of the Company or any Company ERISA

Affiliate, including, without limitation, any liability under Sections 4069 or 4212(c) of ERISA or any penalty imposed under Section 4071 of ERISA, or ceased operations at any facility, or withdrawn from any such Company Employee Plan in a manner that could subject it to liability under Sections 4062, 4063 or 4064 of ERISA; (iii) failed to satisfy the health plan compliance requirements under the Affordable Care Act, including the employer mandate under Section 4980H of the Code and related information reporting requirements; (iv) failed to comply with Sections 601 through 608 of ERISA and Section 4980B of the Code, regarding the health plan continuation coverage requirements under COBRA; (v) failed to comply with the privacy, security, and breach notification requirements under HIPAA; or (vi) incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 or 4204 of ERISA to any multiemployer plan and nothing has occurred that presents a risk of the occurrence of any withdrawal from or the partition, termination, reorganization, or insolvency of any such multiemployer plan which could result in any liability of the Company or any Company ERISA Affiliate to any such multiemployer plan. No complete or partial termination of any Company Employee Plan has occurred or is expected to occur.

(d)    Certain Company Employee Plans. With respect to each Company Employee Plan:

(i)    no such plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither the Company nor any of its Company ERISA Affiliates has now or at any time contributed to, sponsored, maintained, or had any liability or obligation in respect of any such multiemployer plan or multiple employer plan;

(ii)    no Legal Action has been initiated by the PBGC to terminate any such Company Employee Plan or to appoint a trustee for any such Company Employee Plan;

(iii)    no Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and none of the assets of the Company or any Company ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code; and

(iv)    no “reportable event,” as defined in Section 4043 of ERISA, has occurred, or is reasonably expected to occur, with respect to any such Company Employee Plan.

(e)    No Post-Employment Obligations. No Company Employee Plan provides post-termination or retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither the Company nor any Company ERISA Affiliate has any Liability to provide post-termination or retiree health benefits to any person or ever represented, promised, or contracted to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with post-termination or retiree health benefits, except to the extent required by COBRA or other applicable Law.

(f)    Potential Governmental or Lawsuit Liability. Other than routine claims for benefits: (i) there are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any participant in any Company Employee Plan, or otherwise involving any Company Employee Plan or the assets of any Company Employee Plan; and (ii) no Company Employee Plan is presently or has within the three (3) years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Entity.

(g)    Section 409A Compliance. To the Knowledge of the Company, each Company Employee Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

(h)    Health Plan Compliance. To the Knowledge of the Company, each of the Company and its Subsidiaries complies in all material respects with the applicable requirements under ERISA and the Code,

including COBRA, HIPAA, and the Affordable Care Act, and other federal requirements for employer-sponsored health plans, and any corresponding requirements under state statutes, with respect to each Company Employee Plan that is a group health plan within the meaning of Section 733(a) of ERISA, Section 5000(b)(1) of the Code, or such state statute.

(i)    Effect of Transaction. Neither the execution or delivery of this Agreement, the consummation of the Merger, nor any of the other transactions contemplated by this Agreement will (either alone or in combination with any other event): (i) entitle any current or former director, employee, contractor, or consultant of the Company or any of its Subsidiaries to severance pay or any other payment; (ii) accelerate the timing of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Company Employee Plan; or (iv) increase the amount payable or result in any other material obligation pursuant to any Company Employee Plan. To the Knowledge of the Company, no amount that could be received (whether in cash or property or the vesting of any property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, director, or other service provider of the Company under any Company Employee Plan or otherwise would not be deductible by reason of Section 280G of the Code nor would be subject to an excise tax under Section 4999 of the Code.

(j)    Employment Law Matters. The Company and each of its Subsidiaries: (i) is in compliance with all applicable Laws and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, use of genetic information, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Company Employees and contingent workers; and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing Company Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(k)    Labor. Neither Company nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council, or trade union with respect to any of its or their operations. No material work stoppage, slowdown, or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed within the United States is pending, or to the Knowledge of the Company, threatened, or has occurred in the last three (3) years, and, to the Knowledge of the Company, no material work stoppage, slowdown, or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed outside the United States is pending, threatened, or has occurred in the last three (3) years. None of the Company Employees is represented by a labor organization, work council, or trade union and, to the Knowledge of the Company, there is no organizing activity, Legal Action, election petition, union card signing or other union activity, or union corporate campaigns of or by any labor organization, trade union, or work council directed at the Company or any of its Subsidiaries, or any Company Employees. There are no Legal Actions, government investigations, or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Company Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12    Real Property and Personal Property Matters.

(a)    Owned Real Estate. Neither the Company nor any of its Subsidiaries owns or holds title to any land or buildings. Except as would not reasonably be expected to have, individually or in the aggregate, a

Company Material Adverse Effect, neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(b)    Leased Real Estate. Section 3.13(b) of the Company Disclosure Letter contains a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) as of the date hereof for each such Leased Real Estate (including the date and name of the parties to such Lease document). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable, and in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to the Lease, is in breach or default under such Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a breach or default under such Lease; (iii) the Company’s or its Subsidiary’s possession and quiet enjoyment of the Leased Real Estate under such Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Lease; and (iv) there are no Liens on the estate created by such Lease other than Permitted Liens. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Lease or any interest therein nor has the Company or any of its Subsidiaries subleased, licensed, or otherwise granted any Person (other than another wholly owned Subsidiary of the Company) a right to use or occupy such Leased Real Estate or any portion thereof.

(c)    Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by the Company or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens.

Section 3.13    Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)    Compliance with Environmental Laws. The Company and its Subsidiaries are, and have been, in compliance with all Environmental Laws.

(b)    No Disposal, Release, or Discharge of Hazardous Substances. Neither the Company nor any of its Subsidiaries has disposed of, released, or discharged any Hazardous Substances on, at, under, in, or from any real property currently or, to the Knowledge of the Company, formerly owned, leased, or operated by it or any of its Subsidiaries or at any other location that is: (i) currently subject to any investigation, remediation, or monitoring; or (ii) reasonably likely to result in liability to the Company or any of its Subsidiaries, in either case of (i) or (ii) under any applicable Environmental Laws.

(c)    No Production or Exposure of Hazardous Substances. Neither the Company nor any of its Subsidiaries has: (i) produced, processed, manufactured, generated, transported, treated, handled, used, or stored any Hazardous Substances, except in compliance with Environmental Laws, at any Leased Real Estate; or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

Section 3.14    Material Contracts.

(a)    Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company or any of its Subsidiaries is a party or any of the respective assets are bound (excluding any Leases):

(i)    any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), whether or not filed by the Company with the SEC;

(ii)    any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (A) officer of the

Company, (B) member of the Company Board, or (C) Company Employee providing for an annual base salary or payment in excess of $200,000;

(iii)    any Contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than (A) any guaranty by the Company or a Subsidiary thereof of any of the obligations of (1) the Company or another wholly owned Subsidiary thereof or (2) any Subsidiary (other than a wholly owned Subsidiary) of the Company that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (B) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(iv)    any Contract that purports to limit in any material respect the right of the Company or any of its Subsidiaries (or, at any time after the consummation of the Merger, Parent or any of its Subsidiaries) (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;

(v)    any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by the Company or any of its Subsidiaries after the date of this Agreement of assets or capital stock or other equity interests of any Person, in each case with a fair market value in excess of $500,000;

(vi)    any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of the Company or any of its Subsidiaries;

(vii)    any Contract that contains any provision that requires the purchase of all or a material portion of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole;

(viii)    any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Merger will obligate Parent, the Surviving Company, or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

(ix)    any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company, other than any such Contract solely between the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(x)    any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $250,000, other than (A) accounts receivables and payables, and (B) loans to direct or indirect wholly owned Subsidiaries of the Company;

(xi)    any employee collective bargaining agreement or other Contract with any labor union;

(xii)    any Company IP Agreement, other than licenses for shrinkwrap, clickwrap, or other similar commercially available off-the-shelf software that has not been modified or customized by a third party for the Company or any of its Subsidiaries;

(xiii)    any other Contract under which the Company or any of its Subsidiaries is obligated to make payment or incur costs in excess of $250,000 in any year and which is not otherwise described in clauses (i)–(xii) above; or

(xiv)    any Contract which is not otherwise described in clauses (i)-(xiii) above that is material to the Company and its Subsidiaries, taken as a whole.

(b)    Schedule of Material Contracts; Documents. Section 3.14(b) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all Company Material Contracts.

(c)    No Breach. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all the Company Material Contracts are legal, valid, and binding on the Company or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party has violated any material provision of, or failed to perform any obligation required under the provisions of, any Company Material Contract; and (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party is in material breach or default, or has received written notice of breach or default, of any Company Material Contract. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Company Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, and, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice of the foregoing or from the counterparty to any Company Material Contract (or, to the Knowledge of the Company, any of such counterparty’s Affiliates) regarding an intent to terminate, cancel, or modify any Company Material Contract (whether as a result of a change of control or otherwise).

Section 3.15    Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all insurance policies maintained by the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate, and as is sufficient to comply with applicable Law. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company: (i) no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation; and (ii) no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy.

Section 3.16    Proxy Statement and Schedule 13E-3. None of the information contained or incorporated by reference in the letter to the shareholders, notice of meeting, proxy statement, and forms of proxy (collectively, the “Company Proxy Statement”) will at the time of the mailing of the Company Proxy Statement to the shareholders of the Company, at the time of the Company Shareholders Meeting, or at the time of any amendments thereof or supplements thereto, and none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in Schedule 13E-3 to be filed with the SEC concurrently with each filing of the Company Proxy Statement will, at the time of such filing with the SEC, or at the time of filing with the SEC any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Company Proxy Statement and/or Schedule 13E-3. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 3.17    Fairness Opinion. The Special Committee has received the opinion of the Company Financial Advisor to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration to be received by the Public

Shareholders pursuant to this Agreement is fair, from a financial point of view, to such Public Shareholders, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked, or modified.

Section 3.18    No Other Representations and Warranties. Except for the representations and warranties contained in Article IV and in Section 8.15, the Company hereby acknowledges that none of Parent, Merger Sub or Parent Guarantor or any of their respective Affiliates, nor any other Person makes or has made any other express or implied representation or warranty on behalf of Parent, Merger Sub, Parent Guarantor or any of their respective Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.01    Organization. Each of Parent and Merger Sub is a limited liability company duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its organization and has the requisite limited liability company power and authority to own, lease and operate its assets and to carry on its business as now conducted.

Section 4.02    Authority; Non-Contravention; Governmental Consents; Board Approval.

(a)    Authority. Each of Parent and Merger Sub has all requisite limited liability company power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, subject to, in the case of the consummation of the Merger, the adoption of this Agreement by Parent as the sole stockholder of Merger Sub. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and no other proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of the consummation of the Merger, the adoption of this Agreement by Parent as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the legal, valid, and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)    Non-Contravention. The execution, delivery, and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of formation or limited liability company agreement of Parent or Merger Sub; (ii) assuming that all of the Consents contemplated by clauses (i) through (iv) of Section 4.02(c) have been obtained or made, conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Parent’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which Parent or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Parent or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(c)    Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery, and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Articles of Merger with the Secretary of State of the State of Washington; (ii) the filing with the SEC of (A) the Company Proxy Statement in definitive form in accordance with the Exchange Act, and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the Nasdaq; (iv) the Other Governmental Approvals; and (v) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(d)    Board Approval.

(i)    The manager of Parent by resolutions duly adopted by unanimous consent in lieu of a meeting, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Parent and Parent’s members, and (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein.

(ii)    The member of Merger Sub by resolutions duly adopted by unanimous consent in lieu of a meeting, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Merger Sub and Parent, as the sole member of Merger Sub, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, and (C) resolved to recommend that Parent, as the sole member of Merger Sub, approve the adoption of this Agreement in accordance with the RCW.

Section 4.03    Proxy Statement and Schedule 13E-3. None of the information supplied or to be supplied in writing by Parent or Merger Sub specifically for inclusion in the Company Proxy Statement will at the time of the mailing of the Company Proxy Statement to the shareholders of the Company, at the time of the Company Shareholders Meeting, and at the time of any amendments thereof or supplements thereto, and none of the information contained or incorporated by reference in Schedule 13E-3 filed with the SEC concurrently with the filing of the Company Proxy Statement, will at the time of such filing with the SEC, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Schedule 13E-3 will comply as to form in all material respects with all applicable Laws. No Person other than the Founder Shareholders or their Affiliates is required to file Schedule 13E-3, and no disclosure regarding any Person other than the Founder Shareholders and their Affiliates and the Company is required to be included in Schedule 13E-3. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company or its Representatives for inclusion or incorporation by reference in the Company Proxy Statement and/or Schedule 13E-3.

Section 4.04    Financial Capability. Parent has and will have, and will cause Merger Sub to have, prior to the Effective Time, sufficient funds in U.S. dollars to pay the aggregate Merger Consideration and all other cash amounts payable in connection with this Agreement and the transactions contemplated hereby and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement. Parent and Merger Sub expressly acknowledge and agree that their obligations under this Agreement, including their obligations to consummate the Merger and any other transactions contemplated by this Agreement, are not subject to, or conditioned on, the receipt or availability of any funds or financing. Neither Parent nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of the Company’s Subsidiaries. Each of Parent and Merger Sub are solvent as of the date hereof, and each of Parent and the Surviving Company and its Subsidiaries (on a consolidated basis) will, after giving effect to the Merger and other transactions contemplated hereby, and payment of all related fees and expenses, be solvent at and after the Closing.

Section 4.05    Legal Proceedings. As of the date hereof, there is no pending or, to the Knowledge of Parent, threatened, Legal Action against Parent or any of its Subsidiaries, including Merger Sub, nor is there any injunction, Order, judgment, ruling, or decree imposed upon Parent or any of its Subsidiaries, including Merger Sub, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 4.06    Brokers. Except for fees payable to Imperial Capital, LLC, the fees and expenses of which will be paid by Parent, neither Parent, Merger Sub, nor any of their respective Affiliates has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement for which the Company would be liable in connection the Merger.

Section 4.07    Activities of Merger Sub. Merger Sub was formed solely for the purpose of effecting the Merger. Merger Sub has not and will note prior to the Effective Time engage in any activities other than those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those contemplated by this Agreement.

Section 4.08    Voting Agreement. The Voting Agreement is in full force and effect as of the date hereof and each constitutes a valid and binding obligation of the Founder Shareholders party thereto, enforceable against the Founder Shareholders in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity. No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach under the Voting Agreement.

Section 4.09    Certain Arrangements.

(a)    As of the date hereof, there are no Contracts or commitments to enter into Contracts between Parent, Merger Sub, Parent Guarantor or any of their Affiliates, on the one hand, and the Company, any director, officer or employee of the Company or any of the Company’s Subsidiaries, on the other hand.

(b)    There are no Contracts or commitments to enter into Contracts pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or, other than the Voting Agreement, pursuant to which any shareholder of the Company agrees to vote to approve this Agreement or the Merger or agrees to vote against any Superior Proposal.

Section 4.10    No Other Representations and Warranties. Except for the representations and warranties contained in Article III, Parent and Merger Sub hereby acknowledge that none of the Company or any of its Affiliates, nor any other Person makes or has made any other express or implied representation or warranty on behalf of the Company or any of its Affiliates.

Section 4.11     Non-Reliance. Parent and Merger Sub and their respective Affiliates and Representatives have received and may continue to receive after the date hereof from the Company and its Affiliates and

Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Merger Sub hereby acknowledge and agree that (a) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements as well as in such business plans, with which Parent and Merger Sub are familiar; (b) Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans); and (c) Parent and Merger Sub hereby waive any claim against the Company or the Company’s Subsidiaries, or any of their respective Affiliates or Representatives with respect to any information described in this Section 4.11, and have relied solely on their own actual knowledge of the Company, the results of their own independent investigation and the representations, warranties, agreements and covenants made by the Company in this Agreement. Accordingly, Parent and Merger Sub hereby acknowledge and agree that none of the Company nor any of the Company’s Subsidiaries, or any of their respective Affiliates or Representatives, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements of business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

ARTICLE V

COVENANTS

Section 5.01    Conduct of Business of the Company. During the period from the date of this Agreement until the earlier of the termination of this Agreement (in accordance with its terms) or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, except as permitted or contemplated by this Agreement, as set forth on Section 5.01 of the Company Disclosure Letter, as required by applicable Law, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), to conduct its business in the ordinary course of business consistent with past practice in all material respects, and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to preserve substantially intact its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly permitted or contemplated by this Agreement, or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a)    amend or propose to amend its Charter Documents;

(b)    (i) split, combine, or reclassify any Company Securities or Company Subsidiary Securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Company Securities or Company Subsidiary Securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly owned Subsidiaries);

(c)    except in connection with actions requested by Parent pursuant to Section 5.15, take any action related to a restructuring, recapitalization, or other reorganization of the Company and/or its Subsidiaries;

(d)    issue, sell, pledge, dispose of, or encumber any Company Securities or Company Subsidiary Securities, other than the issuance of shares of Company Common Stock upon the exercise of any Company Equity Award outstanding as of the date of this Agreement in accordance with its terms;

(e)    except as required by applicable Law or by any Company Employee Plan or Contract in effect as of the date of this Agreement (i) increase the compensation payable or that could become payable by the

Company or any of its Subsidiaries to directors, officers, or employees, other than increases in compensation made to non-officer employees in the ordinary course of business consistent with past practice, (ii) promote any officers or employees, except in connection with the Company’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Employee Plan, other than contributions required by Law or applicable Contract, the terms of such Company Employee Plans as in effect on the date hereof, or that are made in the ordinary course of business consistent with past practice;

(f)    acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person in excess of $250,000 in the aggregate;

(g)    (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, mortgage, or otherwise subject to any Lien (other than a Permitted Lien), any assets, including the capital stock or other equity interests in any Subsidiary of the Company; provided, that the foregoing shall not prohibit the Company and its Subsidiaries from transferring, selling, leasing, or disposing of (x) obsolete equipment or assets being replaced, or granting non-exclusive licenses under the Company IP, in each case in the ordinary course of business consistent with past practice, (y) any assets, properties or rights pursuant to contracts or commitments existing as of the date hereof and (z) any assets, properties or rights in an amount not in excess of $250,000, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(h)    repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person in excess of $250,000 in the aggregate, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(i)    other than in the ordinary course of business, enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract or any Lease with respect to material Leased Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Company Material Contract or Lease with respect to material Leased Real Estate hereunder;

(j)    institute, settle, or compromise any Legal Action involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $150,000 in the aggregate, other than (i) any Legal Action brought against Parent, Parent Guarantor or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, and (ii) the settlement of claims, liabilities, or obligations reserved against on the Company Balance Sheet; provided, that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

(k)    make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(l)    (i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Company Balance Sheet (or most recent consolidated balance sheet included in the Company SEC Documents), (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;

(m)    except in connection with actions permitted by Section 5.03, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to the Company with respect to a Takeover Proposal or otherwise, except for Parent, Merger Sub, or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(n)    other than in the ordinary course of business, abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any material Company IP, or grant any right or license to any material Company IP other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(o)    terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(p)    engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;

(q)    adopt or implement any shareholder rights plan or similar arrangement; or

(r)    agree or commit to do any of the foregoing.

Section 5.02    Confidentiality. The parties hereby agree that all information provided to the other party or the other parties’ Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby, shall be treated in accordance with the Confidentiality Agreement, dated January 19, 2022, by and among Parent, Imperial Capital, LLC and the Special Committee (the “Confidentiality Agreement”). Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 5.03    Takeover Proposals.

(a)    Takeover Proposal. Except with respect to actions or omissions taken by or at the direction of Parent, Merger Sub or Parent Guarantor, including in Parent Guarantor’s capacity as a director or officer of the Company or any Subsidiary of the Company, the Company shall not, and shall direct and cause its Subsidiaries and the Company’s and its Subsidiaries’ directors, officers, employees, investment bankers, attorneys, accountants, consultants, or other agents or advisors (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) not to, directly or indirectly, solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or, subject to Section 5.03(b): (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party (or its potential sources of financing) that is seeking to make, or has made, any Takeover Proposal; (ii) (A) except where the Company Board makes a good faith determination, after consultation with its financial advisors and outside legal counsel, that doing so could reasonably be expected to result in a Superior Proposal, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, or (B) approve any transaction under, or any third party becoming an “acquiring person”

under, Chapter 23B.19 of the RCW; or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to any Takeover Proposal (each, a “Company Acquisition Agreement”), other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.03(b). The Company shall, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ Representatives to cease immediately and cause to be terminated any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries to return or destroy (and confirm destruction of) all such information.

(b)    Superior Proposal. Notwithstanding anything to the contrary in this Section 5.03, at any time prior to receipt of the Requisite Company Vote, the Company and its Representatives shall be permitted to, following the receipt of a Takeover Proposal, subject to Section 5.03(c):

(i)    contact the Person or group of Persons who has made such Takeover Proposal to clarify and understand the terms and conditions thereof and to notify such Person of the restrictions of this Section 5.03;

(ii)    provide information (including any non-public information concerning the Company or any of its Subsidiaries) in response to the request of the Person or group of Persons who has made such Takeover Proposal, if prior to providing such information, the Company has received from such Person or group of Persons an Acceptable Confidentiality Agreement; provided that the Company will promptly (and in any event within forty-eight (48) hours) make available to Parent any such non-public information concerning the Company and its Subsidiaries that is provided to such Person or group of Persons that was not previously available to Parent or its Representatives; and/or

(iii)    engage or participate in any discussions or negotiations with the Person or group of Persons who has made such Takeover Proposal (including solicitation of revised Takeover Proposals);

provided that, prior to taking any action described in the foregoing clauses (ii) and (iii), the Special Committee has determined, in good faith (after consultation with its financial advisors and outside legal counsel), that such Takeover Proposal individually or in the aggregate with any other Takeover Proposals, constitutes or could reasonably be expected to result in a Superior Proposal.

(c)    Notification to Parent. The Company shall notify Parent promptly (but in no event later than forty-eight (48) hours) after it (or any of its Representatives) receives any Takeover Proposal or any inquiry that could reasonably be expected to lead to a Takeover Proposal. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request, including any proposed financing with respect thereto. The Company shall keep Parent fully informed on a reasonably current basis of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price, proposed financing, and other material terms thereof. The Company shall provide Parent with at least forty-eight (48) hours prior notice of any meeting of the Company Board or the Special Committee, as applicable, (or such lesser notice as is provided to the members of the Company Board) at which the Company Board or the Special Committee, as applicable, is reasonably expected to consider any Takeover Proposal.

(d)    Company Adverse Recommendation Change or Company Acquisition Agreement. Except as expressly permitted by this Section 5.03, the Company Board (upon the recommendation of the Special Committee) shall not effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Requisite Company Vote, the Company Board, upon the recommendation of the Special Committee, may effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement that did not result from a breach of this

Section 5.03, if: (i) the Company notifies Parent, in writing, at least five (5) days (the “Superior Proposal Notice Period”) before making a Company Adverse Recommendation Change or entering into (or causing a Subsidiary to enter into) a Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Company has received one or more Takeover Proposals, that the Company Board intends to declare a Superior Proposal, and that the Company Board intends to effect a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement; (ii) the Company specifies the identity of the party or parties making the Superior Proposal and the material terms and conditions thereof in such notice; (iii) the Company or the Special Committee, as applicable, and its Representatives during the Superior Proposal Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal(s) ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Superior Proposal Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price or financing, the Superior Proposal Notice Period shall be extended, if applicable, to ensure that at least three (3) days remains in the Superior Proposal Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)); and (iv) the Special Committee determines in good faith, after consulting with its financial advisors and outside legal counsel, that such Takeover Proposal(s) continues to constitute a Superior Proposal (after taking into account any adjustments made by Parent during the Superior Proposal Notice Period in the terms and conditions of this Agreement).

(e)    Intervening Event. Notwithstanding anything to the contrary contained herein, at any time prior to the receipt of the Requisite Company Vote, the Company Board, upon the recommendation of the Special Committee, may effect a Company Adverse Recommendation Change in response to an Intervening Event, if prior to taking such action: (i) the Company Board (acting on recommendation of the Special Committee) determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law and (ii) the Company shall have given five (5) days (the “Intervening Event Notice Period”) prior written notice to Parent that the Company has determined an Intervening Event has occurred or arisen (which notice will reasonably describe such Intervening Event) and that the Company intends to effect a Company Adverse Recommendation Change; (iii) the Company or the Special Committee, as applicable, and its Representatives during the Intervening Event Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement, if proposed by Parent in its sole discretion, as would permit the Company Board (acting on recommendation of the Special Committee) not to make a Company Adverse Recommendation Change with respect to such Intervening Event; and (iv) the Company Board (acting on recommendation of the Special Committee) determines in good faith, after consulting with its financial advisors and outside legal counsel, that the failure to make a Company Adverse Recommendation Change with respect to such Intervening Event would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law after taking into account any adjustments made by Parent during the Intervening Event Notice Period in the terms and conditions of this Agreement.

(f)    Nothing contained herein shall prevent the Company Board or the Special Committee from disclosing to the Company’s shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if the Company Board determines, after consultation with its outside legal counsel, that failure to disclose such position would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law.

Section 5.04    Shareholders Meeting; Preparation of Proxy Materials; Approval by Sole Member of Merger Sub.

(a)    Company Shareholders Meeting. The Company shall take all action necessary to duly call, give notice of, convene, and hold the Company Shareholders Meeting as soon as reasonably practicable after the date of this Agreement and in no event later than thirty (30) days following the date on which the definitive version of the Company Proxy Statement is first mailed to holders of the Company Common Stock. Bruce Jaffe, Chairman of the Special Committee, shall serve as Chairman of the Company Shareholders Meeting. Except to the extent that the Company Board shall have effected a Company Adverse Recommendation Change as permitted by Section 5.03, the Company Proxy Statement shall include the Company Board Recommendation. Subject to Section 5.03, the Company shall use reasonable best efforts to: (i) solicit from the holders of Company Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger; and (ii) take all other actions reasonably necessary or advisable to secure the vote of the holders of Company Common Stock required by applicable Law to obtain such approval. Except as required by applicable Law, the Company shall not submit any other proposals for approval at the Company Shareholders Meeting without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed). The Company shall have the right, after good faith consultation with Parent, to, and shall at the request of Parent, postpone or adjourn the Company Shareholders Meeting for no longer than twenty (20) Business Days in the aggregate: (A) for the absence of a quorum, or (B) to allow reasonable additional time to solicit additional proxies to the extent that at such time, taking into account the amount of time until the Company Shareholders Meeting, the Company has not received a number of proxies that would reasonably be believed to be sufficient to obtain the Requisite Company Vote at the Company Shareholders Meeting.

(b)    Preparation of Company Proxy Statement and Schedule 13E-3. In connection with the Company Shareholders Meeting, as soon as reasonably practicable following the date of this Agreement, the Company shall prepare and file the Company Proxy Statement with the SEC and the Company and Parent shall (and Parent shall cause its Affiliates to) cooperate to, concurrently with the preparation and filing of the Company Proxy Statement, jointly prepare and file with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 (such transaction statement, including any amendment or supplement thereto, “Schedule 13E-3”) relating to the transactions contemplated by this Agreement. Parent, Merger Sub, and the Company will cooperate and consult with each other in the preparation of the Company Proxy Statement and Schedule 13E-3. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement and Schedule 13E-3. The parties shall not file the Company Proxy Statement or Schedule 13E-3, or any amendments or supplements thereto, without providing the other party a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered). The Company and Parent shall each use its reasonable best efforts to cause the Company Proxy Statement and Schedule 13E-3 at the date that it (and any amendment or supplement thereto) is first published, sent, or given to the shareholders of the Company and at the time of the Company Shareholders Meeting, to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company and Parent shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Company Proxy Statement or Schedule 13E-3 as promptly as practicable after receipt thereof and to cause the Company Proxy Statement and Schedule 13E-3, each in definitive form to be cleared by the SEC and mailed to the Company’s shareholders as promptly as reasonably practicable following filing with the SEC. The parties agree to consult with each other prior to responding to SEC comments with respect to the preliminary Company Proxy Statement or Schedule 13E-3. Each of Parent, Merger Sub, and the Company agree to correct any information provided by it for use in the Company Proxy Statement and/or Schedule 13E-3 which shall have become false or misleading and the Company shall promptly prepare and mail to its shareholders an amendment or supplement setting forth such correction. The parties shall as soon as reasonably practicable: (i) notify each other of the receipt of any comments from the SEC with respect to the Company Proxy Statement or Schedule 13E-3 and any request by the SEC for any amendment to the Company Proxy Statement or Schedule 13E-3 or for additional information; and (ii) provide each other with copies of all written correspondence between the such party and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Company Proxy Statement and/or Schedule 13E-3.

(c)    Approval by Sole Member of Merger Sub. Immediately following the execution and delivery of this Agreement, Parent, as sole member of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with the RCW, and shall promptly provide written evidence of such adoption to the Company.

Section 5.05    Notices of Certain Events. Subject to applicable Law, the Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (c) any event, change, or effect between the date of this Agreement and the Effective Time which individually or in the aggregate causes or is reasonably likely to cause or constitute: (i) a material breach of any of its representations, warranties, or covenants contained herein, or (ii) the failure of any of the conditions set forth in Article VI of this Agreement to be satisfied; provided that, any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 5.05 or the failure of any condition set forth in Article VI to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Article VI to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 5.05 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

Section 5.06    Employees; Benefit Plans.

(a)    Comparable Salary and Benefits. During the period commencing at the Effective Time and ending on the date which is twelve (12) months from the Effective Time (or if earlier, the date of the employee’s termination of employment with Parent and its Subsidiaries), and to the extent consistent with the terms of the governing plan documents, Parent shall cause the Surviving Company and each of its Subsidiaries, as applicable, to provide the employees of the Company and its Subsidiaries who remain employed immediately after the Effective Time (collectively, the “Company Continuing Employees”) with annual base salary or wage level, annual target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding any retiree health or defined benefit retirement benefits) that are, in the aggregate, substantially comparable to the annual base salary or wage level, annual target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding any retiree health or defined benefit retirement benefits) provided by the Company and its Subsidiaries on the date of this Agreement.

(b)    Crediting Service. With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries, excluding any retiree health plans or programs maintained by Parent or any of its Subsidiaries, any defined benefit retirement plans or programs maintained by Parent or any of its Subsidiaries, and any equity compensation arrangements maintained by Parent or any of its Subsidiaries (collectively, “Parent Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Effective Time, and subject to the terms of the governing plan documents, Parent shall, or shall cause the Surviving Company to, credit all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be as if such service were with Parent, for purposes of eligibility to participate (but not for purposes of vesting or benefit accrual, except for vacation, if applicable) for full or partial years of service in any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time; provided, that such service shall not be credited to the extent that: (i) such crediting would result in a duplication of benefits; or (ii) such service was not credited under the corresponding Company Employee Plan.

(c)    Termination of Benefit Plans. Effective no later than the day immediately preceding the Closing Date, the Company shall terminate any Company Employee Plans maintained by the Company or its Subsidiaries that Parent has requested to be terminated by providing a written notice to the Company at least fifteen (15) days prior to the Closing Date; provided, that such Company Employee Plans can be terminated in accordance with their terms and applicable Law without any adverse consequences with respect to any Company ERISA Affiliate. No later than the day immediately preceding the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plans have been terminated.

(d)    Employees Not Third-Party Beneficiaries. This Section 5.06 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.06, express or implied, shall confer upon any Company Employee, any beneficiary, or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.06. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement; (ii) shall alter or limit the ability of the Surviving Company, Parent, or any of their respective Affiliates to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them; or (iii) shall prevent the Surviving Company, Parent, or any of their respective Affiliates from terminating the employment of any Company Continuing Employee following the Effective Time. The parties hereto acknowledge and agree that the terms set forth in this Section 5.06 shall not create any right in any Company Employee or any other Person to any continued employment with the Surviving Company, Parent, or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever, or otherwise alters any existing at-will employment relationship between any Company Employee and the Surviving Company.

(e)    Prior Written Consent. With respect to matters described in this Section 5.06, the Company will not send any written notices or other written communication materials to Company Employees without the prior written consent of Parent and the Special Committee.

Section 5.07    Directors’ and Officers’ Indemnification and Insurance.

(a)    Indemnification. Parent and Merger Sub agree that all rights to indemnification, advancement of expenses, and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries (each an “Indemnified Party”) as provided in the Charter Documents of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof, and all obligations with respect thereto, shall be assumed by the Surviving Company in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms and all such obligations shall be honored by the Surviving Company from and after the Effective Time. For a period of six years from the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, indemnify and hold harmless each Indemnified Party to at least the same extent as provided in the Charter Documents as of the date hereof and shall cause the Charter Documents of the Surviving Company to contain provisions with respect to indemnification, advancement of expenses, and exculpation that are at least as favorable to the Indemnified Parties as the indemnification, advancement of expenses, and exculpation provisions set forth in the Charter Documents of the Company as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b)    Insurance. Subject to the terms set forth on Section 5.07(b) of the Company Disclosure Letter, the Surviving Company shall, and Parent shall cause the Surviving Company to: (i) obtain as of the Effective Time “tail” insurance policies (the “D&O Tail Policies”) covering each Indemnified Party with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Indemnified Parties, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) and (ii) maintain the D&O Tail Policies in full force and effect, for their full terms, and cause all obligations thereunder to be honored by the

Surviving Company and no other party shall have any further obligation to purchase or pay for insurance hereunder.

(c)    Survival. The obligations of Parent, Merger Sub, and the Surviving Company under this Section 5.07 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.07 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.07 applies shall be third party beneficiaries of this Section 5.07, each of whom may enforce the provisions of this Section 5.07).

(d)    Assumption by Successors and Assigns; No Release or Waiver. In the event Parent, the Surviving Company or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume all of the obligations set forth in this Section 5.07. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 5.07 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.08    Reasonable Best Efforts.

(a)    Governmental and Other Third-Party Approvals; Cooperation and Notification. Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.08), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, as promptly as reasonably practicable (and in any event no later than the End Date), the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary Permits, waivers, and actions or nonactions from Governmental Entities and the making of all necessary registrations, filings, and notifications (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities; (ii) the obtaining of all necessary consents or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Company and Parent shall, subject to applicable Law, promptly: (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii), and (iii) immediately above; and (B) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company, on the one hand, or Parent or Merger Sub, on the other hand, receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement.

(b)    Actions or Proceedings. In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the parties shall cooperate and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement.

Section 5.09    Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by Parent and the Special Committee. Thereafter, each of the Company and Parent agrees that any public release, statement, announcement, or other disclosure concerning the Merger and the other transactions contemplated hereby may be issued by any party without the prior written consent of the other party; provided, the party making the release, statement, announcement, or other disclosure shall use its reasonable best efforts to provide notice to the other party of such release or announcement promptly following such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 5.09 shall not apply to any release, statement, announcement or other disclosure made with respect to: (i) a Company Adverse Recommendation Change issued or made in compliance with Section 5.03; (ii) any other disclosure issued or made in compliance with Section 5.03; (iii) the Merger and the other transactions contemplated hereby that is substantially similar (and identical in any material respect) to those in a previous release, statement, announcement, or other disclosure made by the Company or Parent in accordance with this Section 5.09; or (iv) any dispute between or among the parties regarding this Agreement, the Merger or other transactions contemplated hereby.

Section 5.10    Anti-Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Law becomes or is deemed to be applicable to Parent, the Merger Sub, the Company, the Merger, or any other transaction contemplated by this Agreement, then each of the Company and the Company Board (upon the recommendation of the Special Committee) shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

Section 5.11    Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time.

Section 5.12    Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and the rules and policies of the Nasdaq to enable the delisting by the Surviving Company of the shares of Company Common Stock from the Nasdaq and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Effective Time.

Section 5.13    Shareholder Litigation. The parties shall promptly advise each other in writing after becoming aware of any Legal Action commenced, or to the Knowledge of the Company or of Parent threatened, against the Company or any of its directors by any shareholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Merger and the other transactions contemplated hereby) and shall keep each other reasonably informed regarding any such Legal Action. The Company shall: (a) give Parent the opportunity to participate in the defense and settlement of any such shareholder litigation, (b) keep Parent reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any such shareholder litigation, and provide Parent with the opportunity to consult with the Company regarding the defense of any such litigation, which advice the Company shall consider in good faith, and (c) not settle any such shareholder litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed, or conditioned). Notwithstanding anything to the contrary in this Section 5.13, any matters relating to Dissenting Shares shall be governed by Section 2.03.

Section 5.14    SEC Reports. During the period prior to the Effective Time, the Company shall continue to timely file or furnish all forms, reports, statements, schedules and other materials with the SEC required to be filed or furnished pursuant to the Exchange Act or other federal securities Laws.

Section 5.15    Tax Planning and Reorganization. In connection with Parent’s ongoing tax diligence and planning, at the written request of Parent, the Company shall take all reasonable actions necessary to effectuate any requested restructuring, recapitalization, or other reorganization of the Company and/or its Subsidiaries, including legal entity rationalization, employee and/or asset transfers amongst the Company and its Subsidiaries, and settlement and/or forgiveness of intercompany payables and receivables (each a “Pre-Closing Reorganization”), provided that (i) the Company and the Special Committee shall have been provided a reasonable description of all Pre-Closing Reorganization steps and shall have consented to effectuate the Pre-Closing Reorganization, such consent not to be unreasonably withheld, conditioned or delayed to the extent the Pre-Closing Reorganization does not negatively impact the Public Shareholders, (ii) the Pre-Closing Reorganizations shall not be prejudicial to the Company, any of its Subsidiaries or any of the Company’s shareholders in any material respect, (iii) the Pre-Closing Reorganizations shall not materially impair the ability of the Company, Parent or Merger Sub to complete the Merger or materially delay completion of the Merger, (iv) the Pre-Closing Reorganizations shall be effected as close as reasonably practicable to the Effective Time and do not require the approval of any of the Company’s shareholders (unless such shareholder approval is obtained at the Company Shareholders Meeting), (v) the Pre-Closing Reorganizations do not unreasonably or materially interfere with the ongoing operations of the Company and its Subsidiaries and do not result in any breach by the Company or any of its Subsidiaries of any Contract or any breach by the Company or any of its Subsidiaries of their respective Charter Documents or applicable Law, and (v) any cost or expense associated with all or any portion of the Pre-Closing Reorganization shall be borne exclusively by Parent or its Affiliates and to the extent the Company is obligated to make any payment directly in connection with the Pre-Closing Reorganization, Parent and the Parent Guarantor agree to promptly reimburse the Company upon request. Without limiting the foregoing, upon notice from Parent to the Company, Parent may (in its sole and exclusive discretion) elect to cause the “forward” triangular structure of the Merger to become a “reverse” triangular structure such that, upon the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the RCW as the Surviving Company in the Merger and a wholly owned Subsidiary of Parent. Parent hereby represents that the effectuation of the Merger as a “forward” triangular merger structure will not give rise to material Tax liability to the Company or its Subsidiaries, as compared to a “reverse” triangular merger structure.

Section 5.16    Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 5.17    Resignations. At the written request of Parent, the Company shall cause each director of the Company or any director of any of the Company’s Subsidiaries to resign in such capacity, with such resignations to be effective as of the Effective Time.

Section 5.18    Actions Taken at the Direction of the Founder Shareholders. Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, including, without limitation, Article III and Article V hereof, nor shall any condition set forth in Section 6.01 or Section 6.02 be deemed unsatisfied, nor shall Parent or Merger Sub have any right to terminate this Agreement pursuant to Article VII, if (a) Parent, Merger Sub, the Founding Shareholders or Parent Guarantor had knowledge of such breach or such state of facts giving rise to the breach prior to the date of this Agreement or (b) the alleged breach, the failure of a condition to be satisfied or the action or inaction giving rise to a right of termination, is the result of any action or inaction (i) by Parent, Merger Sub, the Founder Shareholders or the Parent Guarantor or (ii) by the Company at the direction of any Founder Shareholder or the Parent Guarantor, except where there is any express approval by or direction from the Special Committee.

Section 5.19    Special Committee. Prior to the Effective Time, without the consent of the Special Committee, (a) the Company Board shall not eliminate the Special Committee, or revoke or diminish the authority of the Special Committee, and (b) Parent, Merger Sub and Parent Guarantor shall not remove or cause the removal of any director of the Company Board that is a member of the Special Committee either as a member of the Company Board or the Special Committee.

ARTICLE VI

CONDITIONS

Section 6.01    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Closing of each of the following conditions:

(a)    Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b)    Minority Approval. The Minority Approval shall have been obtained.

(c)    No Injunctions, Restraints, or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that remain in effect and make illegal, enjoin, or otherwise prohibit consummation of the Merger.

Section 6.02    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Closing of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of the Company (other than in Section 3.01(a), the second sentence of Section 3.02(a), Section 3.03(a), Section 3.03(b), Section 3.03(d), Section 3.05(b), and Section 3.10) set forth in Article III of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) the representations and warranties of the Company contained in the second sentence of Section 3.02(a) shall be true and correct (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as if made at and as of such date; and (iii) the representations and warranties contained in Section 3.01(a), Section 3.03(a), Section 3.03(b), Section 3.03(d), Section 3.05(b), and Section 3.10, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date).

(b)    Performance of Covenants. The Company shall have performed, in all material respects, all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing.

(c)    Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect that is continuing.

(d)    Officers Certificate. Parent will have received a certificate, signed by an officer of the Company, certifying as to the matters set forth in Section 6.02(a), Section 6.02(b), and Section 6.02(c).

(e)    Inapplicability of Rights Plan. The Company shall have delivered to Parent evidence of an amendment to the Rights Plan that renders the Rights Plan and the rights thereunder inapplicable to the Merger and the other transactions contemplated by this Agreement.

(f)    Dissenting Shares. Not more than fifteen percent (15%) of the Company Common Stock outstanding as of immediately prior to the Effective Time shall be Dissenting Shares.

(g)    Maximum Expenses. The Maximum Expenses Amount shall not be exceeded.

Section 6.03    Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article IV of this Agreement and the representations and warranties of Parent Guarantor in Section 8.15 shall be true and correct in all respects (without giving effect to any limitation indicated by the words “material adverse effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(b)    Performance of Covenants. Parent and Merger Sub shall have performed, in all material respects, all obligations, and complied in all material respects with the agreements and covenants, of this Agreement required to be performed by or complied with by them at or prior to the Closing.

(c)    Officers Certificate. The Company will have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 6.03(a) and Section 6.03(b).

Section 6.04    Frustration of Closing Conditions. Neither the Company, Parent, or Merger Sub may rely, as a basis for not consummating the Merger or the other transactions contemplated by this Agreement, on the failure of any condition set forth in Section 6.01, Section 6.02, or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT, AND WAIVER

Section 7.01    Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing (whether before or after the receipt of the Requisite Company Vote) by the mutual written consent of Parent, Merger Sub, and the Company (acting at the direction of the Special Committee).

Section 7.02    Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company (with the prior approval of the Special Committee) at any time prior to the Closing (whether before or after the receipt of the Requisite Company Vote):

(a)    if the Merger has not been consummated on or before the date that is ninety (90) days after the Company Proxy Statement is first deemed effective by the SEC (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or primarily resulted in, the failure of the Merger to be consummated on or before the End Date; provided, further, that if the Company Shareholders Meeting is adjourned or postponed, the End Date shall automatically be extended on a one-for-one basis for the number of days the Company Shareholders Meeting is adjourned or postponed.

(b)    if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(b) shall not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or primarily resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order; or

(c)    if this Agreement has been submitted to the shareholders of the Company for adoption at a duly convened Company Shareholders Meeting and the Requisite Company Vote shall not have been obtained at such meeting (unless such Company Shareholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof).

Section 7.03    Termination by Parent. Subject to Section 5.18, this Agreement may be terminated by Parent at any time prior to the Closing:

(a)    If: (i) a Company Adverse Recommendation Change shall have occurred or the Company shall have approved or adopted, or recommended the approval or adoption of, any Company Acquisition Agreement; or (ii) the Company shall have materially and willfully breached any of its covenants and agreements set forth in Section 5.03; provided that Parent’s right to terminate this Agreement pursuant to this Section 7.03(a) shall expire at 5:00 p.m. PT, on the tenth (10th) Business Day following the later of the date on which such right to terminate first arose or Parent becomes aware of such right to terminate;

(b)    if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.02(a) or Section 6.02(b), as applicable, would not be satisfied and, such breach is incapable of being cured by the End Date; or, if capable of being cured by the End Date, shall not have been cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by Parent to the Company or (ii) the End Date; provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.03(b) if Parent or Merger Sub is then in material breach of any representation, warranty, covenant, or obligation hereunder that would cause any condition set forth in Section 6.03(a) or Section 6.03(b) not to be satisfied; or

(c)    if the Parent Guarantor is terminated as the chief executive officer of the Company without Cause by action of the Company Board, with the consent of the Special Committee.

Section 7.04    Termination by the Company. This Agreement may be terminated by the Company (with the prior written approval of the Special Committee) at any time prior to the Closing:

(a)    if prior to the receipt of the Requisite Company Vote at the Company Shareholders Meeting, the Company Board (upon the recommendation of the Special Committee) authorizes the Company, to the extent permitted by and subject to material compliance with the applicable terms and conditions of this Agreement, including Section 5.03, to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided, that the Company shall have paid any amounts due pursuant to Section 7.06(b) in accordance with the terms, and at the times, specified therein; and provided further, that in the event of such termination, the Company substantially concurrently enters into such Company Acquisition Agreement; or

(b)    if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent, Merger Sub or Parent Guarantor set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.03(a) or Section 6.03(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; or, if capable of being cured by the End Date, shall not have been cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by the Company to Parent or (ii) the End Date; provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.04(b) if the Company is then in material breach of any representation, warranty, covenant, or obligation hereunder that would cause any condition set forth in Section 6.02(a) or Section 6.02(b) not to be satisfied.

Section 7.05    Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this Article VII (other than pursuant to Section 7.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such valid termination in accordance with this Section 7.05 shall be effective immediately upon delivery of such written notice to the other parties. If this Agreement is validly terminated pursuant to this Article VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any shareholder, director, officer, employee, agent, or Representative of such party) to any other party hereto, except: (a) with respect to Section 5.02, Section 5.18, this Section 7.05, Section 7.06, Section 8.15 and Article VIII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud committed in connection with this Agreement or any of the transactions contemplated hereby.

Section 7.06    Fees and Expenses Following Termination.

(a)    If this Agreement is terminated by Parent pursuant to Section 7.03(a) or by the Company pursuant to Section 7.04(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the Termination Fee.

(b)    If this Agreement is terminated: (i) by Parent pursuant to Section 7.03(b), provided, that the Requisite Company Vote shall not have been obtained at the Company Shareholders Meeting (including any adjournment or postponement thereof); or (ii) by the Company or Parent pursuant to (A) Section 7.02(a) provided, that the Requisite Company Vote shall not have been obtained at the Company Shareholders Meeting (including any adjournment or postponement thereof), or (B) Section 7.02(c) and in the case of clauses (i) and (ii) immediately above: (1) prior to such termination (in the case of termination pursuant to Section 7.02(a) or Section 7.03(b)) or the Company Shareholders Meeting (in the case of termination pursuant to Section 7.02(c)), a Takeover Proposal shall have been publicly disclosed or otherwise made or communicated to the Company or the Special Committee and (2) within twelve (12) months following the date of such termination of this Agreement the Company shall have entered into a definitive agreement with respect to any such Takeover Proposal, or any such Takeover Proposal shall have been consummated, then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the lesser of: (a) one-half of the Termination Fee and (b) Parent’s expenses (it being understood for all purposes of this Section 7.06(b), all references in the definition of Takeover Proposal to “15%” shall be deemed to be references to “50%” instead).

(c)    Notwithstanding anything to the contrary, if the transactions contemplated by this Agreement are not consummated as a result of the failure of the Company to satisfy the closing condition in Section 6.02(g), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the lesser of: (i) Parent’s Expenses as of the date such failure becomes known or (ii) $500,000.

(d)    The Company acknowledges and hereby agrees that the provisions of this Section 7.06 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, Parent and Merger Sub would not have entered into this Agreement. If the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 7.06, and, in order to obtain such payment, Parent makes a claim against the Company that results in a judgment against the Company, the Company shall pay to Parent the reasonable costs and expenses of Parent (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 7.06 at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or a lesser rate that is the maximum permitted by applicable Law. The parties acknowledge and agree that: (i) the right to receive the Termination Fee and/or any Expense reimbursement under this Agreement shall not limit or otherwise affect Parent’s or Merger Sub’s right to specific performance as provided in Section 8.13; and (ii) in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(e)    Except as expressly set forth in this Section 7.06, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses (it being understood and agreed that Expenses associated with the printing, filing and mailing of the Company Proxy Statement and the Schedule 13E-3 and any amendments or supplements thereto, and the solicitation of shareholder approvals shall be borne equally by the parties hereto); provided that, in the event the Closing occurs, any such Expenses incurred by Parent and its Affiliates shall be paid by the Surviving Company.

Section 7.07    Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Company Vote, by written agreement signed by Parent and the Company (with the prior approval of the Special Committee); provided, however, that following the receipt of the Requisite Company Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the holders of Company Common Stock without such approval. From and after the date hereof, the Company Board shall act solely through the Special Committee with respect to any actions of the Company to be taken with respect to this Agreement, including any amendment, modification, or waiver of this Agreement.

Section 7.08    Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company (acting at the direction of the Special Committee), on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE VIII

MISCELLANEOUS

Section 8.01    Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing substantive terms that are no less restrictive to the counterparty than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of any Takeover Proposal; provided, further, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of Section 5.03.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any

Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise. For the avoidance of doubt, any holder of Company Common Stock that is a party to a Voting Agreement shall be deemed to be an Affiliate of the Founder Shareholders.

“Affordable Care Act” means the Patient Protection and Affordable Care Act (PPACA), as amended by the Health Care and Education Reconciliation Act (HCERA).

“Agreement” has the meaning set forth in the Preamble.

“Articles of Merger” has the meaning set forth in Section 1.03.

“Book-Entry Share” has the meaning set forth in Section 2.01(c).

“Business Day” means any day, other than Saturday, Sunday, or any day on which the SEC or banking institutions located in Seattle, Washington are authorized or required by Law or other governmental action to close.

“Cancelled Shares” has the meaning set forth in Section 2.01(a).

“Cause” means any of the following conduct of the Company’s chief executive officer: (i) the willful failure to perform essential job duties (other than any such failure resulting from incapacity due to physical or mental illness); (ii) the willful failure to comply with any valid and legal directive of the Company Board; (iii) the willful engagement in illegal conduct or gross misconduct, which is, in each case, materially injurious to the Company; (iv) the conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent); or (v) the willful unauthorized disclosure of material non-public or confidential information; provided, that, termination shall not be deemed to be for Cause with respect to subclauses (i) and (ii) unless and until the Company Board delivers reasonable written notice to the Company’s chief executive officer and he has ten (10) Business Days from the delivery of such written notice within which to cure any acts constituting Cause.

“Certificate” has the meaning set forth in Section 2.01(c).

“Charter Documents” means with respect to a Person, the articles of incorporation, bylaws, or like organizational documents, each as amended to date of such Person.

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company-Owned IP” means all Intellectual Property owned by the Company or any of its Subsidiaries.

“Company Acquisition Agreement” has the meaning set forth in Section 5.03(a).

“Company Adverse Recommendation Change” means the Company Board: (a) failing to make, withdrawing, amending, modifying, or materially qualifying, in a manner adverse to Parent, the Company Board

Recommendation; (b) failing to include the Company Board Recommendation in the Company Proxy Statement that is mailed to the Company’s shareholders; (c) publicly recommending a Takeover Proposal to the Company’s shareholders; (d) failing to publicly recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten (10) Business Days after the commencement of such offer; or (e) publicly resolving or agreeing to take any of the foregoing actions.

“Company Balance Sheet” has the meaning set forth in Section 3.04(e).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.03(d).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Continuing Employees” has the meaning set forth in Section 5.06(a).

“Company Disclosure Letter” has the meaning set forth in the introductory language in Article III.

“Company Employee” has the meaning set forth in Section 3.11(a).

“Company Employee Plans” has the meaning set forth in Section 3.11(a).

“Company Equity Award” means a Company Stock Option or a Company RSU granted under one of the Company Stock Plans, as the case may be.

“Company ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Company Financial Advisor” has the meaning set forth in Section 3.10.

“Company IP” has the meaning set forth in Section 3.07(b).

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property and to which the Company or any of its Subsidiaries is a party, beneficiary, or otherwise bound.

“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any event, circumstance, development, occurrence, fact, condition, effect, or change (each, an “Effect”) that has had, or would reasonably be expected to have, individually or in the aggregate, a materially adverse effect on: (a) the business, results of operations, condition (financial or otherwise), or assets of the Company and its Subsidiaries, taken as a whole; or (b) the ability of the Company to consummate the transactions contemplated hereby; provided, however, that, a Company Material Adverse Effect shall not be deemed to include any Effect (alone or in combination or any change in such Effect) arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial, credit or securities markets (including any changes in interest rates), or political conditions anywhere in the world; (ii) the execution and delivery, or consummation of the transactions contemplated by, this Agreement (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery, or consummation, of this Agreement); (iii) any changes in applicable Law or GAAP or other applicable accounting standards, including interpretations or enforcement thereof, (iv) acts of war, terrorism (including cyber-terrorism), or military actions, or the escalation or worsening thereof; (v) natural disasters, acts of God, force majeure events, epidemics, pandemics, or disease outbreaks (including the COVID-19 virus)/public health emergencies or any responses thereto; (vi) general conditions in the industries or geographies in which the Company and its Subsidiaries operate; (vii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, exclusively to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (viii) any change, in and of itself, in the market price or trading volume of the Company’s securities or in its credit ratings (it being understood that any Effect underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, exclusively to the extent permitted by this definition and not otherwise excepted by another clause of this proviso) or the suspension of trading or delisting of the Company’s equity securities (it being understand that any effect underlying such suspension of trading or delisting may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, exclusively to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (ix)(A) the identity of Parent, Merger Sub or the Parent Guarantor or (B) the announcement or entry into this Agreement, including the impact thereof on relationships with employees, customers, suppliers, distributors or other Persons; (x) any action or claim made or brought by any shareholders of the Company (including former shareholders) against the Company or any of its directors, officers or employees arising out of this Agreement or the Merger and any other transactions contemplated by the Agreement; (xi) any changes in the cash position of the Company and its Subsidiaries that result from the operations of the Company and its Subsidiaries in the ordinary course of business consistent with past practice or the Company Board-approved budget; (xii) any patent expiry, or the loss of exclusivity or other protections regarding the Company IP; or (xiii) actions taken as required or permitted by the Agreement or actions or omissions taken with the consent or at the direction of Parent, Merger Sub, the Founding Shareholders or Parent Guarantor; provided further, however, that any Effect referred to in clauses (i), (iii), (iv), (v), or (vi) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses, but solely to the extent of such disproportionality.

“Company Material Contract” has the meaning set forth in Section 3.14(a).

“Company Preferred Stock” has the meaning set forth in Section 3.02(a).

“Company Proxy Statement” has the meaning set forth in Section 3.16.

“Company RSU” has the meaning set forth in Section 2.07(b).

“Company SEC Documents” has the meaning set forth in Section 3.04(a).

“Company Securities” has the meaning set forth in Section 3.02(b)(ii).

“Company Shareholder Approval” has the meaning set forth in Section 3.03(a).

“Company Shareholders Meeting” means the special meeting of the shareholders of the Company to be held to consider the adoption of this Agreement.

“Company Stock Option” has the meaning set forth in Section 2.07(a).

“Company Stock Plans” means the following plans, in each case as amended: the RealNetworks, Inc. 2020 Inducement Equity Plan, the RealNetworks, Inc. 1996 Stock Option Plan, the RealNetworks, Inc. 2005 Stock Incentive Plan and the RealNetworks, Inc. 2007 Employee Stock Purchase Plan.

“Company Subsidiary Securities” has the meaning set forth in Section 3.02(d).

“Confidentiality Agreement” has the meaning set forth in Section 5.02.

“Consent” has the meaning set forth in Section 3.03(c).

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.

“Dissenting Shares” has the meaning set forth in Section 2.03.

“Effective Time” has the meaning set forth in Section 1.03.

“End Date” has the meaning set forth in Section 7.02(a).

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substance. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et. seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et. seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et. seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et. seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et. seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et. seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 3.03(c).

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing, and mailing, as the case may be, of the Company Proxy Statement and Schedule 13E-3 and any amendments or supplements thereto, or in connection with other regulatory approvals, and all other matters related to the Merger and the other transactions contemplated by this Agreement.

“Founder Shareholders” has the meaning set forth in the Recitals.

“GAAP” has the meaning set forth in Section 3.04(b).

“Governmental Entity” has the meaning set forth in Section 3.03(c).

“Hazardous Substance” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Indemnified Party” has the meaning set forth in Section 5.07(a).

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights.

“Intervening Event” means any material change, effect, event, occurrence or development that occurs or arises after the date of this Agreement that was not known to, nor reasonably foreseeable by, the Special Committee, as of or prior to the date of this Agreement and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by the Company (or to be refrained from being taken by the Company) pursuant to, this Agreement; provided, however, that in no event shall the following events or changes constitute an Intervening Event: (a) the receipt, existence, or terms of a Takeover Proposal or any matter relating thereto (which, for the purposes of the Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition of Takeover Proposal) and (b) any change in the price, or change in trading volume, of the Company Common Stock (provided, however, that the exception to this clause (b) shall not apply to the underlying causes giving rise to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred).

“Intervening Event Notice Period” has the meaning set forth in Section 5.03(e).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means such facts and other information that as of the date of determination are actually known, after reasonable inquiry of such person’s direct reports, to (a) with respect to the Company and its Subsidiaries, the Company’s President and Chief Operating Officer, Chief Financial Officer, General Counsel, President of Messaging, President of Gaming and Vice President, Consumer and Cloud and (b) with respect to Parent and its Subsidiaries, the Parent Guarantor.

“Laws” means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity.

“Lease” means all leases, subleases, licenses, concessions, and other agreements (written or oral) under which the Company or any of its Subsidiaries holds any Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

“Leased Real Estate” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company or any of its Subsidiaries.

“Legal Action” means any legal, administrative, arbitral, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, or examinations.

“Liability” means any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

“Maximum Expenses Amount” means, in the aggregate, the amount of the fees and expenses set forth on Section 8.01 of the Company Disclosure Letter incurred by the parties set forth on Section 8.01 of the Company Disclosure Letter in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby; provided, that such amount does not include legal fees and expenses related to any litigation brought as a result or otherwise arising out of, or in connection with, this Agreement or the transactions contemplated hereby or any fees and expenses incurred by the Company in connection with the Pre-Closing Reorganization.

“Merger” has the meaning set forth in Section 1.01.

“Merger Consideration” has the meaning set forth in Section 2.01(b).

“Merger Sub” has the meaning set forth in the Preamble.

“Minority Approval” has the meaning set forth in Section 3.03(a).

“Nasdaq” has the meaning set forth in Section 3.03(c).

“Order” has the meaning set forth in Section 3.09.

“Other Governmental Approvals” has the meaning set forth in Section 3.03(c).

“Parent” has the meaning set forth in the Preamble.

“Parent Benefit Plans” has the meaning set forth in Section 5.06(b).

“Paying Agent” has the meaning set forth in Section 2.02(a).

“Payment Fund” has the meaning set forth in Section 2.02(a).

“PBGC” has the meaning set forth in Section 3.11(c).

“Permits” has the meaning set forth in Section 3.08(b).

“Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves have been made in respect thereof); (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings; (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property,; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (f) any non-exclusive license to any Intellectual Property entered into in the ordinary course; (g) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation; (h) Liens discharged at or prior to Closing; (i) Liens that would be disclosed by a search of Uniform Commercial Code filings in the jurisdiction of incorporation or organization of each of the Company and/or its Subsidiaries; and (j) Liens that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of the Company and/or its Subsidiaries taken as a whole.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Public Shareholders” has the meaning set forth in the Recitals.

“RCW” has the meaning set forth in the Recitals.

“Representatives” has the meaning set forth in Section 5.03(a).

“Requisite Company Vote” has the meaning set forth in Section 3.03(a).

“Rights Plan” means the Second Amended and Restated Shareholder Rights Plan, dated as of November 30, 2018, by and between the Company and Computershare Inc.

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.04(a).

“SEC” has the meaning set forth in Section 3.03(c).

“Securities Act” has the meaning set forth in Section 3.04(a).

“Special Committee” has the meaning set forth in the Recitals.

“Subsidiary” of a Person means any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Superior Proposal” means one or more bona fide written Takeover Proposals that the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) is (a) reasonably likely to be consummated in accordance with its terms, and (b) if consummated, more favorable from a financial point of view to the Public Shareholders than the transactions contemplated by this Agreement; in each case, after taking into account at the time of determination: (i) all financial considerations; (ii) the identity of the third party making such Takeover Proposal; (iii) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal; (iv) the other terms and conditions of such Takeover Proposal and the implications thereof on the Company, including relevant legal, regulatory, and other aspects of such Takeover Proposal deemed relevant by the Special Committee (including any conditions relating to financing, shareholder approval, regulatory approvals, or other events or circumstances beyond the control of the party invoking the condition); and (v) any revisions to the terms of this Agreement and the Merger proposed by Parent during the Superior Proposal Notice Period set forth in Section 5.03(d).

“Superior Proposal Notice Period” has the meaning set forth in Section 5.03(d).

“Surviving Company” has the meaning set forth in Section 1.01.

“Takeover Proposal” means an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group (other than Parent Guarantor or Parent and its Subsidiaries, including Merger Sub, or the Founder Shareholders), relating to one or more transactions or series of transactions (other than the transactions contemplated by this Agreement), involving any: (a) direct or indirect acquisition of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 15% or more of the fair market value of the Company’s and its Subsidiaries’ consolidated assets or to which 15% or more of the Company’s and its Subsidiaries’ net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of 15% or more of the voting equity interests of the Company or any of its Subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 15% or more of the voting power of the Company; (d) merger, consolidation, other business combination, or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 15% or more of the consolidated net revenues, net income, or assets of the Company, and its Subsidiaries, taken as a whole; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of the Company or one or more of its Subsidiaries which, individually or in the aggregate, generate or constitute 15% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; or (f) any combination of the foregoing

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, escheat, abandoned property, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

“Termination Fee” means $1,043,971.00.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Voting Agreement” has the meaning set forth in the Recitals.

“Voting Debt” has the meaning set forth in Section 3.02(c).

Section 8.02    Interpretation; Construction.

(a)    The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter.

(b)    The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.03    Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.03 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 8.04    Governing Law. This Agreement, and all Legal Actions (whether based on contract, tort, or statute) arising out of, relating to, or in connection with this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Washington without giving effect to any choice or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Washington.

Section 8.05    Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in any state or federal court within the State of Washington. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 8.07, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Legal Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.05; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.06    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.06.

Section 8.07    Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand (providing proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a written notice given in accordance with this Section 8.07):

If to Parent or Merger Sub, to:	Greater Heights LLC 1724 Howell Place Seattle, Washington 98122 Attention: Robert Glaser Email: robg@RDGLASER.COM

with a copy (which will not constitute notice to Parent or Merger Sub) to:	DLA Piper LLP (US) 701 Fifth Avenue Suite 6900 Seattle, Washington 98104 Attention: Trent Dykes and Andrew Ledbetter Email: trent.dykes@us.dlapiper.com and andrew.ledbetter@us.dlapiper.com

If to the Company or the Special Committee, to:

c/o RealNetworks, Inc.

1501 1st Avenue S., Suite 600

Seattle, WA 98134

Attention: Special Committee of the Board of Directors: Bruce Jaffe and Erik Prusch

Email: bruce_jaffe@hotmail.com and erikprusch@gmail.com

with a copy (which will not constitute notice to the Company) to:	King & Spalding LLP 110 N Wacker Drive Suite 3800 Chicago, Illinois 60606 Attention: Timothy FitzSimons Email: tfitzsimons@kslaw.com

Section 8.08    Entire Agreement. This Agreement (including all exhibits, annexes, and schedules referred to herein), the Company Disclosure Letter, the Voting Agreements and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement, the Voting Agreements and the Company Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter), the statements in the body of this Agreement will control.

Section 8.09    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, except if the Effective Time occurs: (a) the rights of holders of Company Common Stock to receive the Merger Consideration, (b) the rights of holders of Company Equity Awards to receive the consideration set forth in Section 2.07, and (c) the rights of the Indemnified Parties as set forth in Section 5.07.

Section 8.10    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, or incapable of being enforced under any applicable Law, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 8.11    Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Parent, Parent Guarantor or Merger Sub, on the one hand, nor the Company on the other hand, may assign its rights or obligations hereunder without the prior written consent of the other party (Parent in the case of Parent and Merger Sub), which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that prior to the Effective Time, Merger Sub may, without the prior written consent of the Company, assign all or any portion of its rights under this Agreement to Parent or to one or more of Parent’s direct or indirect wholly owned Subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.12    Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 8.13    Specific Performance.

(a)    The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. For the avoidance of doubt, notwithstanding anything else in this Agreement, in no event shall specific performance of Parent’s or Merger Sub’s obligation to consummate the Merger survive any valid termination of this Agreement.

(b)    Each party further agrees that: (i) no such party will oppose the granting of an injunction or specific performance as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity; (ii) no such party will oppose the specific performance of the terms and provisions of this Agreement; and (iii) no other party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.13, and each party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

Section 8.14    Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

Section 8.15    Parent Guarantor Guaranty.

(a)    Parent Guarantor hereby unconditionally and irrevocably guarantees, and as a primary obligation, to the Company the due and punctual payment, performance and discharge of Parent’s and Merger Sub’s obligations under this Agreement and any documents or instruments delivered in connection with this Agreement (the “Parent Guarantor’s Guaranteed Obligations”). For the avoidance of doubt, the guarantee provided by Parent Guarantor hereunder is an unconditional and continuing guarantee of payment and not of collection. If Parent or Merger Sub fails to perform any such obligation when so required to perform, Parent Guarantor, upon written request of the Company (at the direction of the Special Committee), shall, or shall cause Parent or Merger Sub, as applicable, to, perform such obligations promptly upon receipt of such request. This guaranty shall apply regardless of any amendments, variations, alterations, waivers or extensions to this Agreement, or any documents or instruments delivered in connection with this Agreement, except to the extent any of the foregoing modifies the application thereof. For the avoidance of doubt, Parent Guarantor’s obligations under this Section 8.15 are subject in all respects to the other provisions of this Agreement, including without limitation Section 8.13.

(b)    Parent Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of the Parent Guarantor’s Guaranteed Obligations and notice of or proof of reliance by the Company upon this Section 8.15 or acceptance of this Section 8.15. The Parent Guarantor’s Guaranteed Obligations conclusively shall be deemed to have been created, contracted or incurred in reliance upon this Section 8.15, and all dealings between the Company, on the one hand, and Parent and/or Merger Sub, on the other hand, under this Agreement likewise conclusively shall be presumed to have been had or consummated in reliance upon this Section 8.15.

(c)    Parent Guarantor expressly and irrevocably waives any election of remedies by the Company, promptness, diligence, acceptance hereof, presentment, demand, protest and any notice of any kind not provided for herein or not required to be provided to Parent or Merger Sub under or in connection with this Agreement or any documents or instruments delivered in connection with this Agreement, other than defenses that are available to Parent, Merger Sub or Parent Guarantor hereunder. The Company acknowledges and agrees that Parent Guarantor shall be entitled to all rights, remedies and benefits of Parent and/or Merger Sub hereunder, in addition to those to which Parent Guarantor is entitled to hereunder. Parent Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers set forth in this Section 8.15 are made knowingly in contemplation of such benefits.

(d)    Parent Guarantor represents and warrants that (i) he has all requisite power and authority to execute, deliver and perform his obligations under this Agreement solely for purposes of this Section 8.15, (ii) no other proceedings on the part of Parent Guarantor are necessary to authorize the execution, delivery and performance by Parent Guarantor of this Agreement, (iii) this Agreement has been duly executed and delivered by Parent Guarantor and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of Parent Guarantor, enforceable against Parent Guarantor in accordance with the terms and provisions hereof, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity, (iv) he has, and at all times through the Effective Time will have, the financial capacity to pay and perform the Parent Guarantor’s Guaranteed Obligations and all funds in U.S. dollars necessary (and has provided proof of such funds as well as contact information for a Person at the financial institution where such funds are held to the Special Committee prior to the date hereof) for Parent Guarantor to fulfill the Parent Guarantor’s Guaranteed Obligations shall be readily available to Parent Guarantor for so long as the Parent Guarantor’s Guaranteed Obligations shall remain outstanding under this Agreement, (v) he expressly acknowledges and agrees that the Parent Guarantor’s Guaranteed Obligations are not subject to, or conditioned on, the receipt or availability of any funds or financing and that he is not securing the funds or financing necessary to satisfy and perform the Parent Guarantor’s Guaranteed Obligations from any third-party, (vi) he has no knowledge of any inaccuracy of the representations and warranties of the Company contained in Article III, (vii) he has disclosed to the Special Committee in writing any conversations that he has had, or any proposal or offer that he has knowledge of, which relate to, or could reasonably be expected to result in a Takeover Proposal or a joint venture involving the Company or any of the Company’s Subsidiaries, including in each case, the potential counterparties thereto and material terms (financial and otherwise) thereof and (viii) the execution, delivery and performance of this Agreement does not violate any Law or Contract to which Parent Guarantor is subject except as would not reasonably be expected to have a material adverse effect on the ability of Parent Guarantor to timely perform its obligations under this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above in their individual capacity or by their respective officers thereunto duly authorized, as applicable.

COMPANY

RealNetworks, Inc.

By:	/s/ Michael Parham
Name: Michael Parham
Title: Senior Vice President, General Counsel and Secretary

PARENT

Greater Heights LLC

By:	/s/ Robert Glaser
Name: Robert Glaser
Title: Manager

MERGER SUB

Greater Heights Acquisition LLC

By:	/s/ Robert Glaser
Name: Robert Glaser
Title: Manager

PARENT GUARANTOR

/s/ Robert Glaser
Robert Glaser

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

LIST OF FOUNDER SHAREHOLDERS

1.	Robert Glaser

EXHIBIT B

FORM OF VOTING AGREEMENT

[See attached.]

Annex B

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of July 27, 2022, by and among RealNetworks, Inc., a Washington corporation (the “Company”), Greater Heights LLC, a Washington limited liability company (“Parent”), and each Person identified on Exhibit A attached hereto (collectively, the “Shareholders” and each a “Shareholder”).

WITNESSETH:

WHEREAS, the Company, Parent, Greater Heights Acquisition LLC, a Washington limited liability company and wholly owned Subsidiary of Parent (“Merger Sub”), and exclusively for limited purposes thereunder, Robert Glaser, an individual resident of Washington, have entered into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or modified from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into the Company, with the Merger Sub continuing as the surviving company of such merger (the “Merger”), pursuant to which each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Canceled Shares, will automatically be converted into the right to receive the consideration set forth in the Merger Agreement, subject to the terms and conditions set forth therein;

WHEREAS, as of the date hereof, each Shareholder has Beneficial Ownership of the number of Shares (as defined below) set forth opposite such Shareholder’s name on Exhibit A attached hereto, such Shares being all of the Shares beneficially owned by such Shareholder as of the date hereof (such Shareholder’s “Owned Shares”, and together with any additional Shares that such Shareholder may acquire Beneficial Ownership of after the date hereof, such Shareholder’s “Covered Shares”);

WHEREAS, as a condition and inducement to the willingness of Parent, Merger Sub and the Company to enter into the Merger Agreement, each Shareholder has agreed to enter into this Agreement with respect to its Covered Shares; and

WHEREAS, Parent and the Company desire that the Shareholders agree, and the Shareholders each hereby agree, on the terms and subject to the conditions set forth herein, to undertake the obligations set forth herein, including to vote, or consent to, all of the Covered Shares in a manner so as to facilitate the consummation of the Merger and the related transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.    Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a)

“Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any agreement, Contract, arrangement, understanding, relationship or otherwise, (i) is the record owner of such security, (ii) has or shares voting power which includes the power to vote, or to direct the voting of, such security, and/or (iii) has or shares investment power which includes the power to dispose, or to direct the disposition, of such security, and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act; provided, that, the following will also be deemed to be having beneficial ownership of or an acquisition of beneficial ownership of securities for purposes of this Agreement: having the right to acquire securities pursuant to any agreement, Contract, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing); provided, however, that for purposes hereof, no Shareholder shall be deemed to have beneficial ownership of (i) unexercised Company Stock Options that are “out-of-the-money” with respect to the Merger Consideration at the time of any such determination or (ii) unvested Company RSUs. The terms “beneficially own”, “beneficially owned” and “beneficial owner” shall have a correlative meaning.

(b)

“Expiration Date” shall mean the earliest to occur of (i) such date and time as the Merger shall become consummated in accordance with the terms and provisions of the Merger Agreement, (ii) the termination of the Merger Agreement in accordance with Article VII of the Merger Agreement and (iii) the termination of this Agreement by the mutual written consent of the parties.

(c)

“Shares” shall mean (i) all shares of Company Common Stock, (ii) all rights, warrants or options to acquire, and securities convertible into or exchangeable for shares of, Company Common Stock and (iii) all additional shares of Company Common Stock (and all additional rights, warrants or options to acquire, and securities convertible into or exchangeable for shares of, Company Common Stock) of which such Shareholder acquires Beneficial Ownership after the date of this Agreement through the Expiration Date, including upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, distribution, split-up or combination of the securities of the Company or upon any other change in the Company’s capital structure.

(d)

“Transfer” shall mean, with respect to a Covered Share, to directly or indirectly (i) sell, pledge, encumber, exchange, assign, grant an option with respect to, transfer, tender or otherwise dispose of such Covered Share or any interest in such Covered Share (including by merger, by testamentary disposition, by gift, by operation of Law or otherwise), (ii) enter into any Contract providing for the sale of, pledge of, encumbrance of, exchange of, assignment of, grant of an option with respect to, transfer, tender of or other disposition of such Covered Share or any interest therein (including by merger, by testamentary disposition, by gift, by operation of Law or otherwise), (iii) grant or permit the grant of any proxy (other than as contemplated by Section 3), power-of-attorney or other authorization or consent or execute any written consent in or with respect to any or all of the Covered Shares (other than any written consent executed in accordance with this Agreement), (iv) create or permit to exist any Liens, other than Liens arising under or imposed by applicable Law or pursuant to this Agreement, the Merger Agreement (or the transactions contemplated by the Merger Agreement) or any Permitted Transfer, (v) enter into, renew or maintain any put equivalent position (as defined in Rule 16a-1 under the Exchange Act) for the purpose of hedging economic exposure to such Covered Share, (vi) deposit such Covered Share into a voting trust, enter into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Share or grant any proxy or power of attorney (other than this Agreement) with respect to such Covered Share, or (vii) agree or commit to take any of the actions referred to in the foregoing clauses (i) through (vi).

2.    Transfer Restrictions.

(a)

From the date hereof until the Expiration Date, no Shareholder shall Transfer (or cause or permit the Transfer of) any of such Shareholder’s Covered Shares or any rights to acquire any equity securities or equity interests of the Company, or enter into any Contract or agreement relating thereto, except (i) with Parent’s and the Company’s prior written consent or (ii) Transfers between the Shareholders or entities under their control and Transfers between accounts holding the Shares or new accounts established and actually held and controlled by the Shareholders (so long as, for the avoidance of doubt, such Transfers do not reduce the aggregate Beneficial Ownership of the transferring Shareholder); provided, that in the case of clause (ii), if such Transfer is to an entity under the control of such Shareholder, such Shareholder shall cause such entity, at the time of and as a condition to such Transfer, to execute and deliver to Parent and the Company a joinder to this Agreement (in form and substance reasonably acceptable to Parent and the Company) providing that such transferee shall agree to be bound as a Shareholder under this Agreement (each such exception set forth in the foregoing clauses (i) and (ii), a “Permitted Transfer”). Any Transfer (other than a Permitted Transfer) of Shares in breach or violation of this Agreement shall be void and of no force or effect.

(b)

In the event that any Shareholder acquires Beneficial Ownership of Shares (or any right or interest therein) after the execution of this Agreement, such Shareholder shall promptly deliver to Parent and the Company a written notice indicating the number of such Shares (or right or interest therein) acquired or received, and the number of Shares held by such Shareholder set forth on Exhibit A hereto will be deemed amended accordingly and such Shares (or right or interest therein) shall automatically become Covered Shares subject to the terms of this Agreement. Each Shareholder agrees to cause any of its Affiliates that acquires any Shares on or after the date hereof to execute and deliver to Parent and the Company a joinder to this Agreement (in form and substance reasonably acceptable to Parent and the Company) providing that such Affiliate shall agree to be bound as a Shareholder under this Agreement with respect to such Shares to the same extent such Shares would be Covered Shares under this Agreement had they been acquired by such Shareholder.

3.    Agreement to Vote Shares. At every meeting of the shareholders of the Company, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of Company, each Shareholder (in such Shareholder’s capacity as such) unconditionally and irrevocably agrees to, or to cause the holder of record on any applicable record date to, (x) appear at such meeting or otherwise cause all of such Shareholder’s Covered Shares to be counted as present thereat for purposes of calculating a quorum and (y) vote or cause to be voted (including by proxy or written consent, if applicable) all of such Shareholder’s Covered Shares entitled to vote or act by written consent, as the case may be:

(a)

in favor of the approval of the Merger Agreement, the Merger and any other matters presented or proposed as to approval of the Merger or any part or aspect thereof or the other transactions contemplated by the Merger Agreement;

(b)

in favor of the approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the approval of the Merger Agreement and the Merger on the date on which such meeting is held;

(c)

against approval of a Takeover Proposal, Company Acquisition Agreement or any proposal, transaction, agreement or action, without regard to the terms of such proposal, transaction, agreement or action, made in opposition to, in competition with, or inconsistent with the Merger Agreement, the Merger or the transactions contemplated by the Merger Agreement that would reasonably be expected to impede, frustrate, interfere with, delay, postpone, prevent or adversely affect the consummation of the Merger or the other transactions contemplated by the Merger Agreement;

(d)

against any action, proposal, transaction or agreement that would or would be reasonably expected to (i) result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Agreement contained in the Merger Agreement, or of such Shareholder contained in this Agreement, or (ii) result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled; and

(e)

in favor of any other matter or action necessary or appropriate to or in furtherance of the approval and adoption of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement.

4.    No Adverse Act. Each Shareholder agrees that prior to the Expiration Date, except as expressly provided or permitted by this Agreement, the Shareholder shall not, and shall cause its Affiliates not to, directly or indirectly, (a) enter into any agreement, option or other arrangement or understanding (including any profit sharing arrangement) with respect to any of the Covered Shares or any interest therein, (b) enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of Section 3 or this Section 4, or (c) take or permit any other action that would in any way (i) restrict, limit or interfere with the performance of such Shareholder’s obligations hereunder, (ii) make any representation or warranty of such Shareholder herein untrue or incorrect (except in the case of Section 7(c) for Permitted Transfers) or (iii) otherwise restrict, limit, interfere, prevent or disable such Shareholder from performing its obligations under this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby. Each Shareholder agrees that such Shareholder will not, and will cause its Affiliates not to, bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any Legal Action, in law or in equity, in any court or before any Governmental Entity which (x) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or the Merger Agreement or (y) alleges that the execution and delivery of this Agreement by such Shareholder, either alone or together with any other voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the Special Committee and the Company Board, breaches any fiduciary duty of the Special Committee or Company Board or any members thereof.

5.    Waiver of Appraisal Rights and Certain Other Actions.

(a)

To the fullest extent permitted by Law, each Shareholder hereby irrevocably and unconditionally waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent (or any similar rights) in connection with the Merger Agreement and the Merger that such Shareholder may have by virtue of ownership of the Covered Shares or otherwise.

(b)

Each Shareholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any Legal Action, derivative or otherwise, against Parent, the Company, or any of their respective Subsidiaries or successors: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing); or (b) to the fullest extent permitted under Law, alleging a breach of any duty of the Special Committee, the Company Board or Parent in connection with the Merger Agreement, this Agreement, or the transactions contemplated thereby or hereby.

6.    Irrevocable Proxy.

(a)

Each Shareholder irrevocably grants to, and appoints, Parent, and any individual designated in writing by Parent, and each of them individually, as such Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote the Covered Shares, or grant a consent or approval in respect of the Covered Shares, in accordance with Section 3.

(b)	Each Shareholder hereby represents that any proxies heretofore given in respect of the Covered Shares, if any, are revocable, and hereby revokes such proxies.

(c)

Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 6 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest in consideration of the Company entering into this Agreement and the Merger Agreement and may be revoked only under the circumstances set forth in the last sentence of Section 6(d). If during the term of this Agreement for any reason the proxy granted herein is not irrevocable, then such Shareholder agrees that it shall vote its Shares in accordance with Section 3 above as instructed by Parent in writing. Each Shareholder hereby ratifies and confirms that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with applicable Law.

(d)	Notwithstanding the foregoing, the proxy and appointment granted hereby shall be automatically revoked, without any action by the Shareholders, upon the Expiration Date. Parent may also terminate any proxy granted pursuant to this Section 6 at any time at its sole discretion by written notice to the Shareholders.

7.    Representations and Warranties of the Shareholders. Each Shareholder hereby represents and warrants, jointly and severally, to Parent and the Company as follows:

(a)

Power; Organization; Binding Agreement. Such Shareholder has full power and authority to execute and deliver this Agreement (including the irrevocable proxy granted pursuant to Section 6), to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. If not a natural person, such Shareholder is duly organized, validly existing and in good standing (or equivalent) under the laws of its jurisdiction of formation. This Agreement has been duly executed and delivered by such Shareholder and, assuming this Agreement constitutes a valid and binding obligation of the Company and Parent, constitutes a valid and binding obligation of such Shareholder, enforceable against the Shareholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting creditors’ rights generally and general principles of equity.

(b)

Ownership of Shares. Such Shareholder (i) is the sole Beneficial Owner of the Shares set forth opposite such Shareholder’s name on Exhibit A, all of which are free and clear of any Liens (other than Permitted Liens) and (ii) no Person has a right to acquire any of the Shares held by such Shareholder.

(c)

Voting Power. Such Shareholder has sole voting power, power of disposition, power to issue instructions with respect to the matters set forth herein, and power to agree to all of the matters set forth in this Agreement necessary to take all actions required under this Agreement, in each case with respect to all of the Shares held by such Shareholder, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and those arising under the terms of this Agreement.

(d)

Reliance by Company. Such Shareholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon such Shareholder’s execution, and delivery of this Agreement and the performance of such Shareholder’s obligations hereunder.

(e)

No Conflicts; Consents and Approvals. The execution, delivery and performance of this Agreement by such Shareholder, and the consummation by such Shareholder of the transactions contemplated hereby, do not and will not (i) conflict with or violate any Law that is applicable to such Shareholder or by which any of its assets or properties is subject or bound, (ii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in a right of payment or loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract or (iii) if such Shareholder is not a natural person, conflict with or violate the certificate of incorporation, bylaws, operating agreement, limited partnership agreement or any equivalent organizational or governing documents of such Shareholder. The execution, delivery and performance by such Shareholder of this Agreement, and the consummation by the Shareholder of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Entity.

(f)

No Finder. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission payable by the Company or any of its Subsidiaries in connection with this Agreement based upon arrangements made by or on behalf of such Shareholder in its capacity as a shareholder of the Company.

(g)

Litigation. There are no Legal Actions pending or, to the knowledge of such Shareholder, threatened against such Shareholder or any of its Affiliates, or any Order to which such Shareholder or any of its Affiliates is subject, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to (i) impair or adversely affect the ability of such Shareholder to perform its obligations under this Agreement or (ii) prevent or materially delay or adversely affect the consummation of the Merger.

8.    Appropriate Action; Consents; Filings. Each Shareholder agrees that the obligations and duties of Parent and the Company in Section 5.08 of the Merger Agreement shall apply to such Shareholder, mutatis mutandis, including the obligation to use each of their respective reasonable best efforts to consummate the Merger and the other transactions contemplated by the Merger Agreement and to cause the conditions set forth in Article VI of the Merger Agreement to be satisfied.

9.    Information. Each Shareholder hereby agrees that it shall promptly (a) furnish to Parent and the Company any information that Parent or the Company may reasonably request for the preparation of any such announcement or disclosure and (b) notify Parent and the Company of any required corrections with respect to any information supplied by it for use in any such announcement or disclosure, if and to the extent that any such information contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

10.    Disclosure. Each Shareholder shall permit Parent and the Company to publish and disclose in all documents and schedules filed with the SEC, including the Proxy Statement and Schedule 13E-3, and any press release or other disclosure document that Parent and the Company determine to be necessary or desirable in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, this Agreement and such Shareholder’s identity and ownership of Shares and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement. Each Shareholder shall not, and shall cause its Affiliates and representatives not to, make any press release, public announcement or other public communication with respect to this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, without the prior written consent of Parent and the Company.

11.    No Ownership Interest. Except as provided in this Agreement, nothing contained in this Agreement shall be deemed to vest in Parent or the Company any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Covered Shares shall remain vested in and belong to the Shareholders.

12.    Further Assurances. Subject to the terms and conditions of this Agreement, upon request of Parent or the Company, each Shareholder shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Shareholder’s obligations under this Agreement.

13.    Termination. This Agreement (including the irrevocable proxy granted pursuant to Section 6), and all rights and obligations of the parties hereunder, shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 13 or elsewhere in this Agreement shall relieve any party hereto from liability, or otherwise limit the liability of any party hereto, for any willful or intentional breach of this Agreement prior to such termination.

14.    No Agreement as Director or Officer. No Shareholder makes any agreement or understanding in this Agreement in such Shareholder’s capacity as a director or officer of the Company or any of its Subsidiaries (if such Shareholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by such Shareholder in such Shareholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit, or restrict such Shareholder from exercising Shareholder’s fiduciary duties as an officer or director to the Company or its shareholders.

15.    Miscellaneous.

(a)

Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

(b)

Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment or transfer in violation of the preceding sentence shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(c)

Amendments; Waiver. Subject to applicable Law, this Agreement may not be amended except by an instrument in writing signed by each of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. No waiver of any of the provisions of this Agreement shall be effective unless it is in writing signed by the party making such waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d)	Specific Performance; Effect of Breach Under Merger Agreement.

(i)    The parties agree that irreparable damage to Parent and the Company would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. Accordingly, the parties acknowledge and agree that Parent and the Company shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

(ii)    Each of the parties agrees that, (i) the seeking of remedies by Parent or the Company pursuant to this Section 15(d) shall not in any way constitute a waiver by any party seeking such remedies of its right to seek any other form of relief that may be available to it under this Agreement, including in the event that the remedies provided for in this Section 15(d) are not available or otherwise are not granted and (ii) no party shall require the other to post any bond or other security as a condition to institute any Legal Action for specific performance under this Section 15(d).

(iii)    Notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge and agree that no breach of any representation or warranty contained in this Agreement shall give rise to the failure of any condition to the Merger to be satisfied or the right of any party to terminate the Merger Agreement.

(e)

Notices. All notices or other communications required or permitted hereunder shall be in writing, shall be sent by email of a .pdf attachment (providing confirmation of transmission), by reliable overnight delivery service (with proof of service) or by hand delivery, and shall be deemed to have been duly given (i) when delivered if delivered in Person or when sent if sent by email (provided, that read receipt or delivery confirmation of receipt of the email or telephonic confirmation of email is obtained), (ii) on the third (3rd) Business Day after dispatch by registered or certified mail or (iii) on the next Business Day if transmitted by national overnight courier, in each case as follows (or at such other address for a party as shall be specified by like notice):

If to Parent or Merger Sub, to:	Greater Heights LLC 1724 Howell Place Seattle, Washington 98122 Attention: Robert Glaser Email: robg@RDGLASER.com

with a copy (which will not constitute notice to Parent or Merger Sub) to:	DLA Piper LLP (US) 701 Fifth Avenue Suite 6900 Seattle, Washington 98104 Attention: Trent Dykes and Andrew Ledbetter Email: trent.dykes@us.dlapiper.com and andrew.ledbetter@us.dlapiper.com

If to the Company or the Special Committee, to:

c/o RealNetworks, Inc.

1501 1st Avenue S., Suite 600

Seattle, WA 98134

Attention: Special Committee of the Board of Directors:

Bruce Jaffe and Erik Prusch

Email: bruce_jaffe@hotmail.com and

erikprusch@gmail.com

with a copy (which will not constitute notice to the Company) to:	King & Spalding LLP 110 N Wacker Drive Suite 3800 Chicago, Illinois 60606 Attention: Timothy FitzSimons Email: tfitzsimons@kslaw.com

(f)

No Third-Party Beneficiaries. The parties hereto agree that their respective representations, warranties and covenants (if any) set forth in this Agreement are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder.

(g)

Governing Law. This Agreement, and all Legal Actions (whether based on contract, tort, or statute) arising out of, relating to, or in connection with this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Washington without giving effect to any choice or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Washington.

(h)	Consent to Jurisdiction; Waiver of Jury Trial.

(i)    Each of the parties irrevocably agrees that any Legal Action arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined exclusively in any state or federal court within the State of Washington. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of such Washington courts for itself and with respect to its property, generally and unconditionally, with regard to any such Legal Action arising out of or relating to this Agreement. Each of the parties agrees not to commence any Legal Action relating thereto except in the courts described above in Washington, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Washington as described in this Agreement. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process, and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Legal Action arising out of or relating to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the courts in the State of Washington, as described in this Agreement, for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Legal Action in any such court is brought in an inconvenient forum, (B) the venue of such Legal Action is improper or (C) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

(ii)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) IT MAKES THE FOREGOING WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15(h)(II).

(i)

Entire Agreement. This Agreement and the documents and instruments and other agreements contemplated herein constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement.

(j)

Mutual Drafting; Interpretation. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires, the singular number shall include the plural, and vice versa. As used in this Agreement, the words “include” and “including,” and words of similar meaning, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and the Exhibits to this Agreement. The term “or” shall not be deemed to be exclusive. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(k)	Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such expense, regardless of whether the Merger is consummated.

(l)

Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic delivery in .pdf format or through other electronic means shall be sufficient to bind the parties to the terms and conditions of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.

GREATER HEIGHTS LLC

By:	/s/ Robert Glaser
Name:	Robert Glaser
Title:	Manager

REALNETWORKS, INC.

By:	/s/ Michael Parham
Name:	Michael Parham
Title:	Senior Vice President, General Counsel and Secretary

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.

SHAREHOLDERS

/s/ Robert Glaser
Robert Glaser

/s/ Chris Jones
Chris Jones

/s/ Dawn G. Lepore
Dawn G. Lepore

/s/ Michael B. Slade
Michael B. Slade

/s/ Tim Wan
Tim Wan

GLASER PROGRESS FOUNDATION

By: /s/ Robert Glaser
Name: Robert Glaser
Title: Trustee

[Signature Page to Voting and Support Agreement]

EXHIBIT A

Shareholder	Covered Shares
Robert Glaser	18,191,023
Chris Jones	122,318
Dawn G. Lepore	226,666
Michael B. Slade	189,801
Tim Wan	85,537
Glaser Progress Foundation	459,101

Annex C

July 27, 2022

The Special Committee of

the Board of Directors of RealNetworks, Inc.

1501 First Avenue South

Seattle, Washington 98134

Dear Members of the Special Committee:

We understand that Greater Heights LLC, a Washington limited liability company (the “Acquiror”), Greater Heights Acquisition LLC, a Washington limited liability company and a wholly owned subsidiary of the Acquiror (the “Merger Sub”), Robert Glaser, an individual resident of Washington (the “Parent Guarantor”), and RealNetworks, Inc., a Washington corporation (the “Company”), propose to enter into the Agreement (defined below) pursuant to which, among other things, the Company will merge with and into Merger Sub (the “Transaction”) and that, in connection with the Transaction, (a) each outstanding share of common stock, par value $0.001 per share (“Company Common Stock”), of the Company will be converted into the right to receive $0.73 in cash, without interest (the “Consideration”) and (b) the Company will be a wholly owned subsidiary of the Acquiror.

The Special Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Committee as to whether, as of July 26, 2022, the Consideration to be received by the Unaffiliated Stockholders of the Company in the Transaction pursuant to the Agreement is fair to such holders from a financial point of view. “Unaffiliated Stockholders” means the holders of the Company Common Stock other than Acquiror and its affiliates.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.

reviewed the execution version of July 26, 2022 of the Agreement and Plan of Merger, by and among the Acquiror, the Merger Sub, the Parent Guarantor and the Company, which was entered into on July 27, 2022 (the “Agreement”);

2.

reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including certain publicly available research analyst estimates with respect to the future financial performance of the Company;

3.

reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company, including financial projections (and adjustments thereto) prepared by or discussed with the management of the Company and the Committee and approved for our use by the Committee relating to the Company for the years ending December 31, 2022, 2023 and 2024;

4.

spoken with certain members of the management of and certain consultants of the Company regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

5.	compared the financial and operating performance of the Company (and its business segments) with that of other public companies that we deemed to be relevant;

6.

reviewed the current and historical market prices and trading volume for certain of the Company’s publicly traded securities, and the current and historical market prices of the publicly traded securities of certain other companies that we deemed to be relevant;

7.

reviewed confirmations addressed to us from senior management of the Company and the Committee which contain, among other things, representations regarding the accuracy of the information, data and other materials provided to, or discussed with, us by or on behalf of the Company; and

The Special Committee of

the Board of Directors of RealNetworks, Inc.

July 27, 2022

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, the management of the Company and the Committee have advised us, and we have assumed, that the financial projections which the Committee instructed us to use have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial results and condition of the Company (assuming the availability of external financing) and reflect the best currently available estimates and judgments of the Committee as to the future financial results and condition of the Company (assuming the availability of external financing), and that the management of the Company and the Committee believe such projections present a reasonable basis on which to evaluate the Company. We express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and other related documents and instruments, without any amendments or modifications thereto. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction, or the Company that would be material to our analyses or this Opinion.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection, independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

We have not been requested to, and did not, (a) initiate any discussions to solicit indications of interest from third parties with respect to the Transaction, the securities, assets, business or operations of the Company or any other party, or any alternatives to the Transaction, (b) identify or introduce to the Committee or the Company, or screen for creditworthiness, any prospective investors, lenders or other participants in the Transaction or any other transaction, or (c) coordinate or facilitate due diligence efforts by third parties, other than such efforts by

The Special Committee of

the Board of Directors of RealNetworks, Inc.

July 27, 2022

the Acquiror and its affiliates. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, July 26, 2022. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after July 26, 2022.

This Opinion is furnished for the use of the Committee (in its capacity as such) in connection with its evaluation of the Transaction. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company or any other party that may be involved in the Transaction and their respective affiliates or security holders or any currency or commodity that may be involved in the Transaction.

Houlihan Lokey has in the past provided investment banking, financial advisory and/or other financial or consulting services to a special committee of the Board of the Company, for which Houlihan Lokey has received compensation. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, the Acquiror, other participants in the Transaction or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, the Acquiror, other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Houlihan Lokey has also acted as financial advisor to the Committee in connection with, and has participated in certain of the negotiations leading to, the Transaction and will receive a fee for such services, a portion of which is contingent upon the consummation of the Transaction. In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Committee, the Board, the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security

The Special Committee of

the Board of Directors of RealNetworks, Inc.

July 27, 2022

holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Committee, on the assessments by the Committee, the Board, the Company and their respective advisors, as to all legal, regulatory, accounting, insurance, tax and other similar matters with respect to the Company and the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of July 26, 2022, the Consideration to be received by the Unaffiliated Stockholders of the Company in the Transaction pursuant to the Agreement is fair to them from a financial point of view.

Very truly yours,

/s/ Houlihan Lokey Capital, Inc.

HOULIHAN LOKEY CAPITAL, INC.

ANNEX D

CHAPTER 23B.13 OF THE WASHINGTON BUSINESS CORPORATION ACT

RCW 23B.13.010 Definitions.

As used in this chapter:

(1)	“Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2)	“Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3)

“Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4)

“Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5)

“Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6)	“Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7)	“Shareholder” means the record shareholder or the beneficial shareholder.

RCW 23B.13.020 Right to dissent.

(1)	A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a)

A plan of merger, which has become effective, to which the corporation is a party (i) if shareholder approval was required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation, or would have been required but for the provisions of RCW 23B.11.030(9), and the shareholder was, or but for the provisions of RCW 23B.11.030(9) would have been, entitled to vote on the merger, or (ii) if the corporation was a subsidiary and the plan of merger provided for the merger of the subsidiary with its parent under RCW 23B.11.040;

(b)	A plan of share exchange, which has become effective, to which the corporation is a party as the corporation whose shares have been acquired, if the shareholder was entitled to vote on the plan;

(c)

A sale, lease, exchange, or other disposition, which has become effective, of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business, if the shareholder was entitled to vote on the sale, lease, exchange, or other disposition, including a disposition in dissolution, but not including a disposition pursuant to court order or a disposition for cash pursuant to a plan by which all or substantially all of the net proceeds of the disposition will be distributed to the shareholders within one year after the date of the disposition;

(d)

An amendment of the articles of incorporation, whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholder’s shares in exchange for cash or other consideration other than shares of the corporation;

(e)	Any action described in RCW 23B.25.120;

(f)

Any corporate action approved pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; or

(g)

A plan of entity conversion in the case of a conversion of a domestic corporation to a foreign corporation, which has become effective, to which the domestic corporation is a party as the converting entity, if: (i) The shareholder was entitled to vote on the plan; and (ii) the shareholder does not receive shares in the surviving entity that have terms as favorable to the shareholder in all material respects and that represent at least the same percentage interest of the total voting rights of the outstanding shares of the surviving entity as the shares held by the shareholder before the conversion.

(2)

A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.831 through 25.10.886, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3)	The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

(a)	The proposed corporate action is abandoned or rescinded;

(b)	A court having jurisdiction permanently enjoins or sets aside the corporate action; or

(c)	The shareholder’s demand for payment is withdrawn with the written consent of the corporation.

RCW 23B.13.030 Dissent by nominees and beneficial owners.

(1)

A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

(2)	A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a)

The beneficial shareholder delivers to the corporation the record shareholder’s executed written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(b)	The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

RCW 23B.13.200 Notice of dissenters’ rights.

(1)

If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted for approval by a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(2)

If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 would be submitted for approval by a vote at a shareholders’ meeting but for the provisions of RCW 23B.11.030(9), the offer made pursuant to RCW 23B.11.030(9) must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(3)

If corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted for approval without a vote of shareholders in accordance with RCW 23B.07.040, the shareholder consent described in RCW 23B.07.040(1)(b) and the notice described in RCW 23B.07.040(3)(a) must include a statement that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

RCW 23B.13.210 Notice of intent to demand payment.

(1)

If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed corporate action is effected, and (b) not vote such shares in favor of the proposed corporate action.

(2)

If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 does not require shareholder approval pursuant to RCW 23B.11.030(9), a shareholder who wishes to assert dissenters’ rights with respect to any class or series of shares:

(a)

Shall deliver to the corporation before the shares are purchased pursuant to the offer under RCW 23B.11.030(9) written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed corporate action is effected; and

(b)	Shall not tender, or cause to be tendered, any shares of such class or series in response to such offer.

(3)

If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted for approval without a vote of shareholders in accordance with RCW 23B.07.040, a shareholder who wishes to assert dissenters’ rights must not execute the consent or otherwise vote such shares in favor of the proposed corporate action.

(4)	A shareholder who does not satisfy the requirements of subsection (1), (2), or (3) of this section is not entitled to payment for the shareholder’s shares under this chapter.

RCW 23B.13.220 Dissenters’ rights—Notice.

(1)

If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is approved at a shareholders’ meeting, the corporation shall within ten days after the effective date of the corporate action deliver to all shareholders who satisfied the requirements of RCW 23B.13.210(1) a notice in compliance with subsection (6) of this section.

(2)

If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is approved without a vote of shareholders in accordance with RCW 23B.11.030(9), the corporation shall within 10 days after the effective date of the corporate action deliver to all shareholders who satisfied the requirements of RCW 23B.13.210(2) a notice in compliance with subsection (6) of this section.

(3)

If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is approved without a vote of shareholders in accordance with RCW 23B.07.040, the notice delivered pursuant to RCW 23B.07.040(3)(b) to shareholders who satisfied the requirements of RCW 23B.13.210(3) shall comply with subsection (6) of this section.

(4)

In the case of proposed corporate action creating dissenters’ rights under RCW 23B.13.020(1)(a)(ii), the corporation shall within ten days after the effective date of the corporate action deliver to all shareholders of the subsidiary other than the parent a notice in compliance with subsection (6) of this section.

(5)

In the case of proposed corporate action creating dissenters’ rights under RCW 23B.13.020(1)(d) that, pursuant to RCW 23B.10.020(4)(b), is not required to be approved by the shareholders of the corporation, the corporation shall within ten days after the effective date of the corporate action deliver to all shareholders entitled to dissent under RCW 23B.13.020(1)(d) a notice in compliance with subsection (6) of this section.

(6)	Any notice under subsection (1), (2), (3), (4), or (5) of this section must:

(a)	State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b)	Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c)

Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d)

Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1), (2), (3), (4), or (5) of this section is delivered; and

(e)	Be accompanied by a copy of this chapter.

RCW 23B.13.230 Duty to demand payment.

(1)

A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(6)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.

(2)

The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

(3)

A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter.

RCW 23B.13.240 Share restrictions.

(1)

The corporation may restrict the transfer of uncertificated shares from the date the demand for payment under RCW 23B.13.230 is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2)	The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

RCW 23B.13.250 Payment.

(1)

Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

(2)	The payment must be accompanied by:

(a)

The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b)	An explanation of how the corporation estimated the fair value of the shares;

(c)	An explanation of how the interest was calculated;

(d)	A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

(e)	A copy of this chapter.

RCW 23B.13.260 Failure to take corporate action.

(1)

If the corporation does not effect the proposed corporate action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2)

If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to effect the proposed corporate action, it must deliver a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure.

RCW 23B.13.270 After-acquired shares.

(1)

A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2)

To the extent the corporation elects to withhold payment under subsection (1) of this section, after the effective date of the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall deliver with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280.

RCW 23B.13.280 Procedure if shareholder dissatisfied with payment or offer.

(1)

A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

(a)

The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b)	The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

(c)

The corporation does not effect the proposed corporate action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(2)

A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

RCW 23B.13.300 Court action.

(1)

If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2)

The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3)

The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4)

The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

(5)

The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(6)

Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

RCW 23B.13.310 Court costs and counsel fees.

(1)

The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

(2)	The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a)	Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

(b)

Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

(3)

If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

Preliminary Proxy Card – Subject to Completion

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Special Meeting Proxy Card

Ú IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

A	Proposals — The Board of Directors recommends a vote FOR each of the proposals, please mark your vote for each proposal below.

For	Against	Abstain	For	Against	Abstain

1. To adopt the Agreement and Plan of Merger, as it may be amended from time to time, dated July 27, 2022 (the “Merger Agreement”), by and among RealNetworks, Inc., Greater Heights LLC, Greater Heights Acquisition LLC, and, exclusively for Section 8.15 thereof, Robert Glaser, and the related transactions contemplated by the Merger Agreement.

☐	☐	☐

2. To approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of RealNetworks, Inc. in connection with the merger of RealNetworks, Inc. with and into Greater Heights Acquisition LLC, a wholly owned subsidiary of Greater Heights LLC.

			☐	☐	☐
For	Against	Abstain

3.Toapprove any proposal to adjourn the special meeting, if necessary and for the minimum period of time reasonable under the circumstances, to ensure that any necessary supplement or amendment to the proxy statement accompanying this notice is provided to RealNetworks, Inc. shareholders a reasonable amount of time in advance of the special meeting, or to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement and the related transactions contemplated by the Merger Agreement.

☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted, please - date and sign below.

Please sign exactly as the name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Preliminary Proxy Card – Subject to Completion

The Special Meeting of Shareholders

of RealNetworks, Inc. will be held on

[●], 2022 at [●] A.M. Pacific Time at

1501 First Avenue South, Seattle, Washington 98134

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Ú IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

Proxy — RealNetworks, Inc.	+

SPECIAL MEETING OF SHAREHOLDERS             , 2022

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF REALNETWORKS, INC.

Michael Parham and Brian McClain, or either of them, each with the power of substitution, are hereby authorized to represent and vote all of the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Shareholders of RealNetworks, Inc. to be held on [●], 2022 at [●] A.M. Pacific Time, or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as indicated on the reverse side hereof on behalf of the shareholder. If no such directions are indicated, the proxies will have authority to vote FOR all proposals.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY.

C	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark the box to the right if you plan to attend the Special Meeting.	☐